    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 2003


                                                     REGISTRATION NO. 333-108828

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                         ------------------------------

                           LIBERTY MEDIA CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                                  4841                                 84-1288730
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

                                               12300 LIBERTY BOULEVARD
                                              ENGLEWOOD, COLORADO 80112
                                                   (720) 875-5400
                                 (Address, Including Zip Code, and Telephone Number,
                          Including Area Code, of Registrant's Principal Executive Offices)

                                             ELIZABETH M. MARKOWSKI, ESQ.
                                              LIBERTY MEDIA CORPORATION
                                               12300 LIBERTY BOULEVARD
                                              ENGLEWOOD, COLORADO 80112
                                                   (720) 875-5400
                               (Name, address, including zip code and telephone number,
                                      including area code, of agent for service)

                         ------------------------------

                                               Copies to:
             STEVEN D. MILLER, ESQ.                                THOMAS H. MCCORMICK, ESQ.
            SHERMAN & HOWARD L.L.C.                                     SHAW PITTMAN LLP
       633 SEVENTEENTH STREET, SUITE 3000                              2300 N STREET, NW
             DENVER, COLORADO 80202                                   WASHINGTON, DC 20037
                (303) 297-2900                                          (202) 663-8000

                         ------------------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement and upon the effective time of the merger described in the proxy statement/prospectus forming a part of this registration statement.

                         ------------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                         ------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   [GRAPHIC]

                            12300 LIBERTY BOULEVARD
                           ENGLEWOOD, COLORADO 80112

Dear Liberty Satellite & Technology, Inc. Stockholder:

    The Liberty Satellite board of directors and a special committee of the board have unanimously approved a merger agreement pursuant to which Liberty Media Corporation would acquire all of the publicly held shares of Liberty Satellite common stock that it does not already beneficially own. Liberty Media is currently the beneficial owner of approximately 87% of Liberty Satellite's outstanding common stock.


    You are cordially invited to attend a special meeting of stockholders of Liberty Satellite on November 12, 2003, commencing at 9:00 a.m. local time at The Inverness Hotel and Golf Club, 200 Inverness Drive West, Englewood,
Colorado 80112, at which time we will ask you to adopt the merger agreement and approve the merger pursuant to which Liberty Media would acquire the remaining publicly held common stock of Liberty Satellite. If the merger is completed, you will have the right to receive 0.2750 of a share of Liberty Media Series A common stock in exchange for each share of Liberty Satellite Series A or Series B common stock that you own unless you validly exercise your appraisal rights. The merger exchange ratio has been fixed and will not be adjusted for changes in the price of Liberty Media's or Liberty Satellite's common stock. A copy of the merger agreement is included as ANNEX I to this proxy statement/ prospectus and should be read in its entirety.



    Liberty Media's Series A common stock is listed on the New York Stock Exchange under the trading symbol "L." Liberty Satellite's Series A and
Series B common stock are eligible for quotation on the OTC Bulletin Board under the symbols "LSTTA" and "LSTTB," respectively. On October 3, 2003, the last reported sale price for Liberty Media Series A common stock was $10.51, the last reported bid price for Liberty Satellite Series A common stock was $2.73, and the last reported bid price for Liberty Satellite Series B common stock was $8.00.


    The affirmative vote of the holders of a majority in voting power of the outstanding equity securities of Liberty Satellite (which includes Series A and Series B common stock and Series B preferred stock, voting together as a single class) is required to adopt the merger agreement and approve the merger. In connection with the merger agreement, Liberty Media has agreed with Liberty Satellite to vote its shares for the adoption of the merger agreement and approval of the merger, in which case the merger agreement and the merger will be approved at the special meeting.

    This proxy statement/prospectus is also Liberty Media's prospectus for the shares of Liberty Media Series A common stock that would be issued to Liberty Satellite stockholders in the merger. PLEASE CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS REGARDING LIBERTY SATELLITE, LIBERTY MEDIA AND THE MERGER, INCLUDING IN PARTICULAR THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 18.

    Whether or not you are personally able to attend the meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. This action will not limit your right to vote in person if you wish to attend the meeting and vote personally. You may revoke your proxy in the manner described in this proxy statement/prospectus at any time before it is voted at the special meeting.

                                          Sincerely yours,


                                          /s/  Kenneth G. Carroll


                                          Kenneth G. Carroll,
                                          PRESIDENT

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This proxy statement/prospectus is dated October 7, 2003, and is first being mailed to Liberty Satellite stockholders on or about October 9, 2003.

                                   [GRAPHIC]

                            12300 LIBERTY BOULEVARD
                           ENGLEWOOD, COLORADO 80112

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 12, 2003


                            ------------------------

To the Stockholders of Liberty Satellite & Technology, Inc.:


    Notice is hereby given that a special meeting of stockholders of Liberty Satellite & Technology, Inc., a Delaware corporation, will be held at The Inverness Hotel and Golf Club, 200 Inverness Drive West, Englewood,
Colorado 80112, on November 12, 2003, at 9:00 a.m. local time, for the following purposes:


        1. To consider and vote upon a proposal to adopt a merger agreement dated as of August 26, 2003, among Liberty Satellite, Liberty Media Corporation, a Delaware corporation, and Liberty Satellite Acquisition Co., a Delaware corporation, in the form of ANNEX I to the proxy statement/prospectus, and to approve the merger contemplated thereby pursuant to which Liberty Media would acquire all of the publicly held common stock of Liberty Satellite that it does not already beneficially own.

        2. To transact such other business as may properly come before the meeting.

    The foregoing items of business are more completely described in the proxy statement/prospectus accompanying this notice.


    The Liberty Satellite board of directors has fixed the close of business on October 1, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Only holders of record of Liberty Satellite Series A or Series B common stock and Series B preferred stock as of the close of business on such date are entitled to notice of, and to vote at, the special meeting. A list of Liberty Satellite stockholders entitled to vote at the special meeting will be available for examination by any Liberty Satellite stockholder at the special meeting and, for a period of ten business days prior to the date of the special meeting, during ordinary business hours, at Liberty Satellite's corporate offices at 12300 Liberty Boulevard, Englewood, Colorado 80112.


    Whether or not you are personally able to attend the meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. This action will not limit your right to vote in person if you wish to attend the special meeting and vote personally. You may revoke your proxy in the manner described in the proxy statement/prospectus at any time before it is voted at the special meeting.

                                          By Order of the Board of Directors,


                                          /s/  Pamela J. Strauss


                                          Pamela J. Strauss
                                          SECRETARY


Englewood, Colorado
October 9, 2003


DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. THE PROCEDURE FOR THE EXCHANGE OF YOUR SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH IN THE PROXY STATEMENT/PROSPECTUS.

                      REFERENCE TO ADDITIONAL INFORMATION

    This proxy statement/prospectus "incorporates by reference" important business and financial information about Liberty Media and Liberty Satellite from documents that are not included in or delivered with this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from Liberty Media or from Liberty Satellite at the following address:

             Investor Relations                             Investor Relations
          Liberty Media Corporation                Liberty Satellite & Technology, Inc.
           12300 Liberty Boulevard                        12300 Liberty Boulevard
          Englewood, Colorado 80112                      Englewood, Colorado 80237
         Telephone: (877) 772-1518                      Telephone: (720) 875-6861


    TO OBTAIN TIMELY DELIVERY OF REQUESTED DOCUMENTS PRIOR TO THE SPECIAL STOCKHOLDERS' MEETING, YOU MUST REQUEST THE INCORPORATED INFORMATION NO LATER THAN NOVEMBER 4, 2003, WHICH IS FIVE BUSINESS DAYS PRIOR TO THE MEETING. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see the section entitled "Where You Can Find More Information" on page 15.


    A copy of Liberty Satellite's Annual Report on Form 10-K for the year ended December 31, 2002 and a copy of Liberty Satellite's Form 10-Q/A for the six months ended June 30, 2003, each as filed with the Securities and Exchange Commission, accompany this proxy statement/prospectus as ANNEX II.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1
SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS..................      4
  The Companies.............................................      4
  The Special Meeting.......................................      4
  The Merger................................................      5
  Interests of Directors and Officers.......................      8
  Material U.S. Federal Income Tax Consequences.............      8
  Appraisal Rights of Dissenting Stockholders...............      8
  Accounting Treatment......................................      8
  Certain Restrictions on Resale of Liberty Media Series A
    Common Stock............................................      8
  Differences Between Your Rights as a Liberty Satellite
    Stockholder and as a Liberty Media Stockholder..........      9
  Exchange of Stock Certificates............................      9
  Listing of Liberty Media Series A Common Stock............      9
SELECTED SUMMARY FINANCIAL INFORMATION......................     10
  Liberty Media.............................................     10
  Liberty Satellite.........................................     11
  Unaudited Comparative Per Share Data......................     12
  Comparative Per Share Market Price and Dividend
    Information.............................................     13
WHERE YOU CAN FIND MORE INFORMATION.........................     15
  Liberty Media.............................................     15
  Liberty Satellite.........................................     16
RISK FACTORS................................................     18
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS...     24
THE COMPANIES INVOLVED IN THE MERGER........................     25
  Liberty Media.............................................     25
  Liberty Satellite.........................................     25
THE SPECIAL MEETING.........................................     29
  General...................................................     29
  Proxies...................................................     29
  Record Date; Stockholders Entitled to Vote................     30
  Quorum; Voting Rights and Vote Required...................     30
  Expenses; Solicitation of Proxies.........................     31
  Voting of Shares held by Brokerage Firm or Other
    Nominee.................................................     31
THE MERGER..................................................     32
  General...................................................     32
  Background of the Merger..................................     32
  Purpose for the Merger; Recommendation of the Special
    Committee and the Liberty Satellite Board of Directors;
    Fairness of the Offer and the Merger....................     39
  Opinion of the Financial Advisor to the Special
    Committee...............................................     43
  Interests of Directors and Officers.......................     51
  Accounting Treatment......................................     52
  Material U.S. Federal Income Tax Consequences.............     52
  Deregistration of Liberty Satellite Common Stock after the
    Merger..................................................     53
  On Command Merger.........................................     53
  Certain Litigation........................................     54
THE MERGER AGREEMENT........................................     55

                                                                PAGE
                                                              --------
  General Structure; Effective Time.........................     55
  Consideration to be Received in the Merger................     55
  Regulatory Approvals; Conditions to the Merger............     57
  Covenants.................................................     59
  Indemnification...........................................     60
  Listing of Liberty Media Series A Common Stock............     60
  Termination, Amendment and Waiver.........................     61
  Certain Restrictions on Resale of Liberty Media Series A
    Common Stock by Affiliates of Liberty Satellite and
    Liberty Media...........................................     62
APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS.................     63
COMPARISON OF STOCKHOLDER RIGHTS............................     66
  Common Stock..............................................     66
  Preferred Stock...........................................     66
  Conversion................................................     66
  Voting Rights.............................................     66
  Liquidation and Dissolution...............................     67
  Classified Board of Directors.............................     67
  Number of Directors.......................................     67
  Stockholder Action by Written Consent; Special Meetings...     67
  Removal of Directors......................................     68
  Actions Requiring Supermajority Vote......................     68
CERTAIN RELATED PARTY TRANSACTIONS..........................     69
EXPERTS.....................................................     69
LEGAL MATTERS...............................................     69


ANNEXES:

Annex I      --         Merger Agreement
Annex II     --         Liberty Satellite Annual and Quarterly Reports
Annex III    --         Delaware Appraisal Rights Statute
Annex IV     --         Opinion of Morgan Stanley & Co. Incorporated

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q: WHAT IS THE TRANSACTION? (PAGE 32)


A: The transaction is a merger of Liberty Satellite Acquisition Co., a newly formed controlled subsidiary of Liberty Media, with and into Liberty Satellite, with Liberty Satellite as the surviving corporation in the merger. As a result of the merger, Liberty Media will acquire all of the publicly held common stock of Liberty Satellite that it does not already beneficially own. Currently, Liberty Media is the beneficial owner of approximately 87% of Liberty Satellite's outstanding common stock and approximately 98% of the voting power associated with Liberty Satellite's equity securities.

   Unless the context clearly indicates otherwise, all references in this proxy statement/prospectus to the "merger" refer to the merger of Liberty Satellite Acquisition Co. with and into Liberty Satellite, and all references to the "merger agreement" refer to the merger agreement among Liberty Satellite, Liberty Satellite Acquisition Co. and Liberty Media which accompanies this proxy statement/prospectus as ANNEX I.


Q: WHAT WILL I RECEIVE IN THE MERGER? (PAGE 55)


A: Following the consummation of the merger, unless you validly exercise your appraisal rights, you will receive 0.2750 of a share of Liberty Media
    Series A common stock in exchange for each share of Liberty Satellite
    Series A or Series B common stock that you hold on the effective date of the merger. Liberty Media will not issue fractional shares of Liberty Media Series A common stock in the merger. You will receive cash based on the market price of the Liberty Media Series A common stock instead of any fractional shares.

Q: WILL THE EXCHANGE RATIO AND THE VALUE OF THE SHARES I RECEIVE CHANGE BETWEEN
    NOW AND THE TIME THE MERGER IS CONSUMMATED? (PAGE 18)

A: The exchange ratio (which affects the number of shares you will receive) will not change. The market value of the shares you receive may fluctuate between the date of this proxy statement/ prospectus and the completion of the merger, based upon changes in the market price for Liberty Media Series A common stock.


Q: WILL I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER? (PAGE 63)


A: Yes. Under Delaware law, which governs the merger, you have the right to seek appraisal of your shares of Liberty Satellite common stock. Your right to seek appraisal requires strict compliance with the procedures contained in Section 262 of the Delaware corporate statute. Failure to follow any of these procedures may result in the termination or waiver of your appraisal right.


Q: DOES THE LIBERTY SATELLITE BOARD OF DIRECTORS RECOMMEND APPROVAL OF THE
    MERGER? (PAGE 39)


A: Yes. The Liberty Satellite board of directors, based in part on the recommendation of a special committee of the board, unanimously recommends that you vote in favor of adoption of the merger agreement and approval of the merger.


Q: WHAT IS THE DATE, TIME AND PLACE OF THE SPECIAL MEETING OF STOCKHOLDERS TO
    CONSIDER THE MERGER? (PAGE 29)



A: The special meeting of stockholders of Liberty Satellite will be held on November 12, 2003 at 9:00 a.m., local time, at The Inverness Hotel and Golf Club, 200 Inverness Drive West, Englewood, Colorado 80112, to consider and vote upon the proposal to adopt the merger agreement and approve the merger.

Q: WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER?
    (PAGE 30)


A: In order to adopt the merger agreement and complete the merger, holders of a majority in voting power of the outstanding equity securities of Liberty Satellite (which includes Series A and Series B common stock and Series B preferred stock, voting together as a single class), must approve the merger agreement and the merger. Liberty Media beneficially owns approximately 87% of the outstanding Liberty Satellite common stock, and controls approximately 98% of the total voting power associated with Liberty Satellite's equity securities. In connection with the merger agreement, Liberty Media has agreed with Liberty Satellite that it will vote its shares for the adoption of the merger agreement and approval of the merger, in which case the merger agreement and the merger will be approved at the special meeting.


Q: WILL I REALIZE A TAXABLE GAIN OR LOSS FOR U.S. FEDERAL INCOME TAX PURPOSES?
    (PAGE 52)


A: Yes. The merger will be a taxable transaction to you. You will be treated as having sold or exchanged your shares of Liberty Satellite common stock for Liberty Media Series A common stock and you will recognize gain or loss equal to the difference between (i) the tax basis for your shares of Liberty Satellite common stock and (ii) the fair market value of the Liberty Media Series A common stock and any cash in lieu of fractional shares that you receive.


Q: WHAT DO I NEED TO DO NOW? (PAGE 29)


A: After carefully reading and considering the information contained in this proxy statement/ prospectus and its appendices, indicate your vote on your proxy card, and sign and mail the proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy card and do not indicate your vote, we will count your proxy card as a vote in favor of the proposal to be voted upon at the special meeting. If you desire to exercise your appraisal rights, you should follow the procedures described in the section entitled "Appraisal Rights of Dissenting Stockholders."


Q: MAY I VOTE IN PERSON? (PAGE 29)



A: Yes. If you hold your shares of record as of the close of business on October 1, 2003, you may attend the special meeting of Liberty Satellite stockholders and vote your shares in person rather than signing and returning your proxy card.



Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE? (PAGE 29)


A: You should send in a new, later dated, signed proxy card, or a written revocation of your previous proxy card, to Liberty Satellite's corporate secretary so that it is received before the special meeting or attend the special meeting in person and vote (however, attendance at the special meeting without voting at the meeting will not in and of itself constitute a revocation of a proxy).


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME? (PAGE 31)


A: Yes, but only if you provide instructions to your broker on how to vote. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares of Liberty Satellite common stock.

Q: SHOULD I SEND MY STOCK CERTIFICATES NOW? (PAGES 30, 56)

A: No. As soon as practicable after the merger is completed, Liberty Satellite stockholders will be sent written instructions for exchanging their share certificates, together with a letter of transmittal for the certificates. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS.

Q: WILL I HAVE TO PAY ANY FEES OR COMMISSIONS? (PAGE 31)


A: If you are the record owner of your shares, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee, your broker may charge you a fee. You should consult your broker or nominee to determine whether any charges will apply.

Q: WHOM SHOULD I CALL WITH QUESTIONS? (PAGE 15)

A:  You should call Liberty Satellite's Investor Relations Department at
    (720) 875-6861. You may also obtain additional information about Liberty Media and Liberty Satellite from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can Find More Information" on page 15.

                   SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS

    This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger, you should read this entire document carefully, including the documents to which we refer you. In addition, this proxy statement/prospectus incorporates by reference important business and financial information about Liberty Media and Liberty Satellite. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 15.


THE COMPANIES (SEE PAGE 25)


Liberty Satellite & Technology, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (720) 875-5400

    Liberty Satellite is a majority-owned subsidiary of Liberty Media. Liberty Satellite's primary operating subsidiary is On Command Corporation, in which Liberty Satellite owns approximately 74% of the outstanding common stock and 80% of the outstanding voting power. On Command provides in-room, on-demand entertainment and information services to hotels, motels and resorts. In addition, Liberty Satellite pursues strategic opportunities worldwide in the distribution of Internet data and other content via satellite and related businesses. Currently, Liberty Satellite conducts its business through strategic investments in, and contractual arrangements with, various entities that operate, or are developing, satellite and terrestrial wireless networks for broadband distribution of Internet access, video programming, streaming media and other data.

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (720) 875-5400

    Liberty Media owns interests in a broad range of video programming, media, broadband distribution, interactive technology services and communications businesses. Liberty Media and its affiliated companies operate in the United States, Europe, South America and Asia. Its principal assets include interests in Starz Encore Group LLC, Ascent Media Group, Inc., On Command Corporation, Discovery Communications, Inc., UnitedGlobalCom, Inc., Jupiter Telecommunications Co., Ltd., QVC, Inc., Court Television Network, Game Show Network, AOL Time Warner Inc., IAC/ InterActiveCorp, Sprint PCS Group and The News Corporation Limited.


THE SPECIAL MEETING (PAGE 29)



    GENERAL. The special meeting of stockholders of Liberty Satellite will be held at 9:00 a.m., local time, on November 12, 2003, at The Inverness Hotel and Golf Club, 200 Inverness Drive West, Englewood, Colorado 80112.



    RECORD DATE. Stockholders are entitled to vote at the special meeting if they owned shares of Liberty Satellite Series A or Series B common stock or Series B preferred stock as of the close of business on October 1, 2003, the record date. As of the record date, there were 14,305,837 shares of Liberty Satellite Series A common stock outstanding, 34,765,055 shares of Liberty Satellite Series B common stock outstanding and 150,000 shares of Liberty Satellite Series B preferred stock outstanding.


    VOTING RIGHTS AND PROCEDURES. Liberty Satellite common stockholders will be entitled to one vote for each share of Liberty Satellite Series A common stock owned on the record date and ten votes for each share of Liberty Satellite Series B common stock owned on the record date. In addition, Liberty

Satellite Series B preferred stockholders are entitled to vote together with Liberty Satellite common stockholders on all matters submitted to the Liberty Satellite common stockholders, with holders of the Series B preferred stock having 558 votes per share. You may vote either by attending the special meeting and voting your shares or by completing the enclosed proxy card and mailing it to us in the enclosed envelope.

    STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER. The affirmative vote of the holders of a majority of the voting power of outstanding shares of Liberty Satellite Series A and Series B common stock and Series B preferred stock (voting together as a single class) entitled to vote at the meeting is required to approve the merger agreement and the merger. As of the record date, Liberty Media beneficially owned approximately 87% of the outstanding Liberty Satellite common stock and 100% of the outstanding Liberty Satellite Series B preferred stock, which collectively represents 98% of the total voting power of equity securities entitled to vote at the special meeting. This means that Liberty Media owns enough shares of Liberty Satellite common stock to adopt the merger agreement and approve the merger under the Delaware corporate statute without the vote of any other holders of Liberty Satellite common stock. Liberty Media has agreed to vote its shares of Liberty Satellite stock in favor of the merger.


    STOCK OWNERSHIP OF OFFICERS AND DIRECTORS. As of the record date, the directors and executive officers of Liberty Satellite owned 15,494 shares of Series A common stock and 141 shares of Series B common stock, and held exercisable options or other rights to acquire 111,305 shares of Liberty Satellite Series A common stock and no shares of Liberty Satellite Series B common stock, collectively representing less than 1% of the total number of shares of Liberty Satellite common stock outstanding or beneficially owned at that date.



THE MERGER (PAGE 32)


    GENERAL. The merger agreement is attached as ANNEX I to this proxy statement/prospectus and is incorporated herein by reference. We encourage you to read the merger agreement, as it is the legal document that governs the merger. The merger agreement provides that, upon consummation of the merger, Liberty Satellite Acquisition Co. will merge with and into Liberty Satellite, with Liberty Satellite continuing as the surviving corporation. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. This filing is anticipated to be made as soon as possible after receipt of Liberty Satellite stockholder approval and the satisfaction or waiver of the other conditions to the merger.

    WHAT LIBERTY SATELLITE STOCKHOLDERS WILL RECEIVE. Upon consummation of the merger, holders of Liberty Satellite Series A and Series B common stock (except for holders of Liberty Satellite common shares who exercise their appraisal rights and except for Liberty Satellite Acquisition Co., Liberty Media and its wholly-owned subsidiaries) will receive 0.2750 of a share of Series A common stock of Liberty Media in exchange for each share of Liberty Satellite Series A or Series B common stock that they own. The merger exchange ratio has been fixed and will not be adjusted for changes in the price of Liberty Media's or Liberty Satellite's common stock. In connection with the merger, a total of approximately 1,893,726 shares of Liberty Media Series A common stock will be issued or issuable in exchange for outstanding shares of Liberty Satellite Series A and Series B common stock and upon exercise of options or other rights to acquire shares of Liberty Satellite Series A and Series B common stock outstanding at the time of the merger.

    LIBERTY SATELLITE REASONS FOR THE MERGER; RECOMMENDATION OF LIBERTY SATELLITE BOARD OF DIRECTORS. The Liberty Satellite board of directors has unanimously approved the merger agreement and has determined that it is advisable and fair and in the best interests of Liberty Satellite and its stockholders (other than Liberty Media and its affiliates), and unanimously recommends that holders of Liberty

Satellite common stock vote in favor of the proposal to adopt the merger agreement and approve the merger. In making this recommendation, the board considered the following factors:

    - the recommendation of a special committee of the board comprised entirely of independent directors;

    - the financial condition, competitive position and prospects of Liberty Satellite as a stand-alone entity;

    - the opinion of Morgan Stanley & Co. Incorporated, dated August 22, 2003 and subject to and based upon the assumptions and considerations in its opinion, as to the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to the holders in the aggregate of Liberty Satellite common stock (other than Liberty Media and its affiliates);

    - the difficulties that Liberty Satellite, as a holding company, will face in meeting its dividend obligations with respect to its preferred stock;

    - the relative liquidity of the Liberty Media Series A common stock as compared to the Liberty Satellite Series A and Series B common stock;

    - the opportunity for Liberty Satellite stockholders to participate in the future performance of the other businesses and assets of Liberty Media through their ownership of Liberty Media Series A common stock, which they would receive in the merger;

    - the fact that based on the closing price of Liberty Media's common stock on August 20, 2003 of $11.54, the price per share of Liberty Satellite common stock implied by the exchange ratio represented a premium of approximately 48% over the market price of Liberty Satellite's Series A common stock before the public announcement of the initial offer by Liberty Media; and

    - Liberty Satellite's potential for growth is limited by the lack of strategic investment opportunities in the satellite industry.

    LIBERTY MEDIA REASONS FOR THE MERGER. The purpose of the merger for Liberty Media is to acquire the publicly held minority interest in Liberty Satellite. In deciding to undertake the merger, which will result in Liberty Satellite ceasing to be a public company, Liberty Media considered the following factors, among others:

    - Liberty Satellite's need for additional capital resources to develop its business;

    - the trading price volatility of Liberty Satellite common stock caused, in part, by its limited public float;

    - recent capital market trends, which have adversely affected the ability of companies situated similarly to Liberty Satellite to access capital;

    - the elimination of costs associated with operating Liberty Satellite as a separate public company, including costs and expenses associated with Securities and Exchange Commission reporting, communicating with stockholders and related legal and accounting fees; and

    - the ability to eliminate certain conflicts of interest between Liberty Satellite and Liberty Media relating to business dealings between them.

    REGULATORY APPROVAL AND OTHER CONDITIONS TO THE MERGER. Except for filing a certificate of merger in Delaware and compliance with federal and state securities laws, we are not aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with, or approval that must be obtained, in connection with the merger. However, the respective obligations of Liberty Satellite and Liberty Media to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or, where permissible, waiver of a number of conditions, including the adoption of the merger agreement and approval of the merger by the requisite vote of stockholders of Liberty Satellite, and certain other conditions that are usual and customary conditions for merger transactions.

    COVENANTS. Under the merger agreement, Liberty Satellite has agreed, prior to the effective time of the merger, to conduct its business in the ordinary and usual course consistent with past practice, to use its reasonable efforts to preserve intact its business organization and assets and to refrain from issuing additional capital stock, amending its certificate of incorporation, entering into or modifying certain material agreements or taking certain other actions.

    EFFECT OF THE MERGER ON LIBERTY SATELLITE STOCK OPTIONS, STOCK APPRECIATION RIGHTS AND RESTRICTED STOCK. Liberty Media will assume outstanding stock options and stock appreciation rights issued under the Liberty Satellite & Technology 1996 Stock Incentive Plan, as amended, and other stock options and stock appreciation rights not issued under that plan, in each case with respect to Liberty Satellite Series A or Series B common stock on the effective date of the merger. Assumed stock options and stock appreciation rights will be exercisable with respect to the number of shares of Liberty Media Series A common stock determined by multiplying the number of underlying shares of Liberty Satellite Series A or Series B common stock on the effective date of the merger by the
0.2750 exchange ratio, rounded up to the nearest whole share. The exercise price per share of Liberty Media Series A common stock issuable under each assumed option and the base price of each assumed stock appreciation right will be calculated by dividing the exercise price of the option or base price of the stock appreciation right before the merger by the exchange ratio, rounded down to the nearest whole cent.

    In addition, each restricted share of Liberty Satellite common stock issued under or outside of the Liberty Satellite Stock Incentive Plan will be converted into restricted shares of Liberty Media Series A common stock at the exchange ratio, rounded up to the nearest whole share. Each restricted share of Liberty Media Series A common stock issued to holders of Liberty Satellite restricted stock will remain subject to the same restrictions applicable to such share prior to the merger.

    TERMINATION. The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger, by the mutual consent of Liberty Satellite and Liberty Media. In addition, either Liberty Satellite or Liberty Media can terminate the merger agreement:

    - if the Liberty Satellite board of directors has withdrawn or modified in any manner adverse to Liberty Media its recommendation to Liberty Satellite stockholders regarding the adoption of the merger agreement;

    - if the merger has not been consummated before March 31, 2004;

    - for a material breach by the other party under the merger agreement that is incapable of being cured;

    - if a court of competent jurisdiction has issued an order permanently enjoining or otherwise prohibiting the merger; or

    - if the required adoption of the merger agreement and approval of the merger by the Liberty Satellite stockholders are not duly obtained at the special meeting.

INTERESTS OF DIRECTORS AND OFFICERS (PAGE 51)


    You should be aware that some officers and directors of Liberty Satellite have interests in the merger that are different from, or in addition to, yours. These interests include:

    - ownership of Liberty Media common stock and options exercisable for shares of Liberty Media common stock; and

    - indemnification arrangements between Liberty Satellite and the directors and officers of Liberty Satellite.

    In addition, some of the officers and directors of Liberty Media and/or Liberty Satellite Acquisition Co. are also directors of Liberty Satellite and have interests that are in addition to, or different from, your interests.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (PAGE 52)


    The merger will be treated for tax purposes as a taxable sale or exchange of Liberty Satellite common stock for Liberty Media Series A common stock. In general, Liberty Satellite stockholders will have taxable gain or loss equal to the difference between their aggregate basis for their Liberty Satellite common shares surrendered in the merger and the sum of the fair market value of the Liberty Media Series A common stock and any cash in lieu of fractional shares that they receive in the merger. The gain or loss will be capital if they held their shares of Liberty Satellite common stock as capital assets and would be long term gain or loss if they held their shares of Liberty Satellite common stock for more than a year as of the date of the merger. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.


APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS (PAGE 63)


    Delaware law permits holders of Liberty Satellite common stock to dissent from the merger and to receive the appraised fair value of their shares of Liberty Satellite common stock in cash in lieu of merger consideration. To do this, a holder of Liberty Satellite common stock must follow certain procedures, including filing certain notices with Liberty Satellite and refraining from voting his or her shares in favor of the merger. If you validly exercise your appraisal rights, your shares of Liberty Satellite common stock will not be exchanged for shares of Liberty Media Series A common stock in the merger, and your only right will be to receive the appraised fair value of your shares of Liberty Satellite common stock in cash, which amount could be greater than, less than or the same as the value of the merger consideration you would have received at the closing of the merger. A copy of the Delaware statutes describing these appraisal rights and the procedures for exercising them is attached as ANNEX III to this proxy statement/prospectus.


ACCOUNTING TREATMENT (PAGE 52)


    For accounting and financial reporting purposes, the merger will be accounted for as a "purchase" of a minority interest, as this term is used under accounting principles generally accepted in the United States of America.


CERTAIN RESTRICTIONS ON RESALE OF LIBERTY MEDIA SERIES A COMMON STOCK (PAGE 62)


    All shares of Liberty Media Series A common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of Liberty Satellite under the Securities Act of 1933 at the time of the merger or you are an affiliate of Liberty Media. If you are an affiliate of Liberty Satellite, then you may transfer your shares only pursuant to an effective registration statement or an exemption under the Securities Act. This restriction will generally lapse at the end of one year unless you are an affiliate of Liberty Media.

DIFFERENCES BETWEEN YOUR RIGHTS AS A LIBERTY SATELLITE STOCKHOLDER AND AS A LIBERTY MEDIA STOCKHOLDER (PAGE 66)


    There are differences between the rights you have as a holder of Liberty Satellite Series A or Series B common stock and the rights you will have as a holder of Liberty Media Series A common stock.


EXCHANGE OF STOCK CERTIFICATES (PAGE 55)


    Promptly after the merger is completed, you will receive a letter and instructions on how to surrender your Liberty Satellite stock certificates in exchange for Liberty Media stock certificates. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for Liberty Satellite common stock. Please do not send Liberty Satellite, Liberty Media or their transfer agents any stock certificates until you receive these instructions. IF YOU HOLD LIBERTY SATELLITE COMMON STOCK AND YOU ELECT TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD FOLLOW THE PROCEDURES OUTLINED IN THE "APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS" SECTION ON
PAGE 64.

LISTING OF LIBERTY MEDIA SERIES A COMMON STOCK

    Liberty Media has agreed to list the shares of Liberty Media Series A common stock to be issued in connection with the merger on the New York Stock Exchange.

                     SELECTED SUMMARY FINANCIAL INFORMATION

LIBERTY MEDIA

    The following table provides you with selected historical consolidated financial data of Liberty Media. From August 1994 to March 1999 Liberty Media was a wholly-owned subsidiary of Tele-Communications, Inc. ("TCI"). On March 9, 1999, AT&T Corp. ("AT&T") acquired TCI in a merger transaction. For financial reporting purposes, the merger of AT&T and TCI is deemed to have occurred on March 1, 1999. In connection with that merger, the assets and liabilities of Liberty Media were adjusted to their respective fair values pursuant to the purchase method of accounting. For periods prior to March 1, 1999, the assets and liabilities of Liberty Media and the related consolidated results of operations are referred to below as "Old Liberty," and for periods subsequent to February 28, 1999, the assets and liabilities of Liberty Media and the related consolidated results of operations are referred to as "New Liberty." Also, in connection with that merger, TCI effected an internal restructuring as a result of which certain assets and approximately $5.5 billion in cash were contributed to Liberty Media. On August 10, 2001, AT&T effected a split-off of Liberty Media and as a result of that transaction, Liberty Media is no longer a subsidiary of AT&T. Liberty Media derived historical consolidated financial data from its consolidated financial statements. It is important that when you read this information, you read along with it the consolidated financial statements and accompanying notes of Liberty Media incorporated by reference into this proxy statement/prospectus. For a list of documents incorporated by reference into this proxy statement/prospectus, see "Where You Can Find More Information" on page 15.

                                                                                NEW LIBERTY                          OLD LIBERTY
                                                          -------------------------------------------------------   -------------
                                                                                      DECEMBER 31,
                                                           JUNE 30,     -----------------------------------------   DECEMBER 31,
                                                             2003         2002       2001       2000       1999         1998
                                                          -----------   --------   --------   --------   --------   -------------
                                                          (UNAUDITED)              AMOUNTS IN MILLIONS
SUMMARY BALANCE SHEET DATA:
Investment in affiliates................................    $ 7,952       7,390     10,076     20,464     15,922        3,079
Investments in available-for-sale securities and other
  cost investments......................................    $19,817      14,369     21,152     16,774     27,906       10,539
Total assets............................................    $46,325      39,685     48,539     54,268     58,658       15,783
Long-term debt..........................................    $ 6,390       4,316      4,764      5,269      2,723        1,912
Stockholders' equity....................................    $26,850      24,682     30,123     34,109     38,408        8,820

                                                                NEW LIBERTY
                                 --------------------------------------------------------------------------
                                                                                                   TEN
                                     SIX MONTHS ENDED                 YEARS ENDED                MONTHS
                                         JUNE 30,                     DECEMBER 31,                ENDED
                                 -------------------------   ------------------------------   DECEMBER 31,
                                    2003          2002         2002       2001       2000         1999
                                 -----------   -----------   --------   --------   --------   -------------
                                 (UNAUDITED)   (UNAUDITED)   AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS
SUMMARY STATEMENT OF OPERATIONS
  DATA:
Revenue........................    $1,005         1,023        2,084      2,059      1,526          729
Operating income (loss)(1).....    $  (36)           65         (184)    (1,127)       436       (2,214)
Share of losses of affiliates,
  net(2).......................    $   91          (244)        (453)    (4,906)    (3,485)        (904)
Nontemporary declines in fair
  value of investments.........    $  (27)       (5,134)      (6,053)    (4,101)    (1,463)          --
Realized and unrealized gains
  (losses) on derivative
  instruments, net.............    $ (485)        1,574        2,122       (174)       223         (153)
Gains (losses) on dispositions,
  net..........................    $   97          (397)        (415)      (310)     7,340            4
Net earnings (loss)(1)(2)......    $ (332)       (4,660)      (5,330)    (6,203)     1,485       (2,021)
Basic and diluted net earnings
  (loss) per common share(3)...    $(0.12)        (1.80)       (2.06)     (2.40)       .57         (.78)

                                          OLD LIBERTY
                                 -----------------------------
                                      TWO
                                    MONTHS           YEAR
                                     ENDED           ENDED
                                 FEBRUARY 28,    DECEMBER 31,
                                     1999            1998
                                 -------------   -------------
                                 AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS
SUMMARY STATEMENT OF OPERATIONS
  DATA:
Revenue........................       235            1,359
Operating income (loss)(1).....      (158)            (431)
Share of losses of affiliates,
  net(2).......................       (66)          (1,002)
Nontemporary declines in fair
  value of investments.........        --               --
Realized and unrealized gains
  (losses) on derivative
  instruments, net.............        --               --
Gains (losses) on dispositions,
  net..........................        14            2,449
Net earnings (loss)(1)(2)......       (70)             622
Basic and diluted net earnings
  (loss) per common share(3)...      (.03)             .24

------------------------------

(1) Effective January 1, 2002, Liberty Media adopted Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS ("Statement 142"), which among other matters, provides that goodwill and other indefinite-lived assets no longer be amortized. Amortization expense for such assets aggregated $627 million, $598 million and $438 million for the years ended December 31, 2001 and 2000 and the ten months ended
    December 31, 1999, respectively, and was not significant in prior periods.

(2) Included in share of losses of affiliates are other-than-temporary declines in value aggregating $148 million, $2,396 million and $1,324 million for the years ended December 31, 2002, 2001, and 2000, respectively. In addition, share of losses of affiliates includes excess basis amortization of $798 million, $1,058 million and $463 million for the years ended
    December 31, 2001 and 2000 and the ten months ended December 31, 1999, respectively. Pursuant to Statement 142, excess costs that are considered equity method goodwill are no longer amortized, but are evaluated for impairment under APB Opinion No. 18.

(3) The basic and diluted net earnings (loss) per common share for periods prior to Liberty Media's split off from AT&T is based upon 2,588 million shares of Liberty Media Series A and Series B common stock issued upon consummation of the split-off.

LIBERTY SATELLITE

    The following table provides you with selected historical consolidated financial data of Liberty Satellite. The financial data in the following table is derived from the consolidated financial statements of Liberty Satellite. It is important that you read this information along with the consolidated financial statements and accompanying notes of Liberty Satellite, which are included in its annual report on Form 10-K for the year ended December 31, 2002 and on its quarterly report on Form 10-Q/A for the six months ended June 30, 2003, which are attached hereto as ANNEX II.

                                                     SIX MONTHS ENDED
                                                         JUNE 30,                          YEARS ENDED DECEMBER 31,
                                                 -------------------------   ----------------------------------------------------
                                                    2003          2002         2002       2001     2000(2)      1999     1998(1)
                                                 -----------   -----------   --------   --------   --------   --------   --------
                                                 (UNAUDITED)   (UNAUDITED)          AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
                                                                                                   AMOUNTS
SUMMARY STATEMENT OF OPERATIONS DATA:
Revenue........................................   $116,482       118,592      238,817    254,387    218,273        --     168,500
Operating, selling, general and administrative
  expenses and stock compensation..............   $(88,013)      (88,009)    (176,056)  (222,321)  (162,216)  (12,160)   (158,810)
Operating loss.................................   $(24,801)      (44,335)     (79,489)  (140,969)   (80,889)  (12,183)    (55,415)
Interest expense...............................   $ (7,423)       (9,786)     (18,530)   (47,477)   (34,843)     (140)    (14,177)
Share of losses of affiliates(3)...............   $   (208)       (3,358)     (13,705)  (424,247)    (7,251)       --    (375,053)
Nontemporary declines in fair values of
  investments(4)...............................   $ (4,412)      (58,948)    (163,881)   (96,438)    (9,860)       --          --
Earnings (loss) before cumulative effect of
  accounting change............................   $(35,789)     (109,786)    (238,037)  (602,263)  (116,959)   67,262    (445,266)
Net earnings (loss)............................   $(35,789)     (215,623)    (343,874)  (602,263)  (116,959)   67,262    (445,266)
Basic and diluted earnings (loss) per common
  share before cumulative effect of accounting
  change.......................................   $  (1.11)        (3.08)       (6.33)    (15.41)     (4.44)     9.67      (65.75)
Basic and diluted earnings (loss) per common
  share........................................   $  (1.11)        (5.63)       (8.77)    (15.41)     (4.44)     9.67      (65.75)

                                                                                                DECEMBER 31,
                                                              JUNE 30,     ------------------------------------------------------
                                                                2003         2002       2001       2000(2)      1999     1998(1)
                                                             -----------   --------   ---------   ---------   --------   --------
                                                             (UNAUDITED)                    AMOUNTS IN THOUSANDS
SUMMARY BALANCE SHEET DATA:
Cash and cash equivalents..................................   $ 81,741      11,571       33,913     466,617     2,473         --
Investments in available-for-sale securities and other cost
  investments, including securities pledged to creditors...   $129,476     143,858      373,900     361,507   140,101         --
Current and long-term derivative assets....................   $ 37,724     326,056      203,582     192,080        --         --
Total assets...............................................   $689,298     875,219    1,224,897   2,002,771   143,197    463,133
Debt including amounts due to parent and current portion...   $266,323     423,693      430,136     518,418     3,044         --
Redeemable preferred stock.................................   $212,707     202,147      196,027     189,907        --         --
Stockholders' equity (deficit).............................   $ 98,933     134,853      459,295   1,061,329    64,727     (6,365)

------------------------------

(1) Pursuant to a roll-up transaction that was consummated on April 1, 1996, Liberty Satellite contributed and transferred to PRIMESTAR, Inc. (now known as Phoenixstar, Inc.) all of its assets and liabilities except for assets and liabilities related to the high power direct broadcast satellite system then being constructed by Tempo Satellite, Inc., a wholly-owned subsidiary of Liberty Satellite.

(2) On April 1, 2002, Liberty Satellite consummated a transaction (the "LSAT LLC and Ascent Entertainment Transaction"), whereby Liberty Satellite acquired from Liberty Media (i) certain subsidiaries of Liberty Media that collectively held the 89.41% of Liberty Satellite, LLC ("LSAT LLC") not already owned by Liberty Satellite and (ii) 100% of the capital stock of Ascent Entertainment Group, Inc. ("Ascent Entertainment"). Due to the fact that Liberty Satellite, LSAT LLC and Ascent Entertainment are all under the common control of Liberty Media, the LSAT LLC and Ascent Entertainment Transaction has been accounted for in a manner similar to a pooling-of-interests. As such, Liberty Satellite's consolidated financial statements have been restated to include LSAT LLC and Ascent Entertainment as wholly-owned subsidiaries of Liberty Satellite, effective with the respective March 2000 dates that LSAT LLC was formed and Liberty Media acquired control of Ascent Entertainment.

(3) The 2001 amount includes charges and losses aggregating $417,202,000 relating to Liberty Satellite's investment in ASTROLINK International LLC.

(4) The 2002 amount includes charges aggregating $105,250,000 to reflect nontemporary declines in the fair value of Liberty Satellite's investment in various 10% investees that operate satellite television systems in Latin America. The 2001 amount includes charges aggregating $56,483,000 to reflect nontemporary declines in the fair value of Liberty Satellite's investment in WildBlue Communications, Inc.

UNAUDITED COMPARATIVE PER SHARE DATA

    The table below provides you with Liberty Media's and Liberty Satellite's historical per share information as of and for the six months ended June 30, 2003 and as of and for the year ended December 31, 2002. It is important that when you read this information, you read along with it the consolidated financial statements and accompanying notes of Liberty Media incorporated by reference into this proxy statement/prospectus. It is also important that when you read this information, you read along with it the consolidated financial statements and accompanying notes of Liberty Satellite, which are included in its annual report on Form 10-K for the year ended December 31, 2002, and in its quarterly report for the six months ended June 30, 2003 on Form 10-Q/A, which are attached hereto as ANNEX II.

                                                              LIBERTY                     LIBERTY SATELLITE
                                                  LIBERTY    SATELLITE    LIBERTY MEDIA       PRO FORMA
                                                   MEDIA     HISTORICAL     PRO FORMA       EQUIVALENT(5)
                                                  --------   ----------   -------------   -----------------
Book value per common share as of:
  June 30, 2003.................................   $10.00       2.02          10.00 (1)         2.75
  December 31, 2002.............................   $ 9.18       2.94           9.18 (2)         2.52
Basic and diluted loss attributable to common
  shareholders per common share:
  Six months ended June 30, 2003................   $ (.12)     (1.11)          (.12)(3)         (.03)
  Year ended December 31, 2002..................   $(2.06)     (8.77)         (2.06)(4)         (.57)

------------------------

(1) The pro forma book value per share is based upon 2,475 million shares of Liberty Media Series A common stock and 212 million shares of Liberty Media Series B common stock. These amounts represent the number of shares that would have been outstanding if the merger of Liberty Satellite and Liberty Satellite Acquisition Co. had been completed on June 30, 2003.

(2) The pro forma book value per share is based upon 2,479 million shares of Liberty Media Series A common stock and 212 million shares of Liberty Media Series B common stock. These amounts represent the number of shares that would have been outstanding if the merger of Liberty Satellite and Liberty Satellite Acquisition Co. had been completed on December 31, 2002.

(3) The pro forma basic and diluted loss per share is based upon 2,689 million weighted average shares of Liberty Media Series A and Series B common stock outstanding for the six months ended June 30, 2003. This amount represents the number of weighted average shares that would have been outstanding if the merger of Liberty Satellite and Liberty Satellite Acquisition Co. had been completed on January 1, 2002.

(4) The pro forma basic and diluted loss per share is based upon 2,592 million weighted average shares of Liberty Media Series A and Series B common stock outstanding for the year ended December 31, 2002. This amount represents the number of weighted average shares that would have been outstanding if the merger of Liberty Satellite and Liberty Satellite Acquisition Co. had been completed on January 1, 2002.

(5) The Liberty Satellite pro forma equivalents have been determined by multiplying the Liberty Media pro forma amounts by the exchange ratio of
    0.2750 of a share of Liberty Media Series A common stock for each share of Liberty Satellite common stock outstanding.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

    Shares of Liberty Media Series A common stock are traded on the New York Stock Exchange. Public trading of Liberty Media Series A common stock commenced on August 10, 2001, the date of Liberty Media's split off from AT&T under the symbol "LMCA." On January 2, 2002, the trading symbol for the Liberty Media Series A common stock on the New York Stock Exchange was changed to "L." Through April 1, 2002, shares of the Liberty Satellite Series A and Series B common stock were quoted on the OTC Bulletin Board under the symbols "LSATA" and "LSATB", respectively. Following the April 1, 2002 1-for-10 reverse stock splits of Liberty Satellite's Series A and Series B common Stock (the "Reverse Split"), shares of Liberty Satellite Series A and Series B common stock were quoted under the symbols "LSTTA" and "LSTTB", respectively. The OTC Bulletin Board is a regulated quotation service and is not a national securities exchange. Historically, shares of Series B common stock have had low trading volume due to a relatively low number of shares held in the public float.

    The following table sets forth, for the fiscal quarters indicated, the following:

    - the range of high and low bid prices in U.S. dollars of shares of Liberty Satellite Series A and Series B common stock (the prices are interdealer prices, do not include retail markups, markdowns, or commissions and may not represent actual transactions); and

    - the range of high and low sales prices in U.S. dollars of shares of Liberty Media Series A common stock, as reported on the New York Stock Exchange Composite Transaction Tape.


                            LIBERTY SATELLITE SERIES A    LIBERTY SATELLITE SERIES B    LIBERTY MEDIA SERIES A
                                   COMMON STOCK                  COMMON STOCK                COMMON STOCK
                            ---------------------------   ---------------------------   -----------------------
                                HIGH           LOW            HIGH           LOW           HIGH         LOW
                            ------------   ------------   ------------   ------------   ----------   ----------
Year Ended December 31,
  2002
  First quarter (as
    adjusted for the
    Reverse Split)........     $10.70          5.60           9.10           6.00         15.03        11.90
  Second quarter..........     $ 6.43          2.20           4.00           2.25         12.80         7.70
  Third quarter...........     $ 3.05          1.00           3.00           1.50          9.60         6.16
  Fourth quarter..........     $ 3.10          1.45           5.00           2.25         10.75         6.29

Year Ended December 31,
  2003
  First quarter...........     $ 2.90          2.05          10.01           4.00         10.38         8.45
  Second quarter..........     $ 2.95          2.10          14.00           7.00         12.25         9.52
  Third quarter...........     $ 3.24          2.00          12.00           8.00         12.27         9.86


    Liberty Media's and Liberty Satellite's fiscal year ends on December 31 of each year. Cash dividends have never been paid with respect to Liberty Media or Liberty Satellite common stock. It is the current intention of Liberty Media to retain future earnings to finance operations and expand its business. Liberty Media does not anticipate paying any dividends on its common stock in the foreseeable future.

    The following table sets forth the closing bid price per share of Liberty Satellite Series A and Series B common stock as reported on the OTC Bulletin Board, and the last sale price per share of Liberty Media Series A common stock as reported on the New York Stock Exchange Composite Transaction Tape, on:

    - August 27, 2003, the last full trading day prior to the public announcement of the merger; and


    - October 3, 2003, the last full trading day for which closing prices were available prior to the date of this proxy statement/prospectus.


    The table also presents, under the heading "Equivalent Per Share Price," an amount equal to the closing price of a share of Liberty Media Series A common stock on the applicable date multiplied by the merger exchange ratio of 0.2750. These equivalent per share prices reflect the market value of the Liberty Media Series A common stock you would have received for each of your shares of Liberty Satellite common stock if the merger had been completed on the specified dates. Because the market price of Liberty Media Series A common stock may increase or decrease before the merger is completed, we urge you to obtain current market quotations.


                                         LIBERTY SATELLITE   LIBERTY SATELLITE   LIBERTY MEDIA
                                             SERIES A            SERIES B          SERIES A      EQUIVALENT PER
DATES                                      COMMON STOCK        COMMON STOCK      COMMON STOCK     SHARE PRICE
-----                                    -----------------   -----------------   -------------   --------------
August 27, 2003........................        $2.05               $8.00             $12.01          $3.30
October 3, 2003........................        $2.73               $8.00             $10.51          $2.89

                      WHERE YOU CAN FIND MORE INFORMATION

    Liberty Media and Liberty Satellite each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information Liberty Media and Liberty Satellite file at the Securities and Exchange Commission's public reference room at the following location:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

    Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission also maintains an internet site that contains reports, proxy statements and other information regarding Liberty Media and Liberty Satellite. The address of the Securities and Exchange Commission website is www.sec.gov. Information contained on any web site referenced in this proxy statement/prospectus is not incorporated by reference in this proxy statement/prospectus. Liberty Media's and Liberty Satellite's Securities and Exchange Commission filings are also available to the public from commercial document retrieval services. Liberty Media filed a registration statement on Form S-4 to register with the Securities and Exchange Commission its Series A common stock to be issued to Liberty Satellite stockholders in the merger. This proxy statement/prospectus is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    Securities and Exchange Commission rules allow Liberty Media and Liberty Satellite to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is an important part of this proxy statement/prospectus and is deemed to be a part of this proxy statement/prospectus, except for any information superseded or modified by information contained directly in this proxy statement/prospectus or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein. This proxy statement/prospectus incorporates by reference the documents set forth below that have previously been filed with the Securities and Exchange Commission. These documents contain important information about each company and its financial condition.

LIBERTY MEDIA

    The following documents filed by Liberty Media (File No. 000-20421) are hereby incorporated by reference into this proxy statement/prospectus:

    - Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 25, 2003, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A filed on April 9, 2003;

    - Quarterly Report on Form 10-Q for the three months ended March 31, 2003, filed on May 14, 2003;

    - Quarterly Report on Form 10-Q for the six months ended June 30, 2003, filed on August 13, 2003;


    - Current Reports on Form 8-K, filed on March 3, 2003, April 11, 2003,
      May 7, 2003, July 8, 2003, September 10, 2003, September 18, 2003 (as
      amended by the Form 8-K/A filed on September 24, 2003) and September 23, 2003; and

    - The description of Liberty Media's capital stock contained in Annex A to its Form 8-A filed under the Securities Exchange Act of 1934 on July 24, 2001, and any amendment or report filed for the purpose of updating this description.

LIBERTY SATELLITE

    The following documents filed by Liberty Satellite (File No. 000-21317) are hereby incorporated by reference into this proxy statement/prospectus:

    - Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 28, 2003;

    - Quarterly Report on Form 10-Q for the three months ended March 31, 2003, filed on May 14, 2003;

    - Quarterly Report on Form 10-Q for the six months ended June 30, 2003, filed on August 14, 2003 as amended by Amendment No. 1 to the Quarterly Report on Form 10-Q/A filed on August 15, 2003; and


    - Current Reports on Form 8-K, filed on September 2, 2003 and September 18, 2003.


    A copy of Liberty Satellite's Annual Report on Form 10-K for the year ended December 31, 2002 and a copy of Liberty Satellite's Form 10-Q/A for the six months ended June 30, 2003, each as filed with the Securities and Exchange Commission, accompany this proxy statement/prospectus as ANNEX II.


    All documents filed by Liberty Media pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this proxy statement/prospectus and prior to the termination of the offering and any reoffering of the securities offered hereby are incorporated by reference into and are deemed to be a part of this proxy statement/prospectus from the date of filing of those documents.


    You may request a copy of any and all of the documents incorporated by reference in this proxy statement/prospectus at no cost, by writing or telephoning the office of either:

            Investor Relations                                Investor Relations
         Liberty Media Corporation                   Liberty Satellite & Technology, Inc.
          12300 Liberty Boulevard            or             12300 Liberty Boulevard
         Englewood, Colorado 80112                         Englewood, Colorado 80112
        Telephone: (877) 772-1518                               (720) 875-6861


    TO OBTAIN TIMELY DELIVERY OF REQUESTED DOCUMENTS PRIOR TO THE SPECIAL STOCKHOLDERS' MEETING, YOU MUST REQUEST THE INCORPORATED INFORMATION NO LATER THAN NOVEMBER 4, 2003, WHICH IS FIVE BUSINESS DAYS PRIOR TO THE MEETING.


    This proxy statement/prospectus incorporates by reference documents of Liberty Media which include information concerning On Command, Liberty Satellite, OpenTV Corp., and UnitedGlobalCom, Inc., among other public companies. All of these companies file reports and other information with the Securities and Exchange Commission in accordance with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934. Information incorporated by reference into this proxy statement/prospectus concerning those companies has been derived from the reports and other information filed by them with the Securities and Exchange Commission. Those reports and other information are not incorporated by reference into this proxy statement/prospectus. You may read and copy any reports and other information filed by those companies with the Securities and Exchange Commission as set forth above.


    You should rely only on the information contained in or incorporated by reference in this section into the proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/ prospectus is dated October 7, 2003. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Liberty Media Series A common stock in the merger shall create any implication to the contrary.


    Liberty Satellite has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Liberty Satellite.

    Liberty Media has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Liberty Media.

    This proxy statement/prospectus may also be used as a prospectus for the resale by affiliates of Liberty Satellite of shares of Liberty Media Series A common stock acquired in the merger. Any such resale would be reflected in a supplement to this proxy statement/prospectus or a post-effective amendment of the registration statement, as appropriate.

                                  RISK FACTORS

    IF YOU HOLD YOUR SHARES OF LIBERTY SATELLITE SERIES A COMMON STOCK OR
SERIES B COMMON STOCK ON THE DATE OF THE MERGER AND DO NOT PROPERLY EXERCISE YOUR APPRAISAL RIGHTS, YOU WILL RECEIVE SHARES OF LIBERTY MEDIA SERIES A COMMON STOCK AND WILL BECOME A STOCKHOLDER OF LIBERTY MEDIA. AN INVESTMENT IN OUR SECURITIES INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS AND IN THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE, BEFORE DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER. ANY OF THE FOLLOWING RISKS COULD HAVE A MATERIAL ADVERSE EFFECT ON THE VALUE OF OUR SECURITIES.

    ALL REFERENCES IN THESE RISK FACTORS TO "WE", "US", "OUR," "OUR COMPANY" OR SIMILAR REFERENCES ARE TO LIBERTY MEDIA.

RISK FACTORS RELATING TO THE MERGER

    THE VALUE OF OUR SERIES A COMMON STOCK THAT YOU WILL RECEIVE IN THE MERGER MAY FLUCTUATE.

    The number of shares of our Series A common stock that you will receive in the merger will not be adjusted based on changes in the market price of our Series A common stock. Accordingly, because the market price of our Series A common stock may fluctuate, the value of the consideration that you receive when we complete the merger will depend on the market price of our Series A common stock at that time. We cannot assure you as to the market value of the merger consideration you will receive when the merger is completed.

    THE PRICE OF OUR SERIES A COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF LIBERTY SATELLITE COMMON STOCK.

    If the merger is completed, you will become a holder of our Series A common stock. Our businesses are much broader than the businesses of Liberty Satellite, and the results of our operations, as well as the market price of our Series A common stock, may be affected by factors different from those affecting Liberty Satellite's results of operations and the market price of Liberty Satellite common stock. As a result, factors that had little or no effect on the price of Liberty Satellite common stock may adversely affect the price of our Series A common stock.

RISK FACTORS RELATING TO OUR COMPANY

    WE DEPEND ON A LIMITED NUMBER OF POTENTIAL CUSTOMERS FOR CARRIAGE OF OUR PROGRAMMING SERVICES.


    The cable television and direct-to-home satellite industries are currently undergoing a period of consolidation. As a result, the number of potential buyers of our programming services and those of our business affiliates is decreasing. In this more concentrated market, there can be no assurance that our owned and affiliated program suppliers will be able to obtain carriage of their programming services by distributors on commercially reasonable terms or at all.


    THE LIQUIDITY AND VALUE OF OUR INTERESTS IN OUR BUSINESS AFFILIATES MAY BE ADVERSELY AFFECTED BY STOCKHOLDER AGREEMENTS AND SIMILAR AGREEMENTS TO WHICH WE ARE A PARTY.

    We own equity interests in a broad range of domestic and international video programming and communications businesses. A significant portion of the equity interests we own is held pursuant to stockholder agreements, partnership agreements and other instruments and agreements that contain provisions that affect the liquidity, and therefore the realizable value, of those interests. Most of these agreements subject the transfer of the stock, partnership or other interests constituting equity interests to consent rights or rights of first refusal of the other stockholders or partners. In certain cases, a change in control of our company or of the subsidiary holding our equity interest will give rise to rights or remedies exercisable by other stockholders or partners, such as a right to initiate or require the initiation of buy/sell procedures. Some of our subsidiaries and business affiliates are parties to loan agreements that restrict changes in ownership of the borrower without the consent of the lenders. All of these provisions will restrict our ability to sell those equity interests and may adversely affect the price at which those interests may be sold. For example, in the event buy/sell procedures are initiated at a time when we are not in a financial position to buy the initiating party's interest, we could be forced to sell our interest at a price based upon the value established by the initiating party, and that price might be significantly less than what we might otherwise obtain.

    WE DO NOT HAVE THE RIGHT TO MANAGE OUR BUSINESS AFFILIATES, WHICH MEANS WE CANNOT CAUSE THOSE AFFILIATES TO OPERATE IN A MANNER THAT IS FAVORABLE TO US.

    We do not have the right to manage the businesses or affairs of any of our business affiliates in which we have less than a majority voting interest. Rather, our rights may take the form of representation on the board of directors or a partners' or similar committee that supervises management or possession of veto rights over significant or extraordinary actions. The scope of our veto rights varies from agreement to agreement. Although our board representation and veto rights may enable us to exercise influence over the management or policies of an affiliate and enable us to prevent the sale of material assets by a business affiliate in which we own less than a majority voting interest or prevent it from paying dividends or making distributions to its stockholders or partners, they do not enable us to cause these actions to be taken.

    OUR BUSINESS IS SUBJECT TO RISKS OF ADVERSE GOVERNMENT REGULATION.

    Programming services, cable television systems and satellite carriers are subject to varying degrees of regulation in the United States by the Federal Communications Commission and other entities. Such regulation and legislation are subject to the political process and have been in constant flux over the past decade. In addition, substantially every foreign country in which we have, or may in the future make, an investment regulates, in varying degrees, the distribution and content of programming services and foreign investment in programming companies and wireline and wireless cable communications, satellite and telephony services. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that our business and the business of our affiliates will not be adversely affected by future legislation, new regulation or deregulation.

    WE MAY MAKE SIGNIFICANT CAPITAL CONTRIBUTIONS AND LOANS TO OUR SUBSIDIARIES AND BUSINESS AFFILIATES TO COVER THEIR OPERATING LOSSES AND FUND THEIR DEVELOPMENT AND GROWTH, WHICH COULD LIMIT THE AMOUNT OF CASH AVAILABLE TO PAY OUR OWN FINANCIAL OBLIGATIONS OR TO MAKE ACQUISITIONS OR INVESTMENTS.

    The development of video programming, communications and technology businesses involves substantial costs and capital expenditures. As a result, many of our business affiliates have incurred operating and net losses to date and are expected to continue to incur significant losses for the foreseeable future. Our results of operations include our, and our consolidated subsidiaries', share of the net losses of affiliates. Our results of operations included net earnings (losses) attributable to affiliates of $91 million, $(244) million, $(453) million, $(4,906) million and $(3,485) million for the six months ended June 30, 2003 and 2002, and for the years ended December 31, 2002, 2001 and 2000, respectively.

    We have assisted, and may in the future assist, our subsidiaries and business affiliates in their financing activities by guaranteeing bank and other financial obligations. At June 30, 2003, we and our consolidated subsidiaries in the aggregate had guaranteed various loans, notes payable, letters of credit and other obligations of certain of our subsidiaries and business affiliates totaling approximately $966 million.

    To the extent we make loans and capital contributions to our subsidiaries and business affiliates or we are required to expend cash due to a default by a subsidiary or business affiliate of any obligation we guarantee, there will be that much less cash available to us with which to pay our own financial obligations or make acquisitions or investments.

    IF WE FAIL TO MEET REQUIRED CAPITAL CALLS TO A SUBSIDIARY OR BUSINESS AFFILIATE, WE COULD BE FORCED TO SELL OUR INTEREST IN THAT COMPANY, OUR INTEREST IN THAT COMPANY COULD BE DILUTED OR WE COULD FORFEIT IMPORTANT RIGHTS.

    We are parties to stockholder and partnership agreements that provide for possible capital calls on stockholders and partners. Our failure to meet a capital call, or other commitment to provide capital or loans to a particular subsidiary or business affiliate, may have adverse consequences to us. These consequences may include, among others, the dilution of our equity interest in that company, the forfeiture of our right to vote or exercise other rights, the right of the other stockholders or partners to force us to sell our interest at less than fair value, the forced dissolution of the company to which we have made the commitment or, in some instances, a breach of contract action for damages against us. Our ability to meet capital calls or other capital or loan commitments is subject to our ability to access cash. See "We could be unable in the future to obtain cash in amounts sufficient to service our financial obligations" below.


    THOSE OF OUR BUSINESS AFFILIATES THAT OPERATE OUTSIDE OF THE UNITED STATES ARE SUBJECT TO NUMEROUS OPERATIONAL RISKS.


    A number of our business affiliates operate primarily in countries other than the United States. Their businesses are thus subject to the following inherent risks:

    - fluctuations in currency exchange rates;

    - longer payment cycles for sales in foreign countries that may increase the uncertainty associated with recoverable accounts;

    - difficulties in staffing and managing international operations; and

    - political unrest that may result in disruptions of services that are critical to their businesses.

    THE ECONOMIES IN MANY OF THE OPERATING REGIONS OF OUR INTERNATIONAL BUSINESS AFFILIATES HAVE RECENTLY EXPERIENCED RECESSIONARY CONDITIONS, WHICH HAVE ADVERSELY AFFECTED THE FINANCIAL CONDITION OF THEIR BUSINESSES.

    The economies in many of the operating regions of our international business affiliates have recently experienced moderate to severe recessionary conditions, including Argentina, Chile, the United Kingdom, Germany and Japan, among others, which has strained consumer and corporate spending and financial systems and financial institutions in these areas. As a result, our affiliates have experienced a reduction in consumer spending and demand for services coupled with an increase in borrowing costs, which has, in some cases, caused our affiliates to default on their own indebtedness. We cannot assure you that these economies will recover in the future or that continued economic weakness will not lead to further reductions in consumer spending or demand for services. We also cannot assure you that our affiliates in these regions will be able to obtain sufficient capital or credit to fund their operations.

    WE HAVE TAKEN SIGNIFICANT IMPAIRMENT CHARGES DUE TO OTHER THAN TEMPORARY DECLINES IN THE MARKET VALUE OF CERTAIN OF OUR AVAILABLE FOR SALE SECURITIES.

    We own equity interests in a significant number of publicly traded companies which we account for as available for sale securities. We are required by accounting principles generally accepted in the United States to determine, from time to time, whether a decline in the market value of any of those investments below our cost for that investment is other than temporary. If we determine that the decline is other than temporary, we are required to write down our cost to a new cost basis, with the amount of the write-down accounted for as a realized loss in the determination of net income for the period in which the write-down occurs. We realized losses of $27 million, $5,134 million, $6,053 million, $4,101 million and $1,463 million for the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000, respectively, due to other than temporary declines in the fair value of certain of our available for sale securities, and we may be required to realize further losses of this nature in future periods. We consider a number of factors in determining the fair value of an investment and whether any decline in an investment is other than temporary. As our assessment of fair value and any resulting impairment losses requires a high degree of judgment and includes significant estimates and assumptions, the actual amount we may eventually realize for an investment could differ materially from our assessment of the value of that investment made in an earlier period.

    WE COULD BE UNABLE IN THE FUTURE TO OBTAIN CASH IN AMOUNTS SUFFICIENT TO SERVICE OUR FINANCIAL OBLIGATIONS.

    Our ability to meet our financial obligations depends upon our ability to access cash. We are a holding company, and our sources of cash include our available cash balances, net cash from operating activities, dividends and interest from our investments, availability under credit facilities, monetization of our public investment portfolio and proceeds from asset sales. We cannot assure you that we will maintain significant amounts of cash, cash equivalents or marketable securities in the future.

    We obtained from Liberty Satellite net cash in the form of dividends in the amount of $8 million, $23 million and $5 million in calendar years 2002, 2001 and 2000, respectively. We did not obtain any cash from our subsidiaries during the six months ended June 30, 2003. The ability of our operating subsidiaries to pay dividends or to make other payments or advances to us depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject. Some of our subsidiaries are subject to loan agreements that restrict sales of assets and prohibit or limit the payment of dividends or the making of distributions, loans or advances to stockholders and partners.

    We generally do not receive cash, in the form of dividends, loans, advances or otherwise, from our business affiliates. In this regard, we do not have sufficient voting control over most of our business affiliates to cause those companies to pay dividends or make other payments or advances to their partners or stockholders, including us.

    WE ARE SUBJECT TO BANK CREDIT AGREEMENTS THAT CONTAIN RESTRICTIONS ON HOW WE FINANCE OUR OPERATIONS AND OPERATE OUR BUSINESS, WHICH COULD IMPEDE OUR ABILITY TO ENGAGE IN TRANSACTIONS THAT WOULD BE BENEFICIAL TO US.

    Our subsidiaries are subject to significant financial and operating restrictions contained in outstanding credit facilities. These restrictions will affect, and in some cases significantly limit or prohibit, among other things, the ability of our subsidiaries to:

    - borrow more funds;

    - pay dividends or make other distributions;

    - make investments;

    - engage in transactions with affiliates; or

    - create liens.

    The restrictions contained in these credit agreements could have the following adverse effects on us, among others:

    - we could be unable to obtain additional capital in the future to:

       - fund capital expenditures or acquisitions that could improve the value of our company;

       - permit us to meet our loan and capital commitments to our business affiliates;

       - allow us to help fund the operating losses or future development of our business affiliates; or

       - allow us to conduct necessary corporate activities;

    - we could be unable to access the net cash of our subsidiaries to help meet our own financial obligations;

    - we could be unable to invest in companies in which we would otherwise invest; and

    - we could be unable to obtain lower borrowing costs that are available from secured lenders or engage in advantageous transactions that monetize our assets.

    In addition, some of the credit agreements to which our subsidiaries are parties require them to maintain financial ratios, including ratios of total debt to operating cash flow and operating cash flow to interest expense. If our subsidiaries fail to comply with the covenant restrictions contained in the credit agreements, that failure could result in a default that accelerates the maturity of the indebtedness under those agreements. Such a default could also result in indebtedness under other credit agreements and certain debt securities becoming due and payable due to the existence of cross-default or cross-acceleration provisions of these credit agreements and in the indentures governing these debt securities.


    As of June 30, 2003, the subsidiary of our company that operates the DMX Music service was not in compliance with three covenants contained in its bank loan agreement, under which it has $89 million outstanding. Although the subsidiary and the participating banks have entered into a forbearance agreement whereby the banks have agreed to forbear from exercising certain default-related remedies against the subsidiary through March 31, 2004, we cannot assure you that the subsidiary will be able to regain covenant compliance or refinance the bank loan or that the banks will not eventually seek to exercise their remedies.


RISKS RELATING TO OUR SERIES A COMMON STOCK

    OUR STOCK PRICE MAY DECLINE SIGNIFICANTLY BECAUSE OF STOCK MARKET FLUCTUATIONS THAT AFFECT THE PRICES OF THE PUBLIC COMPANIES IN WHICH WE HAVE OWNERSHIP INTERESTS.

    The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of securities of media and other technology companies. We own equity interests in many media and technology companies. If market fluctuations cause the stock price of these companies to decline, our stock price may decline.

    OUR STOCK PRICE HAS FLUCTUATED SIGNIFICANTLY OVER THE LAST YEAR.

    During the past year, the stock market has experienced significant price and volume fluctuations that have affected the market prices of our stock. In the future, our stock price may be materially affected by, among other things:

    - actual or anticipated fluctuations in our operating results or those of the companies in which we invest;

    - potential acquisition activity by our company or the companies in which we invest;

    - issuances of debt or equity securities by us to raise capital;

    - changes in financial estimates by securities analysts regarding our company or companies in which we invest; or

    - general market conditions.

    IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, EVEN IF DOING SO MAY BE BENEFICIAL TO OUR STOCKHOLDERS.

    Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions include the following:

    - authorizing a dual class structure, which entitles the holders of our Series B common stock to ten votes per share and the holders of our Series A common stock to one vote per share;

    - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

    - classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

    - limiting who may call special meetings of stockholders;

    - prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders; and

    - establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

    Our chairman, John C. Malone, holds the power to direct the vote of approximately 44% of our outstanding voting power, including the power to direct the vote of approximately 94% of the outstanding shares of our Series B common stock. Dr. Malone holds a portion of his voting power over our Series B common stock pursuant to a stockholders agreement with the Estate of Bob Magness, the late Kim Magness, Gary Magness and certain limited liability companies controlled by the Magnesses.

    Section 203 of the Delaware corporate statute and our stock incentive plan may also discourage, delay or prevent a change in control of our company even if such change of control would be in the best interests of our stockholders.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

    CERTAIN STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING DOCUMENTS INCORPORATED BY REFERENCE HEREIN, CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. TO THE EXTENT THAT SUCH STATEMENTS ARE NOT RECITATIONS OF HISTORICAL FACT, SUCH STATEMENTS CONSTITUTE FORWARD-LOOKING STATEMENTS WHICH, BY DEFINITION, INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. WHEN USED IN THIS PROXY STATEMENT/PROSPECTUS AND IN OUR INCORPORATED DOCUMENTS, THE WORDS "BELIEVE," "ANTICIPATE," "INTEND," "ESTIMATE," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, ALTHOUGH NOT ALL FORWARD-LOOKING STATEMENTS CONTAIN SUCH WORDS. WHERE, IN ANY FORWARD-LOOKING STATEMENT, WE EXPRESS AN EXPECTATION OR BELIEF AS TO FUTURE RESULTS OR EVENTS, SUCH EXPECTATION OR BELIEF IS EXPRESSED IN GOOD FAITH AND BELIEVED TO HAVE A REASONABLE BASIS, BUT THERE CAN BE NO ASSURANCE THAT THE STATEMENT OF EXPECTATION OR BELIEF WILL RESULT OR BE ACHIEVED OR ACCOMPLISHED. FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHER THINGS, THE FACTORS DESCRIBED ABOVE UNDER THE "RISK FACTORS" SECTION OF THIS PROXY STATEMENT/PROSPECTUS AND THE FOLLOWING FACTORS THAT COULD CAUSE ACTUAL RESULTS OR EVENTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED:

    - general economic and business conditions and industry trends;

    - spending on domestic and foreign television advertising;

    - the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

    - continued consolidation of the broadband distribution industry;

    - uncertainties inherent in new business strategies, new product launches and development plans;

    - rapid technological changes;

    - the acquisition, development and/or financing of telecommunications networks and services;

    - the development and provision of programming for new television and telecommunications technologies;

    - future financial performance, including availability, terms and deployment of capital;

    - the ability of vendors to deliver required equipment, software and services;

    - the outcome of any pending or threatened litigation;

    - availability of qualified personnel;

    - changes in, or our failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings;

    - changes in the nature of key strategic relationships with partners and joint venturers;

    - competitor responses to our products and services, and the products and services of the entities in which we have interests, and the overall market acceptance of these products and services; and

    - actual or threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world.

    THESE FORWARD-LOOKING STATEMENTS AND SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS SPEAK ONLY AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. WE EXPRESSLY DISCLAIM ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN, TO REFLECT ANY CHANGE IN OUR EXPECTATIONS WITH REGARD THERETO, OR ANY OTHER CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

                      THE COMPANIES INVOLVED IN THE MERGER

LIBERTY MEDIA

    Liberty Media owns interests in a broad range of video programming, media, broadband distribution, interactive technology services and communications businesses. Liberty Media and its affiliated companies operate in the United States, Europe, South America and Asia. Its principal assets include interests in Starz Encore Group LLC, Ascent Media Group, Inc., On Command Corporation, Discovery Communications, Inc., UnitedGlobalCom, Inc., Jupiter Telecommunications Co., Ltd., QVC, Inc., Court Television Network, Game Show Network, AOL Time Warner Inc., IAC/ InterActiveCorp, Sprint PCS Group and The News Corporation Limited. For more detailed information on the business of Liberty Media, please see the section entitled "Where You Can Find More Information," on page 15 of this proxy statement/prospectus.

LIBERTY SATELLITE

    Liberty Satellite is a majority-owned subsidiary of Liberty Media. Liberty Satellite's primary operating subsidiary is On Command Corporation, in which Liberty Satellite owns approximately 74% of the outstanding common stock and 80% of the outstanding voting power. On Command provides in-room, on-demand entertainment and information services to hotels, motels and resorts. In addition, Liberty Satellite pursues strategic opportunities worldwide in the distribution of Internet data and other content via satellite and related businesses. Currently, Liberty Satellite conducts its business through strategic investments in, and contractual arrangements with, various entities that operate, or are developing, satellite and terrestrial wireless networks for broadband distribution of Internet access, video programming, streaming media and other data.

    The following table sets forth information concerning Liberty Satellite's significant subsidiaries and business affiliates. Ownership percentages in the table are approximate, calculated as of June 30, 2003, and, where applicable and except where otherwise noted, assume conversion of Liberty Satellite's ownership interest to common equity. In addition to the following discussion, for more detailed information on the business of Liberty Satellite, please see Liberty Satellite's annual report on Form 10-K for the fiscal year ended December 31, 2002 and its quarterly report on Form 10-Q/A for the six months ended June 30, 2003, each of which accompany this proxy statement/prospectus as ANNEX II, and the section entitled "Where You Can Find More Information," on page 15 of this proxy statement/prospectus.

                                             PERCENTAGE
                                            OWNERSHIP AT
                                              JUNE 30,
ENTITY                                          2003                 DESCRIPTION OF BUSINESS
------                                      ------------   --------------------------------------------
On Command................................          74%    Provides in-room, on demand video
                                                           entertainment and information services to
                                                           hotels, motels and resorts.

Astrolink International LLC...............        50.3%    Building a Ka-band satellite network to
                                                           provide broadband data communications
                                                           services to businesses.

WildBlue Communications, Inc..............          32%    Building a Ka-band satellite network to
                                                           provide broadband data communications
                                                           services to homes and small offices in North
                                                           America and Latin America.

Sky Latin America.........................          10%    Operates a satellite-delivered television
                                                           platform serving Mexico, Brazil, Colombia
                                                           and Chile.

                                             PERCENTAGE
                                            OWNERSHIP AT
                                              JUNE 30,
ENTITY                                          2003                 DESCRIPTION OF BUSINESS
------                                      ------------   --------------------------------------------
Hughes Electronics Corporation (NYSE:
  GMH)....................................  less than 1%   Provides digital television, entertainment,
                                                           satellite services and satellite-based
                                                           private business networks.

XM Satellite Radio Holdings, Inc.
  (NASDAQ: XMSR)..........................  less than 1%   Provides 100 national audio channels from
                                                           two satellites directly to vehicle, home and
                                                           portable radios.

    ON COMMAND CORPORATION

    On Command provides in-room, video entertainment and information services to hotels, motels and resorts. At June 30, 2003, On Command provided in-room entertainment services to approximately 885,000 hotel rooms. Approximately 89% of On Command's total equipped rooms at June 30, 2003 were located in the United States, with the balance located primarily in Canada and Mexico.


    On September 30, 2003, On Command received a $40 million subordinated loan from Liberty Media and also closed on an Amended and Restated Credit Agreement with its bank lenders.



    On Command and its bank lenders executed an Amended and Restated Credit Agreement on April 17, 2003 that would replace On Command's existing revolving credit facility that provided for aggregate borrowings of $275 million, of which $265.6 million had been drawn as of June 30, 2003. The Amended and Restated Credit Agreement provides for, among other things, a $235 million senior secured credit facility, consisting of a $50 million revolving credit facility and a $185 million term loan facility. The Amended and Restated Credit Agreement provides for scheduled amortizations commencing September 30, 2003, with both facilities maturing on December 31, 2007. Closing of the Amended and Restated Credit Agreement was conditioned on the contribution of $40 million by Liberty Media to On Command to be used to repay principal due, and permanently reduce lender commitments, pursuant to the Amended and Restated Credit Agreement.



    The loan from Liberty Media to On Command is unsecured, subordinated to the senior secured credit facility and provides for an interest rate of 10% per annum. The maturity date of the subordinated loan is December 31, 2008.


    ASTROLINK INTERNATIONAL LLC

    In March 2000, Liberty Satellite acquired an approximate 31.5% ownership interest in ASTROLINK International LLC ("Astrolink"). Astrolink, a developmental stage entity, was originally established to build a global telecom network using Ka-band geostationary satellites to provide broadband data communications services. Astrolink's original business plan required substantial financing. During the fourth quarter of 2001, certain of the members of Astrolink informed Astrolink that they did not intend to provide any of Astrolink's remaining required financing. In light of this decision, Astrolink and the Astrolink members considered several alternatives with respect to Astrolink's proposed business plan.

    During the second quarter of 2002, Liberty Satellite signed a non-binding letter of intent with the other members of Astrolink in connection with a proposed restructuring of Astrolink. In January 2003, Liberty Satellite announced that it had reached agreement with the other members of Astrolink in connection with such proposed restructuring. As a part of the Astrolink restructuring, Astrolink redeemed the interest of one member in January 2003 and another member in April 2003. As a result of such redemptions, Liberty Satellite's ownership interest in Astrolink has increased to 50.3%, and the ownership interest of the other remaining member has increased to 49.7%. Notwithstanding Liberty Satellite's ownership interest in Astrolink, Liberty Satellite does not have a controlling financial interest in Astrolink due to the significant participatory rights of the other remaining Astrolink member. Accordingly, Liberty Satellite will continue to use the equity method to account for its investment in Astrolink.

    Under the Astrolink restructuring agreement, Liberty Satellite would acquire substantially all of the assets of Astrolink, subject to the closing conditions and other terms and conditions provided for therein. Astrolink simultaneously signed agreements with Lockheed Martin Corporation and Northrop Grumman Space & Mission Systems Corp. for completion of two satellites. The parties also reached agreement on the settlement of all claims related to the previous termination of Astrolink's major procurement contracts and all other major third party creditor claims. The closing of Liberty Satellite's acquisition of the Astrolink business is subject to Liberty Satellite's obtaining satisfactory funding for the business from additional investors, third party sources of financing, or firm capacity commitments from prospective customers. The closing is also subject to regulatory approvals and other closing conditions. Subject to the satisfaction of these closing conditions, the closing is expected to occur on or before October 31, 2003. The United States Federal Communications Commission granted its approval with respect to the Astrolink restructuring on May 22, 2003.

    If the closing occurs, Liberty Satellite would pay approximately
$43 million in cash and would issue approximately $3 million in value of Series A common stock as total consideration for the Astrolink assets, including certain existing satellite and launch contracts, and the settlement of all claims against Astrolink. In addition, pursuant to the Astrolink restructuring agreement, Liberty Satellite agreed to provide additional interim funding for Astrolink pending closing. If the transactions are consummated, Liberty Media would make a capital contribution to Liberty Satellite in an amount equal to 10% of the estimated fair value of Liberty Media's equity holdings in Liberty Satellite at the time of closing, up to a maximum commitment of $55 million, in exchange for shares of Liberty Satellite's Series B common stock.

    Liberty Satellite currently plans to pursue a revised operating plan for the new Astrolink system, taking into account financial and market factors. The revised operating plan currently contemplates launching one or two Ka-band satellites to provide enterprise customers in up to two of North America, Europe or Asia with virtual private networks and related advanced services, and to provide various government agencies with a solution to their expanding needs for bandwidth.

    If the Astrolink restructuring is not consummated due to lack of financing or the failure to satisfy other closing conditions, Liberty Satellite would receive $7.8 million in exchange for its ownership interest in Astrolink and for all notes evidencing interim loans made by Liberty Satellite to Astrolink as prescribed in the Astrolink restructuring agreement.

    WILDBLUE COMMUNICATIONS, INC.

    WildBlue Communications, Inc. was established to build a Ka-band satellite network to provide broadband data communications services to homes and small offices in North America and Latin America. Other strategic investors in WildBlue include Intelsat USA Sales Corp., National Rural Telecommunications Cooperative and KPCB Holdings, Inc. (an affiliate of Kleiner Perkins Caufield & Byers).

    In December 2002, Liberty Satellite announced that it agreed to increase its investment in WildBlue. Prior to the announcement, Liberty Satellite had an approximate 16% ownership interest in WildBlue. On April 21, 2003, Liberty Satellite invested $58 million in return for senior preferred stock and warrants of WildBlue, which increased its ownership interest to approximately 32%. Other existing and new investors concurrently invested $98 million in WildBlue for a total new investment of $156 million. Liberty Satellite is currently the largest shareholder in WildBlue.

    WildBlue has leased the Ka-band capacity of a satellite, which WildBlue currently expects to be launched in the second quarter of 2004, and WildBlue currently expects to begin providing broadband data services in late 2004 or early 2005.

    In connection with the April 2003 investment in WildBlue, Liberty Satellite entered into a put agreement with KPCB Holdings. Pursuant to this put agreement, KPCB Holdings will have the right to put its entire interest in WildBlue to Liberty Satellite and another investor in WildBlue for $10,000,000, the amount of KPCB Holdings' investment in WildBlue in the April 2003 financing round. Liberty Satellite and such other investor are each responsible for $5,000,000 of the aggregate $10,000,000 put obligation. The put may be exercised at any time on or before April 21, 2007.

    SKY LATIN AMERICA

    Liberty Satellite has a 10% interest in each of three Latin American satellite television operators, together known as Sky Latin America, serving Mexico, Brazil, Colombia and Chile. Sky Latin America offers entertainment and services via satellite to households through its various owned and affiliated distribution platforms worldwide. The Sky Latin America entities distribute their programming primarily via direct-to-home or DTH platforms, allowing their subscribers to access a variety of channels covering general entertainment, music, movies, sports, kids, news, documentaries and education genres with their television remote controls. Other major investors in Sky Latin America include The News Corporation Limited, Grupo Televisa and Globo Comunicacoes e Particpacoes. Liberty Satellite has severally guaranteed certain obligations of the Sky Latin America entities. During the fourth quarter of 2002, Globo Comunicacoes ceased funding certain of the Sky Latin America entities.

    HUGHES ELECTRONICS CORPORATION

    Hughes (NYSE: GMH), a subsidiary of General Motors Corporation, provides digital television entertainment, satellite services and satellite-based private business networks. At June 30, 2003, Liberty Satellite owned 1.8 million shares of GM Hughes Stock.

    XM SATELLITE RADIO HOLDINGS, INC.

    XM Satellite Radio Holdings (Nasdaq: XMSR) offers approximately 100 national audio channels from two satellites directly to vehicle, home and portable radios. At June 30, 2003, Liberty Satellite owned 1.0 million shares of XM Satellite Radio Holdings.

                              THE SPECIAL MEETING

GENERAL


    This proxy statement/prospectus is first being mailed, on or about October 9, 2003, to all persons who were Liberty Satellite stockholders of record on October 1, 2003.


    Liberty Satellite stockholders are being provided with a notice of special meeting and a form of proxy card that is solicited by Liberty Satellite's board of directors for use at the special meeting of Liberty Satellite stockholders and at any adjournments or postponements of that meeting.

    At the special meeting, Liberty Satellite stockholders will consider and vote upon a proposal to approve the merger agreement, dated as of August 26, 2003, among Liberty Satellite, Liberty Media and Liberty Satellite Acquisition Co., a controlled (through direct and indirect ownership interests) subsidiary of Liberty Media, and the merger contemplated thereby pursuant to which Liberty Satellite Acquisition Co. will merge with and into Liberty Satellite. As a result, Liberty Media would acquire all of the publicly held common stock of Liberty Satellite that it does not already beneficially own.

    The special meeting of Liberty Satellite stockholders will be held at the following time and place:


                               November 12, 2003
                             9:00 a.m., local time
                       The Inverness Hotel and Golf Club
                            200 Inverness Drive West
                           Englewood, Colorado 80112


PROXIES

    Liberty Satellite stockholders may vote their shares by completing, signing, dating and returning the enclosed proxy card solicited by Liberty Satellite's board of directors if they are unable to attend the special meeting in person or wish to have their shares of Liberty Satellite common stock voted by proxy even if they do attend the meeting.

    A Liberty Satellite stockholder may revoke any proxy given in connection with this solicitation by:

    - Delivering a written notice revoking the proxy prior to the taking of the vote at the special meeting;

    - Delivering a duly executed proxy relating to the same shares bearing a later date; or

    - Attending the meeting and voting in person (however, attendance at the special meeting without voting at the meeting will not in and of itself constitute a revocation of a proxy).

    Liberty Satellite stockholders should address all written notices of revocation and other communications with respect to the revocation of proxies to the following:

                      Liberty Satellite & Technology, Inc.
                         Attention: Corporate Secretary
                            12300 Liberty Boulevard
                           Englewood, Colorado 80112

    For a notice of revocation or later proxy to be valid, however, Liberty Satellite must actually receive it prior to the vote of Liberty Satellite stockholders at the special meeting. All shares of Liberty Satellite common stock represented by valid proxies received through this solicitation and not revoked prior to their exercise will be voted (or not voted) in accordance with the voting instructions specified on the proxy card. If no specification is made on the proxy card, shares of Liberty Satellite common stock represented by valid proxies received and not revoked prior to their exercise will be voted for the adoption of the merger agreement and the approval of the merger and in the best judgment of the proxy holder as to any other matters that properly may come before the special meeting.

    Liberty Satellite is currently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, including, among other things, consideration of a motion to adjourn the special meeting to another time and/or place, then shares of Liberty Satellite common stock represented by proxies will be voted (or not voted) by the persons named in the proxies in their best judgment.

    STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE


    Liberty Satellite's board of directors has fixed the close of business on October 1, 2003 as the record date for the determination of Liberty Satellite stockholders entitled to receive notice of and to vote at Liberty Satellite's special meeting of stockholders. Accordingly, only Liberty Satellite stockholders of record at the close of business on October 1, 2003 will be entitled to notice of and to vote at the special meeting.



    At the close of business on Liberty Satellite's record date, there were 14,305,837 shares of Liberty Satellite Series A common stock entitled to vote at the special meeting held by approximately 4,014 holders of record, and there were 34,765,055 shares of Liberty Satellite Series B common stock entitled to vote at the special meeting held by approximately 171 holders of record. In addition, on the record date, there were 150,000 shares of Liberty Satellite Series B preferred stock entitled to vote at the special meeting, all of which are held by wholly-owned subsidiaries of Liberty Media. The Series B preferred stock, which is convertible into Series B common stock, is entitled to vote together with Liberty Satellite common stockholders on all matters submitted to the Liberty Satellite common stockholders, with holders of the Series B preferred stock to have 558 votes per share.


QUORUM; VOTING RIGHTS AND VOTE REQUIRED


    The presence, in person or by proxy, of a majority of the total voting power of the outstanding shares of stock, including at least one-third of the total voting power of the Liberty Satellite Series A Common Stock and the Liberty Satellite Series B Common Stock, entitled to vote at the Liberty Satellite special meeting is necessary to constitute a quorum.


    Each share of Liberty Satellite Series A common stock outstanding on Liberty Satellite's record date entitles its holder to one vote, and each share of Liberty Satellite Series B common stock outstanding on the record date entitles its holder to ten votes, as to the approval of the merger agreement and the merger or any other proposal that may properly come before the special meeting.

    For purposes of determining the presence or absence of a quorum for the transaction of business, Liberty Satellite will count shares of Liberty Satellite common stock present in person at the special meeting but not voting, and shares of Liberty Satellite common stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the special meeting. Abstentions are counted as present at the Liberty Satellite special meeting for purposes of determining whether a quorum exists, but will have the effect of a vote against the proposal to adopt the merger agreement and approve the merger.

    If your shares are registered in the name of a broker or other "street name" nominee, your votes will only be counted as to those matters actually voted. If you do not provide voting instructions (commonly referred to as "broker non-votes"), your shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be voted in favor of the proposal to adopt the merger agreement and approve the merger. As with abstentions, broker non-votes will also have the effect of a vote against the proposal to adopt the merger agreement and approve the merger.

    Under Delaware law, adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of all votes entitled to be cast at the special meeting. Liberty Media is the beneficial owner of 8,145,659 shares of Liberty Satellite Series A common stock and 36,028,982 shares of Liberty Satellite Series B common stock (which includes 1,696,717 shares issuable upon conversion of Liberty Satellite Series B preferred stock), which shares represent approximately 98% of the total voting power of Liberty Satellite stockholders entitled to vote at the special meeting. In connection with the merger agreement, Liberty Media has agreed with Liberty Satellite to vote its shares in favor of the merger agreement and the merger, which would assure that a quorum would be present and the merger would be approved at the special meeting without any action on the part of any other holder of Liberty Satellite common stock. Accordingly, it is expected that the merger agreement will be adopted and the merger will be approved at the special meeting.


    As of the record date, the directors and executive officers of Liberty Satellite owned 15,494 shares of Series A common stock, 141 shares of Series B common stock and no shares of preferred stock, and held exercisable options to acquire 111,305 shares of Liberty Satellite Series A common stock and no shares of Liberty Satellite Series B common stock.


EXPENSES; SOLICITATION OF PROXIES

    Pursuant to the merger agreement, costs and expenses incurred in connection with the printing and mailing of this proxy statement/prospectus will be paid 50% by Liberty Media and 50% by Liberty Satellite. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Liberty Satellite in person or by telephone, telegram or other means of communication. Liberty Satellite directors, officers and employees will receive no additional compensation for these services, but may be reimbursed for reasonable out-of-pocket expenses in connection with any solicitations. Brokerage firms, banks, nominees, fiduciaries and other custodians will be requested to forward proxy solicitation materials to the beneficial owners of shares held of record by them, and will be reimbursed for the reasonable expenses incurred by them in connection therewith.

VOTING OF SHARES HELD BY BROKERAGE FIRM OR OTHER NOMINEE

    If your shares of Liberty Satellite common stock are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares of Liberty Satellite common stock. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares of Liberty Satellite common stock.

                                   THE MERGER

GENERAL

    The merger agreement provides for the acquisition of Liberty Satellite by Liberty Media, through the merger of Liberty Satellite Acquisition Co., a controlled (through direct and indirect ownership interests) subsidiary of Liberty Media, with and into Liberty Satellite which will be the surviving corporation. As a result of the merger, Liberty Media will acquire all of the publicly held common stock of Liberty Satellite that it does not already beneficially own.

    In the merger, each outstanding share of Liberty Satellite Series A and Series B common stock will be converted into 0.2750 of a share of Liberty Media Series A common stock (except for any shares for which appraisal rights are exercised and except for those shares owned by Liberty Satellite Acquisition Co., Liberty Media and its wholly-owned subsidiaries). If the number of shares of Liberty Media Series A common stock that you would receive in the merger includes a fraction of a share of Liberty Media Series A common stock, Liberty Media will instead pay you an equivalent cash amount, as described below, rather than give you a fractional share of Liberty Media Series A common stock.

    This proxy statement/prospectus also constitutes a prospectus of Liberty Media, which forms a part of the registration statement on Form S-4 filed by Liberty Media with the Securities and Exchange Commission under the Securities Act of 1933 in order to register the shares of Liberty Media Series A common stock to be issued to Liberty Satellite's stockholders in the merger. The total number of shares of Liberty Media Series A common stock to be issued in the merger, based on the number of shares of Liberty Satellite Series A and Series B common stock outstanding on July 31, 2003, is approximately
1,805,468 million. Up to 88,258 additional shares of Liberty Media Series A common stock included in this registration statement will be reserved for issuance upon the exercise of options and other rights for Liberty Satellite Series A and Series B common stock outstanding on the effective date of the merger or upon the conversion in the merger of any shares of Liberty Satellite Series A common stock issued upon any exercise of these outstanding options or rights prior to the effective date of the merger.

BACKGROUND OF THE MERGER

    CERTAIN PRIOR TRANSACTIONS AND NEGOTIATIONS

    Liberty Satellite is currently a majority-owned subsidiary of Liberty Media. Liberty Media holds approximately 87% of Liberty Satellite's common stock and 100% of Liberty Satellite's preferred stock, which collectively represents approximately 98% of the overall voting power of Liberty Satellite's common and preferred stock.

    In March 2000, Liberty Satellite completed two concurrent transactions with Liberty Media, which resulted in Liberty Satellite becoming a consolidated subsidiary of Liberty Media. In the first transaction, Liberty Satellite acquired from Liberty Media its beneficial interest in approximately 5 million shares of Sprint Corporation PCS Group common stock in exchange for $150 million worth of shares of Liberty Satellite's Series A preferred stock and $150 million worth of shares of Liberty Satellite's Series B preferred stock. The Series B preferred stock is convertible into shares of Liberty Satellite's Series B common stock and has super voting rights, which gave Liberty Media voting control over Liberty Satellite. In the second transaction, Liberty Satellite and Liberty Media formed a joint venture, Liberty Satellite, LLC ("LSAT LLC"), owned 10.59% by Liberty Satellite, as managing member, and 89.41% by Liberty Media, to hold and manage interests in entities that distribute Internet data and other content via satellite and related businesses.

    In a related transaction at that same time, Liberty Satellite paid Liberty Media $60 million in the form of an unsecured promissory note in exchange for a 13.99% interest in Liberty Satellite Astro LLC. Liberty Satellite Astro LLC is a limited liability company whose assets included an approximate 31.5% interest in Astrolink and $250 million in cash. The remaining interest held by Liberty Media in Liberty Satellite Astro LLC was contributed by Liberty Media to LSAT LLC.

    On August 16, 2001, Liberty Satellite entered into two interrelated purchase agreements with Liberty Media and its affiliates. One agreement provided for Liberty Satellite's acquisition of certain subsidiaries of Liberty Media that collectively held the 89.41% ownership interest in LSAT LLC not already owned by Liberty Satellite in exchange for 25,298,279 shares of Liberty Satellite's Series B common stock. The second agreement provided for the acquisition by Liberty Satellite of 100% of the stock of Ascent Entertainment Group, Inc. ("Ascent Entertainment") from a subsidiary of Liberty Media in exchange for 8,701,621 shares of Liberty Satellite's Series B common stock. Ascent Entertainment's primary operating subsidiary is On Command. The closing under each of the August 2001 purchase agreements was conditioned upon the closing of the other.

    On October 12, 2001, prior to the closing of the transaction contemplated by the August 2001 purchase agreements, Liberty Media submitted to Liberty Satellite's board of directors a proposal to acquire all the issued and outstanding shares of common stock of Liberty Satellite that Liberty Media did not already own in a stock-for-stock merger. Pursuant to the October 2001 merger proposal, Liberty Satellite stockholders would have received 0.9 of a share of Liberty Media Series A common stock for each share of Liberty Satellite common stock held (as adjusted to reflect the Reverse Split). The stock-for-stock merger would have superseded and replaced the stock-for-assets purchase transaction provided for by the August 2001 purchase agreements. Accordingly, Liberty Satellite and Liberty Media announced that the transaction under the August 2001 purchase agreements would be suspended to give Liberty Satellite's board of directors an opportunity to consider and respond to Liberty Media's October 2001 merger proposal.

    On October 18, 2001, Liberty Satellite's board of directors formed a special committee of the board consisting of Messrs. Alan M. Angelich, John W. Goddard and J. Curt Hockemeier to consider the October 2001 merger proposal. The special committee convened telephonically six times during October and November 2001 to discuss the terms of the October 2001 merger proposal and related matters, including the appropriate criteria for evaluating the merger proposal, and potential strategic alternatives, including the stock-for-assets transaction provided for by the August 2001 purchase agreements. The special committee engaged separate legal counsel to advise the committee in this regard and interviewed various investment banking firms as potential financial advisors.

    Following the announcement of the October 2001 merger proposal, two purported class action complaints were filed in District Court in Arapahoe County, Colorado, and eight purported class action complaints were filed in the Court of Chancery in New Castle County, Delaware. Each complaint named Liberty Media, Liberty Satellite and members of the board of directors of Liberty Satellite (and in one case certain officers of Liberty Satellite) as defendants, and alleged various breaches of duty and other claims in connection with the proposed merger. The plaintiffs generally sought preliminary and permanent injunctive relief, and if the transaction were consummated, an order rescinding the transaction or damages.

    On November 30, 2001, the board of directors of Liberty Satellite met to consider extending the deadline for the stock-for-assets transaction provided for in the August 2001 purchase agreements. The original deadline under the August 2001 purchase agreements had been January 5, 2002, and the terms of those agreements provided that, after such date, either party could terminate the agreements and abandon the proposed transaction, by notice to the other party. Members of Liberty Satellite's management and legal counsel were present at the meeting to answer questions regarding the stock-for-assets transaction.

    The Liberty Satellite board of directors noted, and Liberty Media's representatives acknowledged, that investor reaction to Liberty Media's October 2001 merger proposal had not been positive, and consensus was reached that it would not be in the best interests of Liberty Satellite and its public

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stockholders to permit the August 2001 purchase agreements to expire. The
Liberty Satellite board then determined to proceed with the stock-for-assets transaction provided for in the August 2001 purchase agreements and approved amendments to such definitive agreements, which extended the deadline for that transaction.

    On December 3, 2001, Liberty Media announced that it was withdrawing the October 2001 merger proposal, and both Liberty Satellite and Liberty Media stated that they would proceed with the stock-for-assets transaction provided for in the August 2001 purchase agreements. The stock-for-assets transaction provided for in the August 2001 purchase agreements was approved by the stockholders of Liberty Satellite at Liberty Satellite's annual meeting of stockholders on March 26, 2002, and was consummated on April 1, 2002.

    Each of the Series A preferred stock and Series B preferred stock of Liberty Satellite which were issued to Liberty Media and its affiliates in the March 2000 transactions have dividend rights. The Series A preferred stock accrues dividends, payable quarterly, at 12% per annum through and including March 31, 2005, 11% per annum from April 1, 2005 through and including
March 31, 2010 and 10% per annum thereafter, and the Series B preferred stock accrues dividends, payable quarterly, at 8% per annum. Until March 31, 2003, the dividends were permitted to be paid in cash or in shares of Liberty Satellite's Series A common stock. On June 20, 2000, August 3, 2000 and September 20, 2000, Liberty Satellite issued 8,996, 86,439 and 70,556 shares of Series A common stock (as such amounts are adjusted to reflect the Reverse Split), respectively, to Liberty Media and its affiliates in satisfaction of its respective dividend obligations for the initial three quarters of 2000 (including the partial period from the date of issuance through March 31, 2000). Such issuances were made in lieu of a cash payment of dividends on Liberty Satellite's Series A and Series B preferred stock and were valued at $1.233 million, $7.5 million and $7.5 million, respectively. In 2001, Liberty Satellite made a cash payment in the amount of $7.5 million in satisfaction of its dividend obligations for the fourth quarter of 2000.

    Liberty Satellite also satisfied its dividend obligation for the first and third quarters of 2001 with a cash payment of $7.5 million for each quarter. Liberty Satellite's dividend payment for the second quarter of 2001 was made by issuing 204,571 shares of Series A common stock (as adjusted for the Reverse Split), valued at $7.5 million, to Liberty Media and its affiliates. On July 1, 2002, Liberty Satellite issued 1,970,580 shares of Series A common stock, worth $15 million, to Liberty Media and its affiliates in satisfaction of its dividend obligations for the last quarter of 2001 and the first quarter of 2002. On August 1, 2002, Liberty Satellite issued 2,349,697 shares of its Series A common stock, worth $7.5 million, to Liberty Media and its affiliates in satisfaction of its dividend obligations for the second quarter of 2002. On January 20, 2003, Liberty Satellite issued an additional 3,221,787 shares of its Series A common stock as dividend payments required to be paid for the last two quarters of 2002 on the Series A preferred stock and Series B preferred stock held by Liberty Media and its affiliates.


    Subsequent to March 31, 2003, dividends on the Series A and Series B preferred stock are required to be paid in cash. As of March 29, 2003, the holders of the Series A and Series B preferred stock reached an agreement with Liberty Satellite that from March 27, 2003, the date of Liberty Media's letter to the board of directors of Liberty Satellite expressing an interest in a potential business combination, until the earliest of (i) the date that Liberty Media terminates negotiations with respect to such business combination without execution of a definitive agreement, (ii) if a definitive agreement with respect to such business combination is entered into, the date that such agreement is terminated or (iii) the date of consummation of such business combination, the holders of the Series A and Series B preferred stock agree to postpone any requirement to declare or pay dividends on the preferred stock beginning with the dividends accruing for and during the quarter ended March 31, 2003.


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    Because Liberty Satellite is a holding company that does not generate positive cash flow at the Liberty Satellite level, Liberty Satellite will continue to have difficulty meeting its dividend obligations with respect to its preferred stock. The only subsidiary of Liberty Satellite that generates significant revenue is On Command. Due to covenant restrictions in On Command's revolving credit facility, Liberty Satellite is generally not entitled to the cash generated by the operations of On Command. Further, many of the businesses with which Liberty Satellite has a strategic relationship are in developmental stages and operate at substantial losses.

    CONTACTS AND NEGOTIATIONS

    On March 27, 2003, Liberty Media sent a letter to the board of directors of Liberty Satellite expressing interest in a potential business combination with Liberty Satellite, pursuant to which the holders of common stock of Liberty Satellite (other than Liberty Media and its subsidiaries) would receive 0.2131 of a share of Liberty Media Series A common stock for each share of Liberty Satellite common stock. The proposed exchange was based on a valuation of $2.15 per share of Liberty Satellite's common stock, which was equal to the closing price of Liberty Satellite's Series A common stock on the day preceding the date of the letter of interest.

    On March 31, 2003, Liberty Media sent a letter to On Command (a majority-owned subsidiary of Liberty Satellite) expressing interest in a potential business combination in which each stockholder of On Command (other than Liberty Media and its subsidiaries) would receive 0.0787 of a share of Liberty Media's Series A common stock for each share of On Command stock. The proposed exchange was based on a valuation of $0.77 per share of On Command, represented a 10% premium over the closing price of the stock on the trading day preceding the offer and a 6% premium over the average trading price over the 20 trading days preceding the offer. On Command formed a separate special committee of its board of directors to evaluate the proposal.

    On April 1, 2003, the Liberty Satellite board of directors met to discuss the proposal received from Liberty Media. Because Liberty Media is the beneficial owner of approximately 87% of the outstanding common stock of Liberty Satellite and certain of the Liberty Media directors serve on the Liberty Satellite board of directors and may have an interest in the consummation of the proposal that conflicts with the interests of Liberty Satellite and its other stockholders, the Liberty Satellite board of directors formed a Special Committee composed of three independent directors, Messrs. Angelich, Goddard and Hockemeier. The Liberty Satellite board of directors appointed Mr. Angelich as chairman of the Special Committee. None of the members of the Special Committee is an officer or employee of Liberty Satellite, Liberty Media or any of their affiliates. The Liberty Satellite board of directors delegated to the Special Committee, among other things, the responsibility and authority to review, evaluate and, if appropriate, negotiate the terms of the proposal. In consideration of the anticipated time requirements and commitments required of the members of the Special Committee, the Liberty Satellite board of directors determined that each member would receive a fee of $40,000 for such service. Each member would also be reimbursed for his out-of-pocket expenses. Liberty Satellite then publicly announced the letter of interest and the formation of the Special Committee.

    The Liberty Satellite board of directors authorized the Special Committee to retain independent financial and legal advisors to assist it in its evaluation of the Liberty Media proposal. The Special Committee retained Shaw Pittman LLP, as its legal advisor.

    Shortly after Liberty Satellite's announcement on April 2, 2003 of Liberty Media's initial merger proposal, five putative class action lawsuits were filed on behalf of Liberty Satellite stockholders in the Court of Chancery of the State of Delaware against Liberty Media, Liberty Satellite and members of the board of directors of Liberty Satellite.

    On April 9, 2003, the Special Committee held its first meeting telephonically. All of the members of the Special Committee were present at the meeting. At the meeting, the directors discussed with

                                       35
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Shaw Pittman the standard of independence that each director on the Special
Committee must meet and determined, after a discussion of the directors' equity holdings and business relationships, that none of the directors had any relationships that would compromise their ability to objectively evaluate the proposal and vigorously negotiate the transactions contemplated by the proposal. Shaw Pittman advised the Special Committee as to its fiduciary duties and responsibilities in considering and acting upon the acquisition proposal. The Special Committee also discussed with its legal advisors the process by which independent financial advisors to the Special Committee should be selected and retained.

    The Special Committee then interviewed on April 14 and 15, 2003, three investment banking firms, which they had selected from a larger pool of candidates, based on the firms' knowledge of the satellite industry, their expertise in similar advisory assignments and their lack of a significant relationship with Liberty Media at that time. All of the members of the Special Committee were present at the interviews.

    On April 17, 2003, the Special Committee met with Shaw Pittman to discuss the interviews. All of the members of the Special Committee were present at the meeting. After discussing the interviews, the Special Committee selected Morgan Stanley & Co. Incorporated as its financial advisor, principally based on that firm's independence and relative experience in the satellite industry. The Special Committee then authorized Mr. Angelich, with the assistance of Shaw Pittman, to negotiate an engagement letter with Morgan Stanley on behalf of the Special Committee. The engagement letter with Morgan Stanley was executed on April 21, 2003.

    On April 23, 2003, Shaw Pittman suggested that, in light of the number of members of Liberty Satellite's board of directors who are also Liberty Media management, the General Counsel of Liberty Satellite send to Liberty Satellite management a letter instructing management not to provide forward-looking information regarding Liberty Satellite to persons affiliated with Liberty Satellite that are also officers or employees of Liberty Media. The letter was thereafter distributed to Liberty Satellite management.

    On May 6, 2003, Morgan Stanley had conversations with each of Shaw Pittman and Mr. Angelich regarding the scope of the financial due diligence that Morgan Stanley intended to conduct on Liberty Satellite. Thereafter, Mr. Angelich, on behalf of the Special Committee, sent a letter to the Executive Vice President and Chief Operating Officer of Liberty Media, informing Liberty Media that the Special Committee had retained Morgan Stanley and Shaw Pittman as its advisors, notifying him that the due diligence process had begun and informing him that the Special Committee would reply to Liberty Media's proposal once the due diligence process had been completed.

    During May and June 2003, Morgan Stanley, on behalf of the Special Committee, engaged in its financial due diligence review of Liberty Satellite, including the entities in which Liberty Satellite has an interest, and of Liberty Media.

    On June 10, 2003, the Special Committee held a meeting at Morgan Stanley's offices in New York, at which Shaw Pittman, Morgan Stanley and all of the members of the Special Committee were present, in person or by telephone. During the meeting, Morgan Stanley discussed with the Special Committee various valuation issues in connection with Liberty Media's offer based on Morgan Stanley's initial due diligence review. After extensive discussion, the Special Committee asked Morgan Stanley and Shaw Pittman to engage Liberty Media in negotiations with respect to the proposal and the price offered thereunder.

    On June 25, 2003, Morgan Stanley and Shaw Pittman, on the one hand, and Liberty Media, on the other hand, met in New York to discuss their respective clients' approaches to valuation. Morgan Stanley suggested to Liberty Media that based on its discussions with the Special Committee, Liberty Media reconsider its analysis of Liberty Satellite with a view to making a higher offer. Liberty Media disagreed with the positions put forth on behalf of the Special Committee, indicating that Liberty Media did not believe a higher offer was warranted.

    On June 27, 2003, the Special Committee met telephonically with Morgan Stanley and Shaw Pittman to discuss the initial negotiations with Liberty Media that took place on June 25, 2003. All of the members of the Special Committee were present at the meeting. Morgan Stanley reported on the stated positions and arguments of Liberty Media, and the Special Committee discussed with its advisors the nature of an acceptable counter-offer that Morgan Stanley would be authorized to make to Liberty Media. The Special Committee also discussed the appropriateness of considering information regarding On Command and the status of negotiations between On Command and Liberty Media in its analysis of the proposal. The Special Committee then requested that Morgan Stanley engage Liberty Media in further negotiations regarding an acceptable counter-offer.

    On July 1, 2003, Morgan Stanley spoke with Liberty Media via conference call to discuss in further detail various approaches to the valuation of Liberty Satellite, including Liberty Media's perspective as to Liberty Satellite's value.

    On July 2, 2003, the Special Committee held a telephonic meeting with its advisors, which all of the members of the Special Committee attended. At the meeting, Morgan Stanley reported to the Special Committee on its communications with Liberty Media. The Special Committee discussed the relative merits of Liberty Media's views on Liberty Satellite's value. The Special Committee discussed with its advisors various negotiating strategies, and ultimately decided that the Special Committee should, together with its financial and legal advisors, have a face-to-face meeting with Liberty Media. The Special Committee authorized Morgan Stanley to set up the meeting.

    During this period, Morgan Stanley continued to have periodic communications with the members of the Special Committee. Morgan Stanley also continued its due diligence on Liberty Satellite and the entities in which Liberty Satellite has investments.

    On July 17, 2003, the Special Committee met telephonically with its legal and financial advisors to discuss the anticipated face-to-face meeting with Liberty Media scheduled by Morgan Stanley for July 21, 2003. All of the members of the Special Committee were present at the meeting. Morgan Stanley summarized for the Special Committee the purpose of, and agenda for, the meeting with Liberty Media, and reviewed valuation issues regarding Liberty Satellite and, potentially, On Command.

    On July 18, 2003, the Special Committee met via telephone conference call with Shaw Pittman and Morgan Stanley to discuss the status of the negotiations with Liberty Media.

    On July 21, 2003, the Special Committee, together with Morgan Stanley and Shaw Pittman, met with Liberty Media in Englewood, Colorado to discuss Liberty Media's proposal and to negotiate the consideration to be received by Liberty Satellite stockholders in a transaction with Liberty Media. At that meeting, the respective parties continued to have significant differences of opinion with respect to the valuation of Liberty Satellite and failed to reach an agreement. The Special Committee again asked Liberty Media to reconsider its proposal and increase its initial offer.

    On July 24, 2003, the Special Committee met via telephone conference call with Shaw Pittman and Morgan Stanley to discuss the status of the negotiations with Liberty Media.

    On July 25, 2003, Liberty Media contacted Mr. Angelich to increase the consideration offered in its initial proposal. Liberty Media proposed an exchange ratio of 0.2627 for the conversion of Liberty Satellite's common stock into shares of Liberty Media's Series A common stock.

    On July 28, 2003, the Special Committee met with its legal and financial advisors to discuss the 0.2627 exchange ratio proposed by Liberty Media on July 25, 2003. After the meeting, Mr. Angelich contacted Liberty Media and suggested that the Special Committee might entertain an offer that was

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
higher than Liberty Media's suggested ratio of 0.2627. Subsequently, Liberty Media increased the proposed exchange ratio to 0.2750.

    On July 29, 2003, the Special Committee met telephonically with Shaw Pittman and Morgan Stanley. At the meeting, Mr. Angelich reported that a tentative agreement had been reached with Liberty Media on an exchange ratio of 0.2750 for the conversion of Liberty Satellite's common stock into shares of Liberty Media's Series A common stock, assuming that the parties could agree on acceptable merger terms in their negotiation of a merger agreement.

    On July 30, 2003, outside counsel to Liberty Media sent a draft of a proposed merger agreement to Shaw Pittman.


    During late July and early August, counsel to Liberty Media and counsel for plaintiffs in the stockholder litigation pending before the Delaware Court of Chancery negotiated over the potential settlement of the litigation. On
August 5, 2003, the parties to the litigation agreed in principle to a proposed settlement which would provide, subject to certain conditions, that Liberty Media would proceed with a merger in which the public holders of Liberty Satellite common stock would receive 0.2750 of a share of Liberty Media
Series A common stock per share of Liberty Satellite common stock. For additional information on the litigation, please see the section entitled "Certain Litigation" on page 54.


    During the month of August, Shaw Pittman and counsel to Liberty Media engaged in negotiations with respect to the merger agreement. The parties discussed, among other things, (i) the breadth of the representations and warranties to be provided by Liberty Satellite under the merger agreement,
(ii) the need for the Special Committee to be able to consider any acquisition proposals submitted by third parties in order to discharge its fiduciary duties,
(iii) the appropriateness of Liberty Media's ability to terminate the merger agreement and abandon the merger if, after signing the merger agreement but prior to closing, a material adverse change should occur in Liberty Satellite's condition and (iv) the amount and nature of closing conditions to the Merger, including whether approval of the disinterested stockholders of Liberty Satellite should be obtained with respect to the proposed merger.

    On August 20, 2003, the Special Committee met via telephone conference call with its legal and financial advisors to discuss the status of the negotiations of the merger agreement with Liberty Media's counsel. Messrs. Angelich and Goddard were present at the meeting. Shaw Pittman outlined for the Special Committee the remaining outstanding issues with respect to the merger agreement, which the Special Committee then discussed with its advisors.

    On August 22, 2003, the full Liberty Satellite board of directors met with Morgan Stanley and Shaw Pittman to review Morgan Stanley's presentation in connection with the delivery of its financial opinion and the current draft of the merger agreement. All of the members of the Liberty Satellite board of directors, except for Robert R. Bennett were present, either in person or telephonically. Following a discussion of the merger agreement and Morgan Stanley's analysis as contained in its presentation, Morgan Stanley delivered to the Special Committee its opinion, dated August 22, 2003, that, subject to and based on the assumptions and considerations set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders in the aggregate of Liberty Satellite's common stock (other than Liberty Media and its affiliates).

    Immediately after the Liberty Satellite board of directors meeting that day, the Special Committee met with Morgan Stanley and Shaw Pittman to discuss the remaining outstanding issues with respect to the current draft of the merger agreement.

    On August 26, 2003, after being presented with the final version of the merger agreement, the Special Committee unanimously determined by written consent that the proposed merger on the terms presented to the Special Committee for review, including, without limitation, the exchange ratio, were fair to Liberty Satellite and the stockholders of Liberty Satellite unaffiliated with Liberty Media, and

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
recommended to the Liberty Satellite board of directors that the proposed merger and the final version of the merger agreement be approved, and submitted to the stockholders of Liberty Satellite for their approval. Based upon the recommendation of the Special Committee, the Liberty Satellite board of directors approved the merger and the final version of the merger agreement by unanimous written consent on that same day.

PURPOSE FOR THE MERGER; RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE LIBERTY SATELLITE BOARD OF DIRECTORS; FAIRNESS OF THE OFFER AND THE MERGER

    LIBERTY SATELLITE PURPOSE AND REASONS FOR THE MERGER

    The Liberty Satellite board of directors believes that because of the limited liquidity of Liberty Satellite's common stock and, in particular its Series B common stock, and the depressed share price of its common stock in the public market, Liberty Satellite stockholders have not been able to realize the value of their investment in Liberty Satellite. The Series A common stock of Liberty Media to be received by Liberty Satellite stockholders in the merger will provide such stockholders with enhanced liquidity and an investment in a relatively attractive portfolio of operating businesses. Based on the closing price of Liberty Media's Series A common stock on August 20, 2003 of $11.54, the price per share of Liberty Satellite common stock implied by the exchange ratio represented a premium of approximately 48% over the market price of Liberty Satellite's Series A common stock before the public announcement of the initial offer by Liberty Media.

    In addition, Liberty Satellite faces significant challenges as a stand alone holding company. Its potential for growth is limited by the lack of strategic investment opportunities in the satellite industry. Also, as discussed in "Merger--Background of the Merger--Certain Prior Transactions and Negotiations, "Liberty Satellite's holding company structure and the financial condition of On Command make it increasingly difficult for Liberty Satellite to meet its cash dividend obligations.

    LIBERTY MEDIA PURPOSE AND REASONS FOR THE MERGER

    Management of Liberty Media routinely reviews Liberty Media's investments in its less than wholly-owned entities to determine whether it would be advisable for Liberty Media to continue to hold, increase or dispose of any such investment. Whether a decision to increase or dispose of an investment is made, and the timing of any such decision, depends on numerous factors, including the size and nature of the investment, the perceived advantages, if any, of full or partial ownership and management control, conditions in the relevant industry and general market and economic conditions.

    Since the time Liberty Media obtained its interest in Liberty Satellite, management of Liberty Media has from time to time evaluated the performance of Liberty Satellite and analyzed the extent to which it had achieved its business objectives as a separate publicly-held company. In reaching its decision to make the merger proposal and to enter into the merger agreement, Liberty Media considered its management's assessment of Liberty Satellite's existing financial position, the market performance of the Liberty Satellite Series A and Series B common stock, industry and market conditions, and the following factors:

    - Liberty Satellite's need for additional capital resources to develop its business;

    - the trading price volatility of Liberty Satellite common stock caused, in part, by its limited public float;

    - recent capital market trends, which have adversely affected the ability of companies situated similarly to Liberty Satellite to access capital;

    - the elimination of costs associated with operating Liberty Satellite as a separate public company, including costs and expenses associated with Securities and Exchange Commission reporting, communicating with stockholders and related legal and accounting fees; and

    - the ability to eliminate certain conflicts of interest between Liberty Satellite and Liberty Media relating to business dealings between them.

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
    RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE LIBERTY SATELLITE BOARD OF
     DIRECTORS

    In its written consent, dated as of August 26, 2003, the Special Committee:

    - determined that the merger agreement and the transactions contemplated thereby, including the merger and the exchange ratio, are fair to and in the best interests of Liberty Satellite and its stockholders (other than Liberty Media and its affiliates);

    - recommended that the Liberty Satellite board of directors authorize, adopt and approve the merger and the merger agreement;

    - recommended that the Liberty Satellite board of directors authorize the execution and delivery of the merger agreement, any other documents related to the merger agreement and the consummation of the merger; and

    - recommended that the Liberty Satellite board of directors submit the merger agreement to Liberty Satellite's stockholders for a vote, along with a Liberty Satellite board of directors recommendation that the stockholders approve such merger agreement.

    In its written consent, dated as of August 26, 2003, the Liberty Satellite board of directors, based upon the recommendation of the Special Committee:

    - determined that the merger agreement and the transactions contemplated thereby, including the merger and the exchange ratio, are fair to and in the best interests of Liberty Satellite and its stockholders (other than Liberty Media and its affiliates);

    - authorized, adopted, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the exchange ratio;

    - resolved to submit the merger agreement to Liberty Satellite's stockholders for their approval at a meeting of the stockholders;

    - advised and recommended that Liberty Satellite's stockholders approve the merger agreement and the transactions contemplated thereby; and

    - authorized certain Liberty Satellite officers to execute, deliver and perform the merger agreement and any related agreements and to make certain filings with the Securities and Exchange Commission related to the merger.

    THE SPECIAL COMMITTEE

    In reaching the recommendations described above, the Special Committee considered a number of factors, including the following:

    - LIBERTY SATELLITE OPERATING AND FINANCIAL CONDITION AND PROSPECTS. The Special Committee took into account the current and historical financial condition and results of operations of Liberty Satellite and the companies in which it holds an interest. It also considered the prospects of Liberty Satellite as an independent, publicly held entity, taking into account its current financial situation, and the current and expected conditions in the general economy and the satellite industry.

    - TRANSACTION FINANCIAL TERMS/PREMIUM TO MARKET PRICE. The Special Committee considered the relationship of the per share consideration implied by the exchange ratio to the historical market price of shares of Liberty Satellite's common stock. At the time the Special Committee made its decision, the implied value of the merger consideration per share of Liberty Satellite common stock of $3.17 (based on the closing price of Liberty Media's Series A common stock on August 20, 2003) represented a premium of 48% over the closing price per share of Liberty Satellite's Series A common stock on March 26, 2003, the day before the public announcement

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
      of Liberty Media's preliminary proposal to acquire all of Liberty Satellite's outstanding common stock, a premium of 20% over the closing price per share of Liberty Satellite's Series A common stock one month prior to Liberty Media's announcement, and a premium of 25% over the average price per share of Liberty Satellite's Series A common stock over the three month period prior to Liberty Media's announcement. The Special Committee believes that, after extensive negotiations on its behalf with Liberty Media, Liberty Satellite has obtained the highest price per share of Liberty Satellite common stock that Liberty Media is willing to pay. The Special Committee took into account the fact that the terms of the merger were determined through extensive negotiations between Liberty Media and Liberty Satellite and its financial and legal advisors, all of whom are unaffiliated with Liberty Media. The Special Committee also considered the risk that further price negotiations with Liberty Media could cause Liberty Media to abandon the transaction. The Special Committee was aware that the consideration to be received by Liberty Satellite's stockholders in the merger would be taxable to such stockholders for federal income tax purposes.

    - LACK OF ACTIVE TRADING MARKET. The Special Committee considered the fact that Liberty Satellite's common stock is not listed on a national securities exchange and that the trading of shares in the over-the-counter market does not constitute an active public trading market providing an efficient means for determining the value of the shares. The OTC Bulletin Board is not a securities exchange, it is merely a regulated quotation service. Therefore, the Special Committee took into account that it could not base the valuation of Liberty Satellite's common stock upon historic trading prices.

    - FORM OF CONSIDERATION. The Special Committee considered the fact that, in the merger, the exchange ratio is fixed and, therefore, the value of the consideration to be received by Liberty Satellite's stockholders is subject to the risks associated with fluctuations in the market price of Liberty Media's capital stock.

    - PRESENT ECONOMIC ENVIRONMENT/DECREASE IN LIBERTY SATELLITE SHARE
      PRICE. The Special Committee considered the fact that the implied value of $3.17 per share was lower than the average market price of its shares in early 2002 and the price at which Liberty Media made a similar proposal in October 2001, which was later withdrawn. The Special Committee nonetheless determined that the implied per share value would provide fair value to its stockholders given the depressed price of Liberty Satellite's common stock, the widespread downturn of equity values in general and, in particular, in the telecommunications industry, and the lack of confidence in such equity markets, indicating that the trend may not abate in the near future. The Special Committee believes this economic environment makes the merger more beneficial to Liberty Satellite stockholders, as the current market for Liberty Satellite's common stock may not offer them sufficient liquidity to make an open market sale of their common stock in a favorable exit strategy.

    - STRATEGIC ALTERNATIVES. The Special Committee considered the fact that Liberty Media currently owns approximately 98% of the overall voting power of Liberty Satellite. The Special Committee concluded that Liberty Media's control over Liberty Satellite could deter any potential acquisition of Liberty Satellite by a third party, and, accordingly, that a third party acquisition was not a likely alternative.

    - MORGAN STANLEY'S FAIRNESS OPINION. The Special Committee took into account the presentation from Morgan Stanley and its opinion, dated August 22, 2003, that, based upon and subject to the considerations and assumptions in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders in the aggregate of shares of Liberty Satellite's common stock (other than Liberty Media and its affiliates). A copy of the fairness opinion is attached hereto as ANNEX IV. For information regarding the analysis conducted by Morgan Stanley, see "The Merger--Opinion of the Financial Advisor to the Special Committee." Liberty Satellite stockholders are urged to read the fairness opinion and the section entitled "The Merger--Opinion of the Financial Advisor to the Special Committee" in their entirety. The Special Committee was aware that Morgan Stanley becomes entitled to certain fees described under "The Merger--Opinion of the Financial Advisor to the Special Committee" upon the consummation of the merger.

    - APPRAISAL RIGHTS. The Special Committee considered the fact that holders of Liberty Satellite common stock who perfect their appraisal rights will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under the Delaware corporate statute, as described under "Appraisal Rights of Dissenting Stockholders"

    THE LIBERTY SATELLITE BOARD OF DIRECTORS

    In reaching its determinations referred to above, the Liberty Satellite board of directors considered the following factors, each of which in the view of the Liberty Satellite board of directors supported such determinations:

    - the conclusions and recommendations of the Special Committee;

    - the factors referred to above as having been taken into account by the Special Committee, including the receipt by the Special Committee of the opinion of Morgan Stanley that, as of August 22, 2003 and based upon and subject to the assumptions stated therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Liberty Satellite's stockholders (other than Liberty Media and its affiliates), and the financial analysis presented by Morgan Stanley to the Liberty Satellite board of directors; and

    - the fact that the exchange ratio and the terms and conditions of the merger agreement were the result of extensive negotiations between the Special Committee and Liberty Media.

    The members of the Liberty Satellite board of directors, including the members of the Special Committee, evaluated the merger in light of their knowledge of the business, financial condition and prospects of Liberty Satellite and based upon the advice of financial and legal advisors.

    The Liberty Satellite board of directors, including the members of the Special Committee, believes that the merger is procedurally fair to the Liberty Satellite stockholders (other than Liberty Media and its affiliates) based upon a number of factors, including:

    - the fact that the Special Committee consisted of independent directors appointed to represent the interests of Liberty Satellite's stockholders (other than Liberty Media and its affiliates), and that the Special Committee was empowered with the exclusive authority to review, evaluate and negotiate the proposed merger;

    - the fact that the Special Committee retained and was advised by its own independent legal counsel;

    - the fact that the Special Committee retained and was advised by Morgan Stanley, as its independent financial advisor, to assist it in evaluating a potential transaction with Liberty Media;

    - the extent and nature of the deliberations pursuant to which the Special Committee evaluated the merger;

    - the fact that the merger agreement allows the Liberty Satellite board of directors to withdraw its recommendation to the stockholders under certain circumstances and, under certain circumstances, allows Liberty Satellite to consider an alternative transaction; and

    - the fact that the exchange ratio resulted from extensive bargaining between representatives of the Special Committee on the one hand, and representatives of Liberty Media, on the other.

    In making its decision regarding procedural fairness, the Special Committee also considered the fact that the merger is not conditioned upon approval by a majority of the stockholders who are unaffiliated with Liberty Media. Although the Special Committee, through counsel, requested such a condition, Liberty Media did not agree. The Special Committee nonetheless determined the transaction was fair even though it was not conditioned upon approval by a majority of the stockholders who are unaffiliated with Liberty Media because:

    - the Special Committee was advised by its legal counsel that the Delaware statutes do not impose such a "majority of the minority" condition in such transactions;

    - the absence of offers from any interested buyers during the five months from the date of Liberty Media's initial proposal through the date of this proxy statement, despite the public announcement of the proposal and the merger; and

    - the terms of the merger agreement permit Liberty Satellite, under certain circumstances, to consider competing offers and permit the Liberty Satellite board of directors to withdraw its recommendation to Liberty Satellite's stockholders and terminate the merger agreement under certain circumstances.

    In view of the wide variety of factors considered in connection with their evaluation of the merger, neither the Special Committee nor the Liberty Satellite board of directors found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations. The Special Committee and the Liberty Satellite board of directors considered all the factors as a whole in reaching their respective determinations.

    The foregoing discussion of the information and factors considered by the Special Committee and the Liberty Satellite board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee and the Liberty Satellite board of directors. Liberty Satellite's executive officers have not been asked to make a recommendation as to the merger.

OPINION OF THE FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

    Under an engagement letter, dated April 21, 2003, the Special Committee retained Morgan Stanley to provide it with financial advisory services (including structuring, planning and negotiating services) and a financial opinion letter in connection with the merger. At the meeting of the Liberty Satellite board of directors, including the members of the Special Committee, on August 22, 2003, Morgan Stanley rendered its oral opinion to the Special Committee, subsequently confirmed in writing, to the effect that, as of August 22, 2003 and subject to and based upon the assumptions and considerations set forth in its written opinion, the exchange ratio of 0.2750 pursuant to the merger agreement was fair to the holders of shares in the aggregate of Liberty Satellite's common stock (other than Liberty Media and its affiliates) from a financial point of view.

    THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY, DATED AUGUST 22, 2003, IS ATTACHED AS ANNEX IV. THE OPINION SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION. WE RECOMMEND THAT YOU READ THE ENTIRE OPINION CAREFULLY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND ADDRESSES ONLY THE FAIRNESS IN THE AGGREGATE, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT TO THE HOLDERS IN THE AGGREGATE OF LIBERTY SATELLITE'S COMMON STOCK, OTHER THAN LIBERTY MEDIA AND ITS AFFILIATES, AS OF THE DATE OF THE OPINION. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF LIBERTY SATELLITE'S COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATING TO THE MERGER. THE SUMMARY OF THE

OPINION OF MORGAN STANLEY SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    In connection with rendering its opinion, Morgan Stanley, among other things:

    (i) reviewed certain publicly available financial statements and other information of Liberty Satellite and Liberty Media, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning Liberty Satellite and its interests in other companies including, among others, On Command Corporation and WildBlue Communications, Inc. (collectively, the "Liberty Satellite Investments") prepared by the management of Liberty Satellite and certain of the Liberty Satellite Investments;

   (iii) reviewed certain financial forecasts related to Liberty Satellite and certain of the Liberty Satellite Investments, as prepared by the managements of Liberty Satellite and certain of the Liberty Satellite Investments, respectively;

    (iv) discussed the past and current operations and financial condition and the prospects of Liberty Satellite and the Liberty Satellite Investments with senior executives of Liberty Satellite and certain of the Liberty Satellite Investments, respectively;

    (v) considered information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Liberty Satellite and certain of the Liberty Satellite Investments;

    (vi) reviewed the reported prices and trading activity of the Liberty Satellite common stock, the Liberty Media Series A common stock and certain of the Liberty Satellite Investments;

   (vii) compared the financial performance of Liberty Satellite, Liberty Media and, if applicable, the Liberty Satellite Investments, and the prices and trading activity of the Liberty Satellite common stock, the Liberty Media Series A common stock, and, if applicable, the common stock of certain of the Liberty Satellite Investments with that of certain comparable publicly-traded companies and their securities;

  (viii) reviewed the financial terms, to the extent publicly available, of selected minority buy-back transactions;

    (ix) participated in discussions and negotiations among representatives of Liberty Satellite and Liberty Media and their legal advisors;

    (x) reviewed the draft merger agreement dated August 20, 2003 and certain related documents; and

    (xi) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

    Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the internal financial statements, other financial and operating data, and financial forecasts, including certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the management's best currently available estimates and judgments of the future financial performance of Liberty Satellite and certain of the Liberty Satellite Investments, respectively. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities or technology of Liberty Satellite, the Liberty Satellite Investments or Liberty Media, nor has it been furnished with any such appraisals. In arriving at its opinion, Morgan Stanley relied primarily on publicly available information on Liberty Media provided by Liberty Media or equity research analysts who cover Liberty Media. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without material modification or waiver. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of August 22, 2003.

    In arriving at its opinion, Morgan Stanley was not authorized to solicit, and it did not solicit interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Liberty Satellite or the Liberty Satellite Investments or its or their assets. In addition, Morgan Stanley's opinion does not in any manner address the prices at which Liberty Media's Series A common stock or Liberty Satellite's common stock will actually trade at any time or the relative fairness of the merger to the holders of the Series A common stock or the Series B common stock of Liberty Satellite.

    The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    LIBERTY SATELLITE VALUATION ANALYSIS. Morgan Stanley noted that the implied value per share of Liberty Satellite Series A common stock was $3.17, based on the closing price per share of Liberty Media Series A common stock on August 20, 2003 and the transaction exchange ratio. Morgan Stanley also noted that the primary differences, among others, between the Liberty Satellite
Series A common stock and Liberty Satellite Series B common stock were the average daily trading volume and the voting rights associated with each series.

    HISTORICAL TRADING ACTIVITY. Morgan Stanley reviewed the closing prices and trading volume of Liberty Satellite Series A common stock for different time periods, ending August 20, 2003. Morgan Stanley observed the following:

                                                              VALUE PER SHARE OF
                                                              LIBERTY SATELLITE
                                                               SERIES A COMMON
PERIOD                                                              STOCK
------                                                        ------------------
Current (8/20/03)...........................................         $2.25
Last Twelve Month High (12/2/02)............................         $3.10
Last Twelve Month Low (8/20/02).............................         $1.10

    Morgan Stanley observed that the implied value per share of Liberty Satellite common stock of $3.17 represented a 41%, 2% and 188% premium over the current, last twelve month high and last twelve month low of Liberty Satellite Series A common stock share prices, respectively. Morgan Stanley also noted that Liberty Satellite Series A common stock is not actively traded, with an average of 10,475 shares of Liberty Satellite Series A common stock traded daily during the twelve month period ending August 20, 2003, and that Liberty Satellite is not covered by equity research analysts.

    HISTORICAL PERFORMANCE VS. VARIOUS INDICES. Morgan Stanley reviewed the performance of Liberty Satellite Series A common stock versus various indices during the two year period ending August 20, 2003. Morgan Stanley observed the following:

                                                        INDEXED PRICE PERFORMANCE
INDEX                                                   ENDING AUGUST 20, 2003(5)
-----                                                   --------------------------
S&P 500...............................................             (15)%
Direct to Home Index(1)...............................             (26)%
Fixed Satellite Services Index(2).....................             (39)%
Cable Index(3)........................................             (50)%
Digital Audio Radio Systems Index(4)..................             (64)%
Liberty Satellite Series A common stock...............             (91)%

------------------------

(1) Includes General Motors Corp. Class H, Echostar Communications Corp., XM Satellite Radio Holdings Inc. and Sirius Satellite Radio Inc.

(2) Includes SES Global SA, PanAmSat Corp., JSAT Corp., New Skies Satellites N.V., and Asia Satellite Telecommunications Holdings Limited

(3) Includes Comcast Corp., Cox Communications Inc., Charter
    Communications Inc., Cablevision Systems Corp., and AOL Time Warner Inc.

(4) Includes XM Satellite Radio Holdings Inc. and Sirius Satellite Radio Inc.

(5) Figures in parenthesis represent percentage price declines.

    EXCHANGE RATIO AND PRICE PREMIUM ANALYSIS.

    EXCHANGE RATIO ANALYSIS. Morgan Stanley reviewed the ratios of the closing prices of Liberty Satellite's Series A common stock divided by the corresponding closing prices of Liberty Media's Series A common stock over various periods ending on August 20, 2003. The resulting ratios are referred to as average exchange ratios. Morgan Stanley then examined the premiums represented by the exchange ratio of 0.2750 set forth in the merger agreement to these average exchange ratios, and found them to be as follows:

                                                          TRANSACTION EXCHANGE RATIO
                                            AVERAGE       (0.2750) PREMIUM TO AVERAGE
PERIOD ENDING AUGUST 20, 2003            EXCHANGE RATIO         EXCHANGE RATIO
-----------------------------            --------------   ---------------------------
August 20, 2003........................      0.1950                   41%
Last 5 days............................      0.2173                   27%
Last 10 days...........................      0.2230                   23%
Last 20 days...........................      0.2409                   14%
Last 30 days...........................      0.2517                    9%
Last 60 days...........................      0.2661                    3%
Last 90 days...........................      0.2732                    1%
March 26, 2003 (one day prior to
  initial offer).......................      0.2131                   29%

    PRICE PREMIUM ANALYSIS. Morgan Stanley then examined the premiums represented by the value per share of Liberty Satellite Series A common stock implied by the exchange ratio over these average prices for Liberty Satellite Series A common stock, and found them to be as follows:

                                                            TRANSACTION IMPLIED PRICE
                                                            ($3.17) PREMIUM TO AVERAGE
PERIOD ENDING AUGUST 20, 2003               AVERAGE PRICE             PRICE
-----------------------------               -------------   --------------------------
August 20, 2003...........................      $2.25                   41%
Last 5 days...............................      $2.17                   46%
Last 10 days..............................      $2.17                   46%
Last 20 days..............................      $2.26                   41%
Last 30 days..............................      $2.32                   37%
Last 60 days..............................      $2.52                   26%
Last 90 days..............................      $2.60                   22%
March 26, 2003 (one day prior to initial
  offer)..................................      $2.15                   48%

    ANALYSIS OF PRECEDENT MERGERS & ACQUISITIONS AND MINORITY BUY-BACK TRANSACTIONS. Morgan Stanley compared publicly available statistics for mergers and acquisitions transactions involving a U.S. public target during the 14 year period ending on July 1, 2003 to the relevant statistics for Liberty Satellite. The average premium paid in all such transactions was 40% and for transactions in which stock was the form of consideration was 37%.

    Morgan Stanley also compared publicly available statistics for selected "minority buy-back" transactions to the relevant statistics for Liberty Satellite. The transactions reviewed included public mergers and acquisitions announced since 1992, in which a stockholder that owned between 50% and 90% of the stock of a company sought to purchase the remaining shares that it did not own, and in which the total equity value of the target company was less than $100 million. For such transactions, Morgan Stanley analyzed, as of the announcement date, the premium offered by the acquiror to the target's unaffected closing price. Morgan Stanley found the mean premium paid in all of such transactions to be approximately 45%.

    Morgan Stanley noted that the implied transaction value per share (based on the exchange ratio of 0.2750 set forth in the merger agreement) of $3.17 represented an unaffected price premium (based on the day prior to the announcement of Liberty Media's initial proposal) of 48%.

    No company or transaction utilized in the analysis of precedent mergers and acquisitions and minority buy-back transactions is identical to Liberty Satellite, Liberty Media or the merger. In evaluating the precedent minority buy-back transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Liberty Media and Liberty Satellite, such as the impact of competition on the business of Liberty Media, Liberty Satellite or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Liberty Media, Liberty Satellite or the industry or in the financial markets in general, which could affect the public trading value of the companies and the premiums paid in the transactions to which they are being compared. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company or transaction data.

    SUM-OF-THE-PARTS ANALYSIS. Morgan Stanley also performed a sum-of-the-parts valuation analysis based on a range of values for each of the Liberty Satellite Investments. This analysis utilized various valuation methodologies for each of the Liberty Satellite Investments. The valuation methodologies and valuation ranges for each of the Liberty Satellite Investments are summarized below:

                   ELEMENTS OF THE SUM-OF-THE-PARTS ANALYSIS

                       PUBLIC SECURITIES AND DERIVATIVES

                                                                              LIBERTY
                                                      ON           ON       SATELLITE'S      LIBERTY
                                                   COMMAND       COMMAND    OTHER COMMON   SATELLITE'S
                                                    COMMON      PREFERRED      STOCK       DERIVATIVE
VALUATION METHODOLOGY                               STOCK         STOCK     INVESTMENTS    INSTRUMENTS
---------------------                            ------------   ---------   ------------   -----------
Trading Value..................................      Yes         N/A  (1)     Yes            Yes
Public Market Comparables......................      Yes          No          No             No
Implied Liberty Media Offer....................      Yes         N/A  (1)     N/A  (1)       N/A  (1)
Discounted Cash Flow Analysis..................      Yes          No          No             No
Liquidation Preference.........................       No         Yes          No             No
Black-Scholes Option Pricing Model.............       No          No          No             Yes
Valuation Range ($Million).....................   $15 - $60      $102       $71 - $75

------------------------

(1) Not applicable.

                            PRIVATE INVESTMENTS/CASH

                                                                                               OTHER
                                                                   SKY LATIN                  PRIVATE
VALUATION METHODOLOGY                                WILDBLUE       AMERICA      ASTROLINK     ASSETS      CASH
---------------------                              ------------   ------------   ----------   --------   --------
Implied Funding Value............................      Yes             No           No         No         N/A (1)
Public Market Comparables........................      Yes            Yes           No         No         N/A (1)
Discounted Cash Flow Analysis....................      Yes             No           No         No         N/A (1)
Liquidation Value................................       No             No           Yes        Yes        Yes
Valuation Range ($Million).......................   $63 - $90      $48 - $87      $0 - $6      $0         $76

------------------------

(1) Not applicable.

    The result of the sum-of-the-parts valuation analysis is summarized below:

                                    SUMMARY

                                                                     VALUATION RANGE
                                                              ------------------------------
                                                                LOW       MEDIUM      HIGH
                                                              --------   --------   --------
                                                               ($MILLION, EXCEPT PER SHARE)
On Command Common and Preferred Stock.......................   $  117     $ 141      $ 162
Other Public Securities and Derivatives.....................   $   71     $  74      $  75
Private Investments and Cash................................   $  187     $ 243      $ 258
                                                               ------     -----      -----
Total Assets................................................   $  374     $ 457      $ 495
  Less Total Debt and Liabilities(1)........................   $ (365)    $(362)     $(360)
                                                               ------     -----      -----
Equity Value................................................   $    9     $  95      $ 135
Per Share Value.............................................   $ 0.18     $1.81      $2.59
Premium by Implied Value of 0.275 Exchange Ratio............    1,658%       75%        23%

------------------------

(1) Includes preferred stock at liquidation value of $300 million, Ascent Entertainment tax liability of $20 million, iBEAM put liability of $32.4 million and capitalized corporate overhead values of $12.5 million, $10 million and $7.5 million for the low, medium and high cases, respectively.

    In arriving at the low, medium and high cases in the immediately preceding table, Morgan Stanley considered, among other things, discussions with Liberty Satellite management, the ability of Liberty Satellite to sell or transfer certain investments and the potential trading market for such investments or lack thereof. Morgan Stanley noted that the sum-of-the-parts valuation analysis did not assign any value to the contingent liabilities of Sky Latin America, which currently have a present value of approximately $69 million.

    LIBERTY MEDIA VALUATION ANALYSIS.

    HISTORICAL TRADING ACTIVITY. Morgan Stanley reviewed the closing prices and trading activity of Liberty Media Series A common stock for different time periods, ending August 20, 2003. Morgan Stanley observed the following:

                                                              VALUE PER SHARE OF
                                                                LIBERTY MEDIA
                                                               SERIES A COMMON
PERIOD                                                              STOCK
------                                                        ------------------
Current (8/20/03)...........................................        $11.54
Last Twelve Month High (7/7/03).............................        $12.27
Last Twelve Month Low (10/7/02).............................        $ 6.29

    Morgan Stanley noted that Liberty Media's average daily trading volume over the past twelve months ending on August 20, 2003 (approximately 7.2 million shares) was four times the total number of shares of Liberty Media Series A common stock that would be issued to Liberty Satellite stockholders under the terms of the merger agreement as of August 20, 2003. Morgan Stanley also noted that Liberty Media Series A common stock is widely covered by equity research analysts.

    HISTORICAL PERFORMANCE VS. VARIOUS INDICES. Morgan Stanley reviewed the performance of Liberty Media Series A common stock versus various indices for the prior two years, ending on August 20, 2003. Morgan Stanley observed the following:

                                                        INDEXED PRICE PERFORMANCE
INDEX                                                   ENDING AUGUST 20, 2003(2)
-----                                                   --------------------------
S&P 500...............................................             (15)%
Liberty Media.........................................             (22)%
Entertainment Composite(1)............................             (35)%

------------------------

(1) Consists of The News Corporation Limited, Fox Entertainment Group Inc., Walt Disney Co., AOL Time Warner Inc. and Viacom Inc.

(2) Figures in parenthesis represent percentage price declines.

    EQUITY RESEARCH ANALYSTS' PRICE TARGETS. Morgan Stanley observed that the range of publicly available price targets set by equity research analysts for Liberty Media Series A common stock ranged from $12.00 to $17.60 with a mean price target of $14.89.

    NET ASSET VALUE SUM-OF-THE-PARTS ANALYSIS. Morgan Stanley performed an analysis of the Net Asset Value per share of Liberty Media Series A common stock based on (i) share prices and derivatives values of Liberty Media's publicly disclosed interests in public entities as of August 20, 2003 and (ii) Morgan Stanley equity research estimates of Liberty Media's publicly disclosed private assets as of June 30, 2003. Morgan Stanley varied the share prices of the public assets on the low end of the range by the greater of the last twelve month low or a 25% discount to the current share price as of August 20, 2003. Morgan Stanley varied the share prices of the public assets on the high end of the valuation range by the greater of the last twelve month high or the Morgan Stanley equity research price target, subject to a maximum of a 25% premium to the share prices as of August 20, 2003. Morgan Stanley varied the Liberty Media private asset values by a 10% discount on the low end of the valuation range and by a 10% premium on the high end of the valuation range. This analysis suggested a Liberty Media Net Asset Value per share range of $12.15 to $16.16. Morgan Stanley observed that Liberty Media Series A common stock has traded at a discount to the Morgan Stanley equity research Net Asset Value as high as 40%, but that this discount was approximately 20% as of July 1, 2003. Applying this 20% discount to the Net Asset Value range implies a valuation of $10.12 to $13.47. Morgan Stanley noted that the low end of this range implied a Liberty Satellite per share value of $2.78, representing a 29% premium over the unaffected Liberty Satellite
Series A common stock price of $2.15.

    In connection with the review of the merger by the Special Committee and the Liberty Satellite board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Liberty Satellite or Liberty Media. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Liberty Satellite or Liberty Media. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

    Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to holders in the aggregate of shares of Liberty Satellite's common stock (other than Liberty Media and its affiliates) and in connection with the delivery of its opinion to the Special Committee. These analyses do not purport to be appraisals or to reflect the prices at which shares of Liberty Satellite common stock or Liberty Media might actually trade. Liberty Satellite did not impose any limitations on the scope of the information received or reviewed by Morgan Stanley in connection with its delivery of the opinion regarding the exchange ratio pursuant to the merger agreement.

    The exchange ratio pursuant to the merger agreement was determined through arm's length negotiations between Liberty Satellite and Liberty Media and was approved by the Special Committee and the Liberty Satellite board of directors. Morgan Stanley provided advice to the Special Committee of Liberty Satellite during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to the Special Committee or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

    In addition, Morgan Stanley's opinion and its presentation to the Special Committee and the Liberty Satellite board of directors was one of many factors taken into consideration by the Special Committee and the Liberty Satellite board of directors in deciding to approve the exchange ratio of 0.2750 and the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Special Committee or the Liberty Satellite board of directors with respect to the exchange ratio of 0.2750 or of whether the Special Committee or the Liberty Satellite board of directors would have been willing to agree to a different exchange ratio.

    As discussed in the section entitled, "Merger--Background of the Merger--Contracts and Negotiations," after considering and interviewing a number of investment banking firms, the Special Committee retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of business, Morgan Stanley or its affiliates may from time to time trade in the securities or indebtedness of Liberty Satellite or Liberty Media for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the account of customers and, accordingly, may hold long or short positions in these securities or indebtedness.

    Under the engagement letter, the Special Committee agreed that Liberty Satellite would pay Morgan Stanley a fee for providing its financial advisory services, payable in installments. A portion of the fee was a fixed amount paid upon the engagement of Morgan Stanley in recognition of its general advisory services. Another portion of the fee, which was a fixed amount attributable to Morgan Stanley's services with respect to the opinion, was paid upon delivery of the fairness opinion. The final portion of the fee is an amount based on the implied value per share received by the holders of Liberty Satellite's common stock in the merger, calculated and payable upon consummation of the merger. Under the engagement letter, Liberty Satellite will also reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Liberty Satellite will indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financing services for Liberty Media and have received fees for the rendering of those services.

INTERESTS OF DIRECTORS AND OFFICERS

    Certain directors and officers of Liberty Satellite have one or more of the following interests that may be deemed to be different from, or in addition to, the interests of Liberty Satellite stockholders generally. In the case of directors of Liberty Satellite, the following interests presented actual or potential conflicts of interest in determining the exchange ratio and the other terms of the merger:

    - ownership of shares of Liberty Media common stock;

    - ownership of options convertible into shares of Liberty Media common stock; and

    - indemnification arrangements between Liberty Satellite and the Liberty Satellite directors and officers.

    Officers and directors of Liberty Media, Liberty Satellite Acquisition Co. and/or Liberty Satellite who own shares of Liberty Satellite common stock (including restricted stock) at the effective time of the merger will receive shares of Liberty Media Series A common stock on the same terms as the Liberty Satellite public stockholders (except that any shares of restricted stock will remain subject to the same restrictions in place prior to the merger). Officers and directors of Liberty Media, Liberty Satellite Acquisition Co. and/or Liberty Satellite who own options or stock appreciation rights with respect to shares of Liberty Satellite Series A or Series B common stock at the effective time of the merger will have these interests assumed by Liberty Media on the same basis as any other outstanding stock options and stock appreciation rights for Liberty Satellite Series A or Series B common stock. Assumed stock options and stock appreciation rights will be exercisable with respect to the number of shares of Liberty Media Series A common stock determined by multiplying the number of underlying

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
shares of Liberty Satellite Series A common stock by the exchange ratio of 0.2750, with an inverse and proportionate adjustment to the exercise price per share.

    The following table identifies those directors and executive officers of Liberty Satellite who are directors or officers of Liberty Media or its affiliates (other than Liberty Satellite and its controlled affiliates) and the positions held by such individuals with Liberty Media and Liberty Satellite. Messrs. Bennett, Fitzgerald and Howard do not receive any compensation for their services as members of Liberty Satellite's board of directors.

NAME                       AFFILIATED ENTITY                  POSITION(S) HELD
----                       -----------------  -------------------------------------------------
Robert R. Bennett........  Liberty Media      Director, President and Chief Executive Officer
                           Liberty            Director
                           Satellite........

William R. Fitzgerald....  Liberty Media      Senior Vice President
                           Liberty Satellite  Director

Gary S. Howard...........  Liberty Media      Executive Vice President, Chief Operating
                           Liberty Satellite  Officer, Director
                                              Director and Chairman of the Board

    INDEMNIFICATION. Please see the section entitled "The Merger Agreement--Indemnification" for a description of certain indemnification rights that the merger agreement provides to present and former directors and officers of Liberty Satellite and any of its subsidiaries (when acting in such capacity), and any person who is or was serving at the request of Liberty Satellite as a director or officer of another entity (when acting in such capacity).

ACCOUNTING TREATMENT

    The merger will be accounted as a "purchase" of a minority interest, as this term is used under accounting principles generally accepted in the United States of America, for accounting and financial reporting purposes. Accordingly, the consideration paid for the acquired Liberty Satellite shares will be allocated to the assets and liabilities of Liberty Satellite based on their respective fair values.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

    GENERAL. The following discussion summarizes the material U.S. federal income tax consequences of the merger that are applicable to holders of Liberty Satellite common stock. It is not a complete analysis of all potential tax effects relevant to the merger. This discussion assumes that you hold your shares of Liberty Satellite common stock as capital assets within the meaning of
Section 1221 of the Internal Revenue Code.

    This discussion does not address the tax consequences that may be relevant to a particular Liberty Satellite stockholder subject to special treatment under U.S. federal income tax laws, such as dealers in securities, banks, insurance companies, financial institutions, partnerships or other pass-through entities, tax-exempt organizations, non-U.S. persons, stockholders who acquired their shares of Liberty Satellite common stock pursuant to the exercise of options or otherwise as compensation, or stockholders who hold their stock as part of a hedge, constructive sale, wash sale, straddle or conversion transaction, nor does the discussion address any consequences arising under the laws of any state, local or foreign jurisdiction or the application of the U.S. federal estate and gift tax or the alternative minimum tax. Moreover, the tax consequences to holders of Liberty Satellite options are not discussed. The discussion is based on and subject to the Internal Revenue Code of 1986, as amended, Treasury regulations thereunder, and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change, which may be retroactive, and any such change could affect the continuing validity of this discussion. We urge you to consult your own tax advisors concerning the U.S. federal, state and local and foreign tax consequences of the merger to you.

    TAX CONSEQUENCES TO LIBERTY SATELLITE COMMON STOCKHOLDERS.


    The merger will be treated for tax purposes as a taxable sale or exchange of Liberty Satellite shares for shares of Liberty Media Series A common stock and for cash in lieu of fractional shares, if applicable. Liberty Satellite stockholders will have taxable gain or loss equal to the difference between their aggregate basis for their Liberty Satellite shares surrendered in the merger and the sum of the amount of cash and the fair market value of the Liberty Media Series A common stock they receive in the merger. The gain or loss will be capital if they held their shares of Liberty Satellite stock as capital assets and would be long term gain or loss if they held their shares of Liberty Satellite common stock for more than a year as of the date of the merger. Long term capital gains of individuals are generally taxed at more favorable tax rates than other types of income or gain. Capital losses are generally deductible only against capital gains, plus, in the case of individuals, $3,000 each year.


    Your aggregate adjusted basis in the Liberty Media Series A common stock received in the merger generally will be equal to the fair market value of such stock as of the date of the merger. Your holding period in the Liberty Media Series A common stock received in the merger will begin on the day after the date of the merger.

    CONSEQUENCES TO THE CORPORATIONS

    The corporations that are parties to the merger will recognize no gain or loss in the merger. The merger will be treated as a taxable purchase of the stock of Liberty Satellite. Such a transaction results in gain or loss recognition for the Liberty Satellite stockholders, but no gain or loss recognition for the corporations.

    THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF YOUR STATUS AND ATTRIBUTES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO YOU. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL AND OTHER TAX LAWS.

DEREGISTRATION OF LIBERTY SATELLITE COMMON STOCK AFTER THE MERGER

    If the merger is completed, Liberty Satellite Series A and Series B common stock will be deregistered under the Securities Exchange Act and will no longer be eligible for quotation on the OTC Bulletin Board.

ON COMMAND MERGER

    Liberty Media has also entered into a merger agreement with On Command, pursuant to which Liberty Media would acquire all of the publicly held common stock of On Command not already beneficially owned by Liberty Satellite. In this separate merger transaction, unaffiliated holders of On Command common stock will receive 0.166 of a share of Series A common stock of Liberty Media in exchange for each share of On Command common stock that they own (subject to certain adjustments described below based on the trading price of Liberty Media Series A common stock). The closing of the Liberty Satellite merger and the On Command merger are not conditioned upon each other. If the implied value of the exchange ratio in the On Command merger is less than $1.90 or more than $2.10 per share of On Command common stock, based on the average market price of the Liberty Media

Series A common stock during the five trading days ending on the third trading day prior to the closing of the merger, then the exchange ratio will be adjusted upward or downward, as applicable, to yield an implied value of $1.90 or $2.10 per share, respectively, based on such average market price. Any adjustment of the exchange ratio to more than 0.190 of a share of Liberty Media Series A common stock for each share of On Command common stock will be at Liberty Media's sole discretion. If Liberty Media determines not to increase the exchange ratio further, then the exchange ratio would be fixed at 0.190 and On Command would be entitled to terminate the merger agreement. Any decision of the On Command board of directors to terminate the merger agreement would be made by vote of the independent directors.

CERTAIN LITIGATION

    Shortly after Liberty Satellite's announcement on April 2, 2003 of Liberty Media's initial merger proposal, five putative class action lawsuits were filed on behalf of Liberty Satellite stockholders in the Court of Chancery of the State of Delaware (the "Delaware Court") against Liberty Media, Liberty Satellite and members of the board of directors of Liberty Satellite (the "Class Action Lawsuits"). The complaints allege, among other things, that the defendants breached fiduciary and other duties in connection with Liberty Media's proposal to acquire ownership of all issued and outstanding shares of Liberty Satellite common stock. The complaints seek a court order enjoining the proposed transaction, an award of unspecified damages and attorneys' fees, the unwinding of any transaction consummated and various other equitable relief. The five lawsuits were consolidated by the Delaware Court on April 30, 2003.

    Following settlement discussions between plaintiffs' counsel and counsel for Liberty Media during late July and early August, the parties to the pending stockholder litigation agreed on and executed a memorandum of understanding on August 5, 2003 to reflect a proposed settlement of the litigation. The parties also agreed, subject to the conditions described below, to enter into a settlement agreement, cooperate in public disclosures related to the settlement and use best efforts to gain approval of the settlement by the Delaware courts. Without any admission of fault by the defendants, the memorandum of understanding contemplates a dismissal of all claims with prejudice and a release in favor of all defendants of any and all claims related to the proposed transaction that have been or could have been asserted by the plaintiffs or any members of the purported class consisting of all record and beneficial holders of Liberty Satellite common stock from April 1, 2003 through the completion of the merger. These dismissed claims are referred to in this proxy statement as the settled claims.

    The proposed settlement is subject to numerous conditions, including the completion of confirmatory discovery, execution of a settlement agreement, a determination by Liberty Media that the dismissal of the litigation in accordance with the settlement agreement will result in the final release with prejudice of the settled claims, final approval of the settlement by the Delaware courts and completion of the merger. Because the proposed settlement is subject to consummation of the merger and other conditions described above, any settlement will not be final at the time you will be asked to vote on the merger.

    If the parties to the litigation do not proceed with the proposed settlement, or in the event that the proposed settlement ultimately is not approved by the Delaware courts, the litigation could proceed and plaintiffs could seek the relief sought in their complaints, including rescission of the merger or an award of damages in favor of Liberty Satellite stockholders in any plaintiff class that might be certified.

                              THE MERGER AGREEMENT

    The following description of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference herein and a copy of which is annexed to this proxy statement/prospectus as ANNEX I.

GENERAL STRUCTURE; EFFECTIVE TIME.

    The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Liberty Satellite Acquisition Co. will merge with and into Liberty Satellite, with Liberty Satellite being the surviving corporation. In the merger, which will become effective on the date and at the time that a certificate of merger is accepted for filing by the Delaware Secretary of State in accordance with the applicable provisions of the Delaware corporate statute (or such later date and time as may be agreed to by Liberty Media and Liberty Satellite and specified in the certificate of merger), stockholders of Liberty Satellite will receive the consideration described below under "Consideration to be Received in the Merger." The effective time of the merger will occur as soon as practicable after the last of the conditions described under "Conditions to the Merger" below, has been satisfied or waived by Liberty Media or Liberty Satellite, as applicable. We expect the merger to become effective as soon as possible following the special meeting of stockholders. However, because the merger is subject to certain conditions, the merger may occur on any date thereafter, or not at all.

    As a result of the merger, Liberty Media will acquire all of the publicly held common stock of Liberty Satellite that it does not already beneficially own. The merger agreement provides that:

    - the Liberty Satellite certificate of incorporation will remain as the certificate of incorporation of Liberty Satellite after the merger until thereafter amended in accordance with the terms thereof and the Delaware corporate statute;

    - Liberty Satellite's bylaws will remain as the bylaws of Liberty Satellite after the merger until thereafter amended in accordance with the terms thereof, the certificate of incorporation of Liberty Satellite and the Delaware corporate statute; and

    - the parties will take appropriate action to ensure that the directors of Liberty Satellite Acquisition Co. and the officers of Liberty Satellite at the effective time of the merger will, from and after the effective time of the merger, be the directors and officers of Liberty Satellite after the merger until their respective successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of Liberty Satellite, or as otherwise provided by applicable law.

CONSIDERATION TO BE RECEIVED IN THE MERGER

    LIBERTY MEDIA SERIES A COMMON STOCK. At the effective time of the merger, each holder of shares of Liberty Satellite Series A and Series B common stock (other than Liberty Media, Liberty Satellite Acquisition Co. and wholly-owned subsidiaries of Liberty Media) who has not properly exercised appraisal rights, will be entitled to receive 0.2750 of a share of Liberty Media Series A common stock for each share of Liberty Satellite Series A or Series B common stock held immediately prior to the merger. Liberty Media will not issue fractional shares of Liberty Media Series A common stock in the merger. Instead, if any holder of Liberty Satellite common stock would be entitled to receive a number of shares of Liberty Media Series A common stock that includes a fraction, then in lieu of a fractional share, the stockholder will be entitled to receive cash in an amount determined by multiplying the fraction by the current market value of a whole share of Liberty Media Series A common stock and rounding the product to the nearest whole cent. The "current market value" of a share of Liberty Media Series A common stock means, for this purpose, the average of the last reported sale prices of a share of Liberty Media Series A common stock on the New York Stock Exchange for the period of five consecutive trading days prior to the last full trading day preceding the closing date of the merger.

    TREATMENT OF LIBERTY SATELLITE STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
     AND RESTRICTED STOCK.

    Liberty Media will assume outstanding stock options and stock appreciation rights issued under the Liberty Satellite & Technology 1996 Stock Incentive Plan, as amended, and other stock options and stock appreciation rights not issued under that plan, in each case with respect to Liberty Satellite Series A or Series B common stock on the effective date of the merger. Assumed stock options and stock appreciation rights will be exercisable with respect to the number of shares of Liberty Media Series A common stock determined by multiplying the number of underlying shares of Liberty Satellite Series A or Series B common stock on the effective date of the merger by the 0.2750 exchange ratio, rounded up to the nearest whole share. The exercise price per share of Liberty Media Series A common stock issuable under each assumed option (and the base price of each stock appreciation right issued in tandem with, and at the same exercise price as the stock options) will be calculated by dividing the exercise price of the option (or base price of the stock appreciation right) before the merger by the exchange ratio, rounded down to the nearest whole cent.

    In addition, each restricted share of Liberty Satellite common stock issued under or outside of the Liberty Satellite Stock Incentive Plan will be converted into restricted shares of Liberty Media Series A common stock at the exchange ratio, rounded up to the nearest whole share. Each restricted share of Liberty Media stock issued to holders of Liberty Satellite restricted stock will remain subject to the same restrictions applicable to such share prior to the merger.


    EFFECT OF THE MERGER ON LIBERTY SATELLITE PREFERRED STOCK. All shares of Liberty Satellite Series A and B preferred stock that are issued and outstanding immediately prior to the merger will remain outstanding after the merger. All outstanding shares of Series A and B preferred stock are currently held by wholly-owned subsidiaries of Liberty Media. For additional information on the Liberty Satellite preferred stock, please see the section entitled "Comparison of Stockholder Rights" on page 66.


    LIBERTY SATELLITE ACQUISITION CO. CAPITAL STOCK. At the effective time of the merger, each share of capital stock of Liberty Satellite Acquisition Co. outstanding immediately prior to the effective time of the merger will be converted into one share of the common stock of Liberty Satellite, as the surviving corporation in the merger, and will constitute the only outstanding shares of capital stock of the surviving corporation (other than dissenting shares and Liberty Satellite preferred stock). As a result, Liberty Media will acquire all of the publicly held common stock of Liberty Satellite that it does not beneficially own, as Liberty Media directly and indirectly through several controlled subsidiaries, controls all of the issued and outstanding capital stock of Liberty Satellite Acquisition Co.

    CERTAIN ADJUSTMENTS. If, prior to the effective time of the merger, the Liberty Media Series A common stock is recapitalized or reclassified or Liberty Media effects any stock dividend, stock split, or reverse stock split of Liberty Media Series A common stock or otherwise effects any transaction that changes the Liberty Media Series A common stock into any other securities (including securities of another corporation), or any dividend or distribution is made on the Liberty Media Series A common stock (or such other securities), then the shares of Liberty Media Series A common stock to be delivered in the merger to the holders of Liberty Satellite common stock will be appropriately and equitably adjusted to the kind and amount of shares of stock and other securities and property which the holders of such shares of Liberty Media
Series A common stock would have been entitled to receive had such shares been issued and outstanding as of the record date for determining stockholders entitled to participate in such corporate event.

    EXCHANGE OF SHARES. Promptly after the effective time of the merger, transmittal letters will be mailed to each holder of record of shares of Liberty Satellite common stock to be used in forwarding his or her certificates evidencing such shares for surrender and exchange for certificates evidencing the shares of Liberty Media Series A common stock to which he or she has become entitled and, if applicable, cash in lieu of a fractional share of Liberty Media Series A common stock. After receipt of this transmittal letter, each holder of certificates formerly representing Liberty Satellite common stock should surrender such certificates to the exchange agent designated in the transmittal letter, and each such holder will receive in exchange therefor certificates evidencing the number of whole shares of Liberty Media Series A common stock to which he or she is entitled and a check for any cash that may be payable in lieu of a fractional share of Liberty Media
Series A common stock. These transmittal letters will be accompanied by instructions specifying other details of the exchange.

    STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL LETTER.

    After the effective time of the merger, except for holders of Liberty Satellite common stock who exercise their statutory dissenters' rights of appraisal, each certificate evidencing Liberty Satellite common stock (other than certificates evidencing shares held directly by Liberty Satellite in its treasury or shares owned of record by Liberty Satellite Acquisition Co., Liberty Media or any wholly-owned subsidiary of Liberty Media, all of which will be canceled), until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of shares of Liberty Media Series A common stock that the holder of the certificate is entitled to receive and the right to receive any cash payment in lieu of a fractional share of Liberty Media Series A common stock. The holder of the unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Liberty Media until the certificate is surrendered. Subject to applicable laws, these dividends and distributions, if any, will be accumulated and, at the time of the surrender, all such unpaid dividends and distributions, together with any cash payment in lieu of a fractional share of Liberty Media Series A common stock, will be paid, without interest.

REGULATORY APPROVALS; CONDITIONS TO THE MERGER.

    REGULATORY APPROVALS. We are not aware of any material regulatory requirements applicable to the merger under any U.S. state or federal law or regulation, other than any requirements under applicable federal and state securities laws and regulations and Delaware corporate law.

    CONDITIONS OF ALL PARTIES. The respective obligations of Liberty Satellite, Liberty Media and Liberty Satellite Acquisition Co. to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or, where permissible, waiver of the following conditions:

    - adoption of the merger agreement and approval of the merger by the requisite vote of the stockholders of Liberty Satellite at the special meeting;

    - effective registration under the Securities Act of 1933 of the shares of Liberty Media Series A common stock to be issued in connection with the merger and receipt of all state securities law permits and authorizations necessary to carry out the transactions contemplated by the merger agreement; and

    - the absence of any effective permanent or preliminary injunction or similar order issued by a court or other governmental entity of competent jurisdiction preventing consummation of the transactions contemplated by the merger agreement as provided therein or permitting such consummation only subject to any condition or restriction that has or would have a material adverse effect on Liberty Satellite.

    CONDITIONS OF LIBERTY MEDIA AND LIBERTY SATELLITE ACQUISITION CO. The obligations of Liberty Media and Liberty Satellite Acquisition Co. to consummate the transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following conditions:

    - the accuracy of the representations and warranties regarding the business operations of Liberty Satellite (except for inaccuracies that could not have a material adverse effect on Liberty Satellite or prevent or materially delay consummation of the merger), the accuracy in all material respects of the remaining representations and warranties of Liberty Satellite, and the performance, in all material respects, of the obligations, agreements and covenants made by Liberty Satellite in the merger agreement;

    - receipt of certain closing certificates from Liberty Satellite;

    - no action having been taken, nor any statute, rule, regulation, order, judgment or decree proposed, enacted, issued, enforced or deemed applicable by any foreign or United States federal, state or local governmental entity, and the absence of any pending or threatened action, suit or proceeding, which (i) makes or may make the merger agreement, the merger or any of the other transactions contemplated by the merger agreement illegal or imposes or may impose material damages or penalties in connection therewith, (ii) requires or may require the divestiture of a material portion of the business of Liberty Media or any of its subsidiaries, (iii) imposes or may impose material limitations on the ability of Liberty Media effectively to exercise full rights of ownership of shares of capital stock of Liberty Satellite, (iv) requires or may require Liberty Media, Liberty Satellite or any of their respective material subsidiaries or affiliates to refrain from engaging in any material business if the merger is consummated, or (v) materially increases Liberty Media's obligations in connection therewith; and

    - receipt of all material governmental and applicable third party consents, approvals and authorizations.

    CONDITIONS OF LIBERTY SATELLITE. The obligation of Liberty Satellite to consummate the transactions contemplated by the merger agreement is also subject to the satisfaction or waiver of the following conditions:

    - the accuracy of the representations and warranties regarding the business operations of Liberty Media (except for inaccuracies that could not have a material adverse effect on Liberty Media or prevent or materially delay consummation of the merger), the accuracy in all material respects of the remaining representations and warranties of Liberty Media and Liberty Satellite Acquisition Co., and the performance, in all material respects, of the obligations, agreements and covenants made by Liberty Media and Liberty Satellite Acquisition Co. in the merger agreement;

    - receipt of certain closing certificates from Liberty Media;

    - no action having been taken, nor any statute, rule, regulation, order, judgment or decree proposed, enacted, issued, enforced or deemed applicable by any foreign or United States federal, state or local governmental entity, and the absence of any pending or threatened action, suit or proceeding, which (i) makes or may make the merger agreement, the merger or any of the other transactions contemplated by the merger agreement illegal or may impose material damages or penalties in connection therewith, or (ii) has or, in the reasonable judgment of Liberty Satellite, assuming consummation of the merger, is reasonably likely to have a material adverse effect on the business, properties, operations or financial condition of Liberty Media and its subsidiaries (including Liberty Satellite and its subsidiaries), taken as a whole;

    - the shares of Liberty Media Series A common stock that will be issued in the merger must be authorized for listing on the New York Stock Exchange, subject only to official notice of issuance; and

    - receipt of all material governmental consents, approvals and authorizations.

COVENANTS

    CERTAIN COVENANTS BY LIBERTY SATELLITE. Liberty Satellite has agreed, except as permitted, required or specifically contemplated by the merger agreement, required by a change in applicable law or consented to in writing by Liberty Media, to conduct, and to cause each of its subsidiaries to conduct, its business, in the ordinary and usual course consistent with past practice, and to use its reasonable efforts to preserve intact its business organization, to preserve its licenses and other permits in full force and effect, to keep available the services of its present officers and key employees and to preserve the good will of those with which it has business relationships. Liberty Satellite has also agreed that except as permitted, required or specifically contemplated by the merger agreement, required by a change in applicable law or consented to in writing by Liberty Media, it will not and will not permit any of its subsidiaries to, prior to the effective time of the merger:

    - amend its certificate of incorporation or bylaws or other governing instrument or document;

    - authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, options, warrants, calls, commitments or other agreements of any character to purchase or acquire any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity or voting interests, subject to certain specified exceptions;

    - split, combine, subdivide or reclassify the outstanding shares of its capital stock or other equity or voting interests, or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or other equity or voting interests, or otherwise make any payments to stockholders or owners of equity or voting interests in their capacity as such (other than dividends or distributions paid by any wholly-owned subsidiary of Liberty Satellite to Liberty Satellite or another wholly-owned subsidiary);

    - redeem, purchase or otherwise acquire, directly or indirectly, any outstanding shares of capital stock or other securities or equity or voting interests of Liberty Satellite or any subsidiary of Liberty Satellite, subject to certain specified exceptions;

    - make any other changes in its capital or ownership structure;

    - sell or grant a lien with respect to any stock, equity or partnership interest owned by it in any subsidiary of Liberty Satellite; or

    - enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing.

    Except as permitted, required or specifically contemplated by the merger agreement, required by a change in applicable law or consented to in writing by Liberty Media, Liberty Satellite has also agreed that it will not, and will cause its subsidiaries not to take certain actions outside the ordinary course of business.

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
    In addition, Liberty Satellite has agreed that it will not, and it will not permit its officers, directors, representatives and agents to, directly or indirectly, (i) take any action to solicit, initiate or knowingly encourage the submission of any offer or proposal concerning a tender offer, exchange offer, merger, share exchange, recapitalization, consolidation or other similar business combination, or a direct or indirect acquisition in any manner of a significant equity interest in, or a substantial portion of the assets of, Liberty Satellite (each, an "Acquisition Proposal") or (ii) engage in discussions or negotiations with any person to facilitate an Acquisition Proposal. However, Liberty Satellite may engage in discussions or negotiations with, and furnish nonpublic information or access to, any person in response to an unsolicited Acquisition Proposal, if (y) it has complied with the foregoing non-solicitation covenant and (z) the Liberty Satellite board of directors determines in good faith after consultation with counsel that it is necessary to do so in order to discharge its fiduciary duties under applicable law. Liberty Satellite must notify Liberty Media of, and keep it informed of any developments with respect to, an Acquisition Proposal. The Liberty Satellite board of directors is permitted to withdraw or modify in a manner adverse to Liberty Media its recommendation to the stockholders of Liberty Satellite to approve the merger agreement if it has complied with this non-solicitation covenant.

    CERTAIN COVENANTS BY LIBERTY MEDIA. Pursuant to the merger agreement, Liberty Media has agreed, in its capacity as a beneficial owner of Liberty Satellite common and preferred stock, to cause the Liberty Satellite stock beneficially owned by Liberty Media, Liberty Satellite Acquisition Co. and Liberty Media's wholly-owned subsidiaries to be voted at the special meeting in favor of the proposal to adopt the merger agreement.

INDEMNIFICATION

    The merger agreement provides that, from and after the effective time of the merger, Liberty Satellite (as the surviving corporation in the merger) will indemnify, defend and hold harmless the present and former directors and officers of Liberty Satellite and any of its subsidiaries (when acting in such capacity), and any person who is or was serving at the request of Liberty Satellite as a director or officer of another entity (when acting in such capacity) (collectively, the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including fees and expenses of counsel properly retained by an Indemnified Party under the merger agreement), liabilities or judgments or amounts that are paid in settlement with the approval of Liberty Satellite (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person was at any time prior to the effective time of the merger a director or officer of Liberty Satellite, pertaining to any matter existing or occurring at or prior to the effective time of the merger and whether asserted or claimed prior to, at or after the effective time of the merger ("Indemnified Liabilities") to the full extent that (x) a corporation is permitted under Delaware law to indemnify or advance expenses to its own directors or officers, as the case may be, (y) such Indemnified Party would have been entitled to be indemnified by Liberty Satellite, if such Indemnified Party was a director or officer of Liberty Satellite, with respect to the Indemnified Liabilities in question under the Liberty Satellite certificate of incorporation and Liberty Satellite's bylaws as in effect on August 26, 2003 and under any indemnification agreement with Liberty Satellite in a form disclosed to Liberty Media prior to the date of the merger agreement and (z) such indemnification otherwise is permitted by applicable law.

LISTING OF LIBERTY MEDIA SERIES A COMMON STOCK

    Liberty Media will use reasonable efforts to cause the shares of Liberty Media Series A common stock that will be issued in the merger (including shares issued in connection with Liberty Satellite's options assumed in the merger) to be authorized for listing on the New York Stock Exchange, subject to official notice of issuance, before completing the merger. The merger will not be completed before the authorization is obtained.

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TERMINATION, AMENDMENT AND WAIVER

    TERMINATION. The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by the stockholders of Liberty Satellite, by

    - mutual consent of Liberty Satellite and Liberty Media;

    - either Liberty Satellite, on the one hand, or Liberty Media and Liberty Satellite Acquisition Co., on the other hand, if (i) the merger has not been consummated before March 31, 2004, unless this delay in consummation is due to the failure of the party seeking to terminate the merger agreement to perform any of its obligations thereunder, (ii) there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party (or by Liberty Satellite Acquisition Co., if the party seeking to terminate the merger agreement is Liberty Satellite) contained in the merger agreement and this breach is incapable of being cured, (iii) any court of competent jurisdiction or other competent governmental authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and this action has become final and nonappealable, or (iv) the required adoption of the merger agreement by the stockholders of Liberty Satellite has not been duly obtained at the special meeting, provided the terminating party has complied with its obligations contained in the merger agreement regarding the special meeting and applicable Securities and Exchange Commission filings; or

    - Liberty Media or Liberty Satellite, if the Liberty Satellite board of directors has withdrawn or modified in any manner adverse to Liberty Media its recommendation to Liberty Satellite stockholders regarding the adoption of the merger agreement and approval of the merger.

    In the event of termination of the merger agreement by either Liberty Satellite or Liberty Media as provided above, the merger agreement will become void and there will be no liability or obligation on the part of Liberty Media, Liberty Satellite Acquisition Co., Liberty Satellite or their respective affiliates, stockholders, officers, directors, agents or representatives (other than under certain specified provisions of the merger agreement which will survive the termination thereof and other than to the extent this termination results from the willful breach by Liberty Media, Liberty Satellite Acquisition Co. or Liberty Satellite of any of its respective representations, warranties, covenants or agreements contained in the merger agreement).

    AMENDMENT AND WAIVER. Liberty Satellite and Liberty Media may amend the merger agreement, by action taken or authorized by their respective boards of directors, at any time prior to the effective time of the merger, either before or after adoption by the stockholders of Liberty Satellite of the merger agreement, except that after the adoption by the stockholders of Liberty Satellite, no amendment may be made which by law requires further approval by such stockholders without further approval. At any time prior to the effective time of the merger, either Liberty Satellite or Liberty Media, by action taken or authorized by such party's board of directors, may, to the extent legally allowed, extend the time specified in the merger agreement for the performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant thereto, waive compliance by the other party with any of the agreements or covenants of the other party contained in the merger agreement or waive any condition to the waiving party's obligation to consummate the transactions contemplated by, or other obligations under, the merger agreement.

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CERTAIN RESTRICTIONS ON RESALE OF LIBERTY MEDIA SERIES A COMMON STOCK BY
AFFILIATES OF LIBERTY SATELLITE AND LIBERTY MEDIA

    All shares of Liberty Media Series A common stock received by Liberty Satellite stockholders in the merger will be registered under the Securities Act of 1933 and freely transferable under the federal securities laws, except that any such shares received by persons who are deemed "affiliates" (as such term is defined under the Securities Act of 1933) of Liberty Satellite prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 (or Rule 144 in the case of such persons who become affiliates of Liberty Media) or as otherwise permitted under the Securities Act of 1933. This proxy statement/prospectus may also be used as a prospectus for the resale by affiliates of Liberty Satellite of shares of Liberty Media Series A common stock acquired in the merger. Any such resale would be reflected in a supplement to this proxy statement/prospectus or a post-effective amendment to the registration statement, as appropriate.

    Persons who may be deemed to be affiliates of Liberty Satellite or Liberty Media generally include individuals or entities that control, are controlled by, or are under common control with such party and may include certain officers and directors of such party as well as principal stockholders of such party.

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                  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

    If the merger is consummated, holders of Liberty Satellite common stock on the date of making a demand for appraisal, as described below, will be entitled to have the fair value of those shares appraised by the Delaware Court of Chancery under Section 262 of the Delaware General Corporation Law and to receive payment for the "fair value" of those shares instead of the merger consideration. In order to be eligible for such appraisal rights, however, a stockholder must (1) continue to hold such stockholder's shares through the effective date of the merger; (2) strictly comply with the procedures described in Section 262 and (3) not have voted in favor of the merger (a stockholder's vote against the merger, including as a result of a failure to vote, will not in and of itself constitute a waiver or exercise of his or her appraisal rights).

    THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO FOLLOW ANY OF THESE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 262. THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL PROVISIONS OF
SECTION 262.

    The following summary is not a complete statement of Section 262 of the Delaware General Corporation Law, and is qualified in its entirety by reference to Section 262, which is incorporated in this proxy statement/prospectus by reference, together with any amendments to the laws that may be adopted after the date of this proxy statement/prospectus. A copy of Section 262 is attached as ANNEX III to this proxy statement/prospectus.


    NOTICE REQUIREMENTS. Under Section 262, not less than 20 days prior to the date of the special meeting, Liberty Satellite, as the surviving corporation, is required to mail to each Liberty Satellite stockholder entitled to appraisal rights, a notice that appraisal rights are available to the stockholder. This notice must also include a copy of Section 262. THIS PROXY STATEMENT/PROSPECTUS CONSTITUTES YOUR NOTICE OF APPRAISAL RIGHTS AS REQUIRED UNDER SECTION 262, INCLUDING YOUR NOTICE AS TO THE TIME PERIODS IN WHICH YOU HAVE TO EXERCISE THOSE RIGHTS. NO FURTHER NOTICE AS TO TIME RESTRICTIONS ON YOUR APPRAISAL RIGHTS WILL BE GIVEN. IT WAS MAILED TO THE STOCKHOLDERS OF LIBERTY SATELLITE ON OR ABOUT OCTOBER 9, 2003.


    DEMAND FOR APPRAISAL. In order to exercise appraisal rights, a stockholder must, before the taking of the vote on the merger agreement and the merger at the special meeting, demand in writing from the surviving corporation, Liberty Satellite, an appraisal of the stockholder's shares of Liberty Satellite common stock. This demand will be sufficient if it reasonably informs Liberty Satellite of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of the stockholder's shares of Liberty Satellite common stock. Failure to make this demand on or before the taking of the vote on the merger agreement and the merger at the meeting will foreclose a stockholder's rights to appraisal. A stockholder's vote against the merger agreement and the merger, including as a result of a failure to vote, will not in and of itself constitute a waiver or exercise of his or her appraisal rights. ALL DEMANDS SHOULD BE DELIVERED TO LIBERTY SATELLITE AND ADDRESSED AS FOLLOWS:
LIBERTY SATELLITE & TECHNOLOGY, INC., 12300 LIBERTY BOULEVARD, ENGLEWOOD, COLORADO 80112, ATTENTION: CORPORATE SECRETARY.

    Only a record holder of shares of Liberty Satellite common stock on the date of making a written demand for appraisal who continuously holds those shares through the time of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder's name appears on the holder's stock certificates representing shares of Liberty Satellite common stock. If Liberty Satellite common stock is owned of record in a fiduciary capacity by a trustee, guardian or custodian, the demand should be made in that capacity. If Liberty Satellite common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record.

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    An authorized agent, including an agent for one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares. If a stockholder holds shares of Liberty Satellite common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

    A record holder such as a broker, fiduciary, depository or other nominee who holds shares of Liberty Satellite common stock as a nominee for more than one beneficial owner, some of whom desire to demand appraisal, may exercise appraisal rights on behalf of those beneficial owners with respect to the shares of Liberty Satellite common stock held for those beneficial owners. In that case, the written demand for appraisal should state the number of shares of Liberty Satellite common stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of Liberty Satellite common stock held in the name of the record owner.

    THIS PROXY STATEMENT/PROSPECTUS CONSTITUTES STATUTORY NOTICE THAT BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE TAKING OF THE VOTE ON THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING.

    Within 10 days of the effective date of the merger, Liberty Satellite must notify each stockholder whose demand for appraisal complies with Section 262 and who has not voted in favor of the merger of the date that the merger has become effective.

    FILING OF PETITION. Within 120 days after the effective date of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Liberty Satellite a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger and with respect to which demands for appraisal were received by Liberty Satellite and the number of holders of these shares.

    Liberty Satellite must mail this statement within ten days after it receives the written request or within ten days after the expiration of the period for the delivery of demands as described above, whichever is later.

    Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with the requirements of
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Liberty Satellite common stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on Liberty Satellite. If no petition is filed within the 120-day period, the rights of all dissenting stockholders to appraisal will cease.

    Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation to, and has no present intention to, take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER'S RIGHT TO AN APPRAISAL TO CEASE.

    HEARING IN CHANCERY COURT. If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of Liberty Satellite common stock owned by those stockholders. The Delaware Court of Chancery may require the stockholders who have demanded an

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appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation on such certificates of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. The court will determine the fair value of those shares, taking into account all relevant circumstances, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the fair value. The Delaware Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the court deems equitable.

    Neither Liberty Media nor Liberty Satellite makes any representation as to the outcome of the appraisal of fair value as determined by the court and stockholders should recognize that such an appraisal could result in a determination of a value that is higher or lower than, or the same as, the merger consideration. Liberty Media does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of
Section 262, the "fair value" of a share of Liberty Satellite common stock is less than the merger consideration.

    EXPENSES. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney's fees and the fees and expenses of experts) be charged pro rata against the value of all shares of Liberty Satellite common stock entitled to appraisal. In the absence of a court determination or assessment, each party bears its own expenses.

    NO RIGHT TO VOTE OR RECEIVE DIVIDENDS. Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on Liberty Satellite common stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the merger.

    WITHDRAWAL. A stockholder may withdraw a demand for appraisal and accept Liberty Media Series A common stock at any time within 60 days after the effective date of the merger, or thereafter may withdraw a demand for appraisal with the written approval of Liberty Satellite. Notwithstanding the foregoing, if an appraisal proceeding is properly instituted, it may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Court of Chancery's deeming the terms to be just. If, after the merger, a holder of Liberty Satellite common stock who had demanded appraisal for his or her shares fails to perfect or loses his or her right to appraisal, those shares will be treated as if they were converted into Liberty Media Series A common stock at the time of the merger.

    BECAUSE A STOCKHOLDER THAT FAILS TO COMPLY ENTIRELY WITH THE STRICT REQUIREMENTS OF THE DELAWARE CORPORATE STATUTE MAY LOSE SUCH STOCKHOLDER'S RIGHT TO AN APPRAISAL, ANY LIBERTY SATELLITE STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT A LEGAL ADVISOR.

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                        COMPARISON OF STOCKHOLDER RIGHTS

    As a stockholder of Liberty Satellite, your rights are governed by Liberty Satellite's certificate of incorporation and bylaws. After completion of the merger, you will become a stockholder of Liberty Media. As a Liberty Media stockholder, your rights will be governed by Liberty Media's certificate of incorporation and bylaws. Liberty Satellite and Liberty Media are each incorporated under the laws of the State of Delaware and accordingly, your rights as a stockholder will continue to be governed by the Delaware General Corporation Law after completion of the merger.

    This section of the proxy statement/prospectus describes certain differences between the rights of holders of Liberty Satellite common stock and Liberty Media common stock. This description is only a summary and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Liberty Satellite and being a stockholder of Liberty Media.

COMMON STOCK

    Liberty Satellite has Series A common stock and Series B common stock issued and outstanding and Liberty Media has Series A common stock and Series B common stock issued and outstanding. Liberty Satellite has authorized 170 million shares of common stock, and Liberty Media has authorized 4,400 million shares of common stock. As of August 21, 2003, there were approximately 49,043,261 shares of Liberty Satellite common stock outstanding (14,278,206 shares of Series A common stock and 34,765,055 shares of Series B common stock) and an aggregate of approximately 320,938 shares of Liberty Satellite common stock reserved for issuance upon exercise of outstanding options and warrants. As of July 31, 2003, there were approximately 2,685,665,231 shares of Liberty Media common stock outstanding (2,473,846,455 shares of Series A common stock and 211,818,776 shares of Series B common stock), and an aggregate of approximately 81,223,239 shares of Liberty Media Series A common stock and 28,165,255 shares of Liberty Media Series B common stock reserved for issuance upon exercise of outstanding options and warrants.

PREFERRED STOCK


    Liberty Satellite has authorized five million shares of preferred stock. Of Liberty Satellite's preferred stock, 150,000 shares are designated as Cumulative Preferred Stock, Series A, and 150,000 shares are designated as Cumulative Convertible Voting Preferred Stock, Series B. As of August 21, there were 150,000 shares of Series A preferred stock outstanding and 150,000 shares of Series B preferred stock outstanding. Liberty Media has authorized 50 million shares of preferred stock, none of which were outstanding as of July 31, 2003.


CONVERSION

    Each share of Series B common stock of Liberty Satellite and each share of Series B common stock of Liberty Media, respectively, is convertible, at the option of the holder, into one share of Series A common stock of Liberty Satellite or one share of Series A common stock of Liberty Media, respectively. Neither the Series A common stock of Liberty Satellite nor the Series A common stock of Liberty Media is convertible.

    As of August 21, 2003, each share of Series B preferred stock of Liberty Satellite is convertible at the option of the holder into 11.31145 shares of Series B common stock of Liberty Satellite.

VOTING RIGHTS

    With respect to each of Liberty Satellite and Liberty Media, the holders of Series A common stock are entitled to one vote for each share held, and the holders of Series B common stock are entitled to

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ten votes for each share held, on all matters voted on by stockholders, including elections of directors. Additionally, the holders of Series B preferred stock of Liberty Satellite are entitled to 558 votes for each share held on all matters voted on by stockholders, including elections of directors. Neither Liberty Satellite nor Liberty Media provides for cumulative voting in the election of directors in its respective certificate of incorporation.

LIQUIDATION AND DISSOLUTION

    In the event of liquidation, dissolution or winding up of Liberty Satellite, the holders of Series A common stock and Series B common stock of Liberty Satellite, and in the event of liquidation, dissolution or winding up of Liberty Media, the holders of Series A common stock and Series B common stock of Liberty Media, respectively, will share equally, on a share for share basis, in the assets remaining for distribution to the common stockholders of the applicable corporation, after payment or provisions for payment of such corporation's debts and liabilities and subject to prior payment in full of any preferential amounts to which the holders of such corporation's preferred stock may be entitled.

CLASSIFIED BOARD OF DIRECTORS

    Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. Liberty Satellite's certificate of incorporation and bylaws do not provide for a classified board of directors. The board of directors of Liberty Media is divided into three classes, as nearly equal in size as possible, with one class elected annually. The holders of a series of preferred stock of Liberty Media may be entitled to elect additional directors if the certificate of designations with respect to such series so provides. Directors of Liberty Media are elected for a term of three years, subject to the election and qualification of the director's successor and to the director's earlier death, resignation or removal.

NUMBER OF DIRECTORS

    Liberty Satellite's board of directors currently consists of seven directors. The number of directors on Liberty Satellite's board is determined by resolution of the board of directors, but cannot be fewer than three. Liberty Media's board of directors currently consists of nine directors. The number of directors on Liberty Media's board is determined by resolution of the board of directors, but cannot be fewer than three.

STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

    The certificate of incorporation of each of Liberty Media and Liberty Satellite does not permit the applicable corporation's stockholders to take action by written consent in lieu of a meeting of stockholders, except as otherwise provided in the terms of any series of preferred stock of the applicable corporation.

    Special meetings of stockholders of each of Liberty Media and Liberty Satellite for any purpose or purposes may be called only by the secretary of the applicable corporation (1) upon written request of holders of not less than 66 2/3% of the total voting power of outstanding voting capital stock or (2) at the request of at least 75% of the members of the board then in office, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock. No business other than that stated in the notice of special meeting shall be transacted at any special meeting of either corporation.

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REMOVAL OF DIRECTORS


    Liberty Satellite's certificate of incorporation and bylaws do not provide specific procedures for removal of a director from the board of directors; such removal would be done in accordance with Delaware law. Delaware law provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.


    The certificate of incorporation of Liberty Media provides that, subject to the rights of any series of preferred stock, directors may be removed from office only for cause upon the affirmative vote of the holders of a least a majority of the total voting power of the then outstanding shares of Series A common stock, Series B common stock and any series of preferred stock entitled to vote at an election of directors, voting together as a single class.

ACTIONS REQUIRING SUPERMAJORITY VOTE

    The certificate of incorporation of each of Liberty Satellite and Liberty Media provides that, subject to the rights of the holders of any series of preferred stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of outstanding voting capital stock, voting together as a single class, is required for the following corporate actions:

    - to amend, alter or repeal any provision of the certificate of incorporation or the addition or insertion of other provisions in the certificate;

    - to adopt, amend or repeal any provision of the bylaws, except that no vote of stockholders will be required to authorize the adoption, amendment or repeal of any provision of the bylaws by the board of directors in accordance with the power conferred upon it pursuant to the certificate of incorporation;

    - the merger or consolidation of the corporation with any other corporation, unless (1) the laws of the state of Delaware, as then in effect, do not require stockholder consent or (2) at least 75% of the members of its board then in office has approved such transaction;

    - the sale, lease or exchange of all, or substantially all, of the assets of the corporation; or

    - the dissolution of the corporation.

    In the case of Liberty Media, the supermajority voting requirement will not apply to the amendment of its certificate of incorporation, the sale, lease or exchange of all or substantially all of its assets, or its dissolution if such action is approved by at least 75% of the members of its board of directors then in office.

    Liberty Media's chairman, John C. Malone, holds the power to direct the vote of approximately 44% of Liberty Media's outstanding voting power. Liberty Media holds the power to direct the vote of approximately 98% of Liberty Satellite's voting power.

                       CERTAIN RELATED PARTY TRANSACTIONS


    For a description of certain relationships and material transactions between Liberty Media and Liberty Satellite, or their respective affiliates, please see the section entitled "The Merger--Background of the Merger--Certain Prior Transactions and Negotiations" on page 32, and Item 13 of Liberty Satellite's Form 10-K for the year ending December 31, 2002, a copy of which is attached hereto as Annex II. In addition, please see the section entitled "The Companies Involved in the Merger--Libery Satellite--On Command" on page 26 for a description of the $40 million subordinated loan made by Liberty Media to On Command.


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                                    EXPERTS

    The consolidated balance sheets of Liberty Media and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive earnings, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein in reliance upon the report, dated March 17, 2003, of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. As discussed in notes 3 and 7 to the consolidated financial statements, Liberty Media changed its method of accounting for intangible assets in 2002 and for derivative financial instruments in 2001.

    The consolidated balance sheets of Telewest Communications plc and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report, dated March 26, 2003, of KPMG Audit plc, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The report of KPMG Audit plc dated March 26, 2003 contains an explanatory paragraph that states that Telewest Communications plc is undergoing financial restructuring which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. As discussed in note 3 to the consolidated financial statements, Telewest Communications plc changed its method of accounting for intangible assets in 2002 and derivative instruments in 2001.

    The consolidated financial statements of Liberty Satellite and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 consolidated financial statements refers to a change in Liberty Satellite's method of accounting for goodwill and other intangible assets in 2002.

    The consolidated financial statements of Astrolink as of December 31, 2001 and 2002, and for each of the years in the three-year period ended December 31, 2002 and for the period from April 22, 1999 (date of inception) through December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The audit report covering the December 31, 2002, Astrolink consolidated financial statements contains an explanatory paragraph that states that Astrolink has not generated any revenue and is dependent upon additional equity and/or debt financing or firm commitments from prospective customers to complete construction and launch of its intended satellite system, which raises substantial doubt about Astrolink's ability to continue as a going concern. The consolidated financial statements of Astrolink do not include any adjustments that might result from the outcome of that uncertainty.

                                 LEGAL MATTERS

    An opinion regarding the legality of the Liberty Media Series A common stock to be issued in the merger is being provided by Sherman & Howard L.L.C., counsel to Liberty Media. Certain Sherman & Howard L.L.C. attorneys own shares of Liberty Media common stock and stock of certain of Liberty Media's subsidiaries.

                                       69
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                                    ANNEX I

                                MERGER AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of this 26th day of August, 2003, by and among Liberty Media Corporation, a Delaware corporation ("Parent"), Liberty Satellite Acquisition Co., a Delaware corporation ("Merger Sub"), and Liberty Satellite & Technology, Inc., a Delaware corporation (the "Company").

                                    RECITALS

    WHEREAS, Parent beneficially owns approximately 87% of the Company's issued and outstanding common stock;

    WHEREAS, Merger Sub is an indirect controlled subsidiary of Parent;

    WHEREAS, Parent, acting through Merger Sub, desires to acquire all of the common stock of the Company that it does not beneficially own;

    WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company each have determined that it is advisable and in the best interests of their respective stockholders for Parent to so acquire such common stock and, to that end, for Merger Sub to merge with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement; and

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                          DEFINITIONS AND CONSTRUCTION

1.1 CERTAIN DEFINITIONS.

    As used in this Agreement, the following terms will have the following meanings unless the context otherwise requires:

    "ACQUISITION PROPOSAL" means any offer or proposal by any Person or group of Persons concerning (i) any tender or exchange offer, (ii) any merger, share exchange, recapitalization, consolidation or other business combination involving the Company or (iii) an acquisition in any manner, directly or indirectly, of a significant equity interest in, or a substantial portion of the assets of, the Company, other than pursuant to the transactions contemplated by this Agreement.

    "AFFILIATE" of any Person has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act. For purposes of this Agreement, unless otherwise specified, (A) neither the Company nor any of its Subsidiaries will be deemed to be Affiliates of Parent or any of Parent's Subsidiaries; (B) neither Parent nor any of its Subsidiaries will be deemed to be Affiliates of the Company or any of the Company's Subsidiaries; (C) none of the Affiliates of the Company or any of its Subsidiaries (the "Company Affiliates") will be deemed to be an Affiliate of Parent or any of Parent's Subsidiaries, unless such Company Affiliate would be such an Affiliate if neither Parent nor any of its Subsidiaries (1) owned any capital stock of the Company, (2) designated or nominated, or possessed any contractual right to designate or nominate, any directors of the Company or any of its Subsidiaries or (3) otherwise possessed, directly or indirectly, the power to direct or cause the direction of the management or policies of the Company or any of its Subsidiaries; and (D) none of the Affiliates of Parent or any of Parent's Subsidiaries ("Parent Affiliates") will be deemed to be an Affiliate of the Company or any of the Company's Subsidiaries, unless such Parent Affiliate would be such an Affiliate if neither Parent nor any of its Subsidiaries (1) owned any capital stock of the Company, (2) designated or nominated, or possessed any contractual right to designate or nominate, any directors of the Company or any of its

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Subsidiaries or (3) otherwise possessed, directly or indirectly, the power to direct or cause the direction of the management or policies of the Company or any of its Subsidiaries.

    "AFFILIATE CONTRACT" has the meaning specified in Section 4.12(a).

    "AGREEMENT" has the meaning specified in the preamble.

    "ASSUMED OPTION" has the meaning specified in Section 2.6(a).

    "ASSUMED SAR" has the meaning specified in Section 2.6(b).

    "CERTIFICATES" has the meaning specified in Section 2.4(b).

    "CERTIFICATE OF MERGER" means the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with,
Section 251 of the DGCL.

    "CHANGE OF CONTROL" shall mean any (i) change in the direct or indirect record or beneficial ownership of any of the equity securities of the Company or any of its Subsidiaries, (ii) merger, consolidation, statutory share exchange or other transaction involving the Company or any of its Subsidiaries or
(iii) change in the composition of the board of directors or other governing body of the Company or any of its Subsidiaries.

    "CHANGE OF CONTROL COVENANT" shall mean any covenant, agreement or other provision pursuant to which the occurrence or existence of a Change of Control would result in a violation or breach of, constitute (with or without due notice or lapse of time or both) or permit any Person to declare a default or event of default under, give rise to any right of termination, cancellation, amendment, acceleration, repurchase, prepayment or repayment or to increased payments under, give rise to or accelerate any material obligation (including any obligation to, or to offer to, repurchase, prepay, repay or make increased payments) or result in the loss or modification of any material right or benefit under, or result in any Restriction or give any Person the right to obtain any Restriction on any capital stock or other securities or ownership interests pursuant to, or result in any Lien or give any Person the right to obtain any Lien on any material asset pursuant to, any Contract to which the Company or any of its Subsidiaries is or becomes a party or to which the Company or any of its Subsidiaries or any of their respective assets are or become subject or bound.

    "CLOSING" means the consummation of the transactions contemplated by this Agreement.

    "CLOSING DATE" means the date on which the Closing occurs pursuant to
Section 2.2.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMPANY" has the meaning specified in the preamble.

    "COMPANY BOARD" means the Board of Directors of the Company.

    "COMPANY CHARTER," means the Amended and Restated Certificate of Incorporation of the Company, including any certificate of designations filed with respect to the Company Preferred Stock, as amended to the date hereof.

    "COMPANY COMMON STOCK" means the Company Series A Common Stock and the Company Series B Common Stock.

    "COMPANY EQUITY AFFILIATES" has the meaning specified in Section 4.1.

    "COMPANY OPTION" has the meaning specified in Section 2.6(a).

    "COMPANY PLAN" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to at any time since December 31, 1999 by the Company or by any trade or business, whether or not incorporated ("ERISA Affiliate"), that together with the Company would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA, for the benefit of any employee, director or former employee or director of the Company or any ERISA Affiliate including any such type of plan established, maintained or contributed to under the laws of any foreign country; provided, however, that Company Plan will not include any such plan or arrangement maintained by Liberty Media Corporation.

    "COMPANY PREFERRED STOCK" means the preferred stock, par value $.01 per share, of the Company, including the Company Series A Preferred Stock and the Company Series B Preferred Stock.

    "COMPANY RESTRICTED STOCK" has the meaning specified in Section 2.6(c).

    "COMPANY SAR" has the meaning specified in Section 2.6(b).

    "COMPANY SEC FILINGS" has the meaning specified in Section 4.4.

    "COMPANY SERIES A COMMON STOCK" means the Series A Common Stock, par value $1.00 per share, of the Company.

    "COMPANY SERIES B COMMON STOCK" means the Series B Common Stock, par value $1.00 per share, of the Company.

    "COMPANY SERIES A PREFERRED STOCK" means the Series A Cumulative Preferred Stock, par value $.01 per share, of the Company.

    "COMPANY SERIES B PREFERRED STOCK" means the Series B Cumulative Convertible Voting Preferred Stock, par value $.01 per share, of the Company.

    "COMPANY STOCK" means the Company Common Stock and the Company Preferred Stock.

    "CONSOLIDATED PERIOD" means any period from and including March 16, 2000 through the date of this Agreement (1) during which the Company was a member of the affiliated group (within the meaning of Section 1504 of the Code) the common parent of which is Parent or (2) with respect to which the Company or any of its Subsidiaries otherwise was or will be required to file a consolidated or unitary Tax Return pursuant to which the Company or any of its Subsidiaries were or will be combined with Parent on the same Tax Return.

    "CONSOLIDATED PERIOD TAXES" means any Taxes of the Company or any of its Subsidiaries related to any Consolidated Period, which were or will be required to be included on any Consolidated Tax Return.

    "CONSOLIDATED TAX RETURN" means any consolidated or unitary income Tax Return related to any Consolidated Period on which the Company or any of its Subsidiaries were or will be combined with Parent on the same Tax Return.

    "CONTRACT CONSENT" has the meaning specified in Section 4.5(iii).

    "CONTRACT NOTICE" has the meaning specified in Section 4.5(iii).

    "CONTRACT" has the meaning specified in Section 4.5(iv).

    "CONTRIBUTED CONTRACT" has the meaning specified in Section 4.12(a).

    "CONTROL" means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "CONVERTIBLE SECURITIES" has the meaning specified in Section 4.3(e).

    "DGCL" means the General Corporation Law of the State of Delaware.

    "DISSENTING SHARES" has the meaning specified in Section 2.7.

    "EFFECTIVE TIME" means the time when the Merger of Merger Sub with and into the Company becomes effective under applicable law as provided in
Section 2.1(a).

    "ENVIRONMENTAL LAWS" has the meaning specified in Section 4.9(b).

    "EQUITY AFFILIATE" of a Person shall mean any other Person in which the first Person directly or indirectly through a Subsidiary owns an investment accounted for by the equity method within the meaning of GAAP.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

    "ERISA AFFILIATE" has the meaning specified in the definition of the term "Company Plan".

    "EXCHANGE AGENT" has the meaning specified in Section 2.4(a).

    "EXCHANGE AGENT AGREEMENT" has the meaning specified in Section 2.4(a).

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

    "EXCHANGE RATIO" has the meaning specified in Section 2.3(a)(i).

    "FAIRNESS OPINION" has the meaning specified in Section 4.14.

    "GAAP" means generally accepted accounting principles as accepted by the accounting profession in the United States as in effect from time to time.

    "GOVERNMENT CONSENT" has the meaning specified in Section 4.5(ii).

    "GOVERNMENTAL ENTITY" means any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

    "GOVERNMENTAL FILING" has the meaning specified in Section 4.5(ii).

    "INDEBTEDNESS" shall mean, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (i) every liability of such Person (excluding intercompany accounts between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company)
(A) for borrowed money, (B) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (C) for reimbursement of amounts drawn under letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (D) issued or assumed as the deferred purchase price of property or services (excluding accounts payable) or
(E) relating to a capitalized lease obligation and all debt attributable to sale/leaseback transactions of such Person; and (ii) every liability of others of the kind described in the preceding clause (i) that such Person has guaranteed or which is otherwise its legal liability.

    "INDEMNIFIED LIABILITIES" has the meaning specified in Section 6.6(a).

    "INDEMNIFIED PARTIES" has the meaning specified in Section 6.6(a).

    "INDEMNIFIED PARTY" has the meaning specified in Section 6.6(a).

    "INJUNCTION" has the meaning specified in Section 3.4.

    "LEGAL PROCEEDING" shall mean any private or governmental action, suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation.

    "LICENSE" means any license, franchise, ordinance, authorization, permit, certificate, variance, exemption, concession, lease, right of way, easement, instrument, order and approval, domestic or foreign.

    "LIEN" means any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, encumbrance, restriction, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

    "LOCAL APPROVALS" has the meaning specified in Section 4.5(ii).

    "MATERIAL ADVERSE EFFECT" means (A) with respect to Parent, a material adverse effect on the business, properties, operations or financial condition of Parent and its Subsidiaries (including the Company and its Subsidiaries) taken as a whole, other than any such effect arising out of or resulting from general business or economic conditions or from general changes in or affecting the industries in which Parent operates in areas where Parent does business directly or through its Subsidiaries (including the Company and its Subsidiaries), and
(B) with respect to the Company, a material adverse effect on the business, properties, operations or financial condition of the Company and its Subsidiaries taken as a whole, other than any such effect arising out of or resulting from general business or economic conditions or from general changes in or affecting the industries in which the Company operates in areas where the Company does business directly or through its Subsidiaries.

    "MATERIAL CONTRACT" has the meaning specified in Section 4.12(a).

    "MERGER" has the meaning specified in the recitals.

    "MERGER SUB" has the meaning specified in the preamble hereto.

    "NYSE" means The New York Stock Exchange.

    "PARENT" has the meaning set forth in the preamble.

    "PARENT CHARTER" means the Restated Certificate of Incorporation of Parent, as amended.

    "PARENT MARKET PRICE," on any date of determination, means the average of the closing sales prices of a share of Parent Series A Stock on the NYSE on each of the five consecutive trading days immediately preceding the trading day prior to the date of such determination.

    "PARENT PREFERRED STOCK" means the preferred stock, $.01 par value per share, of Parent.

    "PARENT SEC FILINGS" has the meaning specified in Section 5.4.

    "PARENT SERIES A STOCK" means the Series A common stock, $.01 par value per share, of Parent, or such other securities as may be issuable to holders fo Company Common Stock in the Merger in accordance with Section 2.5.

    "PARENT SERIES B STOCK" means the Series B common stock, $.01 par value per share, of Parent.

    "PERMITS" has the meaning specified in Section 4.9(a).

    "PERSON" means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture or other entity or a government, agency, political subdivision, or instrumentality thereof.

    "PROXY STATEMENT" has the meaning specified in Section 3.2(a).

    "REGISTRATION STATEMENT" has the meaning specified in Section 3.2(a).

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    "REPRESENTATIVES" has the meaning specified in Section 6.2.

    "RESTRICTION", with respect to any capital stock or other security, shall mean any voting or other trust or agreement, option, warrant, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract, or any law, rule, regulation, order, judgment or decree which, conditionally or unconditionally: (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to purchase or sell or otherwise acquire, dispose of or issue, or otherwise results in or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in, any Person acquiring, (A) any of such capital stock or other security; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions.

    "SEC" means the Securities and Exchange Commission.

    "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

    "SIGNIFICANT STOCKHOLDER" shall mean any Person known to the Company to be the beneficial owner of 5% of more of the outstanding shares of Company Common Stock other than Parent or any of its Affiliates.

    "SPECIAL MEETING" has the meaning specified in Section 3.1.

    "SUBSIDIARY" when used with respect to any Person, means any other Person:
(1) of which (x) in the case of a corporation, at least (A) a majority of the equity and (B) a majority of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or
(y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns a majority of the equity interests thereof and (B) has the power to elect or direct the election of a majority of the members of the governing body thereof or otherwise has Control over such organization or entity; or (2) that is required to be consolidated with such first Person for financial reporting purposes under GAAP.

    "SURVIVING CORPORATION" means the Company as the Surviving Corporation after the Merger as provided in Section 2.1(a).

    "TAX" or "TAXES" shall mean (i) any and all federal, state, local and foreign taxes and other assessments, governmental charges, duties, fees, levies, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and (ii) all interest, penalties and additions imposed with respect to such amounts in clause (i).

    "TAX RETURN" shall mean a report, return or other information required to be supplied to or filed with a Governmental Entity with respect to any Tax including an information return, claim for refund, amended Tax return or declaration of estimated Tax.

    "TREASURY REGULATIONS" shall mean the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

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    "VIOLATION" has the meaning specified in Section 4.5(iv).

    "VOTING DEBT" has the meaning specified in Section 4.3(d).

    "WHOLLY-OWNED SUBSIDIARY" means, as to any Person, a Subsidiary of such Person, 100% of the equity and voting interest in which is owned, directly and/or indirectly, by such Person.

1.2 TERMS GENERALLY.

    The definitions in Section 1.1 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" will be deemed to be followed by the phrase "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context otherwise requires. As used herein, the term "to the knowledge of the Company" or any similar term relating to the Company's knowledge means the actual knowledge, without investigation, of either of Pamela Strauss or Kenneth G. Carroll, and the term "to the knowledge of Parent" or any similar term relating to Parent's knowledge means the actual knowledge, without investigation, of any of the officers or directors of Parent. All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "business") will be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice will be deferred until, or may be taken or given on, the next business day. As used herein, the phrase "made available" means that the information referred to has been made available if requested by the party to whom such information is to be made available.

                                   ARTICLE II
                         THE MERGER AND RELATED MATTERS

2.1 THE MERGER.

    (A) MERGER; EFFECTIVE TIME.

    At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub will merge with and into the Company in accordance with the provisions of the DGCL, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation. The Effective Time will occur on the date and at the time that the Certificate of Merger has been accepted for filing by the Delaware Secretary of State (or such later date and time as may be agreed to by Parent and the Company and specified in the Certificate of Merger). Provided that this Agreement has not been terminated pursuant to Article VIII, the parties will cause the Certificate of Merger to be filed with the Delaware Secretary of State as soon as practicable after the Closing.

    (B) EFFECTS OF THE MERGER.

    From and after the Effective Time, the Merger will have the effects set forth in the DGCL (including, without limitation, Sections 259, 260 and 261 thereof). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts,

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liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

    (C) CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION.

    At the Effective Time, the Company Charter will remain as the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and the DGCL and all certificates of designation filed by the Company with respect to the Company Preferred Stock will remain as certificates of designation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and the DGCL.

    (D) BYLAWS OF THE SURVIVING CORPORATION.

    The Bylaws of the Company will remain as the Bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the Certificate of Incorporation of the Surviving Corporation and the DGCL.

    (E) DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

    Parent, the Company and the Surviving Corporation will take such action as is necessary to ensure that the directors of Merger Sub at the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by applicable law. Parent, the Company and the Surviving Corporation will take such action as is necessary to ensure that the officers of the Company at the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by applicable law.

2.2 CLOSING.

    Unless this Agreement has been terminated pursuant to Section 8.1 and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII, the Closing will take place (i) at 10:00 a.m. (Denver time) at the executive offices of Parent in Englewood, Colorado, on the date on which the last of the conditions set forth in Article VII (other than the filing of the Certificate of Merger and other than any such conditions which by their terms are not capable of being satisfied until the Closing Date or thereafter) is satisfied or, when permissible, waived, or (ii) on such other date and/or at such other time and/or place as the parties may mutually agree.

2.3 CONVERSION OF SECURITIES.

    (A) CONVERSION OF COMPANY SECURITIES.

    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of shares of Company Common Stock:

    (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.3(a)(ii) and other than Dissenting Shares, if any) will be converted into and represent the right to receive, and will be exchangeable for, .2750 (the "Exchange Ratio") of a validly issued, fully paid and nonassessable share of Parent Series A Stock. At the Effective Time, all such shares of Company Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the

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        right to receive the shares of Parent Series A Stock to be issued pursuant to this Section 2.3(a)(i) (and any dividends or other distributions and any cash in lieu of a fractional share payable pursuant to Sections 2.4(f) and 2.4(g)) with respect thereto upon the surrender of such certificate in accordance with Section 2.4, without interest.

    (ii) Each share of Company Common Stock (not including any common stock of the Surviving Corporation that is issued under Section 2.3(b)) that immediately prior to the Effective Time is (x) owned of record by Parent, Merger Sub or any Wholly-Owned Subsidiary of Parent or
         (y) held in the treasury of the Company or held by any Wholly-Owned Subsidiary of the Company will automatically be canceled, retired and cease to exist without payment of any consideration thereof and without any conversion thereof into Parent Series A Stock.

   (iii) Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger, and without any further act on the part of any holder thereof, remain as an issued and outstanding share of preferred stock of the Surviving Corporation that will have the powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications limitations and restrictions thereof, as are set forth in the certificate of designations for such Company Preferred Stock immediately prior to the Effective Time.

    (B) CONVERSION OF MERGER SUB STOCK.

    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation (other than Dissenting Shares, if any, and the preferred stock of the Surviving Corporation described in Section 2.3(a)(iii)).

2.4 EXCHANGE OF SHARES.

    (A) APPOINTMENT OF EXCHANGE AGENT.

    On or before the Closing Date, Parent will enter into an agreement (the "Exchange Agent Agreement") with an exchange agent selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), authorizing such Exchange Agent to act as Exchange Agent hereunder.

    (B) LETTER OF TRANSMITTAL.

    As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced issued and outstanding shares of Company Common Stock (other than shares to be canceled pursuant to Section 2.3(a)(ii)) (the "Certificates"): (i) a notice of the effectiveness of the Merger and (ii) a letter of transmittal (which will state that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent) with instructions for use in effecting the surrender and exchange of the Certificates. Such notice, letter of transmittal and instructions will contain such provisions and be in such form as Parent and the Company may jointly specify.

    (C) EXCHANGE PROCEDURE.

    Promptly following the surrender, in accordance with such instructions, of a Certificate to the Exchange Agent (or such other agent or agents as may be appointed by the Exchange Agent or Parent pursuant to the Exchange Agent Agreement), together with such letter of transmittal (duly executed)

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and any other documents required by such instructions or letter of transmittal,
Parent will, subject to Section 2.4(d), cause to be distributed to the Person in whose name such Certificate has been issued (i) a certificate registered in the name of such Person representing the number of whole shares of Parent Series A Stock into which the shares previously represented by the surrendered Certificate are to have been converted at the Effective Time pursuant to this
Article II and (ii) payment (which will be made by check) of any cash payable in lieu of a fractional share of Parent Series A Stock pursuant to Section 2.4(f). Each Certificate so surrendered will immediately be canceled.

    (D) UNREGISTERED TRANSFERS OF COMPANY COMMON STOCK.

    In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of whole shares of Parent Series A Stock may be issued (and cash in lieu of a fractional share of Parent Series A Stock may be paid) to the transferee of such shares if the Certificate evidencing such shares of Company Common Stock surrendered to the Exchange Agent in accordance with
Section 2.4(c) is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect such transfer, if the Person requesting such transfer pays to the Exchange Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid and if such Person establishes to the satisfaction of Parent that such transfer would not violate applicable federal or state securities laws.

    (E) LOST, STOLEN OR DESTROYED CERTIFICATES.

    In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed satisfactory to Parent and complying with any other reasonable requirements imposed by Parent, Parent will cause to be delivered to such Person in respect of such lost, stolen or destroyed Certificate the shares of Parent Series A Stock or other property deliverable in respect thereof as determined in accordance with this Article II. Parent may, in its discretion, require the owner of such lost, stolen or destroyed Certificate to give Parent a bond in such sum as it may direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

    (F) NO FRACTIONAL SHARES.

    No certificates or scrip representing fractional shares of Parent Series A Stock will be issued upon the surrender for exchange of Certificates for Company Common Stock; and no such fractional share interest will entitle the owner thereof to vote as, or to any other rights of, a stockholder of Parent. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Series A Stock will, upon surrender of his Certificate to the Exchange Agent in accordance with
Section 2.4(c), be entitled to receive cash in an amount determined by multiplying such fraction by the Parent Market Price as of the Closing Date and rounding the product to the nearest whole cent. No interest will accrue or be paid with respect to fractional share interests or with respect to cash payable in lieu of fractional share interests.

    (G) NO DIVIDENDS BEFORE SURRENDER OF CERTIFICATES.

    No dividends or other distributions declared or made after the Effective Time with respect to Parent Series A Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Series A Stock for which such Certificate is then entitled to be exchanged, until the holder of record of such Certificate will surrender such Certificate as provided herein. Subject to the effect of applicable laws, following surrender of any such

                                       10
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Certificate, there will be paid to the record holder of the certificates representing whole shares of Parent Series A Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date after the Effective Time that were previously paid by Parent with respect to such whole shares of Parent Series A Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to surrender and with a payment date subsequent to surrender payable with respect to such whole shares of Parent Series A Stock.

    (H) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK.

    All shares of Parent Series A Stock issued and all cash in lieu of fractional shares paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. Subject to Section 2.4(i), if, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will be canceled and exchanged as provided in this Article II.

    (I) ABANDONED PROPERTY LAWS.

    Payment or delivery of the shares of Parent Series A Stock, any cash in lieu of fractional shares thereof and any dividends or distributions with respect thereto in accordance with the terms hereof will be subject to applicable abandoned property, escheat and similar laws and none of Parent, Merger Sub, the Surviving Corporation or the Company will be liable to any holder of shares of Company Common Stock or Parent Series A Stock for any such shares, for any dividends or distributions with respect thereto or for any cash in lieu of fractional shares which may be delivered to any public official pursuant to any abandoned property, escheat or similar law.

    (J) WITHHOLDING RIGHTS.

    Each of the Surviving Corporation and Parent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding were made by the Surviving Corporation or Parent, as the case may be.

2.5 CHANGES IN PARENT SERIES A STOCK.

    If, after the date hereof and prior to the Effective Time, the Parent
Series A Stock is recapitalized or reclassified or Parent will effect any stock dividend, stock split, or reverse stock split of Parent Series A Stock or otherwise effect any transaction that changes the Parent Series A Stock into any other securities (including securities of another corporation) or any other dividend or distribution is made on the Parent Series A Stock (or such other securities), then the shares of Parent Series A Stock to be delivered under this Agreement to the holders of Company Common Stock will be appropriately and equitably adjusted to the kind and amount of shares of stock and other securities and property which the holders of such shares of Parent Series A Stock would have been entitled to receive had such shares been issued and outstanding as of the record date for determining stockholders entitled to participate in such corporate event.

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2.6 STOCK OPTIONS, SARS AND RESTRICTED STOCK.

    (A) STOCK OPTIONS.

    Each of the then outstanding stock options, if any, to purchase shares of Company Common Stock (each, a "Company Option") issued by the Company pursuant to any Company Plan, and any non-plan options to acquire shares of Company Common Stock set forth in Schedule 2.6 issued by the Company pursuant to an option agreement or otherwise issued by the Company, will, by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Parent and converted into an option (an "Assumed Option") to purchase that number of shares of Parent Series A Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Series A Stock equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded down to the nearest whole cent. If the foregoing calculation results in an Assumed Option being exercisable for a fraction of a share of Parent Series A Stock, then the number of shares of Parent Series A Stock subject to such option will be rounded up to the nearest whole number of shares, with no cash being payable for such fractional share. The terms and conditions of each Assumed Option will otherwise remain as set forth in the Company Option converted into such Assumed Option. The adjustment provided for in this Section 2.6(a) with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) will be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

    (B) STOCK APPRECIATION RIGHTS.

    Each of the then outstanding stock appreciation rights, if any, with respect to shares of Company Common Stock (each, a "Company SAR") issued by the Company pursuant to any Company Plan, and any non-plan stock appreciation rights with respect to shares of Company Common Stock set forth in Schedule 2.6 or otherwise issued by the Company, will, by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Parent and converted into a stock appreciation right (an "Assumed SAR") with respect to that number of shares of Parent Series A Stock equal to the number of shares of Company Common Stock that were subject to such Company SAR at the Effective Time multiplied by the Exchange Ratio, at an exercise or base price per stock appreciation right equal to (i) in the case of a Company SAR issued in tandem with, and at the same base or exercise price as, Company Options, the exercise price per share of the related Company Option assumed by Parent as determined above and (ii) in the case of a free standing Company SAR or a Company SAR issued in tandem with, and at a different base or exercise price as, Company Options, the amount determined by dividing the base price per share of such Company SAR immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole cent. If the foregoing calculation results in an Assumed SAR being exercisable with respect to a fraction of a share of Parent Series A Stock, then the number of shares of Parent Series A Stock in respect of such stock appreciation right will be rounded up to the nearest whole number of shares, with no cash being payable for such fractional share. The terms and conditions of each Assumed SAR will otherwise remain as set forth in the Company SAR converted into such Assumed SAR.

    (C) RESTRICTED STOCK.

    Each restricted share of Company Common Stock ("Company Restricted Stock") granted pursuant to any Company Plan and each restricted share of Company Common Stock issued pursuant to individual awards not granted pursuant to any Company Plan will, by virtue of the Merger, and without any further action on the part of any holder thereof, be converted into a number of restricted shares of Parent Series A Stock at the Exchange Ratio, and will remain subject to the same restrictions applicable to such restricted share of Company Common Stock immediately prior to the Effective Time. If the foregoing calculation results in a restricted share of Company Common Stock being convertible for a fraction of a share of Parent Series A Stock, then the number of shares of Parent Series A Stock to be issued will be rounded up to the nearest whole number of shares, with no cash being payable for such fractional share.

2.7 APPRAISAL RIGHTS.

    Holders of Company Common Stock are entitled to appraisal rights in the Merger under Section 262 of the DGCL. Notwithstanding anything to the contrary in this Agreement, each outstanding share of Company Common Stock, the holder of which has demanded and perfected his demand for appraisal of the fair value of such shares in accordance with Section 262 and has not effectively withdrawn or lost his right to such appraisal (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Merger consideration specified in Section 2.3, but the holder thereof shall be entitled only to such rights as are granted by Section 262. The Company shall give Parent prompt notice upon receipt of any such written demands for appraisal of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided to the Company pursuant to Section 262. Any payment to a holder of Company Common Stock ordered by the Delaware Court of Chancery pursuant to Section 262 of the DGCL shall be made by the Surviving Corporation out of its own funds. Parent and Merger Sub acknowledge that they have received a copy of Section 262 of the DGCL and that, as a result of their consent to the Merger as set forth in Section 6.9, they will have no right to exercise appraisal rights under Section 262 of the DGCL with respect to any Company Stock that immediately prior to the Effective Time is owned of record by Parent or any Wholly-Owned Subsidiary of Parent.

                                  ARTICLE III
                                CERTAIN ACTIONS

3.1 STOCKHOLDER MEETING.

    Except as otherwise required by the fiduciary duties of the Company Board, as determined in good faith by the Company Board following the receipt of advice of the Company's outside legal counsel thereon, (A) the Company, acting through the Company Board, will, in accordance with applicable law, the Company Charter and the Company's Bylaws, duly call, give notice of, convene and hold, as soon as reasonably practicable after the date hereof, a meeting of the Company's stockholders (the "Special Meeting") for the purpose of considering and voting upon this Agreement and (B) the Company will, through the Company Board, recommend to its stockholders the adoption of this Agreement.

3.2 REGISTRATION STATEMENT AND OTHER SEC FILINGS.

    (A) REGISTRATION STATEMENT AND PROXY STATEMENT.

    As soon as reasonably practicable after the execution of this Agreement, the Company will prepare and file with the SEC a preliminary proxy statement in form and substance reasonably satisfactory to Parent, and Parent will prepare and file with the SEC a Registration Statement on Form S-4 (the

"Registration Statement") in connection with the registration under the Securities Act of the Parent Series A Stock issuable in the Merger and upon exercise of the Assumed Options. The proxy statement furnished to the Company's stockholders in connection with the Special Meeting (the "Proxy Statement") will be included as part of the prospectus forming part of the Registration Statement. Each party hereto agrees to use commercially reasonable efforts to cooperate with each other party in connection with the preparation and filing of the preliminary proxy statement, the Proxy Statement and the Registration Statement, including providing information to the other party with respect to itself as may be reasonably required in connection therewith. Each of Parent and the Company will use commercially reasonable efforts to respond to any comments of the SEC, to cause the Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after such filing and to continue to be effective as of the Effective Time and to cause the Proxy Statement approved by the SEC to be mailed to the Company's stockholders at the earliest practicable time. Parent also will use commercially reasonable efforts to take any reasonable action (other than qualifying to do business in any jurisdiction in which it is not now so qualified, subjecting itself to taxation in any jurisdiction in which it is not now so subject, giving any consent to general service of process in any jurisdiction in which it is not now subject to such service or changing in any respect its authorized or outstanding capital stock or the composition of its assets) required to be taken under any applicable state securities or blue sky laws in connection with the issuance of the Parent Series A Stock to be covered by the Registration Statement.

    (B) SEC COMMENTS; AMENDMENTS AND SUPPLEMENTS.

    Each of Parent and the Company will notify the other party promptly of the receipt of any comments of the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the preliminary proxy statement, the Proxy Statement, the Registration Statement or any other related filing or for additional information related thereto, and will supply the other with copies of all correspondence between it and any of its representatives, on the one hand, and the SEC or its staff or any other governmental officials, on the other hand, with respect to the preliminary proxy statement, the Proxy Statement, the Registration Statement, the Merger or any other filing relating thereto. The Proxy Statement, the Registration Statement and such other filings will comply in all material respects with all applicable requirements of law. If at any time prior to the Effective Time, any event occurs relating to Parent or the Company, as the case may be, or its Subsidiaries or any of their respective officers, directors, partners or Affiliates which should be described in an amendment or supplement to the Proxy Statement, the Registration Statement or any other related filing, Parent or the Company, as the case may be, will inform the other party promptly after becoming aware of such event and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

3.3 [RESERVED]

3.4 REASONABLE EFFORTS.

    Subject to the terms and conditions of this Agreement and applicable law and, in the case of the Company, except as otherwise required by the fiduciary duties of the Company Board (as determined in good faith by the Company Board following the receipt of advice of the Company's outside legal counsel thereon), each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions specified in Article VII to be fully satisfied. Without limiting the generality of the foregoing, the parties will, and

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will cause their respective directors, officers and Subsidiaries, and use commercially reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to consult and fully cooperate with and provide reasonable assistance to each other in (i) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other Person; (ii) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Entity (an "Injunction") of any type referred to in Section 7.1(c); (iii) subject to the last sentence of
Section 3.2(a), taking such actions as may reasonably be required under applicable state securities or blue sky laws in connection with the issuance of the Parent Series A Stock to be covered by the Registration Statement; and
(iv) in general, consummating and making effective the transactions contemplated hereby. Prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, each party will provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

3.5 NO SOLICITATIONS; OTHER OFFERS.

    (a) The Company shall not, nor shall it knowingly permit any of its officers, directors, representatives or agents to, directly or indirectly,
(i) take any action to solicit, initiate or knowingly encourage the submission of any Acquisition Proposal or (ii) engage in discussions or negotiations with any other Person to facilitate an Acquisition Proposal. From and after the date hereof, the Company and all of its officers, directors, employees, agents and advisors shall cease doing any of the foregoing. Nothing contained in this Agreement shall prevent the Company Board from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal.

    (b) Notwithstanding the foregoing, the Company may, subject to a confidentiality agreement containing customary terms, engage in discussions or negotiations with, and furnish nonpublic information or access to, any Person in response to an unsolicited Acquisition Proposal or a request for information or access made incident to an unsolicited Acquisition Proposal if (i) the Company has complied with the terms of Section 3.5(a) hereof and (ii) the Company Board determines in good faith, after consultation with outside legal counsel, that the taking of such action is necessary to discharge its fiduciary duties under applicable law.

    (c) The Company will promptly (but in no event later than 48 hours) notify Parent if any Acquisition Proposal is made, indicating the identity of the offeror and the terms and conditions of such Acquisition Proposal. The Company shall keep Parent fully informed of all material developments that could result in the Company Board withdrawing, modifying or amending its recommendation to its stockholders referred to in Section 3.1(B) hereof.

    (d) The Company Board shall be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation to its stockholders referred to in
Section 3.1(B) and Section 4.15 hereof if the Company has complied with the terms of this Section 3.5.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 ORGANIZATION AND QUALIFICATION.

    Each of the Company and its Subsidiaries (i) is a corporation, partnership, limited liability company or other business association duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate, partnership, limited liability company or other business association power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing has not had and could not have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company's knowledge, each entity in which the Company, directly or through one or more of its Subsidiaries, owns an investment accounted for by the equity method within the meaning of GAAP (the "Company Equity Affiliates") is a corporation, partnership, limited liability company or other business association (A) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (B) has all requisite corporate, partnership, limited liability company or other business association power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (C) is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of its activities, makes such qualification necessary, except in each case where such failure to be so existing and in good standing or to have such power and authority or to be so qualified to do business and be in good standing has not had and could not have, in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore furnished or made available to Parent a true and complete copy of the Company Charter and the Company's Bylaws, each as amended through and in effect on the date hereof.

4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT.

    The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the approval of its stockholders specified in Section 4.11, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board and by all other necessary corporate action on the part of the Company, subject, in the case of the consummation by it of the Merger, to such approval of the Company's stockholders. This Agreement has been duly executed and delivered by the Company and (assuming the due execution and delivery of this Agreement by the other parties hereto) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

4.3 CAPITALIZATION.

    (a) The authorized capital stock of the Company consists of (i) 170,000,000 shares of Company Common Stock, of which 100,000,000 shares are designated Company Series A Common Stock and 70,000,000 shares are designated Company Series B Common Stock and (ii) 5,000,000 shares of Company Preferred Stock, issuable in series, of which 150,000 are designated as Company Series A Preferred Stock and 150,000 are designated as Company Series B Preferred Stock.

    (b) As of the close of business on August 21, 2003, (i) 14,304,794 shares of Company Series A Common Stock and 34,764,921 shares of Company Series B Common Stock were issued and outstanding, (ii) 150,000 shares of Company Series A Preferred Stock and 150,000 shares of Company Series B Preferred Stock were issued and outstanding, (iii) 213,353 shares of Company Series A Common Stock were reserved for issuance upon conversion of outstanding Company Series B Common Stock, (iv) 5,150 shares of Company Series B Common Stock were reserved for issuance upon conversion of outstanding Company Series B Preferred Stock;
(v) 320,938 shares of Company Series A

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Common Stock and no shares of Company Series B Common Stock were reserved for issuance upon conversion, exchange or exercise of outstanding Company Options, Company SARs and Company Restricted Stock issued pursuant to Company Plans,
(vi) 479,911 shares of Company Series A Common Stock and no shares of Company Series B Common Stock were reserved for issuance upon conversion, exchange or exercise of Company Options, Company SARs and Company Restricted Stocks available for grant pursuant to Company Plans (vii) no shares of Company Preferred Stock other than the Company Series A Preferred Stock and the Company Series B Preferred Stock were issued and outstanding and no action had been taken by the Company Board with respect to the designation of the rights and preferences of any series of Company Preferred Stock other than the Company Series A Preferred Stock and the Company Series B Preferred Stock, and
(viii) 2,954 shares of Company Series A Common Stock, no shares of Company Series B Common Stock and no Company Preferred Stock were held in the treasury of the Company or held by Subsidiaries of the Company. Except as set forth in the preceding sentence, at the close of business on August 21, 2003, no shares of capital stock or other securities or other equity interests of the Company and no phantom shares, phantom equity interests, or stock or equity appreciation rights relating to the Company or any of its divisions or Subsidiaries were issued, reserved for issuance or outstanding. Since the close of business on August 21, 2003, no shares of capital stock or other securities or other equity interests of the Company and no phantom shares, phantom equity interests, or stock or equity appreciation rights relating to the Company or any of its divisions or Subsidiaries have been issued other than shares of Company Common Stock issued upon exercise of Company Options, Company SARs and Company Restricted Stock outstanding at the close of business on August 21, 2003 referred to in clause (v) of the second preceding sentence in accordance with their terms.

    (c) All outstanding shares of Company Common Stock and Company Preferred Stock are, and all shares of Company Common Stock which may be issued upon the exercise of Company Options, Company SARs or Company Restricted Stock will be, duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of the Company is entitled to preemptive rights. All outstanding shares of Company Common Stock and Company Options, Company SARs or Company Restricted Stock issued pursuant to the Company Plans were issued, and all shares of Company Common Stock which may be issued upon the exercise of Company Options or Company SARs issued pursuant to the Company Plans will be, when issued, in compliance with all applicable state and federal laws concerning the offer, sale and issuance of such securities.

    (d) There are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries which have the right to vote (or which are convertible into other securities having the right to vote) on any matters on which stockholders of the Company may vote (the "Voting Debt").

    (e) Except as described on Schedule 4.3(e), there are no, and immediately after the Effective Time there will be no, outstanding or authorized subscriptions, options, warrants, securities, calls, rights, commitments or any other contracts of any character to or by which the Company or any of its Subsidiaries is a party or is bound that, directly or indirectly, obligate the Company or any of its Subsidiaries (contingently or otherwise) to issue, deliver or sell or cause to be issued, delivered or sold any shares of Company Common Stock or any Company Preferred Stock or other capital stock, securities, equity interests or Voting Debt of the Company or any Subsidiary of the Company, any securities convertible into, or exercisable or exchangeable for, or evidencing the right (contingent or otherwise) to subscribe for any such shares, securities, interests or Voting Debt, or any phantom shares, phantom equity interests or stock or equity appreciation rights, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, security, call, right or Contract (collectively, "Convertible Securities"). Schedule 4.3(e) sets forth with respect to each outstanding Company Option, Company SAR and each Company Restricted Stock share (i) the name of the Person that holds such Company Option, Company SAR or Company Restricted Stock and

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(ii) the total number of shares of Company Common Stock issuable upon exercise of such Company Option or Company SAR or subject to such Company Restricted Stock (assuming that all conditions to the exercise thereof, including the passage of time, had been met). Neither the Company nor any Subsidiary thereof is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. The Company has delivered to Parent true and complete copies of the Company Restricted Stock documents and the Company Option and Company SAR documents which copies (together, with the provisions of the applicable Company Plans) represent the complete terms, conditions, provisions, obligations and undertakings of the Company with respect to all the Company Restricted Stock, the Company Options and the Company SARs.

    (f) Except as described on Schedule 4.3(f), neither the Company nor any of its Subsidiaries has adopted, authorized or assumed any plans, arrangements or practices for the benefit of its officers, employees or directors that require or permit the issuance, sale, purchase or grant of any capital stock, securities or other equity interests or Voting Debt of the Company or any Subsidiary of the Company, any phantom shares, phantom equity interests or stock or equity appreciation rights or any Convertible Securities.

4.4 REPORTS AND FINANCIAL STATEMENTS.

    (a) The Company has filed on a timely basis all forms, reports and documents with the SEC required to filed by it under the Securities Act or the Exchange Act since January 1, 1999 (collectively, the "Company SEC Filings"). The Company has heretofore furnished or made available to Parent true and complete copies of all the Company SEC Filings filed prior to the date hereof. As of their respective dates, each of the Company SEC Filings complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, and none of the Company SEC Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except that no representation or warranty is made with respect to any information regarding Parent or its Affiliates included in the Company SEC Filings which was furnished by Parent or its Affiliates expressly for use therein). When filed with the SEC, the financial statements (including the related notes) included in the Company SEC Filings complied as to form in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder and were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the schedules thereto), and such financial statements fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments.

    (b) Except as and to the extent reflected or reserved against in the financial statements included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2003 or as disclosed therein or in Schedule 4.4, none of the Company or any of its Subsidiaries, or to its knowledge, any of its Equity Affiliates, had as of such date any actual or potential liability or obligation of any kind, whether accrued, absolute, contingent, unliquidated or other, or whether due or to become due (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), that in the aggregate, insofar as the Company can reasonably foresee, could have, a Material Adverse Effect on the Company or that individually is required by the applicable rules and regulations of the SEC and GAAP to be disclosed, reflected or reserved against in the Company's consolidated financial statements (including the notes thereto). Except as set forth on Schedule 4.4, neither the Company nor any of its Subsidiaries has guaranteed or otherwise agreed to become responsible for any Indebtedness of any other Person.

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4.5 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS.

    Except as set forth on Schedule 4.5, the execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

    (i) assuming adoption of this Agreement at the Special Meeting by the requisite vote of the Company's stockholders, conflict with or violate the Company Charter or Bylaws or the charter or bylaws of any corporate Subsidiary of the Company, or any other instrument or document governing any Subsidiary of the Company that is not a corporation or partnership;

    (ii) require any consent, approval, order or authorization of or other action by any Governmental Entity (a "Government Consent") or any registration, qualification, declaration or filing with or notice to any Governmental Entity (a "Governmental Filing"), in each case on the part of or with respect to the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Company Equity Affiliate, except for
       (A) the filing with the SEC of the Registration Statement and the Proxy Statement and such reports under Sections 13(a) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (C) such Government Consents and Governmental Filings with federal, foreign, state and local governmental authorities (the "Local Approvals") as may be required with respect to the Licenses held by the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Company Equity Affiliates or as may otherwise be required under laws applicable to the conduct of the businesses of the Company and its Subsidiaries in the ordinary course, all of which are listed on Schedule 4.5, (D) the Governmental Filings to be made on the part of or with respect to Parent and Merger Sub referred to in clause (ii) of Section 5.5, (E) such Government Consents and Governmental Filings as may be required in connection with the issuance of the Parent Series A Stock to be covered by the Registration Statement pursuant to state securities and blue sky laws, and (F) such Government Consents and Government Filings the absence or omission of which could not, in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger;

    (iii) assuming adoption of this Agreement at the Special Meeting by the requisite vote of the Company's stockholders, require, on the part of the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Company Equity Affiliate, any consent by or approval or authorization of (a "Contract Consent") or notice to (a "Contract Notice") any other Person (other than a Governmental Entity), whether under any License or other Contract or otherwise, except (A) as set forth on Schedule 4.5 and (B) such Contract Consents and Contract Notices the absence or omission of which could not, in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger;

    (iv) assuming that the Contract Consents and Contract Notices described on
       Schedule 4.5 are obtained and given and that any Government Consents and Governmental Filings required under any Licenses are obtained or made, conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, suspension, modification or acceleration of any obligation or any increase in any payment required by or the impairment, loss or forfeiture of any material benefit, rights or privileges under or the creation of a Lien, Restriction or other encumbrance on any assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") any contract (including any note,

                                       19
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       bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment or concession of any nature (each, a "Contract")) to which the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Company Equity Affiliate is a party, by which the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Company Equity Affiliate or any of their respective assets or properties is bound or affected or pursuant to which the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Company Equity Affiliate is entitled to any rights or benefits (including the Licenses), except such Violations which could not, in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger; or

    (v) assuming adoption of this Agreement at the Special Meeting by the requisite vote of the Company's stockholders and assuming that the Government Consents and Governmental Filings specified in clause (ii) of this Section 4.5 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Company Equity Affiliate, or by which any of their respective properties or assets are bound or affected, except for such Violations which could not, in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS.

    Except as otherwise disclosed in the Company SEC Filings filed with the SEC and publicly available prior to the date hereof or as set forth on
Schedule 4.6, from December 31, 2002 through the date of this Agreement,
(a) there has not been any material adverse change in the business, properties, operations or financial condition of the Company and its Subsidiaries taken as a whole, and no event has occurred and no condition exists which, individually or together with other events or conditions, has had or, insofar as the Company can reasonably foresee, could have, a Material Adverse Effect on the Company and
(b) no action has been taken by the Company or any Subsidiary of the Company that, if Section 6.4 of this Agreement had then been in effect, would have been prohibited by such Section without the consent or approval of Parent, and no Contract to take any such action was entered into during such period, except for such actions which could not, in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

4.7 REGISTRATION STATEMENT; PROXY STATEMENT.

    None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the Registration Statement (including the Proxy Statement forming part of the prospectus included therein) or any amendment or supplement thereto or (ii) any other documents filed or to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement (including the Proxy Statement forming part of the prospectus included therein) or any amendment or supplement thereto, when the same becomes effective, at the time of the Special Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication.

                                       20
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4.8 LEGAL PROCEEDINGS.

    Except as otherwise disclosed in the Company SEC Filings filed with the SEC and publicly available prior to the date hereof or as set forth on
Schedule 4.8, there is no (a) Legal Proceeding pending or, to the knowledge of the Company, threatened, against, involving or affecting the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Equity Affiliate of the Company or any of its or their respective assets or rights,
(b) judgment, decree, Injunction, rule, or order of any Governmental Entity applicable to the Company or any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company that has had or could have, either individually or in the aggregate, a Material Adverse Effect on the Company, (c) Legal Proceeding pending or, to the knowledge of the Company, threatened, against the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Equity Affiliate of the Company that seeks to restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or that seeks damages in connection therewith, or (d) Injunction of any type referred to in Section 7.1(c).

4.9 LICENSES; COMPLIANCE WITH REGULATORY REQUIREMENTS.

    (a) The Company and its Subsidiaries, and to the knowledge of the Company, its Equity Affiliates hold all Licenses required for or which are material to the ownership of the assets and the operation of the businesses of the Company or any of its Subsidiaries, except for those Licenses which the failure to hold has not had and could not have, in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries, and to the knowledge of the Company, each of its Equity Affiliates, are in compliance with, and have conducted their respective businesses so as to comply with, the terms of their respective Licenses and with all applicable laws, rules, regulations, ordinances and codes (domestic or foreign), except where the failure so to comply has not had and could not have, in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, the Company and its Subsidiaries, and to the knowledge of the Company, its Equity Affiliates (i) have all Licenses of foreign, state and local Governmental Entities required for the operation of the facilities being operated on the date hereof by the Company or any of its Subsidiaries or Equity Affiliates (the "Permits"), (ii) have duly and currently filed all reports and other information required to be filed with any Governmental Entity in connection with such Permits and (iii) are not in violation of any of such Permits, other than the lack of Permits, delays in filing reports or possible violations that have not had and, could not have, a Material Adverse Effect.

    (b) Except as set forth in Schedule 4.9(b), (i) the Company and its Subsidiaries and to the knowledge of the Company, its Equity Affiliates, and the operation of their respective businesses, equipment and other assets and the facilities owned or leased by them are in compliance in all material respects with all applicable Environmental Laws, (ii) the Company and its Subsidiaries and to the knowledge of the Company, its Equity Affiliates, hold all material Licenses required under Environmental Laws necessary to enable them to own, lease or otherwise hold their assets and to carry on their businesses as presently conducted, (iii) there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or to the knowledge of the Company, its Equity Affiliates, relating to or arising under any Environmental Laws, (iv) there is no ongoing remediation of or other response activity to address contamination or any other adverse environmental or indoor air quality condition and no condition that would be reasonably expected to give rise to a requirement under applicable Environmental Laws to conduct such remediation or response activities, and no Governmental Entity has proposed or threatened any such remediation or response, at any real property currently or formerly leased or owned by the Company or any of its Subsidiaries or to the knowledge of the Company, any of its Equity Affiliates, or resulting from any activity of the Company or any of its Subsidiaries or to the knowledge of the Company, any of its Equity Affiliates, (v) neither

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
the Company nor any of its Subsidiaries nor to the knowledge of the Company, any of its Equity Affiliates, has received any notice alleging a violation of or liability of the Company or any of its Subsidiaries or any of its Equity Affiliates, under any Environmental Laws, and (vi) neither the Company nor any of its Subsidiaries nor to the knowledge of the Company, any of its Equity Affiliates, have contractually agreed to assume or provide an indemnity for environmental liabilities of any third party. For purposes of this Agreement, the term "Environmental Laws" means any federal, state, local or foreign law, statute, rule or regulation or the common law relating to the environment, the management of hazardous or toxic substances, the protection of natural resources or wildlife, or occupational or public health and safety, including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and the federal Occupational Safety and Health Act of 1970, as amended, and any state or foreign law counterpart.

4.10 TAX MATTERS. Except as set forth on Schedule 4.10:

    (a) The Company and each of its Subsidiaries (except with respect to any Consolidated Tax Return) have timely filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company and each of its Subsidiaries (except any Consolidated Period Taxes) (whether or not shown on any Tax Return) have been timely paid. A reserve, which the Company reasonably believes to be adequate, has been set up for the payment of all such Taxes anticipated to be payable by the Company and each of its Subsidiaries in respect of periods through the date hereof. Neither the Company nor any of its Subsidiaries (except with respect to any Consolidated Tax Return) is currently the beneficiary of any extension of time within which to file any Tax Return.

    (b) No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

    (c) There are no Liens or Restrictions on any of the assets or properties of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except any Liens or Restrictions on any of the assets or properties of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) by Parent to pay any Consolidated Period Taxes.

    (d) The Company and its Subsidiaries have withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

    (e) None of the Tax Returns filed by the Company or any of its Subsidiaries (except with respect to any Consolidated Tax Return) has been or is currently being examined by the Internal Revenue Service or relevant state, local or foreign taxing authorities. Except with respect to any Consolidated Period Taxes, (i) there are no examinations or other administrative or court proceedings relating to Taxes of the Company or any of its Subsidiaries in progress or pending, (ii) neither the Company nor any of its Subsidiaries has received any notice or report asserting a Tax deficiency with respect to the Company or any of its Subsidiaries and (iii) there are no current or threatened actions, suits, proceedings, investigations, audits or claims relating to or asserted for Taxes of the Company or any of its Subsidiaries.

    (f) Except with respect to any Consolidated Period Taxes, all deficiencies or assessments asserted against the Company or any of its Subsidiaries by any taxing authority have been paid or fully and finally settled and, to the knowledge of the Company, no issue previously raised in writing by any such taxing authority reasonably could be expected to result in a material assessment for any taxable period (or portion of a period) beginning on or after the Closing Date.

    (g) Except with respect to any Consolidated Period Taxes, the Company and its Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

    (h) Neither the Company nor any of its Subsidiaries (A) has filed a consent under Section 341(f) of the Code concerning collapsible corporations, or (B) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method.

    (i) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party covering any employee, former employee, officer, director, shareholder or contract worker of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

    (j) Neither the Company nor any of its Subsidiaries (A) is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return other than an affiliated group the common parent of which is the Company or Parent, (B) is or has been a member of any affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes other than a group the common parent of which is the Company or Parent, (C) is or has been a party to any Tax allocation or Tax sharing agreement except with Parent, or (D) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries or pursuant to any agreement between the Company and Parent) under Treasury Regulations
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

    (k) Neither the Company nor any of its Subsidiaries (except with respect to any Consolidated Period Taxes) has requested a ruling from, or entered into a closing agreement with, the Internal Revenue Service or any other taxing authority which will have an effect on the Surviving Corporation or any of its Subsidiaries in any taxable period ending after the Closing Date.

    (l) None of the assets of the Company or any of its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code, or may be treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

    (m) Neither the Company nor any of its Subsidiaries has participated in a corporate tax shelter within the meaning of Treasury Regulations
Section 1.6011-4T or participated in a transaction that it has disclosed pursuant to Internal Revenue Services Announcement 2002-2, 2002-2 I.R.B. 304. The Company and its Subsidiaries (except with respect to any Consolidated Tax Return) have disclosed on their U.S. federal Tax Returns all positions taken therein that are likely to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

4.11 EMPLOYEE MATTERS.

    (a) Schedule 4.11(a) contains a true and complete list of all of the Company Plans, except for any such plans that relate exclusively to On Command Corporation and/or its Subsidiaries. The Company has heretofore delivered to Parent true and complete copies of (i) each Company Plan and, if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding document, (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Company Plan for which such a letter has been obtained, (iii) annual reports on Form 5500 required to be filed with any Governmental Entity for each Company Plan for the three most recent plan years and all required actuarial reports for the last three plan years of each Company Plan.

    (b) No Company Plan is subject to Title IV of ERISA or section 412 of the Code and neither the Company nor any ERISA Affiliate made, or was required to make, contributions to any employee benefit plan subject to Title IV of ERISA or section 412 of the Code during the six year period ending on the Effective Time.

    (c) Each Company Plan that utilizes a funding vehicle described in
Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the Internal Revenue Service that such funding vehicle (i) qualifies for tax-exempt status under
Section 501(c)(9) of the Code and (ii) complies with Section 505 of the Code, except for those Company Plans listed on Schedule 4.11(c) which the Internal Revenue Service does not as a matter of policy issue such notification with respect to that particular type of plan. Each such Company Plan satisfies, where appropriate, the requirements of Sections 501(c)(9) and 505 of the Code.

    (d) There has been no event or circumstance which has resulted in any liability being asserted by any Company Plan, the Pension Benefit Guaranty Corporation or any other Person under Title IV of ERISA or section 412 of the Code against the Company or any ERISA Affiliate and there has not been any event or circumstance which could reasonably be expected to result in such liability.

    (e) Neither the Company nor any Subsidiary of the Company is a party to or bound by the terms of any collective bargaining agreement. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wage and hours of its employees and is not engaged in any unfair labor practice. There is no labor strike or labor disturbance pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company, and during the past five years neither the Company nor any Subsidiary of the Company has experienced a work stoppage.

    (f) Each Company Plan has been operated and administered in accordance with its terms and applicable law, including Section 406 of ERISA and Section 4975 of the Code.

    (g) Each Company Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

    (h) No Company Plan provides welfare benefits, including death or medical benefits, with respect to current or former employees or consultants of the Company or any Subsidiary of the Company beyond their retirement or other termination of service (other than coverage mandated by applicable law).

    (i) There are no pending, or the Company's knowledge threatened claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan with respect to such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

    (j) Schedule 4.11(j) sets forth a true and complete list as of the date hereof of each of the following material agreements, arrangements and commitments to which the Company or any of its Subsidiaries is a party or by which any of them may be bound (true and complete copies of which have been delivered to Parent), except for any of such agreements, arrangements or commitments that have been filed by the Company with the SEC as an exhibit to its Annual Report on Form 10-K: (i) each employment, consulting, agency or commission agreement not terminable without liability to the Company or any of its Subsidiaries upon 60 days' or less prior notice to the employee, consultant or agent; (ii) each agreement with any employee of the Company or any Subsidiary of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions); (iii) each agreement with respect to any employee of the Company or any Subsidiary of the Company providing any term of employment or compensation guarantee extending for a period longer

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than one year; and (iv) each other agreement or Company Plan any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    (k) Except as set forth in Schedule 4.11(k), (i) no employee of the Company or any of its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Plan as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions), (ii) no amount payable, or economic benefit provided, by the Company or any of its Subsidiaries (including any acceleration of the time of payment or vesting of any benefit) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions) could be considered an "excess parachute payment" under Section 280G of the Code, (iii) no Person is entitled to receive any additional payment from the Company, any of its Subsidiaries or any other Person (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999 of the Code is imposed on such Person, and
(iv) neither the Company nor any of its Subsidiaries has granted to any Person any right to receive any Parachute Gross-Up Payment.

4.12 CERTAIN AGREEMENTS, AFFILIATE TRANSACTIONS AND INSURANCE.

    (a) Schedule 4.12(a) lists or describes each Contract to which the Company or any of its Subsidiaries is a party, or by which any of their respective assets are subject or bound, of the following nature, except for (x) any of such Contracts that have previously been filed by the Company with the SEC as an exhibit to its Annual Report on Form 10-K, (y) any of such Contracts that Parent or any of its Affiliates are a party to (each, an "Affiliate Contract") and
(z) any of such Contracts that were directly or indirectly contributed to or assumed by the Company or any of its Subsidiaries by virtue of the transactions consummated pursuant to either (1) the Purchase Agreement dated as of August 16, 2001 by and among the Company, Liberty AEG, Inc. and for certain limited purposes, Parent, or (2) the Purchase Agreement dated as of August 16, 2001 by and among LMC/LSAT Holdings, Inc., Liberty Brazil DTH Inc., Liberty Mexico DTH Inc., Liberty Multicountry DTH, Inc., Liberty International
DTH, Inc., Liberty Latin Partners, Inc., the Company, and for certain limited purposes, Parent (each Contract referenced in subclause (1) or (2), a "Contributed Contract") (each Contract listed or required to be listed on
Schedule 4.12(a), along with each Contract listed or described, or required to be listed or described, on Schedules 4.3(e), 4.3(f), 4.12(b) or 4.12(c), each contract which has previously been filed with the SEC as an exhibit to its Annual Report on Form 10-K and each Affiliate Contract and Contributed Contract, a "Material Contract"):

    (i) Contracts that have not previously been filed and are required to be filed with the SEC pursuant to the Exchange Act as an exhibit to the Company's Annual Report on Form 10-K;

    (ii) Contracts that were entered into outside the ordinary course of business and pursuant to which any obligations or liabilities (whether absolute, contingent or otherwise) remain outstanding;

    (iii) employment, bonus or consulting agreements involving potential payments in excess of $100,000 over any period of 12 months or more;

    (iv) Contracts evidencing or securing Indebtedness of the Company or any of its Subsidiaries (other than trade accounts arising in the ordinary course of business that do not exceed $10,000 individually or $250,000 in the aggregate);

    (v) Contracts in which the Company or any of its Subsidiaries has guaranteed the obligations of any Person;

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    (vi) Contracts that may require the Company or any of its Subsidiaries to indemnify any other Person;

    (vii) any Contract involving the potential payment (A) by the Company or any of its Subsidiaries of $100,000 or more or (B) to the Company or any of its Subsidiaries of an amount that is reasonably likely to be $100,000 or more;

    (viii)Contracts that contain any "most favored nations" provisions, as such term is commonly understood in the cable television and satellite television industries;

    (ix) Contracts that guarantee any Person a particular amount of payment from the Company or any of the Company's Subsidiaries irrespective of such Person's performance of any of its obligations under such Contract;

    (x) Contracts between the Company or any of its Subsidiaries, on the one hand, and any director, officer or Significant Stockholder of the Company or any of its Subsidiaries or Equity Affiliates, on the other hand;

    (xi) Contracts that contain a Change of Control Covenant; and

    (xii) Contracts giving any Person the right (contingent or otherwise) to require the Company or any of its Subsidiaries to register under the Securities Act any securities or to participate in any registration of such securities.

    Except as set forth in Schedule 4.12(a), each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies and except that employees' covenants not to compete may not be enforceable in accordance with their terms in Colorado and certain other jurisdictions), and the Company or the applicable Subsidiary of the Company, as the case may be, has taken all actions necessary to comply in all material respects with such Material Contract and is not in material breach or violation of or default under (with or without notice or lapse of time or both) any such Material Contract. To the knowledge of the Company, except as set forth in
Schedule 4.12(a), all parties to the Material Contracts other than the Company and its Subsidiaries have complied in all material respects with the provisions thereof and no party is in breach or violation of, or in default (with or without notice or lapse of time, or both) under, such Material Contracts. The Company has not received notice of any actual or threatened termination, cancellation or limitation to, and there has not been any other adverse development in respect of, any of the Material Contracts. The Company has delivered to Parent a true and correct copy of each Material Contract (other than the Contributed Contracts and the Contracts that have previously been filed with the SEC as an exhibit to the Company's Annual Report on Form 10-K) that is in writing, and a description of all material terms of each Material Contract or arrangement that is not in writing, listed or described or required to be listed or described on Schedule 4.12(a).

    (b) Except as set forth in Schedule 4.12(b), (i) there is no Contract or any judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or would reasonably be likely to have the effect of prohibiting or materially restricting or limiting the ability of the Company to conduct its business as the same is currently conducted or contemplated to be conducted and (ii) none of the Company or any of the Company's Subsidiaries is a party to, and none of their respective assets is bound by, any Contract or any judgment, injunction, order or decree that, after the consummation of the transactions contemplated by this Agreement, would be or would purport to be binding upon Parent or any of its Affiliates (other than the Surviving Corporation) or any Contract or any judgement, injunction, order or decree in respect of which any act or omission of Parent or any of its Affiliates (other than the Surviving Corporation) would result in a breach or violation thereof or, in the case of any Contract, constitute (with or without notice or lapse of time or both) a default or event of default thereunder, or give rise to any right of termination, cancellation, amendment, acceleration, repurchase, prepayment or repayment or to increased payments thereunder, or give rise to or accelerate any material obligation or result in the loss or modification of any material rights or benefits thereunder or result in any Lien or Restriction on any of the material assets of the Surviving Corporation or any of its Subsidiaries. The Company has delivered to Parent a true and correct copy of each Contract that is in writing, a description of all material terms of each Contract or arrangement that is not in writing, and a true and correct copy of each judgment, injunction, order or decree, listed or described, or required to be listed or described, on
Schedule 4.12(b).

    (c) Schedule 4.12(c) lists or describes all transactions and Contracts between the Company or any of its Subsidiaries, on the one hand, and any director, executive officer or Significant Stockholder of the Company or any of its Subsidiaries or Equity Affiliates, on the other hand, other than any of such transactions that have previously been described in the Company SEC Filings filed with the SEC and publicly available prior to the date hereof. The Company has delivered to Parent a true and correct copy of each Contract and arrangement that is in writing, and a description of all material terms of each transaction and each Contract that is not in writing, listed or described, or required to be listed or described, on Schedule 4.12(c).

    (d) The directors' and officers', errors and omissions, fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, in the aggregate, could not have a Material Adverse Effect on the Company.

4.13 BROKERS OR FINDERS.

    No investment banker, broker, finder, consultant or intermediary (other than Morgan Stanley) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

4.14 FAIRNESS OPINION.

    The Company Board has received the opinion, dated August 22, 2003, of Morgan Stanley to the effect that the Exchange Ratio contemplated by Section 2.3(a) for the conversion of Company Common Stock into Parent Series A Stock pursuant to the Merger is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent or its Affiliates) (the "Fairness Opinion"). A true and complete copy of the Fairness Opinion (which includes a consent to the inclusion in its entirety of a copy of the Fairness Opinion in any documents required to be filed by the Company with the SEC with respect to the Merger, which consent has not been withdrawn) has been delivered to Parent.

4.15 RECOMMENDATION OF THE COMPANY BOARD.

    The Company Board, at a meeting duly called and held, unanimously
(a) determined that this Agreement and the Merger are fair to and in the best interests of the Company's stockholders (other than Parent and its Subsidiaries), (b) approved this Agreement, the Merger and the other transactions contemplated hereby and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company.

4.16 VOTE REQUIRED.

    The only vote of stockholders of the Company required under the DGCL, the Company Charter and the Company's Bylaws in order to adopt this Agreement is the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Company Series A Common Stock, the Company Series B Common Stock and the Company Series B Preferred Stock voting together as a single class, and no other vote or approval of or other action by the holders of any capital stock or other securities of the Company is required.

4.17 FULL DISCLOSURE.

    No statement in this Agreement or in any certificate delivered pursuant to the requirements of this Agreement by or on behalf of the Company to Parent contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

4.18 DOCUMENTS DELIVERED.

    All documents which have been or shall be delivered to Parent by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated hereby (including all documents and agreements referenced in any schedules or provided to Parent in connection with its due diligence investigation of the Company) are or when so delivered shall be correct, current and complete copies of the originals thereof.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent hereby represents and warrants to the Company as follows:

5.1 ORGANIZATION.

    Each of Merger Sub and Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing has not had and could not have, in the aggregate, a Material Adverse Effect on Parent.

5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT.

    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been approved by the respective Boards of Directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and have been duly authorized by all other necessary corporate action on the part of Parent or Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and (assuming the due execution and delivery of this Agreement by the Company) constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

5.3 CAPITALIZATION OF PARENT AND MERGER SUB.

    (a) As of the date hereof, the authorized capital stock of Parent consists of (i) 4,400,000,000 shares of common stock, $.01 par value, of which 4,000,000,000 are designated Parent Series A Stock and 400,000,000 shares are designated Parent Series B Stock and (ii) 50,000,000 shares of Parent Preferred Stock.

    (b) As of the close of business on July 30, 2003, (A) 2,473,846,455 shares of Parent Series A Stock and 211,818,776 shares of Parent Series B Stock (in each case net of shares held in treasury and shares held by Subsidiaries of Parent all of the common stock of which is beneficially owned by Parent) were issued and were outstanding, and (B) no shares of preferred stock were issued and were outstanding.

    (c) All outstanding shares of Parent Series A Stock and Parent Series B Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Parent is entitled to preemptive rights.

    (d) As of the close of business on July 30, 2003, there were no options, warrants or other rights to acquire Parent Series A Stock (or securities convertible into or exercisable or exchangeable for Parent Series A Stock) from Parent, other than (i) the right of the holders of Parent Series B Stock to convert shares of Parent Series B Stock into Parent Series A Stock, pursuant to the Parent Charter, and (ii) options or other rights representing in the aggregate the right to purchase or otherwise acquire up to 77,418,789 shares of Parent Series A Stock (which includes 28,165,255 options that can be exercised for either Parent Series A Stock or Parent Series B Stock) and 28,165,255 shares of Parent Series B Stock (all of which are options that can be exercised for either Parent Series A Stock or Parent Series B Stock), pursuant to a parent employee benefit plan or otherwise. All other material information about the capitalization of Parent has been disclosed in the Parent SEC Filings.

    (e) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, all of which is owned beneficially and of record by Parent or any Wholly Owned Subsidiary of Parent.

5.4 PARENT REPORTS AND FINANCIAL STATEMENTS.

    (a) Parent has filed on a timely basis all forms, reports and documents with the SEC required to filed by it under the Securities Act or the Exchange Act since August 11, 2001 (collectively, the "Parent SEC Filings"). Parent has heretofore furnished or made available to the Company true and complete copies of all the Parent SEC Filings filed prior to the date hereof. The Parent SEC Filings constitute all of the documents (other than preliminary material) that Parent was required to file with the SEC under the Exchange Act since such date. As of their respective dates, each of the Parent SEC Filings complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, and none of the Parent SEC Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except that no representation or warranty is made with respect to any information regarding the Company included in the Parent SEC Filings which was furnished by the Company expressly for use therein). When filed with the SEC, the financial statements (including the related notes) included in the Parent SEC Filings complied as to form in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder and were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the schedules thereto), and such financial statements fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments.

    (b) Except as and to the extent reflected or reserved against in the financial statements included in Parent's quarterly report on Form 10-Q for the quarter ended June 30, 2003 or as disclosed therein or in Schedule 5.4, none of Parent or any of its Subsidiaries, or to its knowledge, any of its Equity Affiliates, had as of such date any actual or potential liability or obligation of any kind, whether accrued, absolute, contingent, unliquidated or other, or whether due or to become due (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), that in the aggregate has had or would have a Material Adverse Effect on Parent or that individually is required by the applicable rules and regulations of the SEC and GAAP to be disclosed, reflected or reserved against in Parent's consolidated financial statements (including the notes thereto).

5.5 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS.

    The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the transactions contemplated hereby will not:

    (i) conflict with or violate the Parent Charter or Parent's Bylaws or the Certificate of Incorporation or Bylaws of Merger Sub;

    (ii) require any Government Consent or Governmental Filing on the part of or with respect to Parent, Merger Sub or any other Subsidiary (except for the Company and its Subsidiaries) of Parent, except for (A) the filing with the SEC of the Registration Statement and such reports under Sections 12(g), 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or Merger Sub is qualified to do business, (C) the Local Approvals, (D) such Government Consents and Governmental Filings as may be required in connection with the issuance of the Parent Series A Stock to be covered by the Registration Statement pursuant to state securities and blue sky laws,
       (E) the Governmental Filings to be made on the part of or with respect to the Company and its Subsidiaries referred to in clause (ii) of
       Section 4.5 or in Schedule 4.5, and (F) such Government Consents and Governmental Filings the absence or omission of which could not in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger;

    (iii) require on the part of Parent, Merger Sub or any other Subsidiary of Parent (other than the Company or its Subsidiaries), any Contract Consent or Contract Notice, except such Contract Consents and Contract Notices the absence or omission of which could not, in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger;

    (iv) assuming that any Government Consents and Governmental Filings required under any Licenses are obtained or made, result in a Violation by Parent, Merger Sub or any other Subsidiary of Parent (other than the Company or any of its Subsidiaries) of any Contract to which Parent, Merger Sub, or any other Subsidiary of Parent (other than the Company or any of its Subsidiaries) is a party, by which Parent, Merger Sub or any other Subsidiary of Parent (other than the Company or any of its Subsidiaries) or any of their respective assets or properties is bound or affected or pursuant to which Parent, Merger Sub or any other Subsidiary of Parent (other than the Company or any of its Subsidiaries) is entitled to any rights or benefits, except for such Violations which could not, in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger; or

    (v) assuming that this Agreement is adopted by the Company's stockholders as required by the DGCL and the Company Charter and Bylaws, and that the Government Consents and Governmental Filings specified in clause (ii) of this Section 5.5 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Parent, Merger Sub or any other Subsidiary of Parent (other than the Company or any of its Subsidiaries) or by which any of their respective properties or assets are bound or affected, except for such Violations which could not, in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger.

5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS.

    Except as otherwise disclosed in the Parent SEC Filings filed with the SEC prior to the date hereof, from December 31, 2002 through the date of this Agreement, there has not been any material adverse change in the business, properties, operations or financial condition of Parent and its Subsidiaries taken as a whole, and no event has occurred and no condition exists which, individually or together with other events or conditions, has had or could have a Material Adverse Effect on Parent.

5.7 REGISTRATION STATEMENT.

    None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the Registration Statement (including the Proxy Statement forming part of the prospectus included therein) or any amendment or supplement thereto, or (ii) any other documents filed or to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement (including the Proxy Statement forming part of the prospectus included therein) or any amendment or supplement thereto, when the same becomes effective, at the time of the Special Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication.

5.8 BROKERS OR FINDERS.

    No investment banker, broker, finder, consultant or intermediary is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

5.9 VOTE REQUIRED.

    No vote of stockholders of Parent is required under the DGCL, the Parent Charter, Parent's Bylaws or the rules and regulations of the NYSE in order for Parent to validly perform its obligations under this Agreement (including, without limitation, its obligation to issue the Parent Series A Stock pursuant to Article II hereof).

5.10 FULL DISCLOSURE.

    No statement in this Agreement or in any certificate delivered pursuant to the requirements of this Agreement by or on behalf of Parent or Merger Sub to the Company contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

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5.11 INTERIM OPERATIONS OF MERGER SUB.

    Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, and immediately prior to the Effective Time will have engaged in no other business activities, will have no Subsidiaries (other than the Company), and will have conducted its operations only as contemplated hereby.

5.12 PARENT SERIES A STOCK.

    The Parent Series A Stock is duly listed on the NYSE and no inquiry or proceeding has been initiated or, to Parent's knowledge, threatened for the purpose of causing such listing to be terminated or restricted. The shares of Parent Series A Stock to be issued and delivered pursuant to Section 2.4 will be, when the Merger has become effective and such shares are issued and delivered as provided in Section 2.4 and as described in the Registration Statement, duly authorized, validly issued, fully paid and nonassessable and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof granted by Parent or under applicable law. The shares of Parent Series A Stock to be issued in the Merger, will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws.

                                   ARTICLE VI
                         TRANSACTIONS PRIOR TO CLOSING

6.1 ACCESS TO INFORMATION.

    From the date hereof to the Effective Time, upon reasonable notice, the Company will (and will cause its Subsidiaries, and use commercially reasonable efforts to cause its other Affiliates, to) afford to the officers, employees, counsel, accountants and other authorized representatives of Parent reasonable access during normal business hours to all its properties, personnel, books and records and furnish promptly to such Persons such information concerning its business, properties, personnel and affairs as such Persons will from time to time reasonably request.

6.2 CONFIDENTIALITY.

    Unless otherwise agreed to in writing by the party disclosing (or whose Representatives disclosed) the same (a "disclosing party"), each receiving party (a "receiving party") will, and will cause its Affiliates, directors, officers, employees, agents and Controlling Persons (such Affiliates and other Persons with respect to any party being collectively referred to as such party's "Representatives") to, (i) keep all Proprietary Information (as defined below) of the disclosing party confidential and not disclose or reveal any such Proprietary Information to any Person other than those Representatives of the receiving party who are participating in effecting the transactions contemplated hereby or who otherwise need to know such Proprietary Information, (ii) use such Proprietary Information only in connection with consummating the transactions contemplated hereby and enforcing the receiving party's rights hereunder, and
(iii) not use Proprietary Information in any manner detrimental to the disclosing party. In the event that a receiving party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information of the disclosing party, the receiving party will provide the disclosing party with prompt notice of such request(s) to enable the disclosing party to seek an appropriate protective order. A party's obligations hereunder with respect to Proprietary Information that (A) is disclosed to a third party with the disclosing party's written approval, (B) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, or (C) is required to be disclosed by applicable law or regulation, will, subject in the case of clauses (B) and
(C) above to the receiving party's compliance with the preceding sentence, cease to the extent of the disclosure so consented to or required, except to the extent otherwise provided by the terms of such consent or covered by a protective order. If a

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receiving party uses a degree of care to prevent disclosure of the Proprietary
Information that is at least as great as the care it normally takes to preserve its own information of a similar nature, it will not be liable for any disclosure that occurs despite the exercise of that degree of care, and in no event will a receiving party be liable for any indirect, punitive, special or consequential damages unless such disclosure resulted from its willful misconduct or gross negligence in which event it will be liable in damages for the disclosing party's lost profits resulting directly and solely from such disclosure. In the event this Agreement is terminated, each party will, if so requested by the other party, promptly return or destroy all of the Proprietary Information of such other party, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the possession of the receiving party or its Representatives; provided, however, that the receiving party will not be required to return or cause to be returned summaries, analyses or extracts prepared by it or its Representatives, but will destroy (or cause to be destroyed) the same upon request of the disclosing party.

    For purposes of this Section 6.2, "Proprietary Information" of a party means all proprietary or confidential information about such party that is furnished by it or its Representatives to the other party or the other party's Representatives, regardless of the manner in which it is furnished. "Proprietary Information" does not include, however, information which (a) has been or in the future is published or is now or in the future is otherwise in the public domain through no fault of the receiving party or its Representatives, (b) was available to the receiving party or its Representatives on a non-confidential basis prior to its disclosure by the disclosing party, (c) becomes available to the receiving party or its Representatives on a non-confidential basis from a Person other than the disclosing party or its Representatives who is not otherwise bound by a confidentiality agreement with the disclosing party or its Representatives, or is not otherwise prohibited from transmitting the information to the receiving party or its Representatives, or (d) is independently developed by the receiving party or its Representatives through Persons who have not had, either directly or indirectly, access to or knowledge of such information.

6.3 PUBLIC ANNOUNCEMENTS.

    No party will or will permit any of its Subsidiaries to (and each party will use commercially reasonable efforts to cause its Affiliates, directors, officers, employees, agents and representatives not to) issue any press release, make any public announcement or furnish any written statement to its employees or stockholders generally concerning the transactions contemplated by this Agreement without the consent of the other party (which consent will not be unreasonably withheld), except to the extent required by applicable law or the applicable requirements of the NYSE (and in either such case such party will, to the extent consistent with timely compliance with such requirement, consult with the other party prior to making the required release, announcement or statement).

6.4 CONDUCT OF THE COMPANY'S BUSINESS PENDING THE EFFECTIVE TIME.

    The Company will, and will cause each of its Subsidiaries to, except as permitted, required or specifically contemplated by this Agreement or by
Schedule 6.4, required by any change in applicable law or consented to or approved in writing by Parent (which consent or approval will not be unreasonably withheld) during the period commencing on the date hereof and ending at the Effective Time:

    (a) conduct its business only in, and not take any action except in, the ordinary and usual course of its business and consistent with past practices;

    (b) use commercially reasonable efforts, in the ordinary and usual course of business and consistent with past practices, to preserve intact its current business organizations, to preserve its Licenses in full force and effect, to keep available the services of its present officers and key employees, and to preserve the good will of those having business relationships with it;

    (c) not (i) make any change or amendments in its charter, bylaws or partnership agreement or other governing instrument or document (as the case may be); (ii) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, options, warrants, calls, commitments or other agreements of any character to purchase or acquire any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity or voting interests, other than
(A) shares of Company Common Stock issued upon exercise of Company Options or other rights outstanding as of the date hereof under Company Plans or otherwise disclosed pursuant to this Agreement, in accordance with the terms thereof,
(B) shares of Company Series B Common Stock issued upon conversion of shares of Company Series B Preferred Stock outstanding on the date hereof and shares of Company Series A Common Stock issued upon conversion of shares of Company
Series B Common Stock outstanding on the date hereof, each in accordance with the terms of the Company Charter as in effect on the date hereof, (C) shares of Company Common Stock issued in connection with the conversion of convertible or exchangeable securities of the Company or its Subsidiaries, outstanding as of the date hereof, in accordance with the terms of such securities, and
(D) shares of Company Series B Common Stock issued as payment of dividends on Company Series B Preferred Stock; (iii) split, combine, subdivide or reclassify the outstanding shares of its capital stock or other equity or voting interests, or declare, set aside for payment or pay any dividend (except as provided in Section 6.4(c)(ii)(D)), or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or other equity or voting interests, or otherwise make any payments to stockholders or owners of equity or voting interests in their capacity as such (other than dividends or distributions paid by any Wholly-Owned Subsidiary of the Company to the Company or another Wholly-Owned Subsidiary); (iv) except for conversions of shares of Company Series B Common Stock issued upon conversion of shares of Company
Series B Preferred Stock outstanding on the date hereof and conversion of shares of Company Series B Common Stock outstanding on the date hereof into shares of Company Series A Common Stock, each in accordance with the terms of the Company Charter as in effect on the date hereof, redeem, purchase or otherwise acquire, directly or indirectly, any outstanding shares of capital stock or other securities or equity or voting interests of the Company or any Subsidiary of the Company; (v) make any other changes in its capital or ownership structure;
(vi) sell or grant a Lien or Restriction with respect to any stock, equity or partnership interest owned by it in any Subsidiary of the Company; or
(vii) enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing;

    (d) not (i) modify or change in any material respect any material License or other material Contract, other than in the ordinary course of business;
(ii) enter into any new employment, consulting, agency or commission agreement, make any amendment or modification to any existing such agreement or grant any increases in compensation, (A) in each case other than in the ordinary course of business and consistent with past practice and with or granted to Persons who are not officers or directors of the Company or any Subsidiary of the Company and which do not, in the aggregate, materially increase the compensation or benefit expense of the Company or any Subsidiary of the Company or any Company Equity Affiliate and (B) other than the regular annual salary increase granted in the ordinary course of business and consistent with past practice to officers of the Company or its Subsidiaries who are not directors or executive officers of the Company; (iii) establish, amend or modify any Company Plan or any other employee benefit plan, except in the ordinary course of business, consistent with past practice and to the extent not material and except to the extent required by any applicable law or the existing terms of such Company Plan or by the provisions of this Agreement; (iv) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or

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the notes thereto) of the Company included in the Company SEC Filings, or incurred in the ordinary course of business and consistent with past practice;
(v) cancel any debts or waive any claims or rights, except in the ordinary course of business and consistent with past practice; (vi) make any capital expenditures which individually or in the aggregate are in excess of the amount provided for capital expenditures in the most recent capital budget for the Company and its Subsidiaries approved by the Company Board prior to December 31, 2002 (the "2003 capital budget"); (vii) accelerate the payment of, or otherwise prepay, any existing outstanding indebtedness for borrowed money;
(viii) other than the normal cash management practices of the Company and its Subsidiaries conducted in the ordinary and usual course of their business and consistent with past practice, make any advance or loan to or engage in any transaction with any director, officer, partner or Affiliate not required by the terms of an existing Contract; or (ix) enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing;

    (e) not (i) incur (which will not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any material amount of indebtedness for borrowed money or guarantee any such indebtedness; (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others other than in the ordinary course of business consistent with past practice; (iii) provide any security for outstanding Indebtedness that was previously unsecured;
(iv) increase any security for outstanding secured Indebtedness; or (v) grant any Liens or Restrictions on any of the assets of Company or its Subsidiaries; provided, however, that the foregoing will not prohibit (A) any guarantees in effect on the date of this Agreement that are referred to in the Company SEC Filings or in Schedule 6.4 or that are required to be given under existing agreements referred to in the Company SEC Filings, (B) the incurrence or guarantee of the indebtedness set forth on Schedule 6.4, and (C) any renewal, extension, amendment or refinancing of existing indebtedness (provided there is no increase in the interest rate or the principal amount of such indebtedness);

    (f) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to otherwise acquire any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

    (g) not sell, lease or encumber or otherwise voluntarily dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

    (h) not (i) make, revoke or amend any Tax election, (ii) make any material change in any accounting, financial reporting or Tax practice or policy,
(iii) execute any waiver of restrictions on assessment or collection of any Tax,
(iv) enter into or amend any agreement or settlement with any Tax authority,
(v) change the Company's auditors or (vi) permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except, in the case of clause (v), in the ordinary course of business consistent with past practice; and

    (i) not take any action that would cause its representations and warranties contained in Section 4.1 to be untrue in any respect.

6.5 EXPENSES.

    Whether or not the Merger is consummated, all costs and expenses incurred or to be incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense, except that the costs and expenses incurred in connection with printing and mailing the Proxy Statement, the Registration Statement (and any amendment or supplement thereto) and the prospectus included in the Registration Statement (and any amendment or supplement thereto) will be borne 50% by Parent and 50% by the Company.

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6.6 INDEMNIFICATION.

    (A) INDEMNIFICATION OF COMPANY DIRECTORS AND OFFICERS.

    From and after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless the present and former directors and officers of the Company (when acting in such capacity) and any of its Subsidiaries, and any Person who is or was serving at the request of the Company as a director or officer of another Person (when acting in such capacity) (individually an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including fees and expenses of counsel properly retained by an Indemnified Party under this Section 6.6), liabilities or judgments or amounts that are paid in settlement with the approval of the Surviving Corporation (which approval will not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person was at any time prior to the Effective Time a director or officer, of the Company, pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities"), to the fullest extent that (x) a corporation is permitted under Delaware law to indemnify or advance expenses to its own directors or officers, as the case may be, (y) such Indemnified Party would have been entitled to be indemnified by the Company, if such Indemnified Party was a director or officer of the Company, with respect to the Indemnified Liabilities in question under the Company Charter and the Company's Bylaws as in effect on the date hereof and under any indemnification agreement with the Company in a form disclosed to Parent prior to the date hereof and (z) such indemnification otherwise is permitted by applicable law. In the event any such claim, action, suit, proceeding or investigation is asserted or commenced against any Indemnified Party (whether before or after the Effective Time), the Surviving Corporation will be entitled to participate and, to the extent that it may wish, to assume the defense thereof, except that if the Surviving Corporation also is a subject of such claim, action, suit, proceeding or investigation and there is, under applicable standards of professional conduct, a conflict on any significant issue between the position of the Surviving Corporation and the position of such Indemnified Party, or if the Surviving Corporation will fail to assume responsibility for such defense, such Indemnified Party may, subject to Section 6.6(b), retain counsel who will represent such Indemnified Party, and the Surviving Corporation will pay all fees and expenses of such counsel promptly as statements therefor are received; provided that such Indemnified Party will vigorously defend (or, if the defense is assumed by the Surviving Corporation, use commercially reasonable efforts to assist in the vigorous defense of) any such matter; provided, further, that the Surviving Corporation will not be liable for any settlement effected without its written consent, which consent, however, will not be unreasonably withheld; and provided, further, that the Surviving Corporation will not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction will ultimately determine, after exhaustion of all avenues of appeal, that such Indemnified Party is not entitled to indemnification hereunder.

    (B) INDEMNIFICATION PROCEDURES.

    Any Indemnified Party wishing to claim indemnification or advancement of expenses under Section 6.6(a), upon learning of any such claim, action, suit, proceeding or investigation, will promptly notify the Surviving Corporation thereof (provided that the failure so to notify the Surviving Corporation will not relieve the Surviving Corporation from any liability which it may have under this Section 6.6, except to the extent such failure materially prejudices the Surviving Corporation) and will deliver to the Surviving Corporation an undertaking to repay any amounts advanced pursuant thereto when and if a court of competent jurisdiction ultimately determines, after exhaustion of all avenues of appeal, that such Indemnified Party is not entitled to indemnification hereunder. In no event may the Indemnified Parties retain more than one lead law firm and one local counsel to represent them with respect to any such matter unless the independent directors of the Company determine that under

                                       36
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applicable standards of professional conduct, there is a conflict on any significant issue between the position of the independent directors and any other Indemnified Parties in which case the independent directors may (unless the defense of such matter has been assumed by the Surviving Corporation as provided herein) retain, at the expense of the Surviving Corporation, one lead law firm and one local counsel to represent the independent directors

    (C) SURVIVAL OF EXISTING INDEMNIFICATION RIGHTS.

    The Surviving Corporation and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Claim"), existing in favor of the Indemnified Parties as provided in the Company Charter or the Company's Bylaws or pursuant to other agreements, or certificates of incorporation or bylaws or similar documents of any of the Company's Subsidiaries, as in effect as of the date hereof, will survive the Merger and will continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted, made or commenced within such period will continue until the final disposition of such Claim.

    (D) SURVIVAL.

    This Section 6.6 will survive the consummation of the Merger. The provisions of this Section 6.6 are intended to be for the benefit of and will be enforceable by each of the Indemnified Parties and his heirs and legal representatives, and will be binding on Parent, Merger Sub and the Surviving Corporation and their respective successors and assigns.

6.7 NOTIFICATION OF CERTAIN MATTERS.

    Between the date hereof and the Effective Time, each party will give prompt notice in writing to the other party of: (i) any information that indicates that any of its representations or warranties contained herein was not true and correct as of the date hereof or will not be true and correct at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (except for changes permitted or contemplated by this Agreement),
(ii) the occurrence or non-occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure of any condition, covenant or agreement contained in this Agreement to be complied with or satisfied,
(iii) any failure of the Company or Parent (or Merger Sub), as the case may be, to comply with or satisfy any condition, covenant or agreement to be complied with or satisfied by it hereunder, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party and (v) any notice of, or other communication relating to, any litigation referred to in Section 6.8 or any order or judgment entered or rendered therein; provided, however, that the delivery of any notice pursuant to this Section 6.7 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.8 DEFENSE OF LITIGATION.

    Each of the parties agrees, except, in the case of the Company, as otherwise required by the fiduciary duties of the Company Board (as determined in good faith by the Company Board following the receipt of advice of the Company's outside legal counsel thereon), to vigorously defend against all actions, suits or proceedings in which such party is named as a defendant which seek to enjoin, restrain or prohibit the transactions contemplated hereby or seek damages with respect to such transactions. No party will settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without the consent of the

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other party (which consent will not be withheld unreasonably). Each of the parties further agrees to use commercially reasonable efforts to cause each of its Affiliates, directors and officers to vigorously defend any action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section to the same extent as if such Person were a party hereto.

6.9 ACTIONS BY PARENT AND MERGER SUB.

    In its capacity as a beneficial owner of Company Stock, Parent hereby consents to the adoption of this Agreement and agrees to cause the Company Stock beneficially owned by Parent, Merger Sub and Wholly Owned Subsidiaries of Parent to be voted in favor of the adoption of this Agreement at the Special Meeting. In its capacity as the sole stockholder of Merger Sub, (i) Parent hereby consents to the adoption of this Agreement by Merger Sub and agrees that such consent will be treated for all purposes as a vote in favor of this Agreement duly adopted at a meeting of the stockholders of Merger Sub held for such purpose, and (ii) Parent will cause Merger Sub to take all commercially reasonable corporate action necessary on its part to consummate the Merger and the transactions contemplated hereby. Merger Sub will not conduct any other business.

6.10 LISTING.

    Parent shall use commercially reasonable efforts to cause the shares of Parent Series A Stock to be issued pursuant to this Agreement and upon exercise of the Assumed Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

6.11 TRANSFER TAXES.

    All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes incurred in connection with the Merger shall be paid either by Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any tax returns with respect to such taxes.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

7.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT, MERGER SUB AND THE
    COMPANY.

    The respective obligations of Parent, Merger Sub and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which, to the extent permitted by applicable law, may be waived by Parent, for itself and Merger Sub (but not for the Company), or by the Company for itself (but not for Parent or Merger Sub):

    (A) STOCKHOLDER APPROVAL.

    This Agreement will have been duly adopted by the requisite vote of the stockholders of the Company at the Special Meeting, in accordance with the DGCL, the Company Charter and the Company's Bylaws.

    (B) REGISTRATION.

    The Registration Statement (as amended or supplemented) will have been declared effective and will be effective under the Securities Act at the Effective Time, and no stop order suspending effectiveness will have been issued, and no action, suit, proceeding or investigation seeking a stop order or to suspend the effectiveness of the Registration Statement will have been initiated and be continuing

                                       38
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or will have been threatened and be unresolved. Parent will have received all state securities law or blue sky permits and authorizations necessary to carry out the transactions contemplated hereby, such permits and authorizations will be in full force and effect and no action, suit, proceeding or investigation seeking to revoke or suspend the effectiveness of any such permit or authorization will have been initiated and be continuing or will have been threatened and be unresolved.

    (C) ABSENCE OF INJUNCTIONS.

    No permanent or preliminary Injunction or restraining order or other order by any court or other Governmental Entity of competent jurisdiction, or other legal restraint or prohibition, preventing consummation of the transactions contemplated hereby as provided herein will be in effect, or permitting such consummation only subject to any condition or restriction that has or would have a Material Adverse Effect on the Company.(c)

7.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MERGER SUB AND PARENT.

    The obligations of Merger Sub and Parent to consummate the transactions contemplated by this Agreement are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by
Parent:

    (A) ACCURACY OF REPRESENTATIONS AND WARRANTIES.

    Each of the representations and warranties of the Company contained in Sections 4.1, 4.2, 4.3, 4.4(a), 4.5, 4.6, 4.7, 4.13, 4.14, 4.15, 4.16, 4.17 and
4.18 of this Agreement will, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties, including without limitation Section 4.6, speak as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement. In addition, each of the representations and warranties of the Company contained in Sections 4.4(b), 4.8, 4.9, 4.10, 4.11 and 4.12 of this Agreement will be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except for any inaccuracies which could not, in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

    (B) PERFORMANCE OF AGREEMENTS.

    The Company will have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

    (C) OFFICERS' CERTIFICATES.

    Parent and Merger Sub will have received such certificates of the Company, dated the Closing Date, in each case signed by an executive officer of the Company (but without personal liability thereto), to evidence satisfaction of the conditions set forth in Sections 7.1(a), 7.1(c), 7.2(a) and 7.2(b)(insofar as each relates to the Company), as may be reasonably requested by Parent.

    (D) NO ADVERSE ENACTMENTS.

    There will not have been any action taken, or any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there will be no action, suit or

                                       39
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proceeding pending or threatened, which (i) makes or may make this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal or imposes or may impose material damages or penalties in connection therewith; (ii) requires or may require the divestiture of a material portion of the business of Parent or any of its Subsidiaries, if the Merger is consummated,
(iii) imposes or may result in imposition of material limitations on the ability of Parent effectively to exercise full rights of ownership of shares of capital stock of the Surviving Corporation (including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation) or makes the holding by Parent of any such shares illegal or subject to any materially burdensome requirement or condition, (iv) requires or may require Parent or the Company or any of their respective material Subsidiaries or Affiliates to cease or refrain from engaging in any material business, including any material business conducted by the Company or any of its Subsidiaries, if the Merger is consummated, or (v) increases or may increase in any material respect the liabilities or obligations of Parent arising out of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

    (E) RECEIPT OF LICENSES, PERMITS AND CONSENTS.

    Other than the filing of the Certificate of Merger with the Delaware Secretary of State and filings due after the Effective Time, all Local Approvals and all other Government Consents as are required in connection with the consummation of the transactions contemplated hereby will have been obtained and will be in full force and effect and all Governmental Filings as are required in connection with the consummation of such transactions will have been made, and all waiting periods, if any, applicable to the consummation of such transactions imposed by any Governmental Entity will have expired, other than those which, if not obtained, in force or effect, made or expired (as the case may be) could not, in the aggregate, (i) have a material adverse effect on the transactions contemplated hereby or (ii) assuming consummation of the Merger, have a Material Adverse Effect, as of or after the Effective Time, on the Company or Parent.

    (F) CONTRACT CONSENTS.

    The Company shall have obtained or made, and shall have provided Parent and Merger Sub with copies of, all Contract Consents and Contract Notices set forth on Schedule 4.5, other than those which, if not obtained or made (as the case may be) would not, either individually or in the aggregate, (i) have a material adverse effect on the transactions contemplated hereby or (ii) assuming consummation of the Merger, have a Material Adverse Effect, as of or after the Effective Time, on the Company or Parent.

7.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY.

    The obligation of the Company to consummate the transactions contemplated by this Agreement is also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by the Company:

    (A) ACCURACY OF REPRESENTATIONS AND WARRANTIES.

    Each of the representations and warranties of Parent contained in Sections 5.1, 5.2, 5.3, 5.4(a), 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11 and 5.12 of this
Agreement will, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties, including without limitation Section 5.6, speak as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement. In addition, each of the representations and warranties of Parent contained in Section 5.4(b) of this Agreement will be true and correct as of the date of this Agreement and (except

                                       40
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to the extent such representations and warranties speak as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except for any inaccuracies which could not, in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger.

    (B) PERFORMANCE OF AGREEMENTS.

    Each of Merger Sub and Parent will have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

    (C) OFFICERS' CERTIFICATES.

    The Company will have received such certificates of Parent, dated the Closing Date, in each case signed by an executive officer of Parent (but without personal liability thereto) to evidence satisfaction of the conditions set forth in Sections 7.1(b), 7.1(c), 7.3(a), 7.3(b) and 7.3(d) (insofar as each relates to Parent or Merger Sub), as may be reasonably requested by the Company.

    (D) NO ADVERSE ENACTMENTS.

    There will not have been any action taken, or any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there will be no action, suit or proceeding pending or threatened, which (i) makes or may make this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal or imposes or may impose material damages or penalties in connection therewith or
(ii) has or, in the reasonable judgment of the Company, assuming consummation of the Merger, could have a Material Adverse Effect, as of or after the Effective Time, on Parent (including any potential change or event disclosed on any Schedule which, subsequent to the date hereof, actually occurs).

    (E) RECEIPT OF LICENSES, PERMITS AND CONSENTS.

    Other than the filing of the Certificate of Merger with the Delaware Secretary of State and filings due after the Effective Time, all Local Approvals and all other Government Consents as are required in connection with the consummation of the transactions contemplated hereby will have been obtained and will be in full force and effect, all Governmental Filings as are required in connection with the consummation of such transactions will have been made, and all waiting periods, if any, applicable to the consummation of such transactions imposed by any Governmental Entity will have expired, other than those which, if not obtained, in force or effect, made or expired (as the case may be), could not, in the aggregate, assuming consummation of the Merger, have a Material Adverse Effect, as of or after the Effective Time, on Parent.

    (F) NYSE LISTING.

    The shares of Parent Series A Stock to be issued pursuant to this Agreement and upon exercise of the Assumed Options will have been approved for listing on the NYSE, subject only to official notice of issuance.

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                                  ARTICLE VIII
                                  TERMINATION

8.1 TERMINATION AND ABANDONMENT.

    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

    (i) by mutual consent of Parent and the Company;

    (ii) by either the Company, on the one hand, or Parent and Merger Sub, on the other hand: (A) if the Merger has not been consummated before March 31, 2004, provided that the right to terminate this Agreement pursuant to this clause (ii)(A) will not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Effective Time has been the cause of or resulted in the failure of the Merger to be consummated before such date, (B) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party (or by Merger Sub, if the party seeking to terminate this Agreement is the Company) contained in this Agreement and such breach is incapable of being cured, (C) if any court of competent jurisdiction or other competent governmental authority will have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action will have become final and nonappealable, or (D) if the required adoption of this Agreement by the stockholders of the Company has not been duly obtained in accordance with the provisions of Section 7.1(a) hereof, provided that the terminating party has complied with its obligations under Section 3.1 or 3.2 (as the case may be); or

    (iii) by either Parent or the Company if the Company Board has
       (i) withdrawn or modified in any manner adverse to Parent its recommendation to the Company stockholders referred to in Section 3.1(B) and Section 4.16, (ii) recommended an Acquisition Proposal or
       (iii) resolved to do any of the foregoing.

8.2 EFFECT OF TERMINATION.

    In the event of any termination of this Agreement by the Company or Parent pursuant to Section 8.1, this Agreement (other than as set forth in Sections 6.2, 6.5, 8.2 and Article 9, each of which will survive the termination of this Agreement) immediately will become void and there will be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective Affiliates, stockholders, directors, officers, agents or representatives; PROVIDED, that no such termination will relieve any party of any liability or damages resulting from any willful or intentional breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

                                   ARTICLE IX
                                 MISCELLANEOUS

9.1 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

    Except as set forth in the next sentence, the respective representations, warranties and agreements of the parties contained herein or in any certificate or other instrument delivered pursuant hereto prior to or at the Closing will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other parties hereto, after the execution of this Agreement. The representations, warranties, covenants or agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement will terminate at the Effective Time, except for the agreements contained in
Article II, Sections 6.5 and 6.6, and in this Article IX.

9.2 NOTICES.

    All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram, overnight courier or confirmed telex or telecopier, as follows:

    (a) if to Parent or Merger Sub, to:

       Liberty Media Corporation
       12300 Liberty Boulevard
       Englewood, Colorado 80112
       Attn: Elizabeth M. Markowski, Esq.
       Telecopier: (720) 875-5858
       and with a copy to:

       Sherman & Howard L.L.C.
       633 Seventeenth Street, Suite 3000
       Denver, Colorado 80202
       Attn: Steven D. Miller, Esq.
       Telecopier: (303) 298-0940

    (b) if to the Company, to:

       Liberty Satellite & Technology, Inc.
       12300 Liberty Boulevard
       Englewood, Colorado 80112
       Attn: Pamela Strauss, Esq.
       Telecopier: (720) 875-6895

       with a copy to:

       Shaw Pittman LLP
       2300 N Street, NW
       Washington, DC 20037
       Attn: Thomas H. McCormick, Esq.
       Telecopier: (202) 663-8007

or to such other Person or address as any party will specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications will be deemed to have been received on the date of delivery or on the third business day after the mailing thereof, except that any notice of a change of address will be effective only upon actual receipt thereof.

9.3 ENTIRE AGREEMENT.

    This Agreement (including the Schedules, Exhibits and other documents delivered in connection herewith) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

9.4 ASSIGNMENT; BINDING EFFECT; BENEFIT.

    Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on, or to make enforceable by, any Person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than rights conferred upon Indemnified Parties under Section 6.6 and upon stockholders, directors, officers, Affiliates, agents and representatives of the parties under Section 9.11. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 6.6 of this Agreement may not be amended or altered in any manner with respect to any Indemnified Party without the written consent of such Indemnified Party. No assignment of this Agreement will relieve the Surviving Corporation from its obligations to any Indemnified Party contained in
Section 6.6 of this Agreement.

9.5 AMENDMENT.

    Before or after adoption of this Agreement by the stockholders of the Company, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time prior to the Effective Time; provided, however, that after adoption of this Agreement by the stockholders of the Company, no amendment may be made without the further requisite approval of such stockholders if such amendment by law requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

9.6 EXTENSION; WAIVER.

    At any time prior to the Effective Time, either of the parties, by action taken or authorized by such party's Board of Directors, may, to the extent legally allowed, (i) extend the time specified herein for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance by the other party with any of the agreements or covenants of such other party contained herein or
(iv) waive any condition to such waiving party's obligation to consummate the transactions contemplated hereby or to any of such waiving party's other obligations hereunder. Any such extension or waiver will be valid only if set forth in a written instrument signed by the party or parties to be bound thereby. Any such extension or waiver by any party will be binding on such party but not on the other party entitled to the benefits of the provision of this Agreement affected unless such other party also has agreed to such extension or waiver. No such waiver will constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to exercise any of its rights, powers or remedies hereunder or with respect hereto or to insist on strict compliance with this Agreement will not constitute a waiver by such party of its right to exercise any such or other rights, powers or remedies or to demand such compliance. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval will be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.6.

9.7 HEADINGS.

    The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.8 COUNTERPARTS.

    This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same instrument.

9.9 APPLICABLE LAW.

    This Agreement and the legal relations between the parties will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

9.10  WAIVER OF JURY TRIAL.

    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11  JOINT PARTICIPATION IN DRAFTING THIS AGREEMENT.

    The parties acknowledge and confirm that each of their respective attorneys has participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel's advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

9.12  ENFORCEMENT OF THIS AGREEMENT.

    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.13  LIMITED LIABILITY.

    Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of any party (other than Parent as the sole stockholder of Merger Sub) will have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party hereunder or in respect of any certificate delivered with respect thereto and, to the fullest extent legally permissible, each party, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability which any such Person otherwise might have pursuant to applicable law.

9.14  SEVERABILITY.

    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                              [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                                                       LIBERTY MEDIA CORPORATION

                                                       By:          /s/ ELIZABETH M. MARKOWSKI
                                                              --------------------------------------
                                                       Name:          Elizabeth M. Markowski
                                                       Title:          SENIOR VICE PRESIDENT

ATTEST:
/s/ MAUREEN STURGEON
-------------------------------------------
ASSISTANT SECRETARY
                                                       LIBERTY SATELLITE & TECHNOLOGY,
                                                       INC.

                                                       By:            /s/ KENNETH G. CARROLL
                                                              --------------------------------------
                                                       Name:            Kenneth G. Carroll
                                                       Title:                PRESIDENT

ATTEST:
/s/ PAMELA STRAUSS
-------------------------------------------
SECRETARY
                                                       LIBERTY SATELLITE ACQUISITION CO.

                                                       By:          /s/ ELIZABETH M. MARKOWSKI
                                                              --------------------------------------
                                                       Name:          Elizabeth M. Markowski
                                                       Title:          SENIOR VICE PRESIDENT

ATTEST:
/s/ MAUREEN STURGEON
-------------------------------------------
ASSISTANT SECRETARY

                                    ANNEX II

                 LIBERTY SATELLITE ANNUAL AND QUARTERLY REPORTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K

                       FOR ANNUAL AND TRANSITION REPORTS
                    PURSUANT TO SECTIONS 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

(MARK ONE)

   /X/     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

              FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

                                  OR

   / /     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

            FOR THE TRANSITION PERIOD FROM               TO

                        COMMISSION FILE NUMBER: 0-21317
                            ------------------------

                      LIBERTY SATELLITE & TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

               STATE OF DELAWARE                                   84-1299995
         (State or other jurisdiction                (I.R.S. Employer Identification Number)
       of incorporation or organization)

            12300 LIBERTY BOULEVARD                                   80112
              ENGLEWOOD, COLORADO                                  (Zip Code)
   (Address of principal executive offices)

       Registrant's telephone number, including area code: (720) 875-5400

        Securities registered pursuant to Section 12(b) of the Act: None

          Securities registered pursuant to Section 12(g) of the Act:
                Series A Common Stock, par value $1.00 per share
                Series B Common Stock, par value $1.00 per share

    Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

Indicate by check mark whether the Registrant is an accelerated filer as described in Rule 12(b)-2 of the Securities Exchange Act. Yes / / No /X/

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendments to this Form 10-K. /X/

    The aggregate market value of the voting stock held by nonaffiliates of Liberty Satellite & Technology, Inc. computed by reference to the last sales price of such stock, as of the close of trading on June 28, 2002, was approximately $14,822,000.

    The number of shares outstanding of Liberty Satellite & Technology, Inc.'s common stock as of February 28, 2003 was:

                 Series A Common Stock--14,304,794 shares; and
                   Series B Common Stock--34,765,055 shares.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      LIBERTY SATELLITE & TECHNOLOGY, INC.
                        2002 ANNUAL REPORT ON FORM 10-K

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                           --------
                                      PART I

Item 1.      Business....................................................  I-1
Item 2.      Properties..................................................  I-22
Item 3.      Legal Proceedings...........................................  I-22
Item 4.      Submission of Matters to a Vote of Security Holders.........  I-23

                                      PART II

Item 5.      Market for Registrant's Common Equity and Related
               Stockholder Matters.......................................  II-1
Item 6.      Selected Financial Data.....................................  II-2
Item 7.      Management's Discussion and Analysis of Financial Condition
               and Results of Operations.................................  II-3
Item 7A.     Quantitative and Qualitative Disclosures About Market
               Risk......................................................  II-20
Item 8.      Financial Statements and Supplementary Data.................  II-20
Item 9.      Changes in and Disagreements with Accountants on Accounting and Financial Disclosure..................................  II-20

                                     PART III

Item 10.     Directors and Executive Officers of the Registrant..........  III-1
Item 11.     Executive Compensation......................................  III-3
Item 12.     Security Ownership of Certain Beneficial Owners and
               Management................................................  III-5
Item 13.     Certain Relationships and Related Transactions..............  III-10
Item 14.     Controls and Procedures.....................................  III-13

                                      PART IV

Item 15.     Exhibits, Financial Statements and Financial Statement
               Schedules and Reports on Form 8-K.........................  IV-1

                                     PART I

ITEM 1. BUSINESS

(a) GENERAL DEVELOPMENT OF BUSINESS

    GENERAL. Liberty Satellite & Technology, Inc. ("LSAT", and together with its consolidated subsidiaries, the "Company") is a majority-owned subsidiary of Liberty Media Corporation ("Liberty Media"). At December 31, 2002, Liberty Media owned 85.6% of LSAT's common stock, and 100% of LSAT's preferred stock, which ownership interests collectively represented 97.6% of the overall voting power of LSAT's common and preferred securities. LSAT's primary operating subsidiary is On Command Corporation, which provides in-room, on-demand entertainment and information services to hotels, motels and resorts. In addition, LSAT pursues strategic opportunities worldwide in the distribution of Internet data and other content via satellite and related businesses. Currently, the Company conducts its business through strategic investments in, and contractual arrangements with, various entities that operate, or are developing, satellite and terrestrial wireless networks for broadband distribution of Internet access, video programming, streaming media and other data. Most of the businesses with which the Company has strategic relationships are in developmental stages and operate at substantial losses. There can be no assurances that such businesses will continue to be able to fund such losses or that their development plans will be achieved.

    Since its formation in 1996, the Company has undergone a number of significant changes in its business. In order to help the reader to understand the financial information presented herein, following is a brief description of the business of LSAT and its predecessors since 1996, as well as certain material transactions affecting the Company during such period.

    THE SPIN-OFF. LSAT was incorporated in Delaware in November 1996 under the name TCI Satellite Entertainment, Inc. Prior to the Spin-off (as defined below), the Company was wholly owned by Tele-Communications, Inc. ("TCI") (which was acquired by AT&T Corp. in 1999 and subsequently by Comcast Corporation (formerly AT&T Comcast Corporation) in 2002). Among its other businesses, TCI, through various subsidiaries, was engaged in distributing
PRIMESTAR-Registered Trademark- satellite television services, a medium power digital satellite service. The Company was formed to own and operate certain businesses constituting TCI's collective interest in the digital satellite business. On December 4, 1996, TCI distributed, as a dividend, all of the issued and outstanding LSAT common stock to the holders of TCI's then outstanding TCI Group tracking stock (the "Spin-off").

    PRIMESTAR BY TCI. From December 1996 through March 1998, LSAT marketed and distributed the PRIMESTAR-Registered Trademark- programming service under the brand names "PRIMESTAR By TCI" and "PRIMESTAR By TSAT" and owned an aggregate 21% partnership interest in PRIMESTAR Partners L.P. (now known as Phoenixstar Partners L.P.) ("Primestar Partners"). Primestar Partners owned and operated the PRIMESTAR-Registered Trademark- service, which was the second largest digital satellite business and the eighth largest multichannel video programming distribution business in the U.S., measured by the number of subscribers at December 31, 1998. In addition, the Company, through its wholly-owned subsidiary, Tempo Satellite, Inc. ("Tempo"), held a construction permit (the "FCC License") issued by the Federal Communications Commission ("FCC"), authorizing construction of a high power direct broadcast satellite ("DBS") system. Tempo was a party to a satellite construction agreement (the "Satellite Construction Agreement") with Space Systems/Loral, Inc. ("Loral") pursuant to which Tempo arranged for the construction of two high power direct broadcast satellites (the "Tempo Satellites"). In March 1997, one of the Tempo Satellites ("Tempo DBS-1") was launched into geosynchronous orbit. The other Tempo Satellite ("Tempo DBS-2") served as a ground spare for Tempo DBS-1.

    THE PRIMESTAR ROLL-UP. Effective April 1, 1998, a business combination (the "Primestar Roll-up") was consummated whereby LSAT contributed and transferred to PRIMESTAR, Inc. (now known as Phoenixstar, Inc.) ("Phoenixstar") substantially all of LSAT's assets and liabilities in exchange for shares of Phoenixstar common stock representing approximately 37% of the outstanding shares of common equity of Phoenixstar and approximately 38% of the combined voting power of such common equity. In addition, the business of Primestar Partners and the business of distributing the PRIMESTAR-Registered Trademark- programming service of each of the other partners in Primestar Partners was consolidated into Phoenixstar.

    As a result of the Primestar Roll-up, LSAT became a holding company, with no substantial assets or liabilities other than (i) 100% of the outstanding capital stock of Tempo, (ii) its ownership interest in Phoenixstar, and (iii) its rights and obligations under certain agreements with Phoenixstar and others.

    THE HUGHES TRANSACTIONS. In 1999, LSAT, Tempo, Phoenixstar and Primestar Partners sold to Hughes Electronics Corporation ("Hughes"), a subsidiary of General Motors Corporation, (i) Tempo DBS-1 and Tempo DBS-2 (ii) Tempo's FCC License and (iii) Phoenixstar's rights to use Tempo's DBS system for aggregate consideration of $500 million including assumed liabilities (the "Hughes High Power Transaction").

    In a separate transaction (the "Hughes Medium Power Transaction") completed on April 28, 1999 (the "Hughes Closing Date"), Phoenixstar sold to Hughes, Phoenixstar's medium-power DBS business and assets for $1.1 billion in cash plus
14.613 million shares of General Motors Class H common stock ("GM Hughes Stock"). Phoenixstar used the cash proceeds from Hughes to repay its bank and public debt.

    In connection with their approval of the Hughes Medium Power Transaction and other transactions, the stockholders of Phoenixstar approved the payment to LSAT of 4,221,921 shares of GM Hughes Stock (the "Phoenixstar Payment"). In consideration of the Phoenixstar Payment, the Company agreed to approve the Hughes Medium Power Transaction and Hughes High Power Transaction (the "Hughes Transactions") as a stockholder of Phoenixstar, to modify certain agreements to facilitate the Hughes High Power Transaction, and to issue Phoenixstar a share appreciation right (the "LSAT GMH SAR") with respect to the shares of GM Hughes Stock received as the Phoenixstar Payment. The LSAT GMH SAR granted Phoenixstar the right to any market price appreciation in such GM Hughes Stock during the one-year period following the date of issuance, over an agreed strike price of $15.67. The Company agreed to forgo any liquidating distribution or other payment that may be made in respect of the outstanding shares of Phoenixstar upon any dissolution and winding-up of Phoenixstar, or otherwise in respect of Phoenixstar's existing equity and to transfer its shares in Phoenixstar to the other Phoenixstar stockholders. Effective May 10, 2000, the Company sold 2,400,000 shares of GM Hughes Stock and used a portion of the cash proceeds to satisfy the LSAT GMH SAR liability.

    LIBERTY 2000 TRANSACTIONS. On March 16, 2000, the Company completed two transactions with Liberty Media (the "Liberty 2000 Transactions"). Pursuant to the terms of the first transaction, the Company acquired from Liberty Media its beneficial interest in 5,084,745 shares of Sprint Corporation PCS Group common stock ("Sprint PCS Stock"), in exchange for (i) Series A 12% Cumulative Preferred Stock of the Company with a liquidation value of $150,000,000 and
(ii) Series B 8% Cumulative Convertible Voting Preferred Stock ("Series B Preferred Stock") of the Company with a liquidation value of $150,000,000. The Series B Preferred Stock is convertible into Series B Common Stock of the Company at a conversion price of $88.40 per share, subject to adjustment. The shares of Series B Preferred Stock have super voting rights, which gave Liberty Media voting control over the Company. Accordingly, since March 16, 2000, LSAT has been a consolidated subsidiary of Liberty Media.

    Pursuant to the terms of the second transaction, the Company and Liberty Media formed a joint venture, Liberty Satellite, LLC, a Delaware limited liability company ("LSAT LLC"), to hold and manage interests in entities engaged globally in the distribution of Internet data and other content via satellite and related businesses. Liberty Media contributed cash and its interests in XM Satellite Radio Holdings, Inc., Wildblue Communications, Inc., LSAT Astro LLC and the Sky Latin America satellite businesses in exchange for an 89.41% ownership interest in LSAT LLC. The Company contributed its interest in GM Hughes Stock, subject to the LSAT GMH SAR, and certain other assets, in exchange for a 10.59% managing ownership interest in LSAT LLC.

    In a related transaction, which was also consummated on March 16, 2000, the Company paid Liberty Media $60,000,000 in the form of an unsecured promissory note in exchange for a 13.99% ownership interest in LSAT Astro LLC ("LSAT Astro"), a limited liability company whose assets included an approximate 31.5% interest in ASTROLINK International LLC and $250,000,000 in cash. The remaining 86.01% of LSAT Astro was contributed by Liberty Media to LSAT LLC, as indicated above.

    LSAT LLC AND ASCENT ENTERTAINMENT TRANSACTION. On August 16, 2001, the Company entered into two interrelated purchase agreements with Liberty Media and certain of its subsidiaries and affiliates. Both agreements were amended in November 2001 and January 2002. One agreement provided for the Company's acquisition of certain subsidiaries of Liberty Media that collectively held the 89.41% ownership interest in LSAT LLC not already owned by LSAT in exchange for 25,298,379 shares of the Company's Series B Common Stock. The second purchase agreement provided for the Company's acquisition of 100% of the capital stock of Ascent Entertainment Group, Inc. ("Ascent Entertainment") from a subsidiary of Liberty Media in exchange for 8,701,621 shares of the Company's Series B Common Stock. Ascent Entertainment's primary operating subsidiary is On Command Corporation (together with its subsidiaries, "On Command"), which provides in-room, on-demand video entertainment and information services to hotels, motels and resorts, primarily in the United States. The foregoing transaction (the "LSAT LLC and Ascent Entertainment Transaction") closed on April 1, 2002.

    FORWARD LOOKING STATEMENTS. Certain statements in this Annual Report on Form 10-K constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements which, by definition, involve risks and uncertainties. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

    - General economic and business conditions, particularly trends in the telecommunications, travel and entertainment industries;

    - The regulatory and competitive environment of the industries in which the Company, and the entities in which it has interests, operate;

    - Uncertainties inherent in new business strategies, product launches, development plans and investments, including the Company's proposed investments in ASTROLINK International LLC and Wildblue
      Communications, Inc., and On Command's strategy to expand its target market to include smaller hotels;

    - Uncertainties associated with the Company's contingent obligations with respect to its investments in satellite television operators in Latin America;

    - The acquisition, development and/or financing of telecommunications networks and services;

    - Trends in hotel occupancy rates and business and leisure travel patterns, including the potential impacts that wars, terrorist activities, or other geopolitical events might have on such occupancy rates and travel patterns;

    - Uncertainties inherent in On Command's efforts to renew or enter into agreements on acceptable terms with its significant hotel chain customers and their owned, managed and franchised hotels;

    - On Command's ability to access quality movies, programming networks and other content on acceptable terms;

    - The potential impact that any negative publicity, lawsuits, or boycotts by opponents of mature-themed programming content distributed by On Command could have on the willingness of hotel industry participants to deliver such content to guests;

    - The potential for increased government regulation and enforcement actions, and the potential for changes in laws that would restrict or otherwise inhibit On Command's ability to make mature-themed programming content available over its video systems;

    - Competitive threats posed by rapid technological changes;

    - The development, provision and marketing of On Command's new platforms, such as the Roommate-TM- and MiniMate-TM- platforms, and customer acceptance, usage rates, and profitability of such platforms;

    - The development and provision of new services, such as On Command's television-based Internet service, short subject, video game and digital music products, and customer acceptance and usage rates of such services;

    - Uncertainties inherent in On Command's future operating results and capital expenditure requirements;

    - Uncertainties inherent in On Command's ability to execute planned upgrades of its video systems, including uncertainties associated with operational, economic and other factors;

    - The ability of vendors to deliver required equipment, software and services;

    - Availability of qualified personnel;

    - The ability of On Command to restructure or refinance its revolving credit facility;

    - The ability of LSAT and On Command to secure long-term financing on acceptable terms; and

    - Other factors discussed in this Report.

    Many of the foregoing risks and uncertainties are discussed in greater detail under the captions "BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." These forward-looking statements (and such risks, uncertainties and other factors) speak only as of the date of this Annual Report. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

(b) FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

    The Company has two operating segments: "On Command" and "Other". Financial information related to the Company's operating segments is included in the notes to the accompanying consolidated financial statements.

(c) NARRATIVE DESCRIPTION OF BUSINESS

    PRINCIPLE SUBSIDIARIES AND STRATEGIC RELATIONSHIPS

    The following table sets forth information concerning the Company's significant subsidiaries and business affiliates. Ownership percentages in the table are approximate, calculated as of February 1, 2003, and, where applicable and except where otherwise noted, assume conversion of the Company's ownership interest to common equity.

                                            PERCENTAGE
                                             OWNERSHIP
ENTITY                                       AT 3/1/03              DESCRIPTION OF BUSINESS
------                                    ---------------   ----------------------------------------
On Command..............................             80%    Provides in-room, on demand video
                                                            entertainment and information services
                                                            to hotels, motels and resorts.

Sky Latin America.......................             10%    Operates a satellite-delivered
                                                            television platform serving Mexico,
                                                            Brazil, Colombia and Chile.

Wildblue Communications, Inc............             16%    Building a Ka-band satellite network to
                                                            provide broadband data communications
                                                            services to homes and small offices in
                                                            North America and Latin America.

ASTROLINK International LLC.............           31.5%    Building a Ka-band satellite network to
                                                            provide broadband data communications
                                                            services to businesses.

Hughes Electronics Corporation (NYSE:
  GMH)..................................    less than 1%    Provides digital television
                                                            entertainment, satellite services and
                                                            satellite-based private business
                                                            networks.

XM Satellite Radio Holdings, Inc.
  (NASDAQ: XMSR)........................    less than 1%    Provides 100 national audio channels
                                                            from two satellites directly to vehicle,
                                                            home and portable radios.

ON COMMAND CORPORATION

GENERAL

    On Command is a leading provider (in terms of revenue and number of rooms served) of in-room, video entertainment and information services to hotels, motels and resorts. At December 31, 2002, On Command provided in-room entertainment services to approximately 891,000 hotel rooms. Approximately 89% of On Command's total equipped rooms at December 31, 2002 were located in the United States, with the balance located primarily in Canada and Mexico. A hotel, motel or resort is collectively referred to herein as a "hotel." At March 1, 2003, LSAT, through Ascent Entertainment, controlled approximately 74% of the outstanding On Command Common Stock and approximately 80% of the total voting power associated with On Command's equity securities.

INDUSTRY BACKGROUND

    The provision of in-room entertainment and information services to the hotel industry includes offering pay-per-view motion pictures, archived television and other short subject content, games, digital music, Internet connectivity, guest programming of select pay cable channels and an increasing array of interactive programs and information services. Depending on the type of system installed and the size of the hotel, guests could choose from among 12 to 85 pay-per-view programming titles as of December 31, 2002. Based on the current storage capacities of On Command's most technologically advanced systems, and improvements in the storage capacities of those systems that are expected to occur in 2003 and future periods, On Command expects that the average number of programming titles available to guests will increase over time. Changes in technology have also led to the ability to provide a number of on-demand interactive services such as Internet services, games, digital music, guest folio review, automatic checkout, survey completion and guest messaging. The market for in-room entertainment and information is characterized as a highly competitive environment among several industry-dedicated companies and a number of new entrants including cable companies, satellite distribution companies, telecommunications companies, laptop connectivity companies and others.

OPERATING AND GROWTH STRATEGY

    On Command's operating and growth strategy for the next several years is to increase revenue while containing, and wherever possible, reducing expenses and capital expenditures. Specifically On Command plans to increase revenue by
(i) developing and, to the extent economically feasible, implementing new technologies that will enhance On Command's ability to manage its existing systems or products and/or allow On Command to introduce new or more technologically advanced products; (ii) retaining existing hotel customers and selectively increasing the number of rooms in On Command's traditional target market (generally hotels with 150 or more rooms); (iii) expanding On Command's target market by marketing the MiniMate-TM- platform to smaller hotels (generally hotels with less than 150 rooms) and lower cost hotels; and
(iv) selectively increasing prices. On Command initiated cost reduction and containment efforts in 2001, and On Command expects to continue to focus on all available opportunities to reduce or contain costs for the foreseeable future. In this regard, On Command believes vendor and customer relationships, outsourcing, and new technologies, such as On Command's new satellite distribution system, are among the areas that will provide opportunities for cost reduction and containment during 2003 and future periods. On Command intends to contain and reduce capital expenditures by continuing its efforts to more effectively manage and deploy capital with a view towards improving On Command's return on its capital expenditures. On Command's ability to accomplish its operating objectives is dependent to a degree on hotel occupancy rates and other factors outside of its control. No assurance can be given that On Command will be able to significantly increase its revenue base or reduce its expenses or capital expenditures. To the extent that changes in hotel occupancy rates impact On Command's revenue base, On Command will not experience proportionate changes in its expenses since many of On Command's expenses do not vary with hotel occupancy rates.

VIDEO SYSTEMS

    OCX-Registered Trademark- Video System

    The OCX-Registered Trademark- video system is a multimedia platform that, in most cases, incorporates digital content storage and playback. The OCX-Registered Trademark- video system currently is capable of providing interactive multimedia menus, high-speed television-based Internet service, Playstation-Registered Trademark- games and digital music, as well as the ability to offer more choices of higher-quality on-demand movie services, including full-length feature films and non-theatrical short videos.

    On Command has developed an updated version of the OCX-Registered Trademark-video system, marketed under the name Roommate-TM-. This new version expands upon the basic architecture of the OCX-Registered Trademark- video system, allowing On Command to take advantage of general cost reductions in hardware technology while preserving its investment in its Site Manager software. The Roommate-TM- system, which was designed to be installed in hotels with 150 or more rooms, was launched during the fourth quarter of 2001. Due to the cost benefits and greater storage capacity associated with Roommate-TM-, On Command generally installs the Roommate-TM- system whenever a new video system is required to be installed in new and existing hotels with 150 or more rooms.

    During the fourth quarter of 2002, On Command conducted field tests of MiniMate-TM-, a reduced scale extension of the Roommate-TM- video system that was designed to be economically and technologically viable for hotels with 150 rooms or less. Based on the results of the field testing, On Command has concluded that the MiniMate-TM- system was ready to be deployed, and On Command has commenced marketing the MiniMate-TM- system to smaller hotels. The standard MiniMate-TM- system is designed to provide on-demand pay-per-view services and digital music, with television-based Internet access service also available for an additional cost at the option of the hotel. When compared to the standard configuration of the Roommate-TM- system, the standard MiniMate-TM- system has the same capacity for the storage of programming titles, but has a smaller capacity for the simultaneous output of entertainment services. The scalable design of MiniMate-TM- enables On Command to add additional products and services as such products and services become economically viable.

    One version of On Command's OCX-Registered Trademark- system utilizes an analog tape based video storage sub-system, as opposed to the digital content storage sub-system that is utilized by the majority of the OCX-Registered Trademark- systems. This video system, which On Command refers to as an OCX.i video system, represents an older system that has been upgraded on the "front end" to allow for the provision of the full range of entertainment and guest services available through the OCX-Registered Trademark- platform. The analog tape based storage sub-system of the OCX.i video system was not upgraded to the digital content storage sub-system utilized in a typical
OCX-Registered Trademark- system due to economic considerations at the time of the upgrade. The analog tape based storage sub-system utilized by the OCX.i system is not compatible with the satellite distribution system that On Command began deploying in 2003. On Command is currently studying different alternatives that might allow On Command to economically convert to a compatible digital content storage sub-system in its OCX.i systems. No specific time frame for this conversion has been set.

    At December 31, 2002, the OCX-Registered Trademark- video system was installed in 291,000 rooms, including 85,000 with Roommate-TM- systems, and 47,000 with OCX.i systems.

    While the OCX-Registered Trademark- platform itself may be extended or upgraded to support future new product offerings, current implementations include on-demand pay-per-view services, television-based Internet access, Playstation-Registered Trademark- video games, digital music and a rich interactive multimedia user interface. With the OCX-Registered Trademark- video system technology, each component of the platform has multiple uses. For example, the same component used for navigating graphics-intensive menus is used subsequently for accessing the Internet and sending e-mail. With the digital content storage that is included in most OCX-Registered Trademark- systems, a two-hour feature film could be replaced by four 30-minute short subject videos, unlike one-for-one replacement with videocassettes. In addition, digital content storage will allow On Command to economically implement the electronic delivery of digital content through On Command's satellite distribution system.

    On Command is continually upgrading its video systems with the overall objective of maximizing revenue, while minimizing expenses and capital expenditures. During 2002, On Command upgraded 26,000 OCX-Registered Trademark-rooms to allow for the digital provision, where applicable, of music and a 24-hour mature-themed motion picture product, and to provide a full-motion video and audio promotional screen. On Command plans to install similar upgrades in an estimated 116,000 OCX-Registered Trademark- rooms during 2003. During 2003, On Command also plans to upgrade all of its OCX-Registered Trademark- systems that utilize digital content storage sub-systems (approximately 243,000 rooms at December 31, 2002) to facilitate the electronic delivery of digital content through On Command's satellite distribution system. Wherever possible, On Command will install both of the above-described OCX-Registered Trademark-upgrades contemporaneously.

    During 2003, On Command also plans to deploy a new graphical interface that will provide for an enhanced menu in all of its OCX-Registered Trademark-systems that use a digital content storage sub-system. This new menu is expected to increase revenue by expanding the entertainment options available to the guest, improving product presentation, and facilitating guest navigation of the on-screen menu.

    OCV-Registered Trademark- Video System

    The On Command video system (the "OCV-Registered Trademark- or Blue Box-Registered Trademark- video system") is On Command's original platform, and the predecessor to the OCX-Registered Trademark- video system. At December 31, 2002, the OCV-Registered Trademark- video system was installed in approximately 562,000 rooms. The OCV-Registered Trademark- video system was patented by On Command in 1992, and consists of a microprocessor controlling the television in each room, a hand-held remote control, and a central "head-end" video rack and system computer located elsewhere in the hotel. Programming signals originate from video cassette players located within the head-end rack and are transmitted to individual rooms by way of the OCV-Registered Trademark- video system's proprietary video switching technology. Movie starts are automatically controlled by the system computer. The system computer also records the purchase by a guest of any title and reports billing data for manual or automated entry into the hotel's property management system, which system posts the charge to the guest's bill.

    Manual functions of the OCV-Registered Trademark- video system equipment are limited to changing videocassettes once per month and are all handled by On Command's service personnel, who also update the system's movie titles screens. The OCV-Registered Trademark- video system's information system is capable of generating regular reports of guests' entertainment selections, permitting the OCV-Registered Trademark- video system to adjust its programming to respond to viewing patterns. The number of guests that can view a particular movie at the same time varies from hotel to hotel depending upon the popularity of the movie. The OCV-Registered Trademark- video system provides more copies of the most popular programming to hotels. The OCV-Registered Trademark- video system includes a computerized in-room on-screen menu that offers guests a list of only those movie selections available to the guest at that time rather than all of the titles currently playing at the hotel. This minimizes the possibility of a guest being disappointed when the guest's selection is not available. The high-speed, two-way digital communications capability of the OCV-Registered Trademark- video system enables On Command to provide advanced interactive and information features, such as video games, in addition to basic guest services such as video checkout, room service ordering and guest satisfaction surveys. The OCV-Registered Trademark- video system also enables hotel owners to broadcast informational and promotional messages and to monitor room availability.

    The analog tape based storage sub-system utilized by the OCV-Registered Trademark- system is not compatible with the satellite distribution system that On Command began deploying in 2003. As a result, On Command is currently studying different alternatives that might allow On Command to economically convert to a compatible digital content storage sub-system in its OCV-Registered Trademark- systems. No specific timeframe for this conversion has been set.

    During 2002, On Command upgraded approximately 61,000
OCV-Registered Trademark- rooms to allow for the digital provision of music, a 24-hour mature-themed motion picture product, and a full-motion video and audio promotional screen. On Command plans to install similar upgrades in an estimated 78,000 OCV-Registered Trademark- rooms during 2003. On Command's experience has been that the installation of this upgrade typically results in increases in room revenue.

    Other Video Systems

    The SpectraVision-Registered Trademark- video system, which provides in-room entertainment on a rolling schedule basis, and in some upgraded variations, on an on-demand basis, remained in approximately 30,000 rooms at December 31, 2002. The SpectraVision-Registered Trademark- video system generally offers fewer movie choices than the OCX-Registered Trademark- or OCV-Registered Trademark-video systems. The Video Now video system, which provides in-room entertainment on an on-demand basis, remained in approximately 8,000 rooms at December 31, 2002. Both the SpectraVision-Registered Trademark- and Video Now video systems utilize older technologies, and On Command expects that the number of hotels served by the SpectraVision-Registered Trademark- and Video Now video systems will decrease significantly during 2003, and will be phased-out completely over the next several years. In general, On Command expects that service will be discontinued to unprofitable or marginally profitable hotels, while other more profitable hotels will be converted to a more technologically advanced video system, if the return on invested capital is projected to be adequate. During the year ended December 31, 2002, the SpectraVision-Registered Trademark- and Video Now video systems generated less than 3% of On Command's total net revenue.

CONTENT DISTRIBUTION

    On Command uses several methods to distribute content to On Command's proprietary video and entertainment systems located in hotels. Free-to-guest cable programming is distributed via satellite to the antennae systems of hotels. VHS tapes and removable hard disk drives containing films, digital music and short subjects, and video game cassettes have historically been distributed to hotels by air and ground transportation. However, during the fourth quarter of 2002, On Command successfully completed test trials of a satellite distribution system for films, short subjects and digital music. The economic feasibility of implementing satellite delivery is dependent upon the nature of On Command's proprietary equipment installed at hotels. On Command expects to convert all of its OCX-Registered Trademark- systems that utilize a digital content storage sub-system (243,000 rooms at December 31, 2002) to satellite delivery by the end of the third quarter of 2003. On Command is currently studying different alternatives that might provide for the economic implementation of satellite delivery for films and videos to hotels that use OCV-Registered Trademark- and OCX.i video systems, and no specific time frame for this application of satellite delivery has been set. On Command's satellite delivery technology does not currently encompass the delivery of video games. The use of a satellite delivery system is considered desirable due to the cost savings and efficiencies that are expected to arise from a more efficient distribution system, and the potential increases in revenue that are expected to result from On Command's ability to more actively manage the content that is available in hotel rooms.

SERVICES

    Pay-Per-View Movie Services

    On Command provides on-demand and, in less than 2% of rooms served, scheduled in-room television viewing of major motion pictures and non-rated motion pictures intended for mature audiences, for which a hotel guest pays on a per-view basis. Depending on the type of system installed and the size of the hotel, guests could choose from among 12 to 85 pay-per-view programming titles at December 31, 2002. Based on the current storage capacities of On Command's most technologically advanced systems, and improvements in the storage capacities of those systems that are expected to occur in 2003 and future periods, On Command expects that the average number of programming titles available to guests will increase over time. On Command obtains the non-exclusive rights to show recently released motion pictures from major motion picture studios generally pursuant to agreements with each studio. The license period and fee for each motion picture are negotiated individually with each studio, which typically receives a percentage of that picture's net revenue generated by the pay-per-view system. Typically, On Command obtains rights to exhibit major motion pictures during the "Hotel/Motel Pay-Per-View Window," which is the time period after initial theatrical release and before release for home video distribution or cable television exhibition. On Command attempts to license pictures as close as possible to motion pictures' theatrical release dates to benefit from the studios' advertising and promotional efforts.

    Through 2002, On Command also obtained non-rated motion pictures intended for mature audiences for a one-time flat fee that was nominal in relation to the licensing fees paid for major motion pictures. During the first quarter of 2003, On Command began to acquire most of its mature-themed content from a supplier who receives a contractually determined percentage of the net revenue generated from the content provided to On Command. Although On Command expects that the cost of mature-themed content will increase as a result of this new arrangement, On Command believes that the higher cost is justified by the potential for increased revenue as a result of the improved quantity and quality of content that is expected to be provided by the supplier. In addition, the new supplier will perform editing and production services that On Command was generally required to perform under its prior arrangements with providers of mature-themed product.

    The revenue generated from On Command's pay-per-view service is dependent on the occupancy rate at the hotel, the "buy rate" or percentage of occupied rooms that buy movies or other services at the hotel, and the price of the movie or service. Occupancy rates vary based on general economic conditions, the hotel's location and its competitive position within the marketplace. Buy rates generally reflect the hotel's guest demographic profile, the popularity of the motion pictures or services available at the hotel and the guests' other entertainment alternatives. Buy rates also vary over time with general economic conditions. The business of On Command is closely related to the performance of hotels in the top 25 markets, as defined by Smith Travel Research. Movie price levels are set based on overall economic conditions, recent release dates and guest acceptability. Currently, On Command's prices for individual motion pictures typically range from $8.99 to $12.99, and its prices for the 24-hour viewing of certain non-rated motion pictures intended for mature audiences typically range from $14.99 to $21.99.

    Short Subjects

    In addition to movies, On Command provides short video programming options to the hotel guest. This content includes HBO-Registered Trademark-'s Sex and the City and The Sopranos, the comedy series Seinfeld, Showtime's Red Shoe Diaries, programming from the Discovery Networks and other entertainment packages. On Command currently charges $5.99 to $9.99 for this type of programming and pays the supplier of the programming a negotiated percentage of net revenue from the programming. On Command's short video suppliers receive license fees that are equal to a negotiated percentage of the net revenue stream generated by the applicable short subject videos. At December 31, 2002, short subject videos were available to 758,000 or 85% of the total rooms served by On Command. Future growth of rooms in which On Command's short subject service is available is expected to come from those hotels where On Command can expect to earn an adequate return on its invested capital.

    Internet Services

    OCX-Registered Trademark- video systems are capable of supporting a television-based Internet service that enables guests to access and navigate the Internet through the television, using the remote control and wireless keyboard in their room. This service allows up to 24 hours of access for a typical price of $10.99 for basic Internet and e-mail service. In addition, On Command is currently field-testing a premium Internet service in 14 hotels that allows the guest to access the basic Internet service plus certain mature-themed content for a price of $14.99. On Command expects to increase the availability of the premium Internet service during 2003. On Command has continually upgraded its television-based Internet service through improvements to its Internet browser software that offer better reformatting for the television, improved speed and enhanced functionality. Most recently, On Command, in conjunction with an Internet browser provider, developed and, in July 2002, deployed a special purpose Internet browser that reformats web pages for optimal viewing and navigation on a television. On Command has subsequently deployed additional updates of this software to further improve the functionality and features of the television-based Internet browser. In addition, during 2002, On Command entered into agreements with entities such as New Frontier Media, Inc. and TeamOn Systems, Inc. for the provision of pre-formatted interactive content and applications that have been developed specifically for presentation to hotel guests via the OCX-Registered Trademark- platform. During the first quarter of 2003, On Command renewed a similar arrangement with Gannett Co., Inc. to continue to offer USA TODAY-Registered Trademark- NewsCenter iTV content to guests. On Command plans to continue to seek out additional arrangements that will allow On Command to expand the amount of pre-formatted interactive content that is available through On Command's television-based Internet service. In addition to the software and content improvements, On Command has also improved the functionality of the latest versions of its television remote controls and wireless keyboards. On Command pays the provider of its Internet browser a flat software fee and either On Command or the applicable hotel pay the connectivity fees related to the service. At December 31, 2002, On Command's television-based Internet product was available to 235,000 or 26% of the total rooms served by On Command. Future growth of rooms in which On Command's Internet service is available is expected to come from those hotels where connectivity is available at a reasonable price, and where On Command can expect to earn an adequate return on its investment in the required in-room equipment and other capital requirements.

    Digital Music

    In March 2001, On Command acquired control of Hotel Digital Network, Inc. ("Hotel Digital Network"), a company that provides in-room music content to hotels through On Command and other in-room entertainment providers. Until February 2002, Hotel Digital Network operated under the name Digital Music Network. In February 2002, Hotel Digital Network began doing business under the name Instant Media Network ("IMN"). With the IMN system, an On Command hotel guest pays $9.99 per two-hour period to choose from over 600 CDs and over 100 music videos. The IMN system, marketed by On Command as Music On Command-Registered Trademark-, is available on certain OCX-Registered Trademark-and upgraded OCV-Registered Trademark- video systems. At December 31, 2002, On Command's digital music product was available to 178,000 or 20% of the total rooms served by On Command. On Command plans to continue to install and market Music On Command-Registered Trademark- in 2003. On Command, through IMN, generally advances minimum royalties to its suppliers, and is subject to additional fees that are calculated as a percentage of net revenue generated from the service once certain thresholds are met. The minimum royalties advanced to suppliers generally are not recoverable by the Company in the event that actual revenue is less than the revenue that is projected for the license period at the time that royalties are advanced to the suppliers. Future growth of rooms in which Music On Command-Registered Trademark- is available is expected to occur in those hotels where On Command can expect to earn an adequate return on its invested capital.

    Game Services

    At December 31, 2002, On Command's video game service was available to 390,000 or 44% of the total rooms served by On Command. On Command's Roommate-TM-, OCX-Registered Trademark- and OCV-Registered Trademark- video systems support PlayStation-Registered Trademark- games. On Command's video systems, however, do not support Playstation-Registered Trademark-2 games. There are on average 8 to 12 game titles available in most rooms in which video games are offered. Guests typically pay $6.99 per hour to play the games. On Command does not expect significant growth during 2003 in the number of hotel rooms equipped with On Command's video game service as new installations will be limited to only those hotels (primarily resort hotels) where historical experience would suggest that On Command will earn an adequate return on its invested capital. On Command pays its video game suppliers a flat software fee. In addition, suppliers receive a percentage of net revenue generated from the service.

    Free-To-Guest Programming Services

    On Command also markets free-to-guest programming services pursuant to which a hotel may elect to receive one or more programming channels, such as ESPN-Registered Trademark-, HBO-Registered Trademark-, Turner Services, USA, STARZ!-Registered Trademark-, and other popular cable networks, which the hotel provides to guests at no additional cost. On Command provides hotels with guest programming services through a variety of arrangements, ranging from the payment by hotels of a monthly fee per room for each programming channel selected to the inclusion of the cost or part of the cost of such programming within On Command's overall contractual arrangements with hotels. On Command obtains its free-to-guest programming either directly from the supplier or from DIRECTV, Inc. ("DIRECTV") pursuant to an agency agreement. Since all of On Command's free-to-guest programming channels are available pursuant to the DIRECTV agency agreement, the determination of whether to purchase directly from the programming supplier, or from DIRECTV, is based on cost considerations at the time that contracts with programming suppliers are under review for renewal. DIRECTV also provides transport services for most of On Command's free-to-guest programming. During the fourth quarter of 2002, On Command executed a new agency agreement with DIRECTV, and amended its existing transport agreement with

DIRECTV. On Command's agreements with DIRECTV and other suppliers expire on various dates ranging from 2003 to 2008. Agreements with respect to certain of the programming carried by On Command's video systems have expired, and On Command is operating under letter agreements or other arrangements until new arrangements are finalized.

    On Command has agreements with over 25 programming suppliers that provide over 80 channels of programming. However, the standard free-to-guest channel line-up offered by On Command typically provides approximately 20 different channels of programming. Payment to programming suppliers primarily is based on subscriber room counts. However, variables such as the combination of channels received, occupancy, volume and penetration also factor into many of On Command's rates. Certain of On Command's arrangements with programming suppliers provide for increases in programming rates in future periods that are significantly in excess of (i) recent rates of inflation and (ii) On Command's projected growth rates for free-to-guest programming revenue. Although On Command is working with programming suppliers and taking other actions to mitigate future cost increases, there is no assurance that On Command will be able to limit the growth in its free-to-guest programming costs to rates that are less than or equal to On Command's projected growth rates for free-to-guest
programming revenue.   If programming costs increase at rates in excess of
free-to-guest revenue growth rates in future periods, On Command will experience pressure on its operating margins. On Command's ability to pass increases in programming costs on to hotels is limited by certain of On Command's contracts with hotels.

    Other Hotel and Guest Services

    In addition to entertainment services, On Command provides other guest services to the hotel industry. These additional services use the two-way interactive communications capability of On Command's equipment. Among the guest services provided are video check-out, room service ordering and guest satisfaction surveys. Guest services are available in various foreign languages.

SALES AND MARKETING

    Historically, substantially all of On Command's growth in rooms served was derived from obtaining contracts with hotels in the United States not under contract with existing vendors or whose contracts with other vendors were expiring or have expired. On Command believes that the opportunity for additional growth in rooms served in the deluxe, luxury and upscale hotel markets in the United States is more limited than in the past since most of the hotels in these categories are under contract with On Command or its competitors. Therefore, On Command has broadened its strategy for obtaining new hotel customers to target both smaller hotels and lower cost hotels. Management anticipates that the lower costs and flexibility associated with the MiniMate-TM- version of On Command's OCX-Registered Trademark- system will make marketing to smaller hotels and lower cost hotels more economically attractive than in the past. On Command began marketing the MiniMate-TM- platform during the fourth quarter of 2002. Under On Command's current marketing plan, hotels will enter into agreements that will provide for (i) the purchase by the hotels of the MiniMate-TM- system; (ii) the licensing of the hotels to use On Command's proprietary software, and (iii) the performance of video system maintenance services by On Command. Hotels that purchase the MiniMate-TM- platform will receive a contractual percentage of the net margin generated by the MiniMate-TM-video system. No assurance can be given that that MiniMate-TM- system will be successfully marketed to smaller hotels, or that On Command will be successful in the execution of its strategy to use the MiniMate-TM- system to broaden its target market.

    In addition to broadening its strategy to obtain new customers, On Command is focusing on increasing the revenue derived from each equipped room by developing and, to the extent economically feasible, implementing new technologies that will enhance On Command's ability to manage its existing products and/or allow On Command to introduce new or more technologically advanced systems or products, and by selectively increasing prices.

    On Command markets its services to hotel guests primarily by means of on-screen advertising that highlights the services and motion picture selections for the month. During 2002, On Command upgraded certain of its OCX-Registered Trademark- and OCV-Registered Trademark- video systems to provide a full-motion video and audio promotional screen, and On Command's plans to implement this upgrade for additional OCX-Registered Trademark- and OCV-Registered Trademark- systems during 2003. During 2003, On Command also plans to deploy a new graphical interface that will provide for an enhanced menu in all of its OCX-Registered Trademark- systems that use a digital content storage sub-system.

HOTEL CONTRACTS

    For some of On Command's large customers, On Command negotiates and enters into a single master contract covering all hotels owned, and in some cases, managed or franchised by the hotel chain customer. A master contract typically provides for the financial and operational terms that govern the provision of in-room services. In some cases, the economic and other terms of a contract with an individual hotel may be different from those contained in the applicable master contract. In this regard, the contractual relationship with an individual hotel that is covered by a master contract generally has a duration that commences on the date that On Command's video system becomes operational in that hotel. Accordingly, the expiration date of the contractual relationship with any such hotel is largely independent from the expiration date of the applicable master contract. Furthermore, upon expiration, On Command's contracts typically convert into month-to-month arrangements that generally remain in effect until such time as the Company is able to enter into new or renewed contracts, or a competitor is able to install its proprietary equipment in the applicable hotels. Notwithstanding the foregoing, a limited number of On Command's master contracts provide for the simultaneous expiration of On Command's contractual relationships with all of the individual hotels that are subject to such a master contract. In the case of hotels that are not covered by master contracts, On Command generally executes contracts separately with each hotel. On Command's existing contracts, whether master contracts or contracts with individual hotels, generally have terms ranging from five to seven years.

    Under its existing contracts, On Command generally installs its system into the hotel at On Command's cost, and On Command generally retains ownership of all equipment used in providing the service. However, in the case of the recently introduced MiniMate-TM- system, On Command's marketing plan is to sell the MiniMate-TM- system to hotels. In certain cases, On Command has entered into master contracts whereby On Command has agreed to purchase televisions and/or provide other forms of capital assistance and, to a lesser extent, provide television maintenance services to hotels during the respective terms of the applicable contracts. However, On Command generally seeks to avoid entering into new contracts or renewals that require On Command to provide capital assistance or television maintenance services unless other terms of the contract make it economical for On Command to do so.

    On Command's contracts with hotels generally provide that On Command will be the exclusive provider of in-room, pay-per-view entertainment services to the hotel and generally permit On Command to set its prices. Under certain circumstances, certain hotel customers have the right to prior approval of any price changes, which approval may not be unreasonably withheld. On Command's contracts with hotels typically set forth the terms governing On Command's provision of free-to-guest programming as well. Depending on the contract, On Command may or may not be the exclusive provider of free-to-guest programming, and in cases where On Command is not the exclusive provider, certain of On Command's contracts require On Command to make payments to hotels to subsidize the cost to the hotels of using another free-to-guest programming provider. Most of On Command's contracts with hotels contain provisions that limit the amount of programming cost increases that may be passed on to the hotels for the free-to-guest service. As a result of these limitations, increases in free-to-guest programming revenue have not kept pace with increases in the corresponding programming costs, and the amount of revenue derived from On Command's free-to-guest service has been less than the aggregate cost to On Command of the corresponding programming during each of the past three years. On Command is currently working with its programming vendors and hotels to mitigate the shortfall. In this regard, as On Command enters into new contracts, or renews existing contracts, with hotels, On Command seeks to maximize the amount of free-to-guest programming cost increases that are permitted to be passed on to hotels while limiting the overall cost of the free-to-guest channel line-up that is required to be provided.

    The hotels collect fees from their guests and, in most cases, the hotels retain a commission equal to a negotiated percentage of the net revenue generated from On Command's video systems. The amount of the commission varies depending on the overall economics of the applicable contract and other factors. Some contracts also require On Command to upgrade systems to the extent that new technologies and features are introduced during the term of the contract. At the scheduled expiration of a contract, On Command generally seeks to extend the agreement on terms that are based upon the competitive situation in the market. As of December 31, 2002, contracts covering approximately 40% of On Command's equipped rooms have expired, or are scheduled to expire, if not renewed, during the two-year period ending December 31, 2004.

MARKETS AND CUSTOMERS

    On Command currently provides entertainment and information services to hotels that are associated with major hotel chains, management companies and independent hotels including Marriott-Registered Trademark-,
Hilton-Registered Trademark-, Six Continents-TM-, Starwood,
Hyatt-Registered Trademark-, Wyndham Hotels and Resorts-Registered Trademark-, Radisson-Registered Trademark-, Four Seasons, Fairmont and other select hotels. The majority of On Command's hotel customers are located in the United States, with the balance located primarily in Canada and Mexico.

    The following table sets forth certain information regarding the number of hotels and rooms served by On Command:

                                                         DECEMBER 31,
                                                  ---------------------------
                                                      2002           2001
                                                  ------------   ------------
Hotels served:
  U.S...........................................         2,989          3,038
  International.................................           383            402
                                                  ------------   ------------
                                                         3,372          3,440
                                                  ============   ============
Rooms served:
  U.S...........................................       792,000        819,000
  International.................................        99,000        107,000
                                                  ------------   ------------
                                                       891,000        926,000
                                                  ============   ============
Average net room revenue per equipped room......  $20.76/month   $20.21/month

SIGNIFICANT CUSTOMERS

    During 2002, hotels owned, managed or franchised by Marriott
International, Inc. ("Marriott"), Hilton Hotels Corporation ("Hilton"), Six Continents Hotels, Inc. ("Six Continents"), Hyatt Hotel Corporation ("Hyatt"), and Starwood Hotels and Resorts Worldwide, Inc. ("Starwood") accounted for 30%, 16% 12%, 7% and 7%, respectively, of On Command's net room revenue. Accordingly, hotels owned, managed or franchised by On Command's five largest hotel chain customers accounted for 72% of On Command's total net room revenue during 2002. The loss of any of these hotel chain customers, or the loss of a significant number of other hotel chain customers, could have a material adverse effect on On Command's results of operations and financial condition.

    On March 21, 2001, On Command and Marriott entered into a definitive master agreement pursuant to which On Command distributes its services in hotel rooms owned or managed by Marriott. In addition, On Command has the opportunity to enter into agreements to provide its services to additional hotel rooms franchised by Marriott. The master agreement with Marriott expires in 2008. At September 30, 2002, the total number of rooms that were owned or managed by Marriott was approximately 175,000, and the number of rooms that were franchised by Marriott was approximately 167,000. At December 31, 2002, On Command provided entertainment services to approximately 160,000 rooms that were owned or managed by Marriott, and approximately 79,000 rooms that were franchised by Marriott. Subject to the availability of capital and other economic considerations, On Command is seeking to increase the number of Marriott rooms it serves.

    As further discussed below, the Hilton master contract has expired, and Hilton has signed a new master contract with a competitor of On Command. In addition, On Command does not have master contracts with either Starwood or Six Continents, and the Hyatt master contract provides for the simultaneous expiration of On Command's contractual relationships with all of the individual hotels that are subject to the Hyatt master contract as of December 31, 2004. At December 31, 2002, On Command provided entertainment services to approximately 178,000 rooms in hotels that are owned, managed or franchised by Starwood or Six Continents. Agreements with respect to approximately 54% of such Starwood and Six Continents rooms have already expired, or will expire by December 31, 2004. At December 31, 2002, approximately 39,000 or 61% of On Command's Starwood rooms were located in Sheraton or Four Points hotels that, depending on whether such hotels are owned, managed or franchised by Starwood, may be covered by a master contract with a competitor of On Command upon the expiration of such hotels' contracts with On Command. On Command is actively pursuing master agreements with Hyatt and Six Continents, and with Starwood with respect to the Starwood brands that are not already covered by a competitor's contract. In certain cases, On Command is also pursuing direct contractual relationships with individual hotels that are owned, managed or franchised by these hotel chains. No assurance can be given that On Command will be successful in executing master or individual hotel contracts. Due to the significant cost involved in changing the proprietary video equipment installed in hotels, On Command expects that, regardless of the expiration dates of master contracts or individual contracts with hotels, On Command will continue to be the provider of in-room entertainment services for individual hotels that are not under contract until such time as a competitor's equipment can be installed. For this and other reasons, On Command does not anticipate that it will cease earning revenue from all of its Hyatt rooms on December 31, 2004 in the event that a new master contract has not been executed by that date.

    In October 2000, Hilton announced that it would not be renewing its master contract with On Command. As a result, hotels owned, managed or franchised by Hilton are currently subject to a master contract between Hilton and a competitor of On Command. Accordingly, On Command anticipates that hotels owned by Hilton will not renew their contracts as they expire. On the other hand, hotels that are managed or franchised by Hilton are not precluded from renewing their contracts with On Command, and, although no assurance can be given, On Command anticipates that certain of those hotels will choose to renew. At December 31, 2002, On Command provided service to approximately 126,200 rooms in 534 hotels that are owned, managed or franchised by Hilton. The majority of these rooms are located in managed or franchised hotels that are not owned by Hilton. Through December 31, 2002, On Command's contracts with 71 of the aforementioned 534 hotels (20,400 rooms) had expired and service to these hotels is currently provided under monthly or other short-term renewals. On Command's individual contracts with the remaining 463 Hilton hotels (105,800 rooms) expire at various dates through 2010, with 56% of those rooms expiring by 2005. During 2002, On Command entered into new contracts, or renewed existing contracts, with respect to 7,000 rooms that were franchised by Hilton, and 2,600 rooms that were managed by Hilton. Over time, On Command anticipates that the revenue it derives from hotels that are owned, managed or franchised by Hilton will decrease. However, due to the uncertainties involved, On Command is currently unable to predict the amount and timing of the revenue decreases.

TECHNOLOGY--RESEARCH AND DEVELOPMENT

    On Command develops technologies to be used in its video systems to support and enhance their operations, and develops new applications. On Command incurred costs of approximately $4,064,000, $5,600,000 and $8,734,000 in 2002, 2001 and
2000, respectively, related to research and development.

    On Command's product development philosophy is to design and integrate components for high quality entertainment and information systems that incorporate features allowing On Command to add system enhancements as they become commercially available and economically viable. The high speed, two-way digital communications capability of OCX-Registered Trademark- video systems enables On Command to provide advanced interactive features such as video games and television-based Internet access in addition to basic guest services such as video checkout and guest survey.

    On Command's systems incorporate proprietary communications system designs with commercially manufactured components and hardware such as video cassette players, digital video disk players, other digital storage media, televisions, amplifiers and computers. Because On Command's systems generally use industry standard interfaces, On Command can often economically integrate new technologies as they become viable.

    On Command is in the process of developing applications of Internet Protocol ("IP") technology for use in On Command's video systems. No assurance can be made that On Command will be successful in developing economically viable applications of IP technology.

PATENTS, TRADEMARKS AND COPYRIGHTS

    On Command holds a number of patents and patent licenses covering various aspects of its pay-per-view and interactive systems primarily related to the OCV-Registered Trademark- video system. The patents expire between 2007 and 2015. With the rate of technological development currently being experienced, a patent's utility and value may diminish before the end of its respective term. Currently, On Command is pursuing patent protection of elements of the OCX-Registered Trademark- and Roommate-TM- video systems. In connection with a negotiated settlement agreement with LodgeNet in 1998, On Command and LodgeNet have cross-licensed certain of each other's patented technology and have also agreed not to engage in patent litigation against one another through 2003.

    On Command holds United States trademarks for all significant names that it uses, including "Blue Box-Registered Trademark-" "On
Command-Registered Trademark-", "OCV-Registered Trademark-",
"SpectraVision-Registered Trademark-" and "OCX-Registered Trademark-." The federal registration of these trademarks expires between 2004 and 2011 if not renewed.

    On Command has trademark applications pending in the United States Patent and Trademark Office for the "Roommate-TM-", "MiniMate-TM-" and "TeleMate-TM-" trademarks.

LICENSEES AND OTHER SYSTEM SALES

    On Command sells systems to certain other providers of in-room entertainment including Allin Interactive, which is licensed to install On Command's equipment on cruise ships; Techlive Limited, formerly known as On Command Europe Limited, which is licensed to use On Command's system to provide service in Europe and the Middle East; and e-ROOM CORPORATION ("e-ROOM"), formerly known as MagiNet Corporation, which is licensed to use On Command's system to provide service in the Asia marketplace. In addition, IMN sells in-room digital music systems and licenses software to Hospitality, and licenses content to Hospitality and LodgeNet.

SEASONALITY

    The amount of revenue realized by On Command each month is affected by a variety of factors, including among others, hotel occupancy rates, business and leisure travel patterns, general economic conditions, changes in the number of rooms served, the number of business days in a month, and holidays. With the exception of December, which is generally On Command's lowest month for revenue, On Command typically does not experience significant variations in its monthly revenue that can be attributed solely to seasonal factors.

SPRINT CORPORATION PCS GROUP

    At December 31, 2002, LSAT LLC held beneficial interests with respect to 5,084,745 shares of Sprint Corporation PCS Group common stock ("Sprint PCS Stock") (NYSE: PCS) and certain derivative financial instruments related to those shares. In March 2003, the Company received aggregate proceeds of approximately $149 million in connection with the sale of a portion of its shares of Sprint PCS Stock and the settlement of a portion of its interests in the Sprint PCS Stock equity collar. In April 2003, the Company expects to receive additional proceeds of approximately $154 million in connection with the sale of its remaining Sprint PCS Stock and the settlement of its remaining interests in the Sprint PCS Stock equity collar.

SKY LATIN AMERICA

    LSAT LLC has a 10% interest in each of three Latin American satellite television operators, together known as Sky Latin America, serving Mexico, Brazil, Colombia and Chile. Sky Latin America offers entertainment and services via satellite to households through its various owned and affiliated distribution platforms worldwide. The Sky Latin America entities distribute their programming primarily via direct-to-home or DTH platforms, allowing their subscribers to access a variety of channels covering general entertainment, music, movies, sports, kids, news, documentaries and education genres with their television remote controls. Other major investors in Sky Latin America include News Corporation, Grupo Televisa and Globo Comunicacoes e Particpacoes ("GloboPar"). The Company has severally guaranteed certain obligations of the Sky Latin America entities. During the fourth quarter of 2002, GloboPar ceased funding certain of the Sky Latin America entities.

WILDBLUE COMMUNICATIONS, INC.

    Wildblue Communications, Inc. ("Wildblue") was established to build a Ka-band satellite network to provide broadband data communications services to homes and small offices in North America and Latin America. Other strategic investors in Wildblue include Gemstar-TV Guide International, Inc., Kleiner Perkins Caufield & Byers, TRW, Inc., EchoStar Communications Corp., and Telesat Canada.

    In December 2002, the Company announced that it has agreed to increase its investment in Wildblue. Currently, the Company has an approximate 16% ownership interest in Wildblue. Under the new agreement, the Company will invest
$58 million in return for senior preferred stock and warrants of Wildblue. As also agreed, other existing and new investors will invest $98 million in Wildblue for a total new investment of $156 million. Upon closing of the transaction, of which no assurance can be given, the Company will be the largest shareholder with an ownership interest of approximately 32% and a voting interest of approximately 37%. The closing of the transaction is subject to certain conditions, and is expected to occur in the second quarter of 2003. Assuming the Wildblue transaction is consummated as described above, of which no assurance can be given, Wildblue currently expects to launch its satellite in the fourth quarter of 2003 and begin providing broadband data services in the second or third quarter of 2004.

    In connection with the aforementioned additional investment in Wildblue, the Company entered into a put agreement with KPCB Holdings, Inc. ("KPCB"), another investor in Wildblue. Pursuant to this put agreement and in the event the parties make additional investments in Wildblue, KPCB will have the right to put its interest in Wildblue to the Company and another investor in Wildblue for $10,000,000, the amount KPCB has agreed to invest in Wildblue at the closing of the Wildblue transaction. The Company and such other investor are each responsible for $5,000,000 of the aggregate $10,000,000 put obligation. The put may be exercised at any time within four years from the closing of the Wildblue transaction.

ASTROLINK INTERNATIONAL LLC

    The Company owns an approximate 31.5% ownership interest in Astrolink. Astrolink, a developmental stage entity, was originally established to build a global telecom network using Ka-band geostationary satellites to provide broadband data communications services. Astrolink's original business plan required substantial financing. During the fourth quarter of 2001, certain of the members of Astrolink informed Astrolink that they did not intend to provide any of Astrolink's remaining required financing. In light of this decision, Astrolink and the Astrolink members considered several alternatives with respect to Astrolink's proposed business plan.

    During the second quarter of 2002, LSAT signed a non-binding letter of intent with the other Astrolink members in connection with the proposed restructuring of Astrolink. In January 2003, the Company announced that it had reached agreement with the other members of Astrolink in connection with such proposed restructuring ("the Astrolink Restructuring"). Under the agreement (the "Astrolink Restructuring Agreement"), the Company will acquire substantially all of the assets of Astrolink. Astrolink simultaneously signed agreements with Lockheed Martin Corporation and Northrop Grumman Space & Mission Systems Corp. for completion of two satellites. The parties also reached agreement on the settlement of all claims related to the previous termination of Astrolink's major procurement contracts and all other major third party creditor claims. The closing of the Company's acquisition of the Astrolink business is subject to the Company obtaining satisfactory funding for the business from additional investors, third party sources of financing, or firm capacity commitments from prospective customers. The closing is also subject to regulatory approvals and other closing conditions. Subject to satisfaction of these closing conditions, the closing is expected to occur on or before October 31, 2003.

    If the closing occurs, the Company will pay approximately $43 million in cash and will issue approximately $3 million in value of Series A Common Stock as total consideration for the Astrolink assets, including certain existing satellite and launch contracts, and the settlement of all claims against Astrolink. In addition, the Company will provide additional interim funding for Astrolink pending closing. If the transactions are consummated, Liberty Media will make a capital contribution to the Company in an amount equal to 10% of the estimated fair value of Liberty Media's equity holdings in the Company at the time of closing, up to a maximum commitment of $55 million, in exchange for shares of the Company's Series B Common Stock.

    The Company currently plans to pursue a revised operating plan for the new Astrolink system, taking into account financial and market factors. The revised operating plan currently contemplates launching one or two Ka-band satellites to provide enterprise customers in up to two of North America, Europe or Asia, with virtual private networks and related advanced services, and to provide various government agencies with a solution to their expanding needs for bandwidth.

    In the event the Astrolink Restructuring is not consummated due to lack of financing or other closing conditions, the Company anticipates that Astrolink will be liquidated and the Company will receive $7.8 million as prescribed in the Astrolink Restructuring Agreement.

HUGHES ELECTRONICS CORPORATION

    Hughes (NYSE: GMH), a subsidiary of General Motors Corporation, provides digital television entertainment, satellite services and satellite-based private business networks. At December 31, 2002, LSAT LLC owned 1,821,921 shares of GM Hughes Stock.

XM SATELLITE RADIO HOLDINGS, INC.

    XM Satellite Radio Holdings (Nasdaq: XMSR) offers approximately 100 national audio channels from two satellites directly to vehicle, home and portable radios. At December 31, 2002, LSAT LLC owned 1.0 million shares of XM Satellite Radio Holdings.

COMPETITION

    LSAT COMPETITION

    LSAT pursues strategic opportunities worldwide in the distribution of Internet data and other content via satellite and related businesses. Currently, LSAT conducts its business through strategic investments in, and contractual arrangements with, various entities that operate, or are developing, satellite and terrestrial wireless networks for broadband distribution of Internet access, video programming, streaming media and other data. Most of the businesses with which LSAT has strategic relationships are in the development stage and operate at substantial losses. There can be no assurances that such businesses will continue to be able to fund such losses or that their development plans will be achieved.

    The broadband communications industry experiences intense competition in worldwide markets among numerous global competitors, including some of the world's largest and best known companies. LSAT and those entities in which LSAT has made strategic investments will face competition from other satellite providers, cable television providers, "wireless cable" providers, DSL (digital subscriber line) providers, traditional narrowband Internet access providers, proprietary on-line services and other telecommunications companies and service providers. Many of such competitors and potential competitors have substantially greater capital and financial resources, brand recognition, marketing resources, and/or technological capabilities than LSAT, and many have substantial existing customer bases and established relationships with content providers, distributors and/or retail outlets. Such advantages may increase the ability of such actual and potential competitors to compete successfully against LSAT and its strategic investments.

    LSAT expects that significant competitive factors will include price, service quality and reliability, signal latency, susceptibility to "rain fade" and other forms of interference, geographic service areas or "footprints," ease of use, breadth of features and service offerings, the ability to bundle complementary services, the availability of vendor financing for antennas, receivers and other customer premises equipment, brand recognition and time-to-market.

    LSAT believes that competition in its industry will increase as the FCC grants additional licenses in existing frequency ranges and as new technologies are developed and deployed.

    ON COMMAND COMPETITION

    There are numerous providers of in-room entertainment services to the hotel industry. Market participants include, but are not limited to, (i) other full service in-room providers, such as LodgeNet Entertainment Corporation ("LodgeNet"), Hospitality Network ("Hospitality"), NXTV, Inc., SeaChange International, Inc., KoolConnect Technologies, Inc. and other providers in international markets, (ii) cable television companies, such as Comcast Corporation, AOL Time Warner Inc., Cox Communications, Inc., (iii) direct broadcast satellite services, such as DirecTV and the DISH Network,
(iv) television networks and programmers, such as ABC, NBC, CBS, FOX, HBO-Registered Trademark-, STARZ!-Registered Trademark-, and Showtime,
(v) Internet service providers, such as AOL Time Warner Inc., (vi) broadband connectivity companies, such as STSN, Inc. and (vii) other telecommunications companies. In addition, On Command's services compete for a guest's time and entertainment resources with other forms of entertainment and leisure activities. On Command anticipates that it will continue to face substantial competition from traditional as well as new competitors, and that certain of these competitors have greater financial resources and better access to the capital markets than On Command. Many of the Company's potential competitors are developing ways to use their existing infrastructure to provide in-room entertainment and/or informational services. Certain of these competitors are already providing guest programming services and are beginning to provide video-on-demand, Internet and high-speed connectivity services to hotels. At December 31, 2002, On Command served approximately 891,000 rooms world wide, of which approximately 874,000 are served by on-demand systems. Based on publicly available information, On Command estimates that, at December 31, 2002, LodgeNet and Hospitality provided service to approximately 953,000 and 110,000 rooms, respectively.

    Competition with respect to the provision of in-room entertainment and information systems centers on a variety of factors, depending upon the circumstances important to a particular hotel. Among the more important factors are (i) the financial terms and conditions of the proposed contract; (ii) the features and benefits of the entertainment and information systems; and
(iii) the quality of the vendor's technical support and maintenance services. With respect to hotel properties already receiving in-room entertainment services, the current provider may have certain informational and installation cost advantages compared to outside competitors.

    On Command anticipates that it will face substantial competition in obtaining new contracts with major hotel chains. On Command believes that hotels view the provision of in-room on-demand entertainment and information services both as a revenue source and as a source of competitive advantage because sophisticated hotel guests are increasingly demanding a greater range of quality entertainment and information alternatives. At the same time, On Command believes that certain major hotel chains have awarded contracts based primarily on the level and nature of financial and other incentives offered by the service provider. While On Command believes it will continue to enter into contractual arrangements that are attractive to both On Command and its hotel customers, its competitors may attempt to maintain or gain market share at the expense of profitability. On Command may not always be willing or able to match incentives provided by its competitors.

    The communications industry is subject to rapid technological change. New technological developments could adversely affect On Command's operations unless On Command is able to provide equivalent services at competitive prices.

REGULATORY MATTERS

    LSAT REGULATORY MATTERS

    FCC REGULATION. The FCC is the government agency with primary authority in the United States to regulate the use of radio spectrum, including both satellite and terrestrial applications. LSAT does not directly hold any FCC licenses or other authorizations, and cannot directly acquire, own, construct or operate a satellite system without an appropriate license, construction permit or other authorization issued by the FCC for such purpose. In addition, most microwave and other terrestrial radio operations also require FCC authorization. The FCC has promulgated numerous regulations governing the construction, ownership and operation of satellite and terrestrial radio systems. Wireless communications companies must comply with all such regulations applicable to their operations, and if they violate such regulations, the FCC can impose sanctions such as fines, loss or modification of authorizations, and/or the denial of applications for new authorizations or for renewal of existing authorizations.

    Certain terrestrial wireless systems utilize un-licensed radio frequencies for communicating between the antenna serving an individual community and subscribers in that community. However, such systems are nevertheless subject to FCC regulation and may utilize other frequencies that require authorizations for other purposes (such as satellite earth stations or microwave communications between a head end and community antennas). Service providers that use unlicensed spectrum are also subject to interference from other permitted users of such spectrum in their service areas, and may be subject to restrictions on amplification and other limitations.

    Construction of a Ka-band satellite system requires an appropriate construction permit from the FCC. Such permits are subject to time limits and requirements that the permittee exercise due diligence toward the construction and deployment of the permitted system within such time limits. Licenses for Ka-band satellites are issued for an initial ten-year term commencing once the satellite is successfully placed into orbit and its operations fully conform to the terms and conditions of the license. Upon the expiration of the license for each Ka-band satellite, the licensee must apply for renewal of the license. Astrolink and Wildblue have been granted five and two FCC permits, respectively. However, Astrolink has applied to return two of its permits and Wildblue has applied to return one of its permits. Such permits require Astrolink and Wildblue to meet terms and conditions and comply with FCC regulations. If they do not meet the FCC terms and conditions, their FCC permits could expire, be revoked, modified, or may or may not be renewed.

    INVESTMENT COMPANY ACT. The Investment Company Act requires companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities, or that fail certain numerical tests regarding the composition of their assets and their sources of income and that are not primarily engaged in a business other than investing, reinvesting, owning, holding or trading in securities, to register as "investment companies." Various substantive restrictions are imposed on investment companies by the Investment Company Act.

    LSAT is primarily engaged in a business other than investing, reinvesting, owning, holding or trading securities, and does not intend to be an investment company within the meaning of the Investment Company Act. However, as LSAT is a holding company with ownership interests in other entities, some of which represent less than 50% of the voting equity of such entities, there is a risk that LSAT could be deemed to have become an inadvertent investment company within the meaning of the Investment Company Act. If LSAT is required to register as an investment company under the Investment Company Act, LSAT would become subject to substantial regulation of its capital structure, management, operations, transactions with "affiliated persons," as defined in the Investment Company Act, and other matters. If LSAT were deemed to be an investment company subject to regulation under the Investment Company Act and did not register under that Act, it would be in violation of the Investment Company Act and would be prohibited from engaging in business or selling its securities and could be subject to civil and criminal actions for doing so. In addition, LSAT's contracts would be voidable and a court could appoint a receiver to take control of LSAT and liquidate it. Therefore, LSAT's classification as an investment company subject to regulation under the Investment Company Act could materially adversely affect its business, results of operations and financial condition.

    ON COMMAND REGULATORY MATTERS

    The Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, governs the distribution of video programming by cable, satellite or over-the-air technology, through regulation by the FCC. However, because On Command's video distribution systems do not use any public rights of way, they are not classified as cable systems and are subject to minimal regulation. Thus, the FCC does not directly regulate the pay-per-view or guest programming provided by On Command to hotel guests.

    The Internet-based services offered by On Command potentially may be affected by various laws and governmental regulations. There are currently few laws or regulations directly applicable to access to or commerce on commercial online services or the Internet. However, because of the increasing popularity and use of commercial online services and the Internet, a number of laws and regulations may be adopted with respect to commercial online services and the Internet. For example, the Internet Tax Freedom Act, which was extended through November 1, 2003, placed a moratorium on new state and local taxes on Internet access and commerce. Other Internet-related laws and regulations may cover issues such as user privacy, defamatory speech, copyright infringement, pricing and characteristics and quality of products and services. The adoption of such laws or regulations in the future may slow the growth of commercial online services and the Internet, which could in turn cause a decline in the demand for On Command's Internet-based services and products or otherwise have an adverse effect on On Command. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues such as property ownership, libel, personal privacy and taxation is uncertain and could expose On Command to liability.

    Although the FCC generally does not directly regulate the services provided by On Command, the regulation of video distribution and communications services is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that On Command's business will not be adversely affected by future legislation or new regulations.

    On Command is required to have performance licenses to the extent that its services utilize copyrighted music. On Command has one agreement in place and is negotiating a second agreement with organizations that represent rights holders. In addition, certain programming distributed by On Command is acquired pursuant to agreements that require performance licenses to be obtained by On Command's suppliers. IMN has separate performance licenses in place with two groups that represent rights holders, one of which is on an interim basis, and is attempting to negotiate a third license. Music performance licensing rights have been the subject of industry-wide arbitration and/or litigation for a number of years. Depending upon the outcome of on-going proceedings and On Command's negotiations, the performance license fees for such distribution may increase over the course of time.

OTHER

    Compliance with federal, state and local provisions that have been enacted or adopted regulating the discharge of material into the environment or otherwise relating to the protection of the environment has had no material effect upon the capital expenditures, results of operations or competitive position of the Company.

    As of December 31, 2002, LSAT had 4 employees, and On Command had 620 employees.

ITEM 2. PROPERTIES.

    LSAT owns no real estate. LSAT subleases office space from Liberty Media in Englewood, Colorado. LSAT believes that such office space is adequate for its business operations for the foreseeable future.

    On Command has two leases, which expire in June 2005 and May 2006, for approximately 25,700 square feet and 7,500 square feet, respectively, for its corporate headquarters in Denver, Colorado. On Command also has a lease that expires in February 2008 for 76,972 square feet of light manufacturing and storage space in Denver, Colorado. On Command has another lease, which expires in June 2004, for approximately 131,000 square feet of leased office, light manufacturing and storage space in San Jose, California, a portion of which has been subleased and the majority of the remainder of which On Command is attempting to sublease. On Command has a number of other small leases for small parcels of property throughout the United States, Canada and Mexico. On Command's properties are suitable and adequate for On Command's business operations.

ITEM 3. LEGAL PROCEEDINGS.

    There are no material pending legal proceedings to which the Company is a party or to which any of its property is subject, except as follows:

    In a civil action entitled DANIEL BOONE, OZARK HEARTLAND ELECTRONICS, INC.
    V. RADIO SHACK, ET AL, the plaintiff alleged that the Company and other defendants (i) entered into a vertical resale price maintenance agreement with Radio Shack, in violation of Section 1 of the Sherman Act, and
    (ii) tortiously interfered with plaintiff's contractual relationship with Radio Shack when they requested that Radio Shack terminate plaintiff's right to market PRIMESTAR-Registered Trademark- products. On February 1, 2001, the Eighth Circuit Court of Appeals affirmed an earlier ruling by the District Court granting summary judgment in favor of each of the Defendants and dismissing the suit. The plaintiff filed a Petition for Rehearing, which was denied by the Eighth Circuit Court of Appeals on March 4, 2002. The plaintiff had until June 3, 2002 to file a petition for certiorari with the United States Supreme Court, but did not do so. As a result, this matter has concluded, and it will not be reported in future filings.

    On Command has received a series of letters from Acacia Media Technologies Corporation regarding a portfolio of patents owned by Acacia. Acacia has alleged that its patents cover certain activities performed by On Command and has proposed that On Command take a license under those patents. On Command is reviewing Acacia's patents and believes there are substantial arguments that Acacia's claims lack merit.

    The Company is a defendant, and may be a potential defendant, in other lawsuits and claims arising in the ordinary course of its business. While the outcomes of such claims, lawsuits, or other proceedings cannot be predicted with certainty, management expects that such liability, to the extent not provided for by insurance or otherwise, will not have a material adverse effect on the financial condition of the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

    At the Company's annual meeting of stockholders held on November 6, 2002, the following matters were voted upon and approved by the stockholders of the
Company:

    Election of the following to the Company's Board of Directors:

                                                           VOTES       VOTES
                                                            FOR       WITHHELD
                                                        -----------   --------
Alan M. Angelich......................................  437,484,593    93,970
Robert R. Bennett.....................................  437,478,091   100,472
William H. Berkman....................................  437,520,069    58,494
William R. Fitzgerald.................................  437,517,112    61,451
John W. Goddard.......................................  437,484,335    94,228
J. Curt Hockemeier....................................  437,484,952    93,611
Gary S. Howard........................................  437,515,515    63,048

    Ratification of the appointment of KPMG LLP as the Company's independent auditors for the year ended December 31, 2002 (437,487,406 votes "For", 48,312 votes "Against", and 42,845 Abstentions).

PART II.

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    Through April 1, 2002, shares of the Series A common stock ("Series A Common Stock") and Series B common stock ("Series B Common Stock") of Liberty Satellite and Technology, Inc. ("LSAT", and together with its consolidated subsidiaries, the "Company") traded over-the-counter on the OTC Bulletin Board under the symbols "LSATA" and "LSATB", respectively. Following an April 1, 2002 reverse stock split, shares of Series A Common Stock and Series B Common Stock began trading under the symbols "LSTTA" and "LSTTB", respectively. Historically, shares of Series B Common Stock have had low trading volume due to a relatively low number of shares held in the public float. The following table sets forth the range of high and low bid prices in U.S. dollars of shares of Series A Common Stock and Series B Common Stock for the periods indicated. The prices are interdealer prices, do not include retail markups, markdowns, or commissions and may not represent actual transactions.

                                                      SERIES A              SERIES B
                                                 -------------------   -------------------
                                                   HIGH       LOW        HIGH       LOW
                                                 --------   --------   --------   --------
2002
  First quarter................................   $10.70      5.60       9.10       6.00
  Second quarter...............................   $ 6.43      2.20       4.00       2.25
  Third quarter................................   $ 3.05      1.00       3.00       1.50
  Fourth quarter...............................   $ 3.10      1.45       5.00       2.25

2001
  First quarter................................   $50.00     14.38      46.25      16.25
  Second quarter...............................   $45.50     14.38      45.00      16.25
  Third quarter................................   $31.50     10.40      29.50      11.00
  Fourth quarter...............................   $14.80      7.50      16.50       8.10

    As of December 31, 2002, there were approximately 2,918 and 137 record holders of the Series A Common Stock and Series B Common Stock, respectively (which amounts do not include the number of shareholders whose shares are held of record by banks, brokerage houses or other institutions, but include each such institution as one shareholder).

    The Company has not paid cash dividends on its Series A Common Stock and Series B Common Stock and has no present intention of so doing. Payment of cash dividends, if any, in the future will be determined by the LSAT's Board of Directors in light of its earnings, financial condition and other relevant considerations.

    On April 1, 2002, LSAT issued 34,000,000 shares of Series B Common Stock valued at $204,000,000 to Liberty Media Corporation ("Liberty Media") in exchange for (i) the capital stock of certain subsidiaries of Liberty Media that collectively held the 89.41% of Liberty Satellite, LLC not already owned by LSAT and (ii) 100% of the capital stock of Ascent Entertainment Group, Inc. ("Ascent Entertainment"). The issuance was made in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 (the "Act") for transactions by an issuer not involving a public offering.

    On July 1, 2002, LSAT issued 1,970,580 shares of Series A Common Stock to Liberty Media. Such issuance was made in lieu of a cash payment of dividends on LSAT's Series A 12% Cumulative Preferred Stock ("Series A Preferred Stock") and LSAT's Series B 8% Cumulative Convertible Voting Preferred Stock ("Series B Preferred Stock") for the quarters ended December 31, 2001 and March 31, 2002 and was valued at $15,000,000. The foregoing issuance was made pursuant to the private placement exemption from the Act afforded by Section 4(2) of the Act.

    On August 1, 2002, LSAT issued 2,349,697 shares of Series A Common Stock to Liberty Media. Such issuance was made in lieu of a cash payment of dividends on LSAT's Series A and Series B Preferred Stock for the quarter ended June 30, 2002 and was valued at $7,500,000. The foregoing issuance was made pursuant to the private placement exemption from the Act afforded by Section 4(2) of the Act.

ITEM 6. SELECTED FINANCIAL DATA

    Selected financial data related to the Company's financial condition and results of operations for the five years ended December 31, 2002 are summarized as follows. Such information should be read in conjunction with the accompanying consolidated financial statements of the Company and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere herein.

                                                           YEARS ENDED DECEMBER 31,
                                             -----------------------------------------------------
                                               2002        2001     2000(2)      1999     1998(1)
                                             ---------   --------   --------   --------   --------
                                                AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
SUMMARY STATEMENT OF OPERATIONS DATA:
  Revenue..................................  $ 238,817    254,387    218,273        --     168,500
  Operating, selling, general and
    administrative expenses and stock
    compensation...........................  $(176,056)  (222,321)  (162,216)  (12,160)   (158,810)
  Operating loss...........................  $ (79,489)  (140,969)   (80,889)  (12,183)    (55,415)
  Interest expense.........................  $ (18,530)   (47,477)   (34,843)     (140)    (14,177)
  Share of losses of affiliates(3).........  $ (13,705)  (424,247)    (7,251)       --    (375,053)
  Nontemporary declines in fair values of
    investments(4).........................  $(163,881)   (96,438)    (9,860)       --          --
  Earnings (loss) before cumulative effect
    of accounting change...................  $(238,037)  (602,263)  (116,959)   67,262    (445,266)
  Net earnings (loss)......................  $(343,874)  (602,263)  (116,959)   67,262    (445,266)
  Basic and diluted earnings (loss) per
    common share before cumulative effect
    of accounting change...................  $   (6.33)    (15.41)     (4.44)     9.67      (65.75)
  Basic and diluted earnings (loss) per
    common share...........................  $   (8.77)    (15.41)     (4.44)     9.67      (65.75)

                                                                  DECEMBER 31,
                                             ------------------------------------------------------
                                               2002       2001       2000(2)      1999     1998(1)
                                             --------   ---------   ---------   --------   --------
                                                              AMOUNTS IN THOUSANDS
SUMMARY BALANCE SHEET DATA:
  Cash and cash equivalents................  $ 11,571      33,913     466,617     2,473         --
  Investments in available-for-sale
    securities and other cost investments,
    including securities pledged to
    creditors..............................  $143,858     373,900     361,507   140,101         --
  Current and long-term derivative
    assets.................................  $326,056     203,582     192,080        --         --
  Total assets.............................  $875,219   1,224,897   2,002,771   143,197    463,133
  Debt, including amounts due to parent and
    current portion........................  $423,693     430,136     518,418     3,044         --
  Redeemable preferred stock...............  $202,147     196,027     189,907        --         --
  Stockholders' equity (deficit)...........  $134,853     459,295   1,061,329    64,727     (6,365)

------------------------

(1) Pursuant to a roll-up transaction that was consummated on April 1, 1998, LSAT contributed and transferred to PRIMESTAR, Inc. (now known as Phoenixstar, Inc.) all of its assets and liabilities except for assets and liabilities related to the high power direct broadcast satellite system then being constructed by Tempo Satellite, Inc., a wholly-owned subsidiary of the Company.

(2) On April 1, 2002, the Company consummated a transaction (the "LSAT LLC and Ascent Entertainment Transaction"), whereby the Company acquired from Liberty Media (i) certain subsidiaries of Liberty Media that collectively held the 89.41% of Liberty Satellite, LLC ("LSAT LLC") not already owned by LSAT and (ii) 100% of the capital stock of Ascent Entertainment Group, Inc. ("Ascent Entertainment"). Due to the fact that the Company, LSAT LLC and Ascent Entertainment are all under the common control of Liberty Media, the LSAT LLC and Ascent Entertainment Transaction has been accounted for in a manner similar to a pooling-of-interests. As such, the Company's consolidated financial statements have been restated to include LSAT LLC and Ascent Entertainment as wholly-owned subsidiaries of LSAT, effective with the respective
    March 2000 dates that Liberty Media acquired control of such entities.

(3) The 2001 amount includes charges and losses aggregating $417,202,000 relating to the Company's indirect investment in ASTROLINK International LLC.

(4) The 2002 amount includes charges aggregating $105,250,000 to reflect nontemporary declines in the fair value of the Company's indirect investment in various 10% investees that operate satellite television systems in Latin America ("Sky Latin America"). The 2001 amount includes charges aggregating $56,483,000 to reflect nontemporary declines in the fair value of the Company's indirect investment in Wildblue Communications, Inc.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RECENT TRANSACTIONS

    LSAT LLC AND ASCENT ENTERTAINMENT TRANSACTION. On August 16, 2001, the Company entered into two interrelated purchase agreements with Liberty Media and certain of its subsidiaries and affiliates with respect to the LSAT LLC and Ascent Entertainment Transaction. Both agreements were amended in November 2001 and January 2002. One agreement provided for the Company's acquisition of certain subsidiaries of Liberty Media that collectively held the 89.41% ownership interest in LSAT LLC not already owned by the Company in exchange for 25,298,379 shares of Series B Common Stock of the Company. The second purchase agreement provided for the Company's acquisition of 100% of the capital stock of Ascent Entertainment from a subsidiary of Liberty Media in exchange for 8,701,621 shares of Series B Common Stock of the Company. Ascent Entertainment's primary operating subsidiary is On Command Corporation ("On Command"). The LSAT LLC and Ascent Entertainment Transaction closed on April 1, 2002. At
December 31, 2002, Liberty Media owned 85.6% of the Company's outstanding common stock, and 100% of the Company's preferred stock, which ownership interests collectively represented 97.6% of the overall voting power of the Company's common and preferred securities.

    As a result of the consummation of the LSAT LLC and Ascent Entertainment Transaction, the Company became the owner of 100% of the equity interests of Ascent Entertainment and LSAT LLC. Due to the fact that the Company, LSAT LLC and Ascent Entertainment are all under the common control of Liberty Media, the LSAT LLC and Ascent Entertainment Transaction has been accounted for by the Company in a manner similar to a pooling-of-interests. As such, the consolidated financial statements of the Company for periods prior to the consummation of the LSAT LLC and Ascent Entertainment Transaction have been restated to include LSAT LLC and Ascent Entertainment as wholly-owned subsidiaries of LSAT, effective with the respective March 2000 dates that Liberty Media acquired control of such entities.

    As a result of the LSAT LLC and Ascent Entertainment Transaction, LSAT's primary operating subsidiary is On Command. At December 31, 2002, LSAT, through its ownership interest in Ascent Entertainment, owned approximately 70% of the outstanding On Command common stock ("On Command Common Stock") and 100% of certain series of On Command's preferred stock, which ownership interests collectively represented approximately 76% of the voting power associated with On Command's common and preferred securities. Subsequent to December 31, 2002, the Company's ownership interest in the outstanding On Command Common Stock increased to approximately 74%, and the Company's overall voting power in On Command increased to approximately 80%. On Command develops, assembles, installs, and operates proprietary video systems. On Command's primary distribution system allows hotel guests to select, on an on-demand basis, motion pictures on computer-controlled television sets located in their hotel rooms. On Command also provides, under long-term contracts, in-room viewing of select cable channels and other interactive services to hotels and businesses. The interactive services include video games, Internet offerings, digital music and various hotel and guest services. At December 31, 2002, approximately 89% of On Command's equipped rooms were located in the United States, with the balance located primarily in Canada and Mexico.

    In addition to On Command's operations, the Company pursues strategic opportunities worldwide in the distribution of Internet data and other content via satellite and related business. The Company is actively seeking to develop and/or acquire operating businesses related to, or complementary with, such strategy.

    SALE OF ASCENT NETWORK SERVICES. Effective September 4, 2001, Ascent Entertainment completed the sale of Ascent Network Services to Ascent Media Group, Inc. (formerly Liberty Livewire Corporation) ("Ascent Media"), a consolidated subsidiary of Liberty Media, for cash consideration of $32,038,000. Ascent Network Services provides video distributions services to the NBC television network and other private networks. As Ascent Entertainment and Ascent Media are both consolidated subsidiaries of Liberty Media, no gain or loss was recognized in connection with this transaction.

CRITICAL ACCOUNTING POLICIES

    The preparation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Listed below are the accounting policies that the Company believes are critical to its financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported. All of these accounting policies, estimates and assumptions, as well as the resulting impact to the Company's financial statements, have been discussed with the Company's audit committee. The following descriptions of the Company's critical accounting policies with respect to long-lived assets and goodwill relate primarily to the Company's "On Command" operating segment, and the descriptions with respect to investments and derivatives relate primarily to the Company's "Other" operating segment.

    CARRYING VALUE OF LONG-LIVED ASSETS. In accordance with Statement of Financial Accounting Standards No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, the Company periodically reviews the carrying amounts of property and equipment and amortizable intangible assets to determine whether current events and circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is to be recognized. Such adjustment is measured by the amount that the carrying value of such asset exceeds its estimated fair value. The Company generally measures estimated fair value by considering quoted market prices, sales prices for similar assets, or by discounting estimated future cash flows. Considerable management judgment is necessary to estimate the undiscounted cash flows and fair values of assets. Accordingly, actual results could vary significantly from such estimates. At December 31, 2002, the Company concluded that its long-lived assets were not impaired based on an analysis of estimated undiscounted cash flows. A significant decline in the estimated undiscounted cash flows of the Company's long-lived assets could cause the Company to recognize an impairment charge.

    CARRYING VALUE OF GOODWILL. In accordance with Statement of Financial Accounting Standards No. 142, ACCOUNTING FOR GOODWILL AND OTHER INTANGIBLE ASSETS ("Statement 142"), the Company evaluates, on at least an annual basis, the carrying amount of goodwill to determine whether current events and circumstances indicate that such carrying amount may not be recoverable. To accomplish this, the Company compares the fair value of its assets to their carrying amounts. If the carrying value of a reporting unit were to exceed its fair value, the Company would perform the second step of the impairment test. In the second step, the Company would compare the implied fair value of the reporting unit's goodwill to its carrying amount and any excess would be charged to operations. Considerable management judgment is necessary to estimate the fair values of assets. Accordingly, actual results could vary significantly from such estimates. At December 31, 2002, the Company concluded that its goodwill was not impaired based on an assessment of estimated fair values. The fair values used in such assessment were based on the market price of On Command's Common Stock.

    CARRYING VALUE OF INVESTMENTS. The Company's cost and equity method investments comprise a significant portion of its total assets at December 31, 2002 and 2001. The Company accounts for these investments pursuant to Statement of Financial Accounting Standards No. 115, Statement 142 and Accounting Principles Board Opinion No. 18. These accounting principles require the Company to periodically evaluate its investments to determine if decreases in fair value below its cost bases are other than temporary or "nontemporary." If a decline in fair value is determined to be nontemporary, the Company is required to reflect such decline in its consolidated statement of operations. Nontemporary declines in fair value of cost investments are recognized on a separate line in the consolidated statement of operations, and nontemporary declines in fair value of equity method investments are included in share of losses of affiliates in the consolidated statement of operations.

    The Company considers a number of factors in its determination of whether a decline in fair value below the cost basis is nontemporary including (i) the financial condition, operating performance and near term prospects of the investee; (ii) the reason for the decline in fair value, be it general market, industry specific or investee specific conditions; (iii) the length of time that the fair value of the investment is below the Company's carrying value; (iv) changes in valuation subsequent to the balance sheet date and (v) the Company's intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. If the decline in fair value is deemed to be nontemporary, a new cost basis of the security is established at the then estimated fair value. In situations where the fair value of an asset is not evident due to a lack of public market price or other factors, management uses its bests estimates and assumptions to arrive at the estimated fair value of such an asset. The Company's assessment of the foregoing factors pursuant to this accounting policy involves a high degree of judgment and includes significant estimates and assumptions.

    The Company's evaluation of the fair value of its investments and any resulting impairment charges are determined as of the most recent balance sheet date. Changes in fair value subsequent to the balance sheet date due to the factors described in the preceding paragraph are possible. Subsequent decreases in fair value will be recognized in the Company's statement of operations in the period in which they occur to the extent such decreases are deemed to be nontemporary. Subsequent increases in fair value will be recognized in the Company's consolidated statement of operations upon disposition of the investment.

    ACCOUNTING FOR DERIVATIVE INSTRUMENTS. The Company uses various derivative instruments, including equity collars and put spread collars, to manage fair value risk associated with certain of its investments. The Company accounts for these derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("Statement 133"). Statement 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in derivatives designated as cash flow hedges are recorded in other comprehensive income. Changes in derivatives designated as fair value hedges and changes in derivatives not designated as hedges are included in realized and unrealized gains (losses) on derivative instruments in the statement of operations.

    The Company uses the Black-Scholes model to estimate the fair value of its derivative instruments. The Black-Scholes model incorporates a number of variables in determining such fair values, including expected volatility of the underlying security and an appropriate discount rate. The Company obtains a volatility rate from an independent source at the inception of the derivative instrument based on the expected volatility of the underlying security over the term of the derivative instrument. The volatility assumption is generally evaluated annually to determine if it should be adjusted. The Company selects a discount rate at the inception of the derivative instrument and updates such rate each reporting period based on an estimate of the discount rate at which the derivative instrument could be settled. Considerable management judgment is required in estimating the Black-Scholes variables. Actual results upon settlement or unwinding of the Company's derivative instruments may differ materially from these estimates.

    For long-term derivatives, changes in the Company's assumptions regarding
(1) the volatility rates of the underlying securities and (2) the risk free interest rate would have the most significant impact on the valuation of its derivatives. Due to the short-term nature of the Company's derivatives (all expire within 15 months of December 31, 2002), changes in these assumptions would not have had a significant impact upon the December 31, 2002 valuations.

RESULTS OF OPERATIONS

    As noted above, the Company's consolidated results of operations include Ascent Entertainment and its majority-owned subsidiary On Command since March 2000. Accordingly, and unless otherwise noted below, increases in the Company's revenue and expenses from 2000 to 2001 are due in part to the inclusion of Ascent Entertainment and On Command for a full year in 2001, as compared to nine months in 2000.

REVENUE

IN-ROOM ENTERTAINMENT REVENUE

    Revenue from On Command's in-room entertainment services consists primarily of fees collected from hotels for in-room services provided to hotel guests by On Command ("room revenue"). Services provided by On Command to hotel guests include pay-per-view movies and short subjects, free-to-guest programming, video games, Internet service and digital music. On Command also earns revenue from the sale of video and music systems to third parties and the sale of video equipment to hotels, from other sources ("system and equipment sales and other entertainment revenue"). Total in-room entertainment revenue (comprised of room revenue, and system and equipment sale and other entertainment revenue) decreased $1,012,000 or less than one percent during 2002 and increased $38,993,000 or 19.5% during 2001.

    Net room revenue decreased $1,616,000 or less than 1% during 2002, as compared to 2001. The decrease in net room revenue during 2002 is primarily attributable to the net effect of (i) a decrease attributable to a lower volume of pay-per-view buys; (ii) an increase attributable to higher average rates for certain pay-per-view products; and (iii) a $4,428,000 increase in the aggregate revenue derived from short subject, digital music and television-based Internet products. On Command believes that most of the decrease in pay-per-view buys is attributable to a decline in occupancy rates, as further discussed below. A 3.3% reduction in the average number of rooms served by On Command during 2002 also contributed to the decrease in pay-per-view buys. The decline in the average number of rooms served by On Command is attributable to (i) the disposition of certain hotel rooms; (ii) the loss of rooms to competitors; and (iii) the discontinuance of service to certain non-profitable hotels.

    Overall hotel occupancy rates declined 1.0% during 2002, as compared to 2001. In addition, occupancy rates for hotels in the top 25 markets, as defined by Smith Travel Research, declined 1.8% over the same period. Since On Command derives a significant portion of its revenue from hotels located in the top 25 markets, On Command believes that the occupancy rate for this segment is the best indicator of the impact changes in hotel occupancy are having on On Command's business. Hotel occupancy rates are outside of On Command's control, and changes in hotel occupancy rates can have a significant impact on On Command's results of operations.

    During 2002, hotels owned, managed or franchised by Marriott
International, Inc. ("Marriott"), Hilton Hotels Corporation ("Hilton"), Six Continents Hotels, Inc. ("Six Continents"), Hyatt Hotel Corporation ("Hyatt"), and Starwood Hotels and Resorts Worldwide, Inc. ("Starwood") accounted for 30%, 16% 12%, 7% and 7%, respectively, of On Command's net room revenue. Accordingly, hotels owned, managed or franchised by On Command's five largest hotel chain customers accounted for 72% of On Command's total net room revenue during 2002. The loss of any of these hotel chain customers, or the loss of a significant number of other hotel chain customers, could have a material adverse effect on On Command's results of operations and financial condition.

    As further discussed below, the Hilton master contract has expired, and Hilton has signed a new master contract with a competitor of On Command. In addition, On Command does not have master contracts with either Starwood or Six Continents, and the Hyatt master contract provides for the simultaneous expiration of On Command's contractual relationships with all of the individual hotels that are subject to the Hyatt master contract as of December 31, 2004. At December 31, 2002, On Command provided entertainment services to approximately 178,000 rooms in hotels that are owned, managed or franchised by Starwood or Six Continents. Agreements with respect to approximately 54% of such Starwood and Six Continents rooms have already expired, or will expire by December 31, 2004. At December 31, 2002, approximately 39,000 or 61% of On Command's Starwood rooms were located in Sheraton or Four Points hotels that, depending on whether such hotels are owned, managed or franchised by Starwood, may be covered by a master contract with a competitor of On Command upon the expiration of such hotels' contracts with On Command. On Command is actively pursuing master agreements with Hyatt and Six Continents, and with Starwood with respect to the Starwood brands that are not already covered by a competitor's contract. In certain cases, On Command is also pursuing direct contractual relationships with individual hotels that are owned, managed or franchised by these hotel chains. No assurance can be given that On Command will be successful in executing master or individual hotel contracts. Due to the significant cost involved in changing the proprietary video equipment installed in hotels, On Command expects that, regardless of the expiration dates of master contracts or individual contracts with hotels, On Command will continue to be the provider of in-room entertainment services for individual hotels that are not under contract until such time as a competitor's equipment can be installed. For this and other reasons, On Command does not anticipate that it will cease earning revenue from all of its Hyatt rooms on December 31, 2004 in the event that a new master contract has not been executed by that date.

    In October 2000, Hilton announced that it would not be renewing its master contract with On Command. As a result, hotels owned, managed or franchised by Hilton are currently subject to a master contract between Hilton and a competitor of On Command. Accordingly, On Command anticipates that hotels owned by Hilton will not renew their contracts as they expire. On the other hand, hotels that are managed or franchised by Hilton are not precluded from renewing their contracts with On Command, and, although no assurance can be given, On Command anticipates that certain of those hotels will choose to renew. At December 31, 2002, On Command provided service to approximately 126,200 rooms in 534 hotels that are owned, managed or franchised by Hilton. The majority of these rooms are located in managed or franchised hotels that are not owned by Hilton. Through December 31, 2002, On Command's contracts with 71 of the aforementioned 534 hotels (20,400 rooms) had expired and service to these hotels is currently provided under monthly or other short-term renewals. On Command's individual contracts with the remaining 463 Hilton hotels (105,800 rooms) expire at various dates through 2010, with 56% of those rooms expiring by 2005. During 2002, On Command entered into new contracts, or renewed existing contracts, with respect to 7,000 rooms that were franchised by Hilton, and 2,600 rooms that were managed by Hilton. Over time, On Command anticipates that the revenue it derives from hotels that are owned, managed or franchised by Hilton will decrease. However, due to the uncertainties involved, On Command is currently unable to predict the amount and timing of the revenue decreases.

    The Company's consolidated financial statements reflect an increase in in-room entertainment revenue from 2000 to 2001 due to the inclusion of On Command's operating results for only nine months during the 2000 period. However, On Command's in-room entertainment revenue actually decreased by 9.8% from 2000 to 2001 on a full-year basis. Such full-year decrease represents the net effect of (i) a lower volume of pay-per-view buys; (ii) an increase attributable to higher average rates for certain pay-per-view products; (iii) a decrease associated with the inclusion of non-recurring license fee revenue in the full year 2000 amount; and (iv) an increase in the aggregate revenue derived from short subject, television-based Internet and other new products. On Command believes that most of the decrease in pay-per-view buys is due to a decline in occupancy rates. Hotel occupancy rates declined 5.7% during 2001, as compared to 2000. In addition, occupancy rates for hotels in the top 25 markets, as defined by Smith Travel Research, declined 7.8% over the same period.

OTHER REVENUE

    Other revenue is primarily comprised of revenue generated by Ascent Network Services during the 2001 and 2000 periods. Ascent Entertainment sold Ascent Network Services to Ascent Media on September 4, 2001.

OPERATING COSTS

IN-ROOM ENTERTAINMENT OPERATING COSTS

    In-room entertainment operating costs consist primarily of fees paid to movie and other content providers, hotel commissions, direct costs associated with On Command's television-based Internet product, costs associated with video and music systems sold to third parties, costs associated with the repair, maintenance and support of video systems and other room service equipment, and costs associated with research and development activities.

    In-room entertainment operating costs decreased $9,100,000 or 5.8% during 2002, as compared to 2001. Such decrease represents the net effect of (i) a decrease associated with certain changes to On Command's operational structure and other cost savings measures, including the outsourcing of certain call center and warehouse management functions; (ii) a $4,083,000 increase in free-to-guest programming costs; (iii) a $2,074,000 reduction in Internet direct costs; (iv) a $1,783,000 increase in hotel commissions; (v) a $1,329,000 decrease attributable to the third quarter 2002 reversal of accruals deemed no longer needed for their originally intended purpose, and (vi) various other individually insignificant items. The increase in free-to-guest programming costs is primarily the result of higher rates from programming suppliers. Certain of On Command's content fees and other in-room service costs do not vary with room revenue and occupancy rates.

    The Company's consolidated financial statements reflect an increase in in-room entertainment operating costs from 2000 to 2001 due to the inclusion of On Command's operating results for only nine months during the 2000 period. However, On Command's in-room entertainment operating costs actually decreased by 4.8% from 2000 to 2001 on a full-year basis. Such full-year decrease represents the net effect of (i) reductions in hotel commissions, license fee royalties and video duplication and distribution costs; (ii) increases in free-to-guest programming costs; and (iii) increases in the direct costs associated with On Command's television-based Internet and short subject products. Such increases and decreases include an overall net decrease resulting from the disposition of On Command's Asian operations during the first quarter of 2001. The decreases in hotel commissions and license fee royalties on a full-year basis are largely the result of decreases in corresponding revenue amounts.

    On Command is a party to various agreements with programming suppliers that permit On Command to distribute movies and programming networks. On Command expects that the cost of such movies and programming networks will increase in future periods as contracts expire and renewals are negotiated. Certain of On Command's contracts with hotel customers limit the amount of any cost increases that can be passed on to any such hotels. Any cost increases that On Command is not able to pass on to its customers would result in increased pressure on On Command's operating margins.

OTHER OPERATING COSTS

    Other operating costs are primarily comprised of costs incurred by Ascent Network Services during the 2001 and 2000 periods. Ascent Entertainment sold Ascent Network Services to Ascent Media on September 4, 2001.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

    Selling, general and administrative expense decreased $30,811,000 or 51.9% during 2002, as compared to 2001. Costs associated with On Command's 2001 relocation and restructuring activities, together with the cost savings that resulted from such activities, accounted for approximately $15,000,000 of such decrease. The remaining decrease is attributable to other reductions in the selling, general and administrative expenses incurred by Ascent Entertainment. Such other reductions in Ascent Entertainment expenses are primarily attributable to (i) the elimination of expenses as a result of the September 4, 2001 sale of Ascent Network Services to Ascent Media and (ii) the inclusion of $7,746,000 in the 2001 amount related to Ascent Entertainment's 2001 repurchase of 2,245,155 shares of On Command Common Stock from the then chief executive officer of On Command.

    Selling, general and administrative expenses increased $33,426,000 or 128.7% from 2000 to 2001. Such increase is due to increases in Ascent Entertainment's expenses as a result of (i) the inclusion of Ascent Entertainment in the Company's consolidated financial statements for a full 12 month in 2001, as compared to nine months in 2000; (ii) an $8,236,000 increase in On Command's relocation and restructuring costs from 2000 to 2001; and (ii) a $7,746,000 increase in the 2001 amount related to Ascent Entertainment's 2001 repurchase of 2,245,155 shares of On Command Common Stock from the then chief executive officer of On Command.

STOCK COMPENSATION

    LSAT records estimated stock compensation pursuant to the intrinsic value method of Accounting Principles Board Opinion No. 25. Such estimate is subject to future adjustment based upon the market value of the underlying common stock. Since none of LSAT's outstanding stock appreciation rights ("SARs") were in-the-money at December 31, 2002 or 2001, LSAT recorded no compensation expense with respect to SARs during 2002 and 2001. The adjustment to stock compensation expense in 2000 is the result of a decrease in the Company's liability for SARs. The stock compensation expense recorded during 2002 and 2001 is attributable to restricted stock awards granted in February 2001.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization decreased $38,926,000 or 22.6% during 2002, as compared to 2001. Such decrease in depreciation and amortization is primarily the result of the Company's adoption of Statement 142, which, among other things, required the Company to cease recording goodwill amortization effective January 1, 2002. Depreciation remained relatively constant during the 2002 and 2001 periods as reductions to On Command's depreciable asset base attributable to (i) assets becoming fully depreciated, and (ii) asset dispositions were largely offset by increases attributable to capital expenditures.

    Depreciation and amortization increased $37,014,000 or 27.4% during 2001, as compared to 2000. The majority of such increase is attributable to the inclusion of Ascent Entertainment in the Company's consolidated financial statements for a full 12 months in 2001, as compared to nine months in 2000. The application of purchase accounting in connection with the March 2000 acquisition of Ascent

Entertainment also contributed to the increase. On a full-year basis, the depreciation incurred by On Command during 2001 and 2000 remained relatively constant.

ASSET IMPAIRMENTS AND OTHER CHARGES

    On Command recorded impairment charges of $8,850,000 during 2002, including a loss of $5,103,000 relating to the sale of its European operations, and a loss of $1,411,000 relating to a transaction in which certain equipment was transferred to STSN, Inc. On Command also recorded other charges aggregating $2,336,000, $709,000 and $1,634,000 during 2002, 2001 and 2000 respectively, related to obsolete materials and equipment, and losses on various dispositions of property and equipment and other assets.

INTEREST INCOME

    The Company recognized interest income of $2,174,000, $12,967,000 and $21,066,000 during 2002, 2001 and 2000, respectively. The 2002 income was earned primarily on certain bonds that were purchased by LSAT LLC in August 2001. Such bonds are included with the Company's investment in Sky Latin America. The 2001 and 2000 income was earned primarily on the cash and cash equivalent balances maintained by Ascent Entertainment and LSAT Astro LLC ("LSAT Astro"), a subsidiary of the Company. The majority of Ascent Entertainment's cash and cash equivalent balances were utilized to redeem the Ascent Entertainment Senior Secured Discount Notes on December 31, 2001, and all of LSAT Astro's cash and cash equivalent balances were utilized to fund the capital calls during 2001 and 2000 of ASTROLINK International LLC ("Astrolink"), LSAT Astro's 31.5%-owned investee.

INTEREST EXPENSE

    During 2002, 2001 and 2000, the Company recognized interest expense of $18,530,000, $47,477,000 and $34,843,000, respectively. The decrease in interest expense from 2001 to 2002 represents the combined effect of a decrease in the Company's weighted average debt balance and a decrease in interest rates. The reduction in the Company's weighted average debt balance is primarily due to the December 31, 2001 redemption of the Ascent Entertainment Senior Secured Discount Notes. The increase in interest expense from 2000 to 2001 is primarily due to the inclusion of Ascent Entertainment in the Company's consolidated financial statements for a full 12 months in 2001, as compared to nine months in 2000.

SHARE OF LOSSES OF AFFILIATES

    During 2002, 2001 and 2000, the Company's share of losses of affiliates aggregated $13,705,000, $424,247,000 and $7,251,000, respectively. The 2002 amount is primarily related to losses arising from LSAT LLC's investment in Aerocast.com, Inc. ("Aerocast"). In 2002, LSAT LLC determined that its investment in Aerocast experienced a nontemporary decline in value that resulted in a $7,072,000 write-off of the remaining carrying value of its investment in Aerocast. Such write-off is included in LSAT LLC's share of Aerocast's 2002 losses. The 2001 amount includes $417,202,000 of losses and charges arising from LSAT Astro's investment in Astrolink. Due to the Company's fourth quarter 2001 determination that LSAT Astro's investment in Astrolink should be reduced to a fair value that assumes the liquidation of Astrolink, LSAT Astro wrote-off its remaining $249,868,000 investment in Astrolink during the fourth quarter of 2001. Previously, the Company had taken a $155,000,000 writedown on this investment during the second quarter of 2001. Since LSAT Astro's investment in Astrolink was reduced to zero at December 31, 2001, LSAT Astro's share of Astrolink's losses in 2002 has been limited to the amounts loaned to Astrolink by the Company during 2002. Subsequent to December 31, 2002, the Company entered into an agreement that, among other matters, provides for the recapitalization of Astrolink, subject to certain conditions. The 2000 amount includes the

Company's share of Astrolink's losses for 10 months, and the Company's share of Aerocast's losses for 6 months.

NONTEMPORARY DECLINES IN FAIR VALUES OF INVESTMENTS

    Nontemporary declines in fair values of investments aggregated $163,881,000, $96,438,000 and $9,860,000 during 2002, 2001 and 2000, respectively, and are comprised of the following.

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                   AMOUNTS IN THOUSANDS
Sky Latin America...........................................  $105,250        --        --
Sprint Corporation PCS Group................................    21,511        --        --
Loral Space and Communications Ltd..........................    17,384        --        --
STSN, Inc...................................................     6,060    16,539        --
Wildblue Communications, Inc................................        --    56,483        --
XMSR Satellite Holdings, Inc................................     1,626    14,575        --
Other.......................................................    12,050     8,841     9,860
                                                              --------    ------     -----
                                                              $163,881    96,438     9,860
                                                              ========    ======     =====

UNREALIZED GAINS (LOSSES) ON FINANCIAL INSTRUMENTS

    Unrealized gains (losses) on financial instruments during 2002, 2001 and 2000 aggregated $2,393,000, $38,891,000 and ($14,426,000), respectively. The details of such gains (losses) are as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                   AMOUNTS IN THOUSANDS
Change in fair value of GM Hughes put spread collar.........  $ 5,259      9,748      4,997
Change in time value of Sprint PCS Stock and XMSR equity
  collars...................................................     (302)    25,902         --
Change in fair value of iBEAM put option....................   (2,564)     3,241    (19,423)
                                                              -------     ------    -------
                                                              $ 2,393     38,891    (14,426)
                                                              =======     ======    =======

    During 2002 and 2001, the Company had designated its equity collars as fair value hedges. Pursuant to Statement 133, the equity collars were recorded on the balance sheet at fair value, and changes in the fair value of the equity collars and of the hedged security were recognized in earnings. Effective December 31, 2002, the Company elected to no longer designate its equity collars as fair value hedges. This election had no impact on the Company's financial position or results of operations on December 31, 2002. However, subsequent to December 31, 2002, changes in the fair value of the hedged securities that previously had been reported in earnings will now be reported as a component of other comprehensive income on the Company's balance sheet. Changes in the fair value of the equity collars will continue to be reported in earnings.

LOSS ON EXTINGUISHMENT OF DEBT

    The $14,322,000 loss on extinguishment of debt during 2001 resulted from the December 31, 2001 redemption of the Ascent Senior Secured Discount Notes.

GM HUGHES STOCK TRANSACTIONS

    In May 2000, the Company sold 2,400,000 shares of General Motors Corporation Class H common Stock ("GM Hughes Stock") for net cash proceeds of $74,243,000 and used $65,721,000 of such net cash proceeds to satisfy a GM Hughes Stock share appreciation right. The $36,643,000 gain recognized by the Company on the sale of GM Hughes Stock was more than offset by the $65,721,000 loss recognized on the satisfaction of the GM Hughes Stock share appreciation right.

INCOME TAXES

    The Company recognized income tax benefits of $35,621,000, $35,652,000 and $28,450,000 during 2002, 2001, and 2000, respectively. The 2002 benefit includes a $5,666,000 tax refund received by LSAT as a result of a change in tax law that occurred during the first quarter of 2002. Such change resulted in the elimination of restrictions on the use of net operating loss carryforwards to offset alternative minimum tax liabilities. The 2002, 2001 and 2000 income tax benefits also include deferred tax benefits associated with losses recognized by the Company. The Company has recognized such losses to the extent that the tax effect of such losses offsets the Company's deferred income tax liability. At December 31, 2002, the Company's deferred tax liability was $14,558,000. The Company is only able to recognize income tax benefits for financial reporting purposes to the extent that such benefits offset recorded income tax liabilities or the Company generates taxable income. In connection with the consummation of the LSAT LLC and Ascent Entertainment Transaction, LSAT and Liberty Media entered into a Tax Liability Allocation and Indemnification Agreement, and LSAT assumed an intercompany tax liability owed by Ascent Entertainment to Liberty Media pursuant to a separate Tax Liability Allocation and Indemnification Agreement. Since April 1, 2002, the Company and its 80%-or-more owned subsidiaries have been included in Liberty Media's consolidated tax return.

MINORITY INTERESTS IN LOSSES OF CONSOLIDATED SUBSIDIARIES

    The minority interests' share of losses of consolidated subsidiaries aggregated $165,000, $34,346,000 and $15,078,000 during 2002, 2001, and 2000, respectively. Such amounts primarily represent the minority interests' share of On Command's net losses. The decrease from 2001 to 2002 is primarily attributable to a change in how On Command's losses are allocated between Ascent Entertainment and the minority interest holders. During the first quarter of 2002, the cumulative losses allocated by Ascent to the On Command minority interests reduced to zero Ascent's carrying amount for the minority interests in On Command's equity. Since the On Command minority interest holders have no obligation to make further contributions to On Command, 100% of On Command's losses for periods subsequent to March 31, 2002 have been, and will be in future periods, allocated to Ascent unless and to the extent that the On Command minority interest holders make additional investments in On Command's equity.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE

    Pursuant to the transitional provisions of Statement 142, the Company recorded a $105,837,000 reduction of goodwill in 2002. Such goodwill was originally recorded in connection with the March 2000 Ascent Entertainment acquisition. In accordance with Statement 142, this goodwill reduction has been recorded as the cumulative effect of an accounting change.

NET LOSS

    As a result of the factors described above, the Company incurred net losses of $343,874,000, $602,263,000 and $116,959,000 during 2002, 2001 and 2000, respectively.

LIQUIDITY AND CAPITAL RESOURCES

    LSAT is a holding company that does not generate positive cash flow at the LSAT level. The only subsidiary of LSAT that generates significant revenue is On Command. Due to covenant restrictions contained in the On Command Revolving Credit Facility, LSAT is generally not entitled to the cash resources or cash generated by the operations of On Command. The sources of liquidity available to LSAT at the LSAT level are described below.

    On a consolidated basis, the Company used cash provided by operating activities of $62,820,000, cash and cash equivalents on hand of $22,342,000 and cash provided by financing activities of $4,777,000 to fund investing activities of $89,939,000 during 2002. The Company's investing activities included $54,397,000 of capital expenditures and $31,304,000 of investments and advances to affiliates.

    LSAT LLC's revolving credit facility, as amended, (the "PCS Loan Facility") provides for maximum borrowings of $303,000,000. The PCS Loan Facility is secured by the Company's interest in the Sprint Corporation PCS Group common stock ("Sprint PCS Stock") and the Sprint PCS Stock equity collar. Interest accrues at the 30 day LIBOR (1.44% at December 31, 2002) and is payable monthly. The Company expects that all amounts due under the PCS Loan Facility will be repaid in April 2003 with proceeds received upon the sale of its Sprint PCS Stock and the settlement of its interests in the Sprint PCS Stock equity collar.

    In March 2000, LSAT received a 13.99% ownership interest in LSAT Astro in exchange for a $60,000,000 note payable to Liberty Media. Interest on the note accrued at the 3 month LIBOR plus 2% (3.74% at December 31, 2002). Interest payments were due semi-annually on the first day of March and September. At December 31, 2002, the unpaid principal on the note was $48,411,000 and the accrued interest on the note was $614,000. All amounts due under the note payable to Liberty Media were repaid in March 2003.

    In August 2002, the LSAT Board of Directors authorized the Company's purchase of up to 3,000,000 of Series A and Series B Common Stock in open market purchases. The timing of purchases, prices paid and actual number of shares of common stock purchased will depend on market conditions and the direction of management. During 2002, LSAT purchased 24,900 shares of Series A Common Stock for aggregate cash consideration of $53,000 pursuant to this share buy back program.

    In March 2000, LSAT issued 150,000 shares of Series A Preferred Stock, and 150,000 shares of Series B Preferred Stock to Liberty Media in exchange for shares of Sprint PCS Stock. On the date of issuance, each such series of preferred stock had an aggregate stated value of $150,000,000. The Series A Preferred Stock and Series B Preferred Stock, which were each issued at a discount to their stated values, are redeemable at the option of Liberty Media on or after April 1, 2020 at a price equal to stated value plus all accrued and unpaid dividends. The Company may elect to use cash, Series A Common Stock or a combination thereof to satisfy such dividend requirements through March 2003. Subsequent to March 31, 2003, dividends are required to be paid in cash. During 2002, the Company issued 4,320,277 shares of Series A Common Stock, and paid $7,500,000 in cash, in satisfaction of dividends accrued through September 30, 2002. Accrued and unpaid dividends on the Series A Preferred Stock and Series B Preferred Stock aggregated $7,500,000 as of December 31, 2002. Such accrued dividends were satisfied through the issuance of 3,221,787 shares of Series A Common Stock during the first quarter of 2003.

    During the year ended December 31, 2001 and the three months ended
March 31, 2002, Liberty Media loaned $18,552,000 and $6,573,000, respectively, to LSAT LLC. LSAT LLC used the proceeds from these loans to fund capital calls from Sky Latin America. The loans provided for interest at 8% per annum and were due and payable on demand after November 27, 2001. Concurrently, with the closing of the LSAT LLC and Ascent Entertainment Transaction, (i) Liberty Media contributed to the Company, as part of that transaction and for no additional consideration, promissory notes issued by subsidiaries of Liberty Media, with an aggregate principal balance of $18,552,000 and related accrued interest of $651,000, representing the loans described above that were made through December 31, 2001, and (ii) LSAT LLC repaid principal of $6,573,000 and accrued interest of $37,000 related to the first quarter 2002 advances.

    During the second quarter of 2002, LSAT signed a non-binding letter of intent with the other Astrolink members in connection with the proposed restructuring of Astrolink. In January 2003, the Company announced that it had reached agreement with the other members of Astrolink in connection with such proposed restructuring (the "Astrolink Restructuring"). Under the agreement (the "Astrolink Restructuring Agreement"), the Company will acquire substantially all of the assets of Astrolink. Astrolink simultaneously signed agreements with Lockheed Martin Corporation and Northrop Grumman Space & Mission Systems Corp. for completion of two satellites. The parties also reached agreement on the settlement of all claims related to the previous termination of Astrolink's major procurement contracts and all other major third party creditor claims. The closing of the Company's acquisition of the Astrolink business is subject to the Company obtaining satisfactory funding for the business from additional investors, third party sources of financing, or firm capacity commitments from prospective customers. The closing is also subject to regulatory approvals and other closing conditions. Subject to satisfaction of these closing conditions, the closing is expected to occur on or before October 31, 2003.

    If the closing occurs, the Company will pay approximately $43 million in cash and will issue approximately $3 million in value of Series A Common Stock as total consideration for the Astrolink assets, including certain existing satellite and launch contracts, and the settlement of all claims against Astrolink. In addition, the Company will provide additional interim funding for Astrolink pending closing. If the transactions are consummated, Liberty Media will make a capital contribution to the Company in an amount equal to 10% of the estimated fair value of Liberty Media's equity holdings in the Company at the time of closing, up to a maximum commitment of $55 million, in exchange for shares of the Company's Series B Common Stock.

    The Company currently plans to pursue a revised operating plan for the new Astrolink system, taking into account financial and market factors. The revised operating plan currently contemplates launching Ka-band satellites to provide enterprise customers in North America with virtual private networks and related advanced services, and to provide various government agencies with a solution to their expanding needs for bandwidth.

    In the event the Astrolink Restructuring is not consummated due to lack of financing or other closing conditions, the Company anticipates that Astrolink will be liquidated and the Company will receive $7.8 million dollars as prescribed in the Astrolink Restructuring Agreement.

    In December 2002, the Company announced that it has agreed to increase its investment in Wildblue Communications, Inc. ("Wildblue"). Currently, the Company has an approximate 16% ownership interest in Wildblue. Under the new agreement, the Company will invest $58 million in return for senior preferred stock and warrants of Wildblue. As also agreed, other existing and new investors will invest $98 million in Wildblue for a total new investment of $156 million. Upon closing of the transaction, of which no assurance can be given, the Company will be the largest shareholder with an ownership interest of approximately 32% and a voting interest of approximately 37%. The closing of the transaction is subject to certain conditions, and is expected to occur in the second quarter of 2003. Assuming the Wildblue transaction is consummated as described above, of which no assurance can be given, Wildblue currently expects to launch its satellite in the fourth quarter of 2003 and begin providing broadband data services in the second or third quarter of 2004.

    In connection with the aforementioned additional investment in Wildblue, the Company entered into a put agreement with KPCB Holdings, Inc. ("KPCB"), another investor in Wildblue. Pursuant to this put agreement and in the event the parties make additional investments in Wildblue, KPCB will have the right to put its interest in Wildblue to the Company and another investor in Wildblue for $10,000,000, the amount KPCB has agreed to invest in Wildblue at the closing of the Wildblue transaction. The Company and such other investor are each responsible for $5,000,000 of the aggregate $10,000,000 put obligation. The put may be exercised at any time within four years from the closing of the Wildblue transaction.

    As a result of the consummation of the LSAT LLC and Ascent Entertainment Transaction, Liberty Media no longer has a direct ownership interest in LSAT LLC, and has no obligation to provide funding to LSAT LLC. Accordingly, the primary sources of liquidity expected to be available at the LSAT level during 2003 are the (i) proceeds of approximately $149 million received in March 2003 upon the sale of a portion of the Company's Sprint PCS Stock and the settlement of a portion of its interests in the Sprint PCS Stock equity collar;
(ii) proceeds of approximately $154 million to be received upon the expected April 2003 sale of the Company's remaining Sprint PCS Stock and settlement of its remaining interests in the Sprint PCS Stock equity collar; and
(iii) $9,741,000 of cash and cash equivalents held by LSAT at December 31, 2002. As noted above, the Company has used, or intends to use, approximately
$163 million of such Sprint proceeds to repay in full all amounts due under the PCS Loan Facility and the note payable to Liberty Media in March and April 2003. The Company believes that the remaining proceeds of approximately $140 million, together with the cash and cash equivalents held at the LSAT level, will be sufficient to fund LSAT's expected cash requirements during 2003, exclusive of the proposed investment in Astrolink, which investment, as further described above, will be funded primarily by a capital contribution from Liberty Media. LSAT's liquidity requirements during 2003 are expected to include
(i) its proposed investment in Wildblue, if consummated; (ii) its preferred stock dividend requirements; (iii) its capital contributions to Sky Latin America, and its interim funding commitments to Astrolink. LSAT does not expect Ascent Entertainment or its principal operating subsidiary, On Command, to provide any of LSAT's financial resources during 2002. The financial resources and requirements of On Command are described below.

    At December 31, 2002, the On Command Revolving Credit Facility, as amended in 2001, provided for aggregate borrowings of $275,000,000. Borrowings under the On Command Revolving Credit Facility are due and payable in July 2004. On Command had $13,367,000 of remaining availability under the On Command Revolving Credit Facility at December 31, 2002. On Command's ability to draw additional funds under the On Command Revolving Credit Facility is subject to On Command's continual compliance with applicable financial covenants.

    Revolving loans extended under the On Command Revolving Credit Facility bear interest at the LIBOR plus a spread that may range from 1.10% to 2.75% depending on certain operating ratios of On Command (3.94% effective borrowing rate at December 31, 2002). In addition, a facility fee ranging from 0.15% to 0.50% per annum is charged on the On Command Revolving Credit Facility, depending on certain operating ratios of On Command. The On Command Revolving Credit Facility contains customary covenants and agreements, most notably the inclusion of restrictions on On Command's ability to pay dividends or make other distributions, and restrictions on On Command's ability to make capital expenditures. In addition, On Command is required to maintain leverage and interest coverage ratios. On Command was in compliance with such covenants at December 31, 2002. Substantially all of On Command's assets are pledged as collateral for borrowings under the On Command Revolving Credit Facility.

    At December 31, 2002, the maximum leverage ratio permitted under the On Command Revolving Credit Facility was 4.25, and On Command's actual leverage ratio was 3.99. The maximum leverage ratio permitted under the On Command Revolving Credit Facility at March 31, 2003 is 3.50. Although On Command is in compliance with the leverage ratio covenant at December 31, 2002, On Command believes that it would not have been in compliance with such covenant at March 31, 2003. In March 2003, On Command reached agreement with its bank lenders to postpone until June 29, 2003 the step-down of the leverage ratio covenant from 4.25 to 3.50. On Command is also seeking to restructure the On Command Revolving Credit Facility to, among other matters, extend the maturity date to December 31, 2007. It is anticipated that any closing of the restructuring of the On Command Revolving Credit Facility will be contingent upon the contribution of $40,000,000 by Liberty Media or one of its affiliates to On Command to be used to repay principle due, and permanently reduce lender commitments, pursuant to the restructured On Command Revolving Credit Facility. The terms of the proposed Liberty Media contribution (including the securities or other consideration to be received by Liberty Media or its affiliate in exchange for such contribution) have not yet been agreed upon, and no assurance can be given that Liberty Media or its affiliate will contribute $40,000,000 to On Command, as contemplated by the terms of the proposed restructuring. In the event On Command determines that it is unlikely that the proposed restructuring of the On Command Revolving Credit Facility will close on or before June 29, 2003, On Command anticipates that it would seek a further postponement of the step-down of the leverage ratio covenant, and would continue to seek to refinance or restructure the On Command Revolving Credit Facility. In the event that a restructuring or refinancing is not completed by the date that the leverage ratio is reduced to 3.50, On Command anticipates that a default would occur under the terms of the On Command Revolving Credit Facility. Upon the occurrence of a default, if left uncured, the bank lenders would have various remedies, including terminating their revolving loan commitment, declaring all outstanding loan amounts including interest immediately due and payable, and exercising their rights against their collateral which consists of substantially all of On Command's assets. No assurance can be given that On Command will be able to successfully restructure or refinance the On Command Revolving Credit Facility on terms acceptable to On Command, or that On Command will be able to avoid a default under the On Command Revolving Credit Facility. In light of the foregoing circumstances, On Command's independent auditors have included an explanatory paragraph in their audit report that addresses the ability of On Command to continue as a going concern.

    In connection with a first quarter 2001 transaction, On Command agreed that e-ROOM Corporation ("e-ROOM") would have the option during the 15 day period beginning on March 1, 2003 to cause On Command to repurchase all, but not less than all, of the 275,000 shares of On Command Common Stock issued to e-ROOM at a price of $15 per share. During the fourth quarter of 2002, On Command repurchased 119,500 of such shares for an aggregate price of $1,344,000 or $11.25 per share. The $448,000 excess of the repurchase obligation, calculated at $15 per share, over the aggregate price paid to repurchase such shares has been reflected as a decrease to intangible assets in the accompanying consolidated balance sheets. In connection with this transaction, the parties agreed to postpone until March 1, 2004 the date on which On Command can be required to repurchase 119,500 of the remaining shares subject to repurchase. On Command is not precluded from repurchasing such shares at an earlier date. The repurchase price for such shares will be $15 per share, plus an adjustment factor calculated from March 1, 2003 to the date of repurchase, at a rate of 8% per annum. Subsequent to December 31, 2002, the date on which the remaining 36,000 shares will first become subject to repurchase by On Command was postponed until March 1, 2004. The repurchase price for such shares will remain at $15 per share.

    On February 28, 2001, On Command acquired a controlling interest in the common stock of Hotel Digital Network, Inc. ("HDN"). In connection with such acquisition, On Command entered into a stockholders' agreement (the "HDN Stockholders' Agreement") with the then controlling stockholder of Hotel Digital Network (the "HDN Stockholder"). The HDN Stockholders' Agreement provides the HDN Stockholder with the right during each of the 30-day periods beginning on March 1, 2003 and 2004 to require On Command to exchange shares of On Command Common Stock for all, but not less than all, of the Hotel Digital Network common shares held by the HDN Stockholder. On March 20, 2003, the HDN Stockholder exercised such right. The HDN Stockholders' Agreement also provides On Command with the right during the 30-day period beginning on March 1, 2006 to require the HDN Stockholder to exchange all, but not less than all, of his Hotel Digital Network common shares for shares of On Command Common Stock. The number of shares of On Command Common Stock to be issued in any such exchanges will be determined based on the then market value of On Command Common Stock and the then fair value of Hotel Digital Network common stock, each as determined in accordance with the HDN Stockholders' Agreement. At December 31, 2002, On Command held 85.9%, and the HDN Shareholder held 13.3% of the outstanding Hotel Digital Network common stock. Based on On Command's current assessment of values, On Command does not expect that the settlement of this obligation will have a material impact on its capitalization, financial condition or results of operations.

    Historically, On Command has required external financing to fund the cost of installing and upgrading video systems in hotels. However, during 2002 On Command was able to manage its operations and capital expenditures such that On Command was able to rely on internally generated funds and existing sources of liquidity to finance its installation and upgrade activities. During 2003 and future periods, On Command intends to continue to focus its efforts on increasing revenue while containing, and wherever possible, reducing expenses and capital expenditures. Assuming On Command meets its operating and capital expenditure targets for 2003, On Command expects that it will be able to rely on cash provided by operations, existing availability under the Revolving Credit Facility, and existing cash and cash equivalent balances to fund its capital expenditures and other anticipated liquidity requirements during 2003. On Command's operating plan for 2003 is based in part on the assumption that hotel occupancy rates will increase modestly from 2002 to 2003. To the extent that On Command was to experience a revenue shortfall or any other unfavorable variance from its 2003 operating plan, On Command would seek to reduce expenses and/or capital expenditures to compensate for any such shortfall or unfavorable variance. Accordingly, On Command believes, although no assurance can be given, that it will not require additional sources of liquidity to fund its capital expenditures and anticipated liquidity requirements during 2003. Notwithstanding the foregoing, On Command anticipates that it would require additional external financing to (i) fund any significant new growth initiatives or unanticipated liquidity requirements; or (ii) refinance the Revolving Credit Facility, if necessary (as discussed above). No assurance can be given that On Command will not be required to seek external financing during 2003, and if external financing is required, no assurance can be given that any such financing would be available on terms acceptable to On Command or at all.

    The Company uses equity collars and a put spread collar to hedge market risk with respect to certain of its publicly traded securities. Although the Company's equity collars and put spread collar provide protection against market risk, such derivative instruments may involve elements of credit risk and market risk in excess of what is recognized in the Company's consolidated financial statements. The Company monitors its positions and the credit quality of counterparties, consisting primarily of major financial institutions and does not anticipate nonperformance by any counterparty.

    Liberty Media International, Inc., ("Liberty International") a subsidiary of Liberty Media, and other investors in the Sky Latin America businesses have severally guaranteed obligations due under certain transponder agreements and equipment lease agreements through 2018. The Company has indemnified Liberty International with respect to Liberty International's obligations under these guarantees. At December 31, 2002, the portions of the remaining undiscounted obligations due under such transponder agreements and equipment lease agreements that were severally guaranteed by Liberty International aggregated approximately $107,906,000 and $7,000,000, respectively. During the fourth quarter of 2002, Globo Comunicacoes e Participacoes ("GloboPar"), an investor in three of the Sky Latin America entities, announced that it was reevaluating its capital structure. Since that time, GloboPar has not provided any funding to the three Sky Latin America entities in which it is an investor. In the case of one such entity, Sky Multi-Country Partners ("Sky Multi-Country"), the Company and the other investors in Sky Multi-Country have each entered into a Forbearance Agreement with respect to Sky Multi-Country's obligations under a Transponder Services Agreement with PamAmSat Corporation (successor-in-interest to PamAmSat International, Inc.) ("PamAmSat"). Pursuant to the Forbearance Agreement, PamAmSat will forbear from enforcing its rights under the Transponder Services Agreement through April 30, 2003, provided that it receives at least 70% of the fees due under the Transponder Services Agreement. Through March 15, 2003, the Company and the other investors in Sky Multi-Country have collectively funded at least 70% of the fees due under the Transponder Services Agreement. At
December 31, 2002, the aggregate obligations of Sky Multi-Country that were severally guaranteed by Liberty International were $40,667,000. Sky Multi-Country funds another Sky Latin America entity in which GloboPar is an investor. At December 31, 2002, the aggregate obligations of this entity that are severally guaranteed by Liberty International were $7,000,000. In the case of Sky Brasil Servicos Limitada ("Sky Brasil"), another entity in which GloboPar is an investor, an investor other than the Company had previously agreed in July 2002 to assume up to $50,000,000 of GloboPar's funding obligations through 2003 in exchange for increased ownership and governance rights. At December 31, 2002, the aggregate obligations of Sky Brasil that are severally guaranteed by Liberty International were $41,360,000. As detailed above, the three entities in which GloboPar is an investor account for approximately $89,027,000 of the aggregate obligations guaranteed by Liberty International at December 31, 2002. To the extent that the Company or other investors do not fully assume GloboPar's funding obligations, any funding shortfall could lead to defaults under applicable transponder agreements and equipment lease agreements. With respect to the equipment lease agreements, default also includes bankruptcy, debt default, or material adverse change in the business or financial condition of any guarantor that materially adversely affects the ability of any such guarantor to perform its obligations under the guarantee. In the event any such defaults were to occur, the default provisions of the applicable agreements would determine the ultimate amount to be paid by the Company. The Company believes that the maximum amount of the Company's aggregate exposure under the default provisions of the various agreements is not in excess of the undiscounted remaining obligations guaranteed by the Company, as set forth above. The Company cannot currently predict if, and to what extent, it will be required to perform under any of such guarantees.

    In connection with the LSAT LLC and Ascent Entertainment Transaction, the Company assumed an intercompany income tax liability owed by Ascent Entertainment to Liberty Media pursuant to a tax liability allocation and indemnification agreement. At December 31, 2002, the amount owed by Ascent Entertainment to Liberty Media pursuant to this agreement was $8,409,000. Such amount, which is non-interest bearing, includes $36,568,000 that is due on demand to Liberty Media, and $28,159,000 that is payable to the Company by Liberty Media if, and to the extent, that tax benefits generated by Ascent Entertainment are utilized to reduce Liberty Media's taxable income.

    Effective September 29, 2000, LSAT LLC acquired a 1% managing common interest in a joint venture ("IB2 LLC") from a subsidiary of Liberty
Digital, Inc. ("Liberty Digital") for $652,000. Liberty Digital, a consolidated subsidiary of Liberty Media, retained a preferred interest (the "Preferred Interest") in IB2 LLC, which owns approximately 360,000 shares of iBEAM Broadcasting Corp. ("iBEAM") common stock ("iBEAM Stock"). The Preferred Interest had an initial liquidation value of $64,574,000 and is entitled to a return of 9%, compounded annually. As part of the transaction, LSAT LLC granted Liberty Digital the right to put the Preferred Interest to LSAT LLC for a purchase price equal to $26,000,000 (the value of iBEAM Stock on September 29, 2000) plus a 9% return, compounded annually (the "iBEAM Put Option"). LSAT LLC has the right to call Liberty Digital's Preferred Interest at a price equal to the initial liquidation value plus a return of 9%, compounded annually. Both the iBEAM Put Option and call option are exercisable on September 29, 2008. Under certain limited circumstances, including iBEAM's bankruptcy, LSAT LLC can force Liberty Digital to exercise the iBEAM Put Option prior to September 29, 2008. During the fourth quarter of 2001, iBEAM filed for bankruptcy under Chapter 11 of the Bankruptcy Code. As a result of such bankruptcy filing, the Company began carrying the iBEAM Put Option liability at an amount ($31,052,000 at December 31, 2002), which represents the iBEAM Put Option purchase price to LSAT LLC plus an accrued return to Liberty Digital of 9%, compounded annually. The Company anticipates that future losses with respect to the iBEAM Put Option will be limited to Liberty Digital's 9% return on the iBEAM Put Option liability.

    Information concerning the timing of the Company's required payments due under various contractual obligations at December 31, 2002 is summarized below:

                                                                       PAYMENTS DUE BY PERIOD
                                                             ------------------------------------------
                                                             LESS THAN    1 TO 3     4 TO 5     AFTER
                                                   TOTAL     ONE YEAR     YEARS      YEARS     5 YEARS
                                                  --------   ---------   --------   --------   --------
                                                                  AMOUNTS IN THOUSANDS
On Command Revolving Credit Facility............  $261,633         --    261,633       --           --
Redeemable preferred stock......................   202,147         --         --       --      202,147
PCS Loan Agreement(1)...........................   112,503    112,503         --       --           --
Note payable to Liberty Media(2)................    48,411     48,411         --       --           --
iBEAM Put Option liability......................    31,052         --         --       --       31,052
Operating leases................................     6,637      3,229      3,005      400            3
Obligation to repurchase On Command Common
  Stock.........................................     2,333         --      2,333       --           --
Capital lease obligations.......................     1,146        833        310        3           --
                                                  --------    -------    -------      ---      -------
Total...........................................  $665,862    164,976    267,281      403      233,202
                                                  ========    =======    =======      ===      =======

------------------------

(1) The Company expects to repay all amounts due under the PCS Loan Agreement in April 2003 with proceeds received upon the sale of its Sprint PCS Stock and the settlement of its Sprint PCS Stock equity collar.

(2) All amounts due under the note payable to Liberty Media were repaid in March 2003.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 2002, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES ("Statement 146"). In October 2002, the FASB issued Statement of Financial Accounting Standards No. 147, ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS, AN AMENDMENT OF FASB STATEMENT NOS. 72 AND 144 AND FASB INTERPRETATION NO. 9 ("Statement No. 147"). In December 2002, the FASB issued Statement of Financial Accounting Standards
No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION--TRANSITION AND DISCLOSURE--AN AMENDMENT OF FASB STATEMENT NO. 123 ("Statement No. 148"). The adoption of Statement Nos. 146, 147 and 148 is not expected to have, a material impact on the Company's financial condition, results of operations or cash flows.

    In November 2002, the FASB issued FASB Interpretation No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS, AN INTERPRETATION OF FASB STATEMENTS
NO. 5, 57, AND 107 AND RESCISSION OF FASB INTERPRETATION NO. 34 ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions in FIN 45 are effective for all guarantees issued or modified after December 31, 2002. The Company does not believe that the implementation of FIN 45 will have a material impact on its financial position or results of operations.

    In January 2003, the FASB issued FASB Interpretation No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, AN INTERPRETATION OF ARB NO. 51 ("FIN 46"). FIN 46 addresses consolidation of variable interest entities which have characteristics described in the pronouncement. In general, if an entity is considered a variable interest entity ("VIE"), the party that has the most exposure to economic risks and potential rewards from the VIE is required to consolidate the VIE. The consolidation requirements of FIN 46 apply to all VIE's created after January 31, 2003. In addition, by July 1, 2003, the consolidation requirements must be applied to all VIE's in existence prior to February 1, 2003. Based on the Company's preliminary analysis, the Company does not believe that the implementation of FIN 46 will have a material impact on its financial condition or results of operations.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    At December 31, 2002, the Company had $422,547,000 of variable-rate liabilities with a weighted-average interest rate of 3.25%. Accordingly, the Company is exposed to interest rate risk. To date, the Company has not entered into any derivative instruments to manage its interest rate exposure. Assuming no increase or decrease in the amount outstanding, a hypothetical 100 basis point increase (or decrease) in interest rates at December 31, 2002 would increase (or decrease) the Company's annual interest expense and cash outflows by approximately $4,225,000. In March 2003, the Company repaid $48,411,000 of the outstanding principle amount of its variable-rate liabilities at December 31, 2002, and the Company expects to repay an additional $112,503,000 in April 2003.

    The Company is exposed to changes in stock prices primarily as a result of its holdings in publicly traded securities. The Company uses equity collars and a put spread collar to hedge market risk with respect to certain of its publicly traded securities. At December 31, 2002, the aggregate fair market value of the Company's publicly traded securities (excluding the fair value of related hedge instruments) was $48,532,000 ($22,271,000 of which represents the fair value of the Sprint PCS Stock). At December 31, 2002, the fair value of the Company's equity collars was $306,052,000 ($280,559,000 of which represents the fair value of the Sprint PCS Stock equity collar), and the fair value of the Company's put spread collar was $20,004,000. At December 31, 2002, the fair market value of the GM Hughes Stock that is the subject of the put spread collar was $19,495,000. Among other things, the GM Hughes put spread collar (i) provides the Company with the right to require a counterparty to purchase shares of GM Hughes Stock for a weighted average price of $26.64 per share in October 2003; and (ii) provides a counterparty with the right to require the Company to repurchase shares of GM Hughes Stock for a weighted average price of $14.80 per share in October 2003. At December 31, 2002, the per share market value of GM Hughes Stock was $10.70. In addition, the Company owned $4,076,000 of publicly traded securities at December 31, 2002 that were not hedged.

    On Command's foreign operations are located primarily in Canada and Mexico. In addition, the Sky Latin America entities operate satellite television systems in Mexico, Brazil, Chile and Colombia. The Company has a 10% beneficial interest in each of the Sky Latin America businesses. The Company believes the risks of foreign exchange rate fluctuations on its present operations are not material to the Company's overall financial condition. However, the Company will consider using foreign currency contracts, swap arrangements, or other financial instruments designed to limit exposure to foreign exchange rate fluctuations, if deemed prudent.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

    The financial statements of the Company are filed under this item beginning on page II-21.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

    None.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Liberty Satellite & Technology, Inc.:

    We have audited the accompanying consolidated balance sheets of Liberty Satellite & Technology, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liberty Satellite & Technology, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

    As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, effective January 1, 2002.

                                               KPMG LLP

Denver, Colorado
February 12, 2003, except as to notes 9 and 21 to the consolidated financial statements, which are as of March 28, 2003

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2002 AND 2001

                                                                2002        2001
                                                              ---------   ---------
                                                              AMOUNTS IN THOUSANDS
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  11,571      33,913
  Restricted cash (note 6)..................................      2,690      18,360
  Trade and other receivables, net..........................     33,513      34,060
  Derivative assets (note 7)................................    317,580          --
  Other current assets......................................      3,629       3,193
                                                              ---------   ---------
    Total current assets....................................    368,983      89,526
                                                              ---------   ---------
Investments in affiliates accounted for using the equity
  method (note 5)...........................................         --      12,158
Investments in available-for-sale securities and other cost
  investments, including securities pledged to creditors
  (note 6)..................................................    143,858     373,900
Long-term derivative assets (note 7)........................      8,476     203,582

Property and equipment:
  Video systems.............................................    392,350     410,121
  Support equipment.........................................     12,813      13,716
                                                              ---------   ---------
                                                                405,163     423,837
  Accumulated depreciation..................................   (130,086)   (115,352)
                                                              ---------   ---------
                                                                275,077     308,485
                                                              ---------   ---------
Intangible assets subject to amortization:
  Hotel contracts...........................................    163,000     163,000
  Accumulated amortization..................................   (149,417)    (95,083)
                                                              ---------   ---------
                                                                 13,583      67,917
                                                              ---------   ---------

Intangible assets not subject to amortization--Goodwill
  (note 2)..................................................     52,272     155,191
Other assets................................................     12,970      14,138
                                                              ---------   ---------

    Total assets............................................  $ 875,219   1,224,897
                                                              =========   =========

                                                                     (continued)

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

                    CONSOLIDATED BALANCE SHEETS (CONTINUED)

                           DECEMBER 31, 2002 AND 2001

                                                                 2002          2001
                                                              -----------   ----------
                                                                AMOUNTS IN THOUSANDS
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    28,709       21,042
  Accrued compensation......................................        6,469        5,550
  Sales, use and property tax liabilities...................        4,587        5,158
  Other accrued liabilities.................................        8,567        7,987

  Due to parent (note 4)
    Note payable............................................       48,411       18,552
    Accrued interest........................................          614        1,171
    Other accrued expenses..................................        6,931       14,678
                                                              -----------   ----------
                                                                   55,956       34,401
                                                              -----------   ----------
  Current portion of debt (note 9)..........................      113,336          909
  Securities lending agreement (note 6).....................        2,690       18,360
                                                              -----------   ----------
    Total current liabilities...............................      220,314       93,407
                                                              -----------   ----------
Note payable to parent (note 4).............................           --       48,411
Debt (note 9)...............................................      261,946      362,264
Put option liability due to related party (note 4)..........       31,052       28,488
Deferred tax liability (note 15)............................       14,558       27,169
Other long-term liabilities.................................          495           --
                                                              -----------   ----------
    Total liabilities.......................................      528,365      559,739
                                                              -----------   ----------
Minority interests in equity of consolidated subsidiaries
  (note 10).................................................        9,854        9,836
Redeemable preferred stock (note 11)........................      202,147      196,027

Stockholders' Equity (note 12)
  Preferred stock; authorized 5,000,000 shares; issued
    300,000 shares in 2002 and 2001.........................           --           --
  Series A common stock, $1 par value; authorized
    100,000,000 shares; issued 11,078,834 in 2002 and
    6,753,101 in 2001.......................................       11,079        6,753
  Series B common stock, $1 par value; authorized 70,000,000 shares; issued and outstanding 34,765,055 in 2002 and
    34,771,828 in 2001......................................       34,765       34,772
  Additional paid-in capital................................    1,981,831    1,980,389
  Accumulated other comprehensive earnings (loss)...........        3,085      (10,650)
  Accumulated deficit.......................................   (1,895,220)  (1,551,346)
                                                              -----------   ----------
                                                                  135,540      459,918
  Series A common stock held in treasury, at cost (27,854
    shares in 2002 and 2,954 shares in 2001) (notes 12 and
    14).....................................................         (378)        (325)
  Notes receivable from officers (note 14)..................         (309)        (298)
                                                              -----------   ----------
    Total stockholders' equity..............................      134,853      459,295
                                                              -----------   ----------
Commitments and contingencies (notes 5, 6, 9, 17 and 18)
    Total liabilities and stockholders' equity..............  $   875,219    1,224,897
                                                              ===========   ==========

          See accompanying notes to consolidated financial statements.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                                2002        2001       2000
                                                              ---------   --------   --------
                                                                   AMOUNTS IN THOUSANDS,
                                                                 EXCEPT PER SHARE AMOUNTS
Revenue:
  In-room entertainment services............................  $ 238,397    239,409    200,416
  Other.....................................................        420     14,978     17,857
                                                              ---------   --------   --------
                                                                238,817    254,387    218,273
Operating costs and expenses:
  Operating
    In-room entertainment services..........................    147,186    156,286    130,471
    Other...................................................         --      6,378      8,897
  Selling, general and administrative ("SG&A")(notes 4 and
    14).....................................................     28,578     59,389     25,963
  Stock compensation--SG&A (note 13)........................        292        268     (3,115)
  Depreciation and amortization.............................    133,400    172,326    135,312
  Asset impairments and other charges.......................      8,850        709      1,634
                                                              ---------   --------   --------
                                                                318,306    395,356    299,162
                                                              ---------   --------   --------
      Operating loss........................................    (79,489)  (140,969)   (80,889)

Other income (expense):
  Interest income...........................................      2,174     12,967     21,066
  Interest expense--parent (note 4).........................     (2,396)    (3,686)    (3,942)
  Interest expense--other...................................    (16,134)   (43,791)   (30,901)
  Share of losses of affiliates (note 5)....................    (13,705)  (424,247)    (7,251)
  Nontemporary declines in fair values of investments
    (note 6)................................................   (163,881)   (96,438)    (9,860)
  Unrealized gains (losses) on financial instruments, net
    (note 6)................................................      2,393     38,891    (14,426)
  Loss on extinguishment of debt (note 9)...................         --    (14,322)        --
  Gain on sale of GM Hughes Stock (note 6)..................         --         --     36,643
  Loss on GM Hughes Stock share appreciation rights
    (note 6)................................................         --         --    (65,721)
  Other, net................................................     (2,785)      (666)    (5,206)
                                                              ---------   --------   --------
                                                               (194,334)  (531,292)   (79,598)
                                                              ---------   --------   --------

      Loss before income taxes and minority interest........   (273,823)  (672,261)  (160,487)

Income tax benefit (note 15)................................     35,621     35,652     28,450
Minority interest in losses of consolidated subsidiaries
  (note 10).................................................        165     34,346     15,078
                                                              ---------   --------   --------

      Loss before cumulative effect of accounting change....   (238,037)  (602,263)  (116,959)
Cumulative effect of accounting change, net of taxes
  (note 2)..................................................   (105,837)        --         --
                                                              ---------   --------   --------
      Net loss..............................................   (343,874)  (602,263)  (116,959)

Accretion of redeemable preferred stock (note 11)...........     (6,120)    (6,120)    (4,634)
Dividends on redeemable preferred stock (note 11)...........    (30,000)   (30,000)   (23,733)
                                                              ---------   --------   --------

      Net loss attributable to common stockholders..........  $(379,994)  (638,383)  (145,326)
                                                              ---------   --------   --------

Basic and diluted loss per common share before cumulative
  effect of accounting change...............................  $   (6.33)    (15.41)     (4.44)
Cumulative effect of accounting change (note 2).............      (2.44)        --         --
                                                              ---------   --------   --------
Basic and diluted loss per common share.....................  $   (8.77)    (15.41)     (4.44)
                                                              =========   ========   ========

          See accompanying notes to consolidated financial statements

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                2002        2001       2000
                                                              ---------   --------   --------
                                                                   AMOUNTS IN THOUSANDS

Net loss....................................................  $(343,874)  (602,263)  (116,959)
                                                              ---------   --------   --------
Other comprehensive earnings (loss), net of tax:
  Unrealized holding losses on available for sale
    securities..............................................    (17,363)    (6,127)   (34,482)
  Reclassification adjustments for losses (gains) included
    in net loss.............................................     30,076      9,000    (23,070)

  Unrealized gain on share appreciation rights liability....         --         --      2,000
  Reclassification adjustment for losses included in net
    loss....................................................         --         --     40,583

  Foreign currency translation adjustment...................         92      2,077       (631)
  Reclassification adjustment for losses included in net
    loss....................................................        930         --         --
                                                              ---------   --------   --------

    Other comprehensive earnings (loss).....................     13,735      4,950    (15,600)
                                                              ---------   --------   --------

      Comprehensive loss....................................  $(330,139)  (597,313)  (132,559)
                                                              =========   ========   ========

          See accompanying notes to consolidated financial statements

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                          ACCUMULATED
                                         COMMON STOCK       ADDITIONAL       OTHER                                    TOTAL
                                      -------------------    PAID-IN     COMPREHENSIVE   ACCUMULATED   TREASURY   STOCKHOLDERS'
                                      SERIES A   SERIES B    CAPITAL         LOSS          DEFICIT      STOCK        EQUITY
                                      --------   --------   ----------   -------------   -----------   --------   -------------
                                                                        AMOUNTS IN THOUSANDS

Balance at January 1, 2000..........   $6,290        846      889,715            --       (832,124)        --          64,727
  Net loss..........................       --         --           --            --       (116,959)        --        (116,959)
  Other comprehensive loss..........       --         --           --       (15,600)            --         --         (15,600)
  Acquisition of Liberty Satellite,
    LLC (note 1)....................       --     25,298      496,615            --             --         --         521,913
  Acquisition of Ascent
    Entertainment Group, Inc.
    (note 1)........................       --      8,702      445,035            --             --         --         453,737
  Cash contributions from parent....       --         --       51,412            --             --         --          51,412
  Reversal of deferred tax asset
    valuation allowance resulting
    from the transactions with
    Liberty Media in 2000
    (note 1)........................       --         --      114,628            --             --         --         114,628
  Accretion and dividends on
    redeemable preferred stock......       --         --      (28,367)           --             --         --         (28,367)
  Issuance of Series A common stock
    for preferred stock dividends...      166         --       16,067            --             --         --          16,233
  Recognition of stock compensation
    related to stock options and
    restricted stock awards, net of
    taxes...........................       --         --           22            --             --         --              22
  Issuance of Series A common stock
    upon exercise of stock
    options.........................        7         --          490            --             --         --             497
  Issuance of common stock related
    to restricted stock awards......       11         --          (11)           --             --         --              --
  Series B common stock exchanged
    for Series A common stock.......       73        (73)          --            --             --         --              --
  Purchase of treasury stock........       --         --           --            --             --       (325)           (325)
  Dividend to related party
    (note 4)........................       --         --         (652)           --             --         --            (652)
  Gain in connection with issuance
    of stock by subsidiary, net of
    taxes...........................       --         --           63            --             --         --              63
                                       ------     ------    ---------       -------       --------       ----       ---------
Balance at December 31, 2000........   $6,547     34,773    1,985,017       (15,600)      (949,083)      (325)      1,061,329
                                       ======     ======    =========       =======       ========       ====       =========
                                                                                                                    (continued)

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)

                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                     ACCUMULATED
                                    COMMON STOCK       ADDITIONAL       OTHER
                                 -------------------    PAID-IN     COMPREHENSIVE    ACCUMULATED    TREASURY
                                 SERIES A   SERIES B    CAPITAL     EARNING (LOSS)     DEFICIT       STOCK
                                 --------   --------   ----------   --------------   ------------   --------
                                                            AMOUNTS IN THOUSANDS

Balance at December 31, 2000...  $ 6,547     34,773    1,985,017       (15,600)         (949,083)     (325)
  Net loss.....................       --         --           --            --          (602,263)       --
  Other comprehensive
    earnings...................       --         --           --         4,950                --        --
  Cash contributions from
    parent.....................       --         --       21,970            --                --        --
  Gain in connection with
    issuance of stock by a
    subsidiary, net of taxes...       --         --        2,061            --                --        --
  Accretion and dividends on
    redeemable preferred
    stock......................       --         --      (36,120)           --                --        --
  Issuance of Series A common
    stock for preferred stock
    dividends..................      205         --        7,295            --                --        --
  Recognition of stock
    compensation related to
    restricted stock awards,
    net of taxes...............       --         --          166            --                --        --
  Reclassify notes receivable
    from officers to equity....       --         --           --            --                --        --
  Series B common stock
    exchanged for Series A
    common stock...............        1         (1)          --            --                --        --
                                 -------     ------    ---------       -------        ----------      ----
Balance at December 31, 2001...    6,753     34,772    1,980,389       (10,650)       (1,551,346)     (325)
  Net loss.....................       --         --           --            --          (343,874)       --
  Other comprehensive
    earnings...................       --         --           --        13,735                --        --
  Contribution by Liberty Media
    of intercompany notes
    receivable (note 4)........       --         --       19,203            --                --        --
  Purchase of Series A common
    stock......................       --         --           --            --                --       (53)
  Retirement of fractional
    shares in connection with
    reverse stock split........       --         (1)         (10)           --                --        --
  Series B common stock
    exchanged for Series A
    common stock...............        6         (6)          --            --                --        --
  Accretion and dividends on
    redeemable preferred
    stock......................       --         --      (36,120)           --                --        --
  Issuance of Series A common
    stock for preferred stock
    dividends..................    4,320         --       18,180            --                --        --
  Recognition of stock
    compensation related to
    restricted stock awards,
    net of taxes...............       --         --          178            --                --        --
  Accrual of interest on notes
    receivable from officers...       --         --           11            --                --        --
                                 -------     ------    ---------       -------        ----------      ----
Balance at December 31, 2002...  $11,079     34,765    1,981,831         3,085        (1,895,220)     (378)
                                 =======     ======    =========       =======        ==========      ====

                                   NOTES
                                 RECEIVABLE       TOTAL
                                    FROM      STOCKHOLDERS'
                                  OFFICERS       EQUITY
                                 ----------   -------------
                                    AMOUNTS IN THOUSANDS
Balance at December 31, 2000...       --        1,061,329
  Net loss.....................       --         (602,263)
  Other comprehensive
    earnings...................       --            4,950
  Cash contributions from
    parent.....................       --           21,970
  Gain in connection with
    issuance of stock by a
    subsidiary, net of taxes...       --            2,061
  Accretion and dividends on
    redeemable preferred
    stock......................       --          (36,120)
  Issuance of Series A common
    stock for preferred stock
    dividends..................       --            7,500
  Recognition of stock
    compensation related to
    restricted stock awards,
    net of taxes...............       --              166
  Reclassify notes receivable
    from officers to equity....     (298)            (298)
  Series B common stock
    exchanged for Series A
    common stock...............       --               --
                                    ----        ---------
Balance at December 31, 2001...     (298)         459,295
  Net loss.....................       --         (343,874)
  Other comprehensive
    earnings...................       --           13,735
  Contribution by Liberty Media
    of intercompany notes
    receivable (note 4)........       --           19,203
  Purchase of Series A common
    stock......................       --              (53)
  Retirement of fractional
    shares in connection with
    reverse stock split........       --              (11)
  Series B common stock
    exchanged for Series A
    common stock...............       --               --
  Accretion and dividends on
    redeemable preferred
    stock......................       --          (36,120)
  Issuance of Series A common
    stock for preferred stock
    dividends..................       --           22,500
  Recognition of stock
    compensation related to
    restricted stock awards,
    net of taxes...............       --              178
  Accrual of interest on notes
    receivable from officers...      (11)              --
                                    ----        ---------
Balance at December 31, 2002...     (309)         134,853
                                    ====        =========

          See accompanying notes to consolidated financial statements.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                2002        2001       2000
                                                              ---------   --------   --------
                                                                   AMOUNTS IN THOUSANDS
                                                                       (SEE NOTE 3)
Cash flows from operating activities:
  Net loss..................................................  $(343,874)  (602,263)  (116,959)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Stock compensation and restricted stock awards..........        292        268     (3,115)
    Payments for stock compensation.........................         --         --     (2,404)
    Depreciation and amortization...........................    133,400    172,326    135,312
    Asset impairments and other charges.....................      8,850        709      1,634
    Non-cash interest expense...............................         --     22,275     14,921
    Share of losses of affiliates...........................     13,705    424,247      7,251
    Nontemporary declines in fair values of investments.....    163,881     96,438      9,860
    Unrealized losses (gains) on financial instruments......     (2,393)   (38,891)    14,426
    Loss on extinguishment of debt..........................         --     14,322         --
    Gain on sale of GM Hughes Stock.........................         --         --    (36,643)
    Loss on GM Hughes share appreciation rights.............         --         --     65,721
    Deferred income tax benefit.............................    (20,811)   (17,486)   (67,384)
    Minority interest in losses of consolidated
      subsidiaries..........................................       (165)   (34,346)   (15,078)
    Cumulative effect of accounting change, net of taxes....    105,837         --         --
    Other non-cash charges..................................      1,542      4,038      3,773
    Changes in operating assets and liabilities, net of the
      non-cash effect of acquisitions and dispositions:
      Receivables and prepaid expenses......................       (412)     5,503      2,507
      Accruals and payables.................................      2,968    (58,751)    25,646
                                                              ---------   --------   --------
        Net cash provided by (used in) operating
          activities........................................     62,820    (11,611)    39,468
                                                              ---------   --------   --------
Cash flows from investing activities:
  Capital expended for equipment............................    (54,397)   (88,080)   (86,483)
  Investments in and advance to affiliates..................    (31,304)  (230,863)  (200,546)
  Proceeds received upon disposition of assets..............      1,135     31,995    267,661
  Acquisition of minority interest of subsidiary............     (2,921)   (17,455)        --
  Net proceeds from sale of GM Hughes Stock.................         --         --     74,242
  Payment of GM Hughes share appreciation rights............         --         --    (65,721)
  Proceeds received in Liberty 2000 Transactions............         --         --    249,620
  Cash acquired in Ascent Entertainment acquisition.........         --         --     49,317
  Other investing activities................................     (2,452)    (2,857)      (700)
                                                              ---------   --------   --------
        Net cash provided by (used in) investing
          activities........................................    (89,939)  (307,260)   287,390
                                                              ---------   --------   --------
Cash flows from financing activities:
  Borrowings of third-party debt............................     25,020    150,000    324,236
  Repayments of third-party debt............................    (12,862)  (283,891)  (233,494)
  Advances and contributions from parent....................      6,573     49,130     51,412
  Repayments of note payable to parent......................     (6,573)    (6,572)    (5,018)
  Cash payment of preferred stock dividends.................     (7,500)   (22,500)        --
  Other financing activities................................        119         --        150
                                                              ---------   --------   --------
        Net cash provided by (used in) financing
          activities........................................      4,777   (113,833)   137,286
                                                              ---------   --------   --------
        Net increase (decrease) in cash and cash
          equivalents.......................................    (22,342)  (432,704)   464,144
        Cash and cash equivalents--beginning of year........     33,913    466,617      2,473
                                                              ---------   --------   --------
        Cash and cash equivalents--end of year..............  $  11,571     33,913    466,617
                                                              =========   ========   ========

          See accompanying notes to consolidated financial statements.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2002, 2001 AND 2000

(1) BASIS OF PRESENTATION

    GENERAL. Liberty Satellite & Technology, Inc. ("LSAT," and together with its consolidated subsidiaries, the "Company") has been a consolidated subsidiary of Liberty Media Corporation ("Liberty Media") since March 16, 2000, when LSAT issued preferred stock to Liberty Media in exchange for certain assets. On
March 28, 2000, Liberty Media acquired voting control of Ascent Entertainment Group, Inc. ("Ascent Entertainment"), and on June 8, 2000, Liberty Media completed its acquisition of Ascent Entertainment pursuant to which Ascent Entertainment became an indirect wholly-owned subsidiary of Liberty Media. Ascent Entertainment's primary operating subsidiary is On Command Corporation ("On Command"), which provides in-room, on-demand entertainment and informational services to hotels, motels and resorts. On April 1, 2002, LSAT issued 34,000,000 shares of its Series B common stock ("Series B Common Stock") to Liberty Media in exchange for the 89.41% interest in Liberty Satellite, LLC ("LSAT LLC") not already owned by LSAT, and 100% of the capital stock of Ascent Entertainment (the "LSAT LLC and Ascent Entertainment Transaction"). The foregoing transactions are described in greater detail below.

    At December 31, 2002, Liberty Media owned 85.6% of the Company's outstanding common stock, and 100% of the Company's preferred stock, which ownership interests collectively represented 97.6% of the overall voting power of the Company's common and preferred securities. At December 31, 2002, LSAT, through its ownership interest in Ascent Entertainment, owned approximately 70% of the outstanding On Command common stock ("On Command Common Stock") and 100% of certain series of On Commands' preferred stock, which ownership interests collectively represented approximately 76% of the voting power associated with On Command's common and preferred securities. Subsequent to December 31, 2002, the Company's ownership interest in the outstanding On Command Common Stock increased to approximately 74%, and the Company's overall voting power in On Command increased to approximately 80%.

    As a result of the consummation of the LSAT LLC and Ascent Entertainment Transaction, the Company became the owner of 100% of the equity interests of Ascent Entertainment and LSAT LLC. Due to the fact that LSAT, LSAT LLC and Ascent Entertainment are all under the common control of Liberty Media, the LSAT LLC and Ascent Entertainment Transaction has been accounted for in a manner similar to a pooling-of-interests. As such, the Company's consolidated financial statements have been restated to include LSAT LLC and Ascent Entertainment as wholly-owned subsidiaries of LSAT, effective with the respective March 2000 dates that Liberty Media acquired control of such entities.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Separate results of operations for LSAT, LSAT LLC and Ascent Entertainment for the periods prior to the LSAT LLC and Ascent Entertainment Transaction are as follows:

                                                                  YEARS ENDED
                                              THREE MONTHS       DECEMBER 31,
                                                 ENDED        -------------------
                                             MARCH 31, 2002     2001       2000
                                             --------------   --------   --------
                                                     AMOUNTS IN THOUSANDS
REVENUE
LSAT.......................................     $     105          420        445
LSAT LLC...................................            --           --         --
Ascent Entertainment.......................        57,383      253,967    217,828
                                                ---------     --------   --------
Combined...................................     $  57,488      254,387    218,273
                                                =========     ========   ========
NET EARNINGS (LOSS)
LSAT.......................................     $   7,136      (58,261)   (49,200)
LSAT LLC...................................       (13,223)    (419,320)       599
Ascent Entertainment(1)....................      (125,595)    (124,682)   (68,358)
                                                ---------     --------   --------
Combined...................................     $(131,682)    (602,263)  (116,959)
                                                =========     ========   ========

------------------------

(1) Includes Liberty Media purchase accounting adjustments that previously had not been "pushed down" to Ascent Entertainment's historical financial statements.

    In addition to the Company's interests in On Command and various investments, the Company is currently pursuing strategic opportunities worldwide in the distribution of Internet and other content via satellite and related businesses.

    CONTRIBUTION OF SPRINT PCS STOCK AND FORMATION OF LSAT LLC. On March 16, 2000, the Company completed two transactions with Liberty Media. Pursuant to the terms of the first transaction, the Company acquired a beneficial interest in 5,084,745 shares of Sprint Corporation PCS Group common stock ("Sprint PCS Stock") with an aggregate market value on the closing date of $300,000,000 in exchange for 150,000 shares of LSAT Series A Preferred Stock with a liquidation value of $150,000,000 and 150,000 shares of LSAT Series B Preferred Stock ("Series B Preferred Stock") with a liquidation value of $150,000,000. The shares of Series B Preferred Stock have super voting rights, which gave Liberty Media voting control over the Company. Accordingly, since March 16, 2000, the Company has been a consolidated subsidiary of Liberty Media.

    Pursuant to the terms of the second transaction with Liberty Media, the Company (through its wholly-owned subsidiaries) became the managing member of two newly formed limited liability companies, LSAT LLC and LSAT Astro LLC ("LSAT Astro," and together with LSAT LLC, the "LSAT Joint Ventures"). The Company contributed (i) its beneficial interest in 4,221,921 shares of General Motors Corporation Class H common stock ("GM Hughes Stock"), subject to a stock appreciation right, and (ii) other assets to LSAT LLC in exchange for a 10.59% ownership interest in LSAT LLC. Liberty Media contributed cash and its interests in various satellite related assets, including an 86.01% ownership interest in LSAT Astro, to LSAT LLC in exchange for the remaining 89.41% ownership interest in LSAT LLC. As the Company is a consolidated subsidiary of Liberty Media, all of the assets contributed by the Company and Liberty Media to the LSAT Joint Ventures were recorded at their net book values at the date of contribution.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    LIBERTY MEDIA'S ACQUISITION OF ASCENT ENTERTAINMENT. On March 28, 2000, Liberty Media completed its cash tender offer for the outstanding common stock of Ascent Entertainment at a price of $15.25 per share. Approximately, 85% of the outstanding common shares of Ascent Entertainment were tendered in the offer, and Liberty Media paid approximately $385,000,000. On June 8, 2000, Liberty Media completed its acquisition of 100% of Ascent Entertainment for an additional $67,000,000. The total purchase price for the acquisition was $452,000,000. Liberty Media accounted for such transaction using the purchase method of accounting. The following pro forma information for the year ended December 31, 2000 was prepared assuming Liberty Media's acquisition of Ascent Entertainment had occurred on January 1, 2000. These pro forma amounts are not necessarily indicative of operating results that would have occurred if the acquisition of Ascent Entertainment had occurred on January 1, 2000 (amounts in thousands, except per share amount):

Revenue.....................................................  $ 288,309
Net loss....................................................  $(152,597)
Pro forma basic and diluted loss per share..................  $   (4.39)

    LSAT LLC AND ASCENT ENTERTAINMENT TRANSACTION. On August 16, 2001, the Company entered into two interrelated purchase agreements with Liberty Media and certain of its subsidiaries and affiliates with respect to the LSAT LLC and Ascent Entertainment Transaction. Both agreements were amended in November 2001 and January 2002. One agreement provided for the Company's acquisition of certain subsidiaries of Liberty Media that collectively held the 89.41% ownership interest in LSAT LLC not already owned by LSAT in exchange for 25,298,379 shares of Series B Common Stock. The second purchase agreement provided for the Company's acquisition of 100% of the capital stock of Ascent Entertainment from a subsidiary of Liberty Media in exchange for 8,701,621 shares of Series B Common Stock. The foregoing transaction closed on April 1, 2002. As noted above, the LSAT LLC and Ascent Entertainment Transaction has been accounted for in a manner similar to a pooling-of-interests.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of LSAT and all subsidiaries where it exercises a controlling financial interest through the ownership of a majority voting interest. All significant inter-company transactions have been eliminated.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents.

RECEIVABLES

    Receivables are reflected net of an allowance for doubtful accounts of $1,087,000 and $1,640,000 at December 31, 2002 and 2001, respectively. The allowance is based on historical collection trends and management's judgment of the collectibility of the Company's accounts receivable. These collection trends, as well as prevailing and anticipated economic conditions, are routinely monitored by management, and any adjustments required are reflected in current operations.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

INVESTMENTS

    All marketable equity securities held by the Company are classified as available-for-sale and are carried at estimated fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a component of accumulated other comprehensive earnings in stockholders' equity. Realized gains and losses are determined on a specific-identification basis. Other investments in which the ownership interests are less than 20% and are not considered marketable securities are carried at cost, subject to other-than-temporary impairment.

    For those investments in affiliates in which the Company has the ability to exercise significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, subject to other-than-temporary impairment, is adjusted to recognize the Company's share of net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received, limited to the extent of the Company's investment in, and advances and commitments to the investee. The Company's share of net earnings or losses of affiliates includes the amortization of the difference between the Company's investment and its share of the net assets of the investee when such difference is attributable to amortizable assets. Recognition of gains on sales of properties to affiliates accounted for under the equity method is deferred in proportion to the Company's ownership interest in such affiliates.

    Changes in the Company's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional securities by such subsidiary or equity investee, are recognized as increases to or reductions of additional paid-in capital in the consolidated statements of stockholders' equity.

    The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary or "nontemporary". The Company considers a number of factors in its determination including (i) the financial condition, operating performance and near term prospects of the investee; (ii) the reason for the decline in fair value, be it general market, industry specific or investee specific conditions; (iii) the length of time that the fair value of the investment is below the Company's carrying value; (iv) changes in valuation subsequent to the balance sheet date and (v) the Company's intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. If the decline in estimated fair value is deemed to be nontemporary, a new cost basis of the security is established at the then estimated fair value. In situations where the fair value of an asset is not evident due to a lack of public market price or other factors, management uses its best estimates and assumptions to arrive at the estimated fair value of such an asset. The Company's assessment of the foregoing factors involves a high degree of judgment and includes significant estimates and assumptions. Writedowns of cost investments are included in the consolidated statements of operations as nontemporary declines in fair values of investments. Writedowns of equity method investments are included in share of losses of affiliates.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    LSAT accounts for its derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("Statement 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive earnings and are recognized in the consolidated statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings.

    The Company has entered into equity collars and put spread collars with respect to certain securities held by the Company. The Company uses these derivatives to manage fair value risk associated with the related investments. During 2001 and 2002, the Company's equity collars were designated as fair value hedges. Effective December 31, 2002, the Company elected to no longer designate its equity collars as fair value hedges. Such election had no effect on the Company's financial position or results of operations on December 31, 2002. Subsequent to December 31, 2002, changes in the fair value of the Company's available-for-sale securities that previously had been reported in earnings due to the designation of equity collars as fair value hedges will be reported as a component of other comprehensive earnings on the Company's consolidated balance sheet. Changes in the fair value of the equity collars will continue to be reported in earnings.

    The Company uses the Black-Scholes model to estimate the fair value of its derivative instruments. The Black-Scholes model incorporates a number of variables in determining such fair values, including expected volatility of the underlying security and an appropriate discount rate. The Company obtains a volatility rate from an independent source at the inception of the derivative instrument based on the expected volatility of the underlying security over the term of the derivative instrument. The volatility assumption is generally evaluated annually to determine if it should be adjusted. The Company selects a discount rate at the inception of the derivative instrument and updates such rate each reporting period based on an estimate of the discount rate at which the derivative instrument could be settled. Considerable management judgment is required in estimating the Black-Scholes variables. Actual results upon settlement or unwinding of derivative instruments may differ significantly from these estimates.

    Derivative instruments are generally not used for speculative purposes. The derivative instruments may involve elements of credit and market risk in excess of amounts recognized in the financial statements. The Company monitors its positions and the credit quality of counter-parties, consisting primarily of major financial institutions and does not expect nonperformance by any counter-party.

    For derivatives designated either as fair value or cash flow hedges, changes in the time value of the derivatives are excluded from the assessment of hedge effectiveness and are recognized in earnings. The Company currently does not have any cash flow hedges. Hedge ineffectiveness, determined in accordance with Statement 133, had no impact on earnings for the years ended December 31, 2002 and 2001.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost less accumulated depreciation. Video systems in service consist of equipment, related costs of assembling and costs of installation at hotel locations. Depreciation is calculated on a straight-line basis using the remaining terms of the applicable hotel contracts for video systems, and the shorter of capital lease terms or estimated useful lives for all remaining depreciable assets. The original terms of the Company's hotel contracts generally range from five to seven years. Support equipment, vehicles and leasehold improvements generally are depreciated using estimated lives of five years. Repairs and maintenance costs that do not significantly extend the life of the asset are charged to operations. Gains or losses are recognized upon the retirement, impairment or disposal of assets.

INTANGIBLE ASSETS SUBJECT TO AMORTIZATION

    The Company's intangible asset associated with hotel contracts represents the amount assigned to On Command's contractual relationships with its hotel customers, and such intangible asset represents the Company's only intangible asset with a finite useful life. This intangible asset is being amortized over three years, the estimated weighted average remaining life of such contractual relationships at the March 28, 2000 date that Liberty Media acquired control of Ascent Entertainment. Accordingly, the Company's hotel contracts intangible asset will be fully amortized at March 31, 2003. Amortization of this intangible asset aggregated $54,334,000, 54,333,000 and 40,750,000 during December 31,
2002, 2001 and 2000, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

    In accordance with Statement of Financial Accounting Standards No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, the Company periodically reviews the carrying amounts of property and equipment, and amortizable intangible assets to determine whether current events and circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is to be recognized. Such adjustment is measured by the amount that the carrying value of such asset exceeds its estimated fair value. The Company generally measures estimated fair value by considering quoted market prices, sales prices for similar assets, or by discounting estimated future cash flows. Considerable management judgment is necessary to estimate the undiscounted cash flows and fair values of assets. Accordingly, actual results could vary significantly from such estimates.

GOODWILL

    In accordance with Statement of Financial Accounting Standards No. 142, ACCOUNTING FOR GOODWILL AND OTHER INTANGIBLE ASSETS ("Statement No. 142"), the Company evaluates, on at least an annual basis, the carrying amount of goodwill to determine whether current events and circumstances indicate that such carrying amount may not be recoverable. To accomplish this, the Company compares the fair value of its reporting units to their carrying amounts. If the carrying value of a reporting unit were to exceed its fair value, the Company would perform the second step of the impairment test. In the second step, the Company would compare the implied fair value of the reporting unit's goodwill to its carrying amount and any excess would be charged to operations. Considerable management judgment is

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

necessary to estimate the fair values of assets and liabilities. Accordingly, actual results could vary significantly from such estimates.

    Under Statement No. 142, which the Company adopted January 1, 2002, the Company no longer amortizes goodwill. Prior to the adoption of Statement 142, goodwill was amortized over the expected periods to be benefited, generally 20 years. Adjusted net loss and pro forma loss per common share for 2001 and 2000, exclusive of amortization expense related to goodwill are as follows (amounts in thousands, except per share amounts):

                                                             YEARS ENDED
                                                             DECEMBER 31,
                                                         --------------------
                                                           2001        2000
                                                         ---------   --------
Net loss, as reported..................................  $(602,263)  (116,959)
  Adjustment for amortization of goodwill..............     37,623     31,690
                                                         ---------   --------
Net loss, as adjusted..................................  $(564,640)   (85,269)
                                                         =========   ========
Basic and diluted loss per common share, as reported...  $  (15.41)     (4.44)
  Adjustment for amortization of goodwill..............        .91        .97
                                                         ---------   --------
Basic and diluted loss per common share, as adjusted...  $  (14.50)     (3.47)
                                                         =========   ========

INTERNALLY DEVELOPED SOFTWARE

    On Command capitalizes certain internally developed software costs in accordance with AICPA Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. Internally developed software that is integral to the On Command video systems is classified within video systems in the accompanying consolidated balance sheet. All other internally developed software is included in other assets. Amortization or depreciation commences when the software is ready for its intended use. Software is generally amortized or depreciated over five years. Capitalized costs primarily include internal salaries and wages of individuals dedicated to the development of internal use software. On Command capitalized software development costs of $4,865,000, $4,218,000 and $4,088,000 during 2002, 2001 and
2000, respectively.

FOREIGN CURRENCY TRANSLATION

    All balance sheet accounts of foreign subsidiaries whose functional currency is not the United States ("U.S.") dollar are translated into U.S. dollars at the current exchange rate as of the end of the accounting period. Results of operations are translated at average currency exchange rates. The resulting translation adjustment is recorded as a separate component of accumulated other comprehensive earnings in stockholders' equity.

    Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in the combined statements of operations as unrealized (based on the applicable period end translation) or realized upon settlement of the transactions. Such realized and unrealized gains and losses were not material to the accompanying consolidated financial statements.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The impact of exchange rate fluctuations on intercompany accounts between On Command and its foreign subsidiaries is reported as a component of other comprehensive income so long as the intercompany accounts are determined to be of a long-term investment nature.

REVENUE RECOGNITION

    The Company recognizes pay-per-view revenue at the time of viewing, net of estimated denials. Revenue from other guest room services is recognized in the period that services are delivered. Revenue from the sale of video systems is recognized when the terms of the sales agreement are fixed, the equipment is shipped, there are no future obligations, and collectibility is reasonably assured.

STOCK BASED-COMPENSATION

    The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, ("APB Opinion No. 25") and related interpretations, to account for its fixed plan stock options. Under this method, compensation expense for stock options or awards that are fixed is required to be recognized over the vesting period only if the current market price of the underlying stock exceeds the exercise price on the date of grant. Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, ("Statement 123") established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by Statement 123, the Company has elected to continue to apply the intrinsic value-based method of accounting prescribed by APB Opinion
No. 25, and has adopted the disclosure requirement of Statement 123, as amended by Statement of Financial Accounting Standards No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION--TRANSITION AND DISCLOSURE--AN AMENDMENT OF FASB STATEMENT NO. 123 ("Statement 148"). The following table illustrates the effects on net loss and loss per share if the Company had applied the fair value recognition provisions of Statement 123 to stock-based employee compensation.

                                                  YEARS ENDED DECEMBER 31,
                                              ---------------------------------
                                                2002        2001        2000
                                              ---------   ---------   ---------
Net loss, as reported.......................  $(343,874)  $(602,263)  $(116,959)
  Deduct stock compensation expense
    determined under fair value method, net
    of taxes................................     (6,242)     (5,188)    (10,573)
                                              ---------   ---------   ---------
    Pro forma net loss......................  $(350,116)  $(607,451)  $(127,532)
                                              =========   =========   =========
    Pro forma net loss applicable to common
      shareholders..........................  $(386,236)  $(643,571)  $(155,899)
                                              =========   =========   =========
Loss per share:
  Basic and diluted--as reported............  $   (8.77)  $  (15.41)  $   (4.44)
                                              =========   =========   =========
  Basic and diluted--pro forma..............  $   (8.92)  $  (15.53)  $   (4.77)
                                              =========   =========   =========

    The grant-date fair values underlying the foregoing calculations are based on the Black-Scholes option-pricing model. With respect to options granted by LSAT, the key assumptions used in the model for purposes of these calculations include the following: (a) a discount rate equal to the one-year Treasury Bill rate; (b) an 85% volatility rate; (c) the 10-year option term; (d) the closing price of the Series A Common Stock on the date of grant; and (e) an expected dividend rate of zero. With respect

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

to options granted by On Command, the key assumptions used in the model include the following: (a) a discount rate equal to the one-year Treasury Bill rate at the date of grant; (b) volatility rates of 86.3% for 2002 grants, 71.8% for 2001 grants, 47.7% for 2000 grants, 45.9% for 1999 grants and 25% for all grants in all prior periods; (c) expected option lives of 5 or 5.5 years; (d) the closing price of the On Command Common Stock on the date of grant; and (e) an expected dividend rate of zero.

INCOME TAXES

    The Company accounts for its income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS (LOSS) PER COMMON SHARE

    Basic earnings (loss) per share is measured as the earnings or loss attributable to common stockholders divided by the weighted average outstanding common shares for the period. Net earnings (loss) is reduced (increased) by preferred stock dividends and accretion to arrive at earnings (loss) attributable to common stockholders. Diluted earnings per share is similar to basic earnings per share but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, etc.) as if they had been converted at the beginning of the periods presented, or at original issuance date, if later. Potential dilutive common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from diluted earnings per share.

    The loss per common share for 2002, 2001 and 2000 is based on 43,337,100, 41,430,500 and 32,703,300 weighted average shares outstanding during the respective periods. Potential common shares were not included in the computation of diluted EPS because their inclusion would be anti-dilutive. At December 31, 2002 and 2001, the number of potential common shares was approximately 2,170,300 and 2,159,200, respectively. Such potential common shares consist of stock options to acquire shares of the Company's Series A Common Stock and securities that were convertible into 1,696,717 shares of the Company's Series B Common Stock at each of December 31, 2002 and 2001. The foregoing potential common share amounts do not take into account the assumed number of shares that would be repurchased by the Company upon the exercise of stock options.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 2002, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES ("Statement 146"). In October 2002, the FASB issued Statement of Financial Accounting Standards No. 147, ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS, AN AMENDMENT OF FASB STATEMENT NOS. 72 AND 144 AND FASB INTERPRETATION NO. 9 ("Statement No. 147"). In December 2002, the FASB issued Statement of Financial Accounting Standards
No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION--TRANSITION AND DISCLOSURE--AN AMENDMENT OF FASB STATEMENT NO. 123 ("Statement No. 148"). The adoption of Statement Nos. 146, 147 and 148 is not expected to have, a material impact on the Company's financial condition, results of operations or cash flows.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    In November 2002, the FASB issued FASB Interpretation No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS, AN INTERPRETATION OF FASB STATEMENTS
NO. 5, 57, AND 107 AND RESCISSION OF FASB INTERPRETATION NO. 34 ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions in FIN 45 are effective for all guarantees issued or modified after December 31, 2002. The Company does not believe that the implementation of FIN 45 will have a material impact on its financial position or results of operations.

    In January 2003, the FASB issued FASB Interpretation No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, AN INTERPRETATION OF ARB NO. 51 ("FIN 46"). FIN 46 addresses consolidation of variable interest entities which have characteristics described in the pronouncement. In general, if an entity is considered a variable interest entity ("VIE"), the party that has the most exposure to economic risks and potential rewards from the VIE is required to consolidate the VIE. The consolidation requirements of FIN 46 apply to all VIE's created after January 31, 2003. In addition, by July 1, 2003 the consolidation requirements must be applied to all VIE's in existence prior to February 1, 2003. Based on the Company's preliminary analysis, the Company does not believe that the implementation of FIN 46 will have a material impact on its financial condition or results of operations.

USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities, as well as the reported amounts of revenue and expenses. Significant estimates are involved in the determination of the fair value of derivative instruments, the allowance for doubtful accounts receivable, asset impairments and the estimated useful lives of video systems, property and equipment and intangible assets, and the amounts in certain accrued liabilities. Actual results may vary significantly from these estimates.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year presentation.

(3) SUPPLEMENTAL DISCLOSURES TO STATEMENTS OF CASH FLOWS

    Cash paid for interest was $14,616,000, $25,733,000 and $15,659,000 during
2002, 2001 and 2000, respectively. Cash paid for income taxes was $5,845,000 in 2001 and was not material during 2002 and 2000.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Significant non-cash investing and financing activities are as follows:

2000
  Acquisition of Ascent Entertainment:
    Fair value of assets acquired...........................  $(933,894)
    Net liabilities assumed.................................    459,543
    Minority interest in consolidated subsidiaries..........     69,931
    Issuance of Series B Common Stock.......................    453,737
                                                              ---------
      Cash acquired.........................................  $  49,317
                                                              =========
  Cash received in transactions with Liberty Media:
    Value of investments received...........................  $(632,293)
    Debt issued.............................................     60,000
    Deferred tax liability assumed..........................    114,628
    Redeemable preferred stock issued.......................    185,372
    Issuance of Series B Common Stock.......................    521,913
                                                              ---------
                                                              $ 249,620
                                                              =========

    For descriptions of certain other non-cash investing and financing activities, see notes 6, 8 and 14.

(4) TRANSACTIONS WITH LIBERTY MEDIA AND OTHER RELATED PARTIES

TRANSACTIONS WITH LIBERTY MEDIA AND AFFILIATES

    On March 16, 2000, the Company received a 13.99% ownership interest in LSAT Astro in exchange for a $60,000,000 note payable to Liberty Media. Interest on the note accrued at the 3 month LIBOR plus 2% (3.74% at December 31, 2002). Interest payments were due semi-annually on the first day of March and September. At December 31, 2002, the unpaid principal on the note was $48,411,000 and the accrued interest on the note was $614,000.

    TAX LIABILITY ALLOCATION AND INDEMNIFICATION AGREEMENT. In connection with the LSAT LLC and Ascent Entertainment Transaction, the Company and Liberty Media entered into a tax liability allocation and indemnification agreement whereby the Company will be obligated to make a cash payment to Liberty Media in each year that the Company (taken together with any of its subsidiaries) has taxable income. The amount of the payment will be equal to the amount of the taxable income of the Company and its subsidiaries (determined as if the Company and its subsidiaries filed a separate return) multiplied by the highest applicable corporate tax rate. In the event that (1) the Company and its subsidiaries, when treated as a separate group, has a net operating loss or deduction or is entitled to a tax credit for a particular year; and (2) Liberty Media is able to use such loss, deduction or credit to reduce its tax liability, the Company will be entitled to a credit against current and future payments to Liberty Media under the agreement. If the Company disaffiliates itself with Liberty Media and the members of Liberty Media's affiliated group prior to the time that the Company is able to use such credit, the Company will be entitled to a payment from Liberty Media at the earlier of the time that (1) the Company and its subsidiaries show they could have used the net operating loss or net tax credit to reduce their own separately computed tax liability or (2) the voting power of the stock of the Company held by Liberty Media and the members of its affiliated group drops below 20%.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    In addition, under the tax liability allocation and indemnification agreement, the Company will have the opportunity to participate in the defense of claims of the Internal Revenue Service that might affect its liability under the agreement, and to participate in tax refunds paid to Liberty Media where such refunds are due in part to the Company's operations.

    In connection with the LSAT LLC and Ascent Entertainment Transaction, the Company assumed an intercompany income tax liability owed by Ascent Entertainment to Liberty Media pursuant to a tax liability allocation and indemnification agreement with terms similar to the agreement described above. At December 31, 2002, the amount owed by Ascent Entertainment to Liberty Media pursuant to this agreement was $8,409,000. Such amount, which is non-interest bearing, includes $36,568,000 that is due on demand to Liberty Media, and $28,159,000 that is payable to the Company by Liberty Media if, and to the extent, that tax benefits generated by Ascent Entertainment are utilized to reduce Liberty Media's taxable income.

    EXPENSE ALLOCATIONS AND REIMBURSEMENTS. Liberty Media allocates rent, salaries, benefits and certain other general and administrative expenses to the Company. Although there is no written agreement with Liberty Media for these allocations, the Company believes the allocated amounts to be reasonable. The aggregate allocations from Liberty Media were $303,000, $329,000 and $200,000 during 2002, 2001 and 2000, respectively. In addition, the Company reimburses Liberty Media for certain expenses paid by Liberty Media on behalf of the Company. Amounts owed to Liberty Media pursuant to these arrangements ($1,585,000 at December 31, 2002) are non-interest bearing and are generally paid on a monthly basis.

    SKY LATIN AMERICA LOANS. During the year ended December 31, 2001 and the three months ended March 31, 2002, Liberty Media loaned $18,552,000 and $6,573,000, respectively, to LSAT LLC. LSAT LLC used the proceeds from these loans to fund capital calls from its various 10% investees that operate satellite television systems in Latin America ("Sky Latin America"). The loans provided for interest at 8% per annum and were due and payable on demand after November 27, 2001. Concurrently, with the closing of the LSAT LLC and Ascent Entertainment Transaction, (i) Liberty Media contributed to the Company, as part of that transaction and for no additional consideration, promissory notes issued by LSAT LLC due to subsidiaries of Liberty Media, with an aggregate principal balance of $18,552,000 and related accrued interest of $651,000, and (ii) LSAT LLC repaid principal of $6,573,000 and accrued interest of $37,000.

    SALE OF ASCENT NETWORK SERVICES. Effective September 4, 2001, Ascent Entertainment completed the sale of Ascent Network Services to Ascent Media Group, Inc. (formerly Liberty Livewire Corporation) ("Ascent Media"), a consolidated subsidiary of Liberty Media, for cash consideration of $32,038,000. Ascent Network Services provides video distribution services to the NBC television network and other private networks. As Ascent Entertainment and Ascent Media are both consolidated subsidiaries of Liberty Media, no gain or loss was recognized in connection with this transaction. During 2001, Ascent Network Services paid management fees to Ascent Media aggregating $6,400,000 through September 4, 2001. Such management fees are included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

    ASCENT MEDIA SATELLITE SERVICES. Effective October 1, 2002, On Command entered into a short-term agreement with Ascent Media pursuant to which Ascent Media supplied On Command with uplink and satellite transport services at a cost of $120,000 through December 31, 2002. On Command had been utilizing the services to test the satellite delivery of content updates to On Command's downlink sites at various hotels. On Command has completed its testing of satellite delivery and the parties have

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

executed a Content Preparation and Distribution Services Agreement, dated
March 24, 2003, to be effective April 1, 2003, which will provide for uplink and satellite transport services for a period of five years. The long-term agreement also provides for Ascent Media to supply On Command with content preparation services at a negotiated rate for a period of five years at On Command's request. On Command is also negotiating an agreement with a wholly-owned subsidiary of Ascent Media for the installation by such subsidiary of satellite equipment at On Command's downlink sites at hotels for a set fee per installation completed.

    PUT OPTION LIABILITY. Effective September 29, 2000, LSAT LLC acquired a 1% managing common interest in a joint venture ("IB2 LLC") from a subsidiary of Liberty Digital, Inc. ("Liberty Digital") for $652,000. Liberty Digital, an indirect wholly-owned subsidiary of Liberty Media, retained a preferred interest (the "Preferred Interest") in IB2 LLC, which owns approximately 360,000 shares of iBEAM Broadcasting Corp. ("iBEAM") common stock ("iBEAM Stock"). The Preferred Interest had an initial liquidation value of $64,574,000 and is entitled to a return of 9%, compounded annually. As part of the transaction, LSAT LLC granted Liberty Digital the right to put the Preferred Interest to LSAT LLC for a purchase price equal to $26,000,000 (the value of iBEAM Stock on September 29, 2000) plus a 9% return, compounded annually (the "iBEAM Put Option"). LSAT LLC has the right to call Liberty Digital's Preferred Interest at a price equal to the initial liquidation value plus a return of 9%, compounded annually. Both the iBEAM Put Option and call option are exercisable on September 29, 2008. Under certain limited circumstances, including iBEAM's bankruptcy, LSAT LLC can force Liberty Digital to exercise the iBEAM Put Option prior to September 29, 2008.

    Due to the related party nature of the transaction, the fair value of the iBEAM Put Option on the iBEAM Closing Date has been reflected as a reduction of redeemable preferred stock in the accompanying consolidated financial statements. Similarly, the cash paid for LSAT LLC's interest in IB2 LLC has been reflected as a direct charge to additional paid-in capital.

    During the fourth quarter of 2001, iBEAM filed for bankruptcy under Chapter 11 of the Bankruptcy Code. As a result of such bankruptcy filing, the Company began carrying the iBEAM Put Option liability at an amount ($31,052,000 at December 31, 2002) which represents the iBEAM Put Option purchase price to LSAT LLC plus an accrued return to Liberty Digital of 9%, compounded annually. The Company anticipates that future losses with respect to the iBEAM Put Option will be limited to Liberty Digital's 9% return on the iBEAM Put Option liability.

    Changes in the fair market value of the iBEAM Put Option subsequent to September 29, 2000 have been recognized as unrealized gains (losses) on financial instruments in the Company's consolidated statements of operations. During 2002, 2001 and 2000, the Company recorded unrealized gains (losses) of $2,564,000, $3,241,000 and ($19,423,000), respectively, related to the iBEAM Put
Option.

TRANSACTIONS WITH OTHER RELATED PARTIES

    PHOENIXSTAR MANAGEMENT AGREEMENT. Effective February 1, 2000, the Company entered into a management agreement with Phoenixstar, Inc. (formerly known as PRIMESTAR, Inc.) ("Phoenixstar") pursuant to which the company is managing Phoenixstar's affairs in exchange for a monthly management fee. Prior to 1999, the Company beneficially owned 37% of Phoenixstar's outstanding shares. In connection with certain other transactions that closed in 1999, the Company agreed to forego any liquidating distribution or other payment that may be made in respect of the outstanding shares of Phoenixstar upon any dissolution and winding-up of Phoenixstar, or otherwise in respect of Phoenixstar's equity, and to transfer its shares in Phoenixstar to the other Phoenixstar stockholders.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Management fees from Phoenixstar aggregated $420,000, $420,000 and $445,000 in 2002, 2001 and 2000, respectively. In addition, the Company allocates certain general and administrative expenses, such as office rent and computer support to Phoenixstar. Under the current management agreement, expense allocations have been limited to $5,000 per month since February 2001. Such allocations aggregated $60,000, $54,000 and $169,000 during 2002, 2001 and 2000, respectively, and are reflected as a reduction of general and administrative expenses in the accompanying consolidated statements of operations.

(5) INVESTMENTS IN AFFILIATES ACCOUNTED FOR USING THE EQUITY METHOD

    The following table reflects the carrying amounts of investments accounted for using the equity method:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2002        2001
                                                              ---------   --------
                                                                   AMOUNTS IN
                                                                   THOUSANDS
ASTROLINK International LLC ("Astrolink")...................  $     --         --
Aerocast.com, Inc. ("Aerocast").............................        --     12,158
                                                              ---------    ------
                                                              $     --     12,158
                                                              =========    ======

    The following table reflects the Company's share of losses of affiliates (including nontemporary declines in fair values of investments):

                                                      YEARS ENDED DECEMBER 31,
                                                   ------------------------------
                                                     2002       2001       2000
                                                   --------   --------   --------
                                                        AMOUNTS IN THOUSANDS
Astrolink........................................  $ (1,447)  (417,202)   (6,498)
Aerocast.........................................   (12,258)    (7,045)     (753)
                                                   --------   --------    ------
                                                   $(13,705)  (424,247)   (7,251)
                                                   ========   ========    ======

ASTROLINK

    The Company owns an approximate 31.5% ownership interest in Astrolink. Astrolink, a developmental stage entity, was originally established to build a global telecom network using Ka-band geostationary satellites to provide broadband data communications services. Astrolink's original business plan required substantial financing. During the fourth quarter of 2001, certain of the members of Astrolink informed Astrolink that they did not intend to provide any of Astrolink's remaining required financing. In light of this decision, Astrolink and the Astrolink members considered several alternatives with respect to Astrolink's proposed business plan.

    During the second quarter of 2002, LSAT signed a non-binding letter of intent with the other Astrolink members in connection with the proposed restructuring of Astrolink. In January 2003, the Company announced that it had reached agreement with the other members of Astrolink in connection with such proposed restructuring ("the Astrolink Restructuring"). Under the agreement (the "Astrolink Restructuring Agreement"), the Company will acquire substantially all of the assets of Astrolink. Astrolink simultaneously signed agreements with Lockheed Martin Corporation and Northrop Grumman Space & Mission Systems Corp. for completion of two satellites. The parties also reached

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

agreement on the settlement of all claims related to the previous termination of Astrolink's major procurement contracts and all other major third party creditor claims. The closing of the Company's acquisition of the Astrolink business is subject to the Company obtaining satisfactory funding for the business from additional investors, third party sources of financing, or firm capacity commitments from prospective customers. The closing is also subject to regulatory approvals and other closing conditions. Subject to the satisfaction of these closing conditions, the closing is expected to occur on or before October 31, 2003.

    If the closing occurs, the Company will pay approximately $43 million in cash and will issue approximately $3 million in value of Series A Common Stock as total consideration for the Astrolink assets, including certain existing satellite and launch contracts, and the settlement of all claims against Astrolink. In addition, the Company will provide additional interim funding for Astrolink pending closing. If the transactions are consummated, Liberty Media will make a capital contribution to the Company in an amount equal to 10% of the estimated fair value of Liberty Media's equity holdings in the Company at the time of closing, up to a maximum commitment of $55 million, in exchange for shares of the Company's Series B Common Stock.

    The Company currently plans to pursue a revised operating plan for the new Astrolink system, taking into account financial and market factors. The revised operating plan currently contemplates launching one or two Ka-band satellites to provide enterprise customers in up to two of North America, Europe or Asia with virtual private networks and related advanced services, and to provide various government agencies with a solution to their expanding needs for bandwidth.

    In the event the Astrolink Restructuring is not consummated due to lack of financing or other closing conditions, the Company anticipates that Astrolink will be liquidated and the Company will receive $7.8 million as prescribed in the Astrolink Restructuring Agreement.

    During the second quarter of 2001, the Company determined that its investment in Astrolink experienced a nontemporary decline in value. Accordingly, the carrying amount of such investment was adjusted to its then estimated fair value resulting in a recognized loss of $155,000,000. Such loss is included in share of losses of affiliates. Based on a fourth quarter 2001 assessment of Astrolink's remaining sources of liquidity and Astrolink's inability to obtain financing for its business plan, the Company concluded that the carrying value of LSAT Astro's investment in Astrolink should be reduced to reflect a fair value that assumes the liquidation of Astrolink. Accordingly, LSAT Astro wrote-off all of its remaining investment in Astrolink during the fourth quarter of 2001. The aggregate amount required to reduce LSAT Astro's investment in Astrolink to zero was $249,868,000. Including such fourth quarter amount, LSAT Astro recorded losses and charges relating to its investment in Astrolink aggregating $417,202,000 during the year ended December 31, 2001.

    Since LSAT Astro's investment in Astrolink was reduced to zero at December 31, 2001, LSAT Astro's share of Astrolink's losses since December 31, 2001 has been limited to the amounts loaned to Astrolink by the Company during the year ended December 31, 2002 ($1,447,000).

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Summarized unaudited financial information for Astrolink for the periods in which Astrolink was owned by LSAT LLC is as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                       -------------------------
                                                          2002          2001
                                                       -----------   -----------
                                                         AMOUNTS IN THOUSANDS
FINANCIAL POSITION
  Current assets.....................................   $ 11,587        21,686
  Property and equipment, net........................    515,167       525,146
  Other assets.......................................     25,447        25,370
                                                        --------       -------
    Total assets.....................................   $552,201       572,202
                                                        ========       =======
  Current liabilities................................   $228,215       234,354
  Other liabilities..................................         --           164
  Members' equity....................................    323,986       337,684
                                                        --------       -------
    Total liabilities and equity.....................   $552,201       572,202
                                                        ========       =======

                                                     YEARS ENDED DECEMBER 31,
                                                  ------------------------------
                                                    2002       2001       2000
                                                  --------   --------   --------
                                                       AMOUNTS IN THOUSANDS
RESULTS OF OPERATIONS
  General and administrative expense............  $ (4,558)   (65,930)  (31,431)
  Write-down of system under construction.......        --   (728,495)       --
  Contract termination charges..................        --   (174,016)       --
  Depreciation and amortization.................    (8,844)    (3,894)     (636)
  Other income (expense)........................      (297)     8,179     7,818
                                                  --------   --------   -------
    Net loss....................................  $(13,699)  (964,156)  (24,249)
                                                  ========   ========   =======

AEROCAST

    LSAT LLC owns an approximate 45.5% ownership interest in Aerocast. During the fourth quarter of 2002, the Company recorded a $7,072,000 charge to reduce the carrying value of LSAT LLC's investment in Aerocast to zero. Such charge is included in the Company's share of Aerocast's losses for the year ended December 31, 2002.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Summarized unaudited financial information for Aerocast for the periods in which Aerocast was owned by LSAT LLC is as follows:

                                                             DECEMBER 31,
                                                         ---------------------
                                                           2002        2001
                                                         ---------   ---------
                                                         AMOUNTS IN THOUSANDS
FINANCIAL POSITION
  Current assets.......................................   $  201       5,268
  Property and equipment, net..........................    1,159       1,798
  Other assets.........................................    2,921       2,902
                                                          ------       -----
    Total assets.......................................   $4,281       9,968
                                                          ======       =====
  Current liabilities..................................   $1,634         690
  Owners' equity.......................................    2,647       9,278
                                                          ------       -----
    Total liabilities and equity.......................   $4,281       9,968
                                                          ======       =====

                                                        YEARS ENDED DECEMBER 31,
                                                     ------------------------------
                                                       2002       2001       2000
                                                     --------   --------   --------
                                                          AMOUNTS IN THOUSANDS
RESULTS OF OPERATIONS
  Revenue..........................................  $    85         23         --
  Operating expenses...............................   (6,242)   (10,736)    (2,081)
  Depreciation and amortization....................     (384)      (351)        --
  Other income (expense), net......................     (103)       129         52
                                                     -------    -------     ------
    Net loss.......................................  $(6,644)   (10,935)    (2,029)
                                                     =======    =======     ======

(6) INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES AND OTHER COST INVESTMENTS

    Investments in available-for-sale securities and other cost investments are summarized as follows:

                                                               DECEMBER 31,
                                                           ---------------------
                                                             2002        2001
                                                           ---------   ---------
                                                           AMOUNTS IN THOUSANDS
Sky Latin America........................................  $ 86,772     175,048
Sprint Corporation PCS Group ("Sprint PCS Group")*.......    22,271     124,119
Hughes Electronics Corporation ("GM Hughes")*............    19,495      28,148
XM Satellite Radio Holdings, Inc. ("XMSR")*..............     2,690      18,360
Other....................................................    12,630      28,225
                                                           --------     -------
                                                           $143,858     373,900
                                                           ========     =======

------------------------

*   Denotes an investment carried as an available-for-sale security.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SKY LATIN AMERICA

    Represents the aggregate book basis of a number of different satellite television operators located in Mexico, Brazil, Chile and Colombia. LSAT LLC has a 10% beneficial interest in each of the Sky Latin America businesses.

    During 2002, the Company recorded aggregate losses of $105,250,000 to reflect nontemporary declines in the value of LSAT LLC's investment in Sky Latin America.

SPRINT PCS STOCK

    The Company acquired beneficial interest in 5,084,745 shares of Sprint PCS Stock from Liberty Media in March 2000. The Company accounts for such investment as an available-for-sale security.

GM HUGHES

    The Company, through LSAT LLC, holds 1,821,921 shares of GM Hughes Stock and accounts for such shares as available-for-sale. During 2002, the Company recorded a $9,049,000 loss to recognize a nontemporary decline in the fair value of its GM Hughes Stock.

    Effective May 10, 2000, the Company sold 2.4 million shares of GM Hughes Stock for net cash proceeds of $74,243,000 (after fees and commissions of $717,000), and recognized a gain on sale of $36,643,000. The Company paid $65,721,000 of such cash proceeds to Phoenixstar to satisfy a stock appreciation right, and recognized a loss of $65,721,000.

XMSR

    At December 31, 2002, LSAT LLC owned 1,000,000 shares of XMSR Class A common stock, representing an ownership interest of less than 1%. The closing stock price of XMSR Class A common stock on December 31, 2002 was $2.69 per share.

    On June 27, 2001, LSAT LLC entered into an agreement to loan 1,000,000 shares of XMSR to a third party. The obligation to return those shares is secured by cash collateral equal to 100% of the market value of that stock, which was $2,690,000 at December 31, 2002. Such cash collateral is reported as restricted cash in the accompanying consolidated balance sheet with the offset being reflected as a liability. During the period of the loan, which is terminable by either party at any time, the cash collateral is to be marked-to-market daily. Interest accrues on the cash collateral for the benefit of LSAT LLC at the rate of .15% per annum. As of December 31, 2002, 1,000,000 shares of XMSR had been lent under this agreement. The loan has no stated maturity date.

OTHER

    Information concerning certain of the Company's other investments is set forth below.

    In December 2002, the Company announced that it has agreed to increase its investment in Wildblue Communications, Inc. ("Wildblue"). Currently, the Company has an approximate 16% ownership interest in Wildblue. Under the new agreement, the Company will invest $58 million in return for senior preferred stock and warrants of Wildblue. As also agreed, other existing and new investors will invest $98 million in Wildblue for a total new investment of $156 million. Upon closing of the transaction, of which no assurance can be given, the Company will be the largest shareholder with an ownership interest of approximately 32% and a voting interest of approximately 37%. The closing of

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the transaction is subject to certain conditions, and is expected to occur in the second quarter of 2003. Assuming the Wildblue transaction is consummated as described above, of which no assurance can be given, Wildblue currently expects to launch its satellite in the fourth quarter of 2003 and begin providing broadband data services in the second or third quarter of 2004.

    In connection with the aforementioned additional investment in Wildblue, the Company entered into a put agreement with KPCB Holdings, Inc. ("KPCB") another investor in Wildblue. Pursuant to this put agreement and in the event the parties make additional investments in Wildblue, KPCB will have the right to put its interest in Wildblue to the Company and another investor in Wildblue for $10,000,000, the amount KPCB has agreed to invest in Wildblue at the closing of the Wildblue transaction. The Company and such other investor are each responsible for $5,000,000 of the aggregate $10,000,000 put obligation. The put may be exercised at any time within four years from the closing of the Wildblue transaction.

    During the first quarter of 2001, On Command completed a transaction that resulted in On Command's acquisition of a 7.5% interest in e-ROOM and the settlement of certain litigation. To acquire the 7.5% interest and settle the litigation, On Command (i) contributed its Asia-Pacific subsidiaries to e-ROOM and transferred On Command's intercompany receivables from such subsidiaries to e-ROOM; (ii) issued 275,000 shares of Company Common Stock to e-ROOM; and
(iii) paid $1,000,000 to e-ROOM. Due to the existence of the repurchase obligation, described below, On Command valued the equity issued to e-ROOM at $15 per share. The excess of the value assigned to the consideration paid to e-ROOM over the then estimated $5,298,000 fair value of the 7.5% interest in e-ROOM received by On Command has been reflected as loss on settlement of litigation in the accompanying consolidated statements of operations. On Command's original estimate of the litigation loss resulted in a $4,764,000 charge during the fourth quarter of 2000. An additional charge of $3,700,000 was recorded during the first quarter of 2001 to reflect a change in the estimate of the amount of On Command's intercompany receivables to be transferred to e-ROOM. During the fourth quarter of 2001, On Command recorded a $2,000,000 impairment charge to reflect an other than temporary decline in the estimated fair value of its investment in e-ROOM.

    On Command also agreed that e-ROOM would have the option during the 15 day period beginning on March 1, 2003 to cause On Command to repurchase all, but not less than all, of the 275,000 shares of Company Common Stock issued to e-ROOM at a price of $15 per share. During the fourth quarter of 2002, On Command repurchased 119,500 of such shares for an aggregate price of $1,344,000 or $11.25 per share. In connection with this transaction, the parties agreed to postpone until March 1, 2004 the date on which On Command can be required to repurchase 119,500 of the remaining shares subject to repurchase. On Command is not precluded from repurchasing such shares at an earlier date. The repurchase price for such shares will be $15 per share, plus an adjustment factor calculated from March 1, 2003 to the date of repurchase, at a rate of 8% per annum. Subsequent to December 31, 2002, the date on which the remaining 36,000 shares will first become subject to repurchase by On Command was postponed until March 1, 2004. The repurchase price for such shares will remain at $15 per share.

NONTEMPORARY DECLINES IN FAIR VALUES OF INVESTMENTS

    During 2002, 2001 and 2000, the Company determined that certain investments experienced other-than-temporary declines in value. As a result, the cost bases of such investments were adjusted to

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

their respective estimated fair values. Such adjustments resulted in losses aggregating $163,881,000, $96,438,000 and $9,860,000 in 2002, 2001 and 2000,
respectively, and are comprised of the following:

                                                        YEARS ENDED DECEMBER 31,
                                                     ------------------------------
                                                       2002       2001       2000
                                                     --------   --------   --------
                                                          AMOUNTS IN THOUSANDS
Investments
  Sky Latin America................................  $105,250        --        --
  Sprint PCS Stock.................................    21,511        --        --
  Loral Space & Communications, Ltd................    17,384        --        --
  STSN, Inc........................................     6,060    16,539        --
  Wildblue.........................................        --    56,483        --
  XMSR.............................................     1,626    14,575        --
  Other............................................    12,050     8,841     9,860
                                                     --------    ------     -----
                                                     $163,881    96,438     9,860
                                                     ========    ======     =====

    Investments in available-for-sale securities are summarized below. The unrealized holding gains and losses are in addition to the unrealized gains and losses recognized in the consolidated statements of operations.

                                                             DECEMBER 31,
                                                         ---------------------
                                                           2002        2001
                                                         ---------   ---------
                                                         AMOUNTS IN THOUSANDS
Equity securities
  Fair value...........................................   $48,532     184,581
                                                          =======     =======
  Gross unrealized holding gains.......................   $ 1,517       3,942
                                                          =======     =======
  Gross unrealized holding losses......................   $    --     (23,532)
                                                          =======     =======

(7) DERIVATIVE INSTRUMENTS

    The Company's derivative instruments are comprised of the following:

                                                                FAIR VALUE AT
                                                                DECEMBER 31,
TYPE OF                                        UNDERLYING   ---------------------
DERIVATIVE                                      SECURITY      2002        2001
----------                                     ----------   ---------   ---------
                                                            AMOUNTS IN THOUSANDS
Equity collar................................  Sprint PCS   $280,559     177,721
Equity collar................................     XMSR        25,493      11,115
Put spread collar............................     GMH         20,004      14,746
                                                            --------     -------
  Total......................................               $326,056     203,582
  Less current portion.......................               (317,580)         --
                                                            --------     -------
Long-term derivative assets..................               $  8,476     203,582
                                                            ========     =======

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The trust holding the Sprint PCS Stock for LSAT's benefit has entered into an equity collar with a financial institution with respect to LSAT's Sprint PCS Stock. The collar provides the trust with a put option that gives it the right to require its counterparty to buy 5,084,745 shares of Sprint PCS Stock from the trust in seven tranches in March 2003 for a weighted average price of $59.71 per share. LSAT simultaneously sold a call option giving the counterparty the right to buy the same shares of stock from the trust in seven tranches in March 2003 for a weighted average price of $82.39 per share. The put and call options for this collar were equally priced, resulting in no cash receipts or payments.

    LSAT LLC has entered into a put spread collar with a financial institution with respect to the Company's shares of GM Hughes Stock. The collar
(i) provides LSAT LLC with a put option that gives it the right to require its counterparty to buy 1,821,921 shares of GM Hughes Stock from LSAT LLC in three tranches in October 2003 for a weighted average price of $26.64, and
(ii) provides the counterparty with a put option that gives it the right to require LSAT LLC to repurchase the shares of GM Hughes Stock for a weighted average price of $14.80. LSAT LLC simultaneously sold a call option giving the counterparty the right to buy the same shares of stock from LSAT LLC in three tranches in October 2003 for a weighted average price of $54.32 per share. The put and call options for this collar were equally priced, resulting in no cash receipts or payments.

    LSAT LLC has entered into an equity collar with a financial institution with respect to its shares of XMSR common stock. The collar provides LSAT LLC with a put option that gives it the right to require its counterparty to buy 1,000,000 shares of XMSR common stock from LSAT LLC in three tranches in November 2003, December 2003 and February 2004 for a weighted average price of $28.55. LSAT LLC simultaneously sold a call option giving the counterparty the right to buy the same shares of stock from LSAT LLC in three tranches in November 2003, December 2003 and February 2004 for a weighted average price of $51.49 per share. The put and call options for this collar were equally priced, resulting in no cash receipts or payments.

    Unrealized gains (losses) on financial instruments during 2002, 2001 and 2000 aggregated $2,393,000, $38,891,000 and ($14,426,000), respectively. The details of such gains (losses) are as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                    ------------------------------
                                                      2002       2001       2000
                                                    --------   --------   --------
                                                         AMOUNTS IN THOUSANDS
Change in fair value of GM Hughes put spread
  collar..........................................  $ 5,259      9,748      4,997
Change in time value of Sprint PCS Stock and XMSR
  equity collars..................................     (302)    25,902         --
Change in fair value of iBEAM Put Option..........   (2,564)     3,241    (19,423)
                                                    -------     ------    -------
                                                    $ 2,393     38,891    (14,426)
                                                    =======     ======    =======

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(8) ACQUISITIONS AND DISPOSITIONS

    In July 2002, On Command consummated the sale (the "OCE Sale") of its 70% majority shareholdings in On Command Europe Limited ("OCE") to Techlive Limited ("Techlive"), the owner of the remaining 30% interest in OCE. Proceeds from the sale, net of cash transferred, aggregated $1,135,000. As a result of the consummation of the OCE Sale, On Command recorded a $5,103,000 impairment loss during the second quarter of 2002 to reduce the carrying value of OCE's long-lived assets to the fair value indicated by the OCE Sale. During the third quarter of 2002, OCE's remaining net assets, including a $930,000 cumulative foreign currency translation loss, were written-off against the net proceeds received, resulting in no material impact to the Company's net loss for the period.

    Effective July 6, 2000, Ascent Entertainment sold its sports-related businesses, which were comprised of the Denver Nuggets basketball team, the Colorado Avalanche hockey team and Ascent Arena Company, the owner and operator of the Pepsi Center, to an unrelated third party for cash consideration of $267,661,000 and the assumption of $136,200,000 in non-recourse debt. In connection with Liberty Media's acquisition of Ascent Entertainment on March 28, 2000, net assets of the sport-related businesses were treated as assets held for sale. Accordingly, the net assets of the sports-related businesses were recorded at their estimated net realizable value, and no gain or loss was recognized by Liberty Media in connection with the disposition of these businesses. The operating results of the sports-related businesses from March 28, 2000 through July 6, 2000, which were excluded from Liberty Media's operating results and treated as an adjustment of the net realizable value of the sports-related businesses, were not material.

(9) DEBT

    Debt is summarized as follows:

                                                             DECEMBER 31,
                                                         --------------------
                                                           2002        2001
                                                         ---------   --------
                                                         AMOUNTS IN THOUSANDS
On Command Revolving Credit Facility(a)................  $ 261,633    263,633
PCS Loan Facility(b)...................................    112,503     97,503
Capital lease obligations..............................      1,146      2,037
                                                         ---------   --------
                                                           375,282    363,173
Less current portion...................................   (113,336)      (909)
                                                         ---------   --------
                                                         $ 261,946    362,264
                                                         =========   ========

------------------------

(a) At December 31, 2002, On Command's revolving credit facility, as amended in 2001, (the "On Command Revolving Credit Facility") provided for aggregate borrowings of $275,000,000. Borrowings under the On Command Revolving Credit Facility are due and payable in July 2004. On Command had $13,367,000 of remaining availability under the On Command Revolving Credit Facility at December 31, 2002. On Command's ability to draw additional funds under the On Command Revolving Credit Facility is subject to On Command's continued compliance with applicable financial covenants.

    Revolving loans extended under the On Command Revolving Credit Facility bear interest at the London Interbank Offering Rate ("LIBOR") plus a spread that may range from 1.10% to 2.75%

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    depending on certain operating ratios of On Command (3.94% effective borrowing rate at December 31, 2002). In addition, a facility fee ranging from 0.15% to 0.50% per annum is charged on the On Command Revolving Credit Facility, depending on certain operating ratios of On Command. The On Command Revolving Credit Facility contains customary covenants and agreements, most notably the inclusion of restrictions on On Command's ability to pay dividends or make other distributions, and restrictions on On Command's ability to make capital expenditures. In addition, On Command is required to maintain minimum leverage and interest coverage ratios. On Command was in compliance with such covenants at December 31, 2002. Substantially all of On Command's assets are pledged as collateral for borrowings under the On Command Revolving Credit Facility.

    At December 31, 2002, the maximum leverage ratio permitted under the On Command Revolving Credit Facility was 4.25, and On Command's actual leverage ratio was 3.99. The maximum leverage ratio permitted under the On Command Revolving Credit Facility at March 31, 2003 is 3.50. Although On Command is in compliance with the leverage ratio covenant at December 31, 2002, On Command believes that it would not have been in compliance with such covenant at March 31, 2003. In March 2003, On Command reached agreement with its bank lenders to postpone until June 29, 2003 the step-down of the leverage ratio covenant from 4.25 to 3.50. On Command is also seeking to restructure the On Command Revolving Credit Facility to, among other matters, extend the maturity date to December 31, 2007. It is anticipated that any closing of the restructuring of the On Command Revolving Credit Facility will be contingent upon the contribution of $40,000,000 by Liberty Media or one of its affiliates to On Command to be used to repay principle due, and permanently reduce lender commitments, pursuant to the restructured On Command Revolving Credit Facility. The terms of the proposed Liberty Media contribution (including the securities or other consideration to be received by Liberty Media or its affiliate in exchange for such contribution) have not yet been agreed upon, and no assurance can be given that Liberty Media or its affiliate will contribute $40,000,000 to On Command, as contemplated by the terms of the proposed restructuring. In the event On Command determines that it is unlikely that the proposed restructuring of the On Command Revolving Credit Facility will close on or before June 29, 2003, On Command anticipates that it would seek a further postponement of the step-down of the leverage ratio covenant, and would continue to seek to refinance or restructure the On Command Revolving Credit Facility. In the event that a restructuring or refinancing is not completed by the date that the leverage ratio is reduced to 3.50, On Command anticipates that a default would occur under the terms of the On Command Revolving Credit Facility. Upon the occurrence of a default, if left uncured, the bank lenders would have various remedies, including terminating their revolving loan commitment, declaring all outstanding loan amounts including interest immediately due and payable, and exercising their rights against their collateral which consists of substantially all of On Command's assets. No assurance can be given that On Command will be able to successfully restructure or refinance the On Command Revolving Credit Facility on terms acceptable to On Command, or that On Command will be able to avoid a default under the On Command Revolving Credit Facility. In light of the foregoing circumstances, On Command's independent auditors have included an explanatory paragraph in their audit report that addresses the ability of On Command to continue as a going concern.

(b) LSAT LLC's revolving credit facility, as amended, provides for maximum borrowings of $303,000,000 (the "PCS Loan Facility"). The PCS Loan Facility is secured by LSAT LLC's interest in shares of Sprint PCS Stock and by the Sprint PCS Stock equity collar. Interest accrues at the 30 day LIBOR (1.44% at December 31, 2002) and is payable monthly.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Ascent Entertainment's Senior Secured Discount Notes (the "Ascent Entertainment Senior Notes"), which were scheduled to mature on December 15, 2004, were originally sold at a discount. The terms of the Ascent Entertainment Senior Notes required no cash interest payments prior to December 15, 2002. On November 30, 2001, Ascent gave notice that it had elected to redeem the Ascent Entertainment Senior Notes effective December 31, 2001 at a price of 105.9375% of the accreted value of the Ascent Entertainment Senior Notes. This price represented $948.63 per $1,000 principal amount, or an aggregate of approximately $213,000,000, including accrued interest. Ascent Entertainment recognized a loss of $14,322,000 in connection with such redemption.

    The fair value of the Company's debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for the same remaining maturities. Due to its variable rate nature, the fair value of the Company's debt approximated its carrying value at December 31, 2002.

    Annual maturities of the Company's debt for each of the next five years are as follows (amounts in thousands):

2003........................................................  $113,336
2004........................................................   261,905
2005........................................................        38
2006........................................................         3
2007........................................................        --
                                                              --------
                                                              $375,282
                                                              ========

(10) MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES

ON COMMAND

    GENERAL

    During the first quarter of 2002, the cumulative losses allocated by Ascent Entertainment to the On Command minority interests reduced to zero Ascent Entertainment's carrying amount for the minority interests in On Command's equity. Since the On Command minority interest holders have no obligation to make further contributions to On Command, 100% of On Command's losses for periods subsequent to March 31, 2002 have been, and will be in future periods, allocated to Ascent Entertainment unless and to the extent that the On Command minority interest holders make additional investments in On Command's equity.

    ON COMMAND WARRANTS

    At December 31, 2002, warrants ("On Command Warrants") issued by On Command to purchase 7,494,854 shares of On Command Common Stock at a purchase price of $15.27 per share were outstanding. The outstanding On Command Warrants, which include 1,424,875 Series A Warrants, 2,619,979 Series B Warrants and 3,450,000 Series C Warrants, expire on October 7, 2003. The Series A Warrants provide only for a cashless exercise that allows the holder to use the excess of the fair market value of On Command Common Stock over the $15.27 exercise price as a currency to acquire shares of On Command Common Stock. The exercise price for the Series B and Series C Warrants is to be paid with cash. At December 31, 2002, Ascent Entertainment held 1,123,792 Series A Warrants and 40

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Series B Warrants. The On Command Warrants are included in minority interests in equity of consolidated subsidiaries in the accompanying consolidated balance sheets.

    ON COMMAND SERIES A PREFERRED STOCK

    On August 8, 2000, On Command issued 13,500 shares of Series A, $.01 par value Convertible Participating Preferred Stock ("On Command Series A Preferred Stock"), to the former Chairman and Chief Executive Officer of On Command in exchange for a $21,080,000 promissory note and a $13,500 cash payment. The On Command Series A Preferred Stock is initially convertible into an aggregate of 1,350,000 shares of On Command Common Stock. The price of the On Command
Series A Preferred Stock was $1,562.50 per share. The On Command Series A Preferred Stock participates in any dividends paid to the holders of On Command Common Stock but otherwise is not entitled to receive any dividends. The On Command Series A Preferred Stock has a liquidation preference of $.01 per share, and will also participate with the On Command Common Stock in any liquidating distributions on an as-converted basis. The holder of the Series A Preferred Stock votes with the holders of the On Command Common Stock as a single class and is entitled to one vote per share. The promissory note is secured by the On Command Series A Preferred Stock or proceeds thereon and the former Chairman and Chief Executive Officer's personal obligations under such promissory note are limited to 25% of the principal amount of the note, plus accrued interest thereon. The note may not be prepaid and interest on the note accrues at a rate of 7% per annum, compounded quarterly. The right to transfer the Series A Preferred Stock is restricted. The On Command Series A Preferred Stock is included in minority interests in equity of consolidated subsidiaries in the accompanying consolidated balance sheets.

(11) REDEEMABLE PREFERRED STOCK

    On March 16, 2000, the Company issued 150,000 shares of Series A Cumulative Preferred Stock ("Series A Preferred Stock") and 150,000 shares of Series B Preferred Stock to Liberty Media in exchange for shares of Sprint PCS Stock.

SERIES A CUMULATIVE PREFERRED STOCK

    The Series A Preferred Stock accrues dividends at 12% per annum at all times prior to April 1, 2005, 11% on and after April 1, 2005 and prior to April 1, 2010, and 10% on and after April 1, 2010. Such dividends are payable the last day of each March, June, September and December. Prior to April 1, 2003, dividends may be paid, at the option of the Company, in cash, shares of Series A Common Stock of the Company, or a combination of both. Subsequent to March 31, 2003, dividends are payable in cash. Dividends not paid are added to the liquidation preference on such date and remain a part of the liquidation preference until such dividends are paid. In the event of a default, the dividend rate will be equal to the dividend rate then in effect plus 2%. Subject to certain specified exceptions, the Company is prohibited from paying dividends on any shares, parity securities or junior securities during any period in which the Company is in arrears with respect to payment of dividends on Series A Preferred Stock.

    The holder of Series A Preferred Stock is not entitled to vote on any matters submitted to a vote of the shareholders of the Company, except as required by law and other limited exceptions.

    The liquidation preference of each share of the Series A Preferred Stock is equal to the stated value per share of $1,000 plus all accrued and unpaid dividends.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The Series A Preferred Stock is redeemable at the option of the Company, in whole or from time to time in part, on any business day after April 1, 2020 at a redemption price per share equal to the liquidation preference of such share on the applicable redemption date. If less than all outstanding shares are to be redeemed, shares will be redeemed ratably from the holders. On or after April 1, 2020, the Series A Preferred Stock is redeemable at the option of the holder for cash.

SERIES B CUMULATIVE CONVERTIBLE VOTING PREFERRED STOCK

    The Series B Preferred Stock accrues dividends at the rate of 8% per annum. Such dividends are payable the last day of each March, June, September and December. Prior to April 1, 2003, dividends may be paid, at the option of the Company, in cash, shares of Series A Common Stock of the Company, or a combination of both. Subsequent to March 31, 2003, dividends are payable in cash. Dividends not paid are added to the liquidation preference on such date and remain a part of the liquidation preference until such dividends are paid. In the event of a default, the dividend rate will be 10% per annum. Subject to certain specified exceptions, the Company is prohibited from paying dividends on any shares, parity securities or junior securities during any period in which the Company is in arrears with respect to payment of dividends on Series B Preferred Stock.

    In addition to voting rights required by law, each share of Series B Preferred Stock will be entitled to vote together with holders of the Series A and Series B Common Stock as a single class upon all matters upon which holders of Series A and Series B Common Stock are entitled to vote. In any such vote, the holders of Series B Preferred Stock will be entitled to 558 votes per share held. The Series B Preferred Stock is redeemable at the option of the Company after April 1, 2005. At any date on or after April 1, 2020, the Series B Preferred Stock is redeemable at the option of the holder for cash.

    The liquidation preference of each share of the Series B Preferred Stock as of any date of determination is equal to the stated value per share of $1,000 plus all accrued and unpaid dividends.

    Each share of the Series B Preferred Stock is initially convertible into
11.31145 shares of Series B Common Stock. Such conversion rate was calculated as the liquidation value of such shares divided by $88.406 and is adjustable based on the adjusted liquidation value at the date of conversion.

    Accrued dividends on the Series A Preferred Stock and Series B Preferred Stock aggregated $7,500,000 at December 31, 2002.

    Both the Series A and Series B Preferred Stock were issued at a discount from the stated values of such shares. Therefore, the Company is accreting both the Series A Preferred Stock and the Series B Preferred Stock up to the respective redemption values over the period from the issuance date to the redemption date using the effective interest method. Accretion on the Series A and Series B Preferred Stock aggregated $6,120,000, $6,120,000 and $4,634,000 during 2002, 2001 and 2000 respectively. Such accretion has been accounted for as a direct charge to additional paid-in capital and has been included in the calculation of loss attributable to common shareholders.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(12) STOCKHOLDERS' EQUITY

PREFERRED STOCK

    The Company is authorized to issue 5,000,000 shares of preferred stock. The preferred stock may be issued from time to time as determined by the Company's Board of Directors (the "LSAT Board"), without stockholder approval. Such preferred stock may be issued in such series and with such designations, preferences, conversion or other rights voting powers, qualifications, limitations, or restrictions as shall be stated or expressed in a resolution or resolutions providing for the issue of such series adopted by the LSAT Board.

COMMON STOCK

    The Series A Common Stock has one vote per share and the Series B Common Stock has ten votes per share. Each share of Series B Common Stock is convertible, at the option of the holder, into one share of Series A Common Stock.

    On December 4, 1996, (the "Spin-off Date"), Tele-Communications, Inc. ("TCI") (now a part of Comcast Corporation) distributed (the "Spin-off"), as a dividend, all of the issued and outstanding LSAT common stock to the holders of TCI's then outstanding TCI Group tracking stock. In connection with the Spin-off, TCI and the Company entered into a "Share Purchase Agreement" to sell to each other from time to time, at the then current market price, shares of Series A TCI Group common stock and Series A Common Stock, respectively, as necessary to satisfy their respective obligations after the Spin-off Date under certain stock options and SARs held by their respective employees and non-employee directors. At December 31, 2002, shares of Series A Common Stock were reserved for issuance pursuant to options to purchase approximately 92,725 shares of Series A Common Stock that were held by current and former employees of TCI pursuant to the Share Purchase Agreement. Such options, which have expiration dates ranging from 2003 to 2005, include 10,579 options with an exercise price of $8.40 per share, and 82,146 options with exercise prices ranging from $174.70 to $237.60 per share.

    In August 2002, the LSAT Board of Directors authorized the Company's purchase of up to 3,000,000 of Series A and Series B Common Stock in open market purchases. The timing of purchases, prices paid and actual number of shares of common stock purchased will depend on market conditions and the direction of management. During 2002, LSAT purchased 24,900 shares of Series A Common Stock for aggregate cash consideration of $53,000 pursuant to this share buy back program.

    At December 31, 2002, a total of 380,820 shares of Series A Common Stock were reserved for issuance pursuant to outstanding stock options and restricted stock awards. In addition, 1,696,717 shares of Series B Common Stock are reserved for issuance upon conversion of the Series B Preferred Stock, and one share of Series A Common Stock is reserved for each outstanding share of Series B Common Stock.

(13) STOCK COMPENSATION

LSAT STOCK OPTIONS

    The Liberty Satellite & Technology 1996 Stock Incentive Plan (the "LSAT 1996 Plan"), as amended, provides for awards to be made in respect of a maximum of 520,000 shares of Series A Common Stock (subject to certain anti-dilution adjustments). Awards may be made as grants of stock

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

options, stock appreciation rights ("SARs"), restricted shares, stock units, performance awards or any combination thereof (collectively, "Awards"). Awards may be made to employees and to consultants and advisors to the Company who are not employees. Shares of Series A Common Stock that are subject to Awards that expire, terminate or are annulled for any reason without having been exercised (or deemed exercised, by virtue of the exercise of a related SAR), or are forfeited prior to becoming vested, will return to the pool of such shares available for grant under the LSAT 1996 Plan.

    Options granted to certain key employees and officers of LSAT pursuant to the LSAT 1996 Plan generally vest over a 5-year period beginning on the date of the grant, first becomes exercisable as to 25% on the second anniversary of the date of grant and become exercisable as to an additional 25% on each of the third, fourth and fifth anniversaries of the date of grant. Such options expire 10 years from the date of grant.

    In June 1996, the Board of Directors of TCI (the "TCI Board") authorized TCI to permit certain of its executive officers to acquire equity interests in certain of TCI's subsidiaries. In connection therewith, the TCI Board approved the acquisition by each of two then executive officers of TCI who were not employees of the Company (the "TCI Officers"), of 1.0% of the net equity of the Company. The TCI Board also approved the acquisition by an individual who was then the chief executive officer and a director of the Company (the "Company Officer"), of 1.0% of the net equity of the Company and the acquisition by a then executive officer of certain TCI subsidiaries who was also then a director, but not an employee, of the Company (the "TCI Subsidiary Officer"), of 0.5% of the net equity of the Company. The TCI Board determined to structure such transactions as grants by the Company to such persons of options to purchase shares of Series A Common Stock representing 1.0% (in the case of each of the TCI Officers and the Company Officer) and 0.5% (in the case of the TCI Subsidiary Officer) of the shares of Series A Common Stock and Series B Common Stock issued and outstanding on the Spin-off Date, determined immediately after giving effect to the Spin-off, but before giving effect to any exercise of such options (the "Spin-off Date Options").

    Spin-off Date Options to purchase 232,427 shares of Series A Common Stock at a per share price of $88.60 were granted on the Spin-off Date. In
February 1999, 66,408 of the Spin-off Date Options were cancelled. The remaining Spin-off Date Options are fully vested at December 31, 2002 and expire
February 1, 2006.

    Pursuant to the terms of the Spin-off, and (in the case of the TCI Officers and the TCI Subsidiary Officer) in partial consideration for the capital contribution made by TCI to the Company in connection with the Spin-off, the Company agreed, effective as of the Spin-off Date, to bear all obligations under such options and to enter into stock option agreements with respect to such options with each of the TCI Officers, the Company Officer and the TCI Subsidiary Officer.

    The TCI Satellite Entertainment, Inc. 1997 Nonemployee Director Stock Option Plan (the "LSAT DSOP") provides for the grant to each person that is a member of the LSAT Board and is not an employee of the Company, its subsidiaries or its affiliates, of options to purchase 5,000 shares of Series A Common Stock. Options issued pursuant to the LSAT DSOP vest and become exercisable over a three-year period from the date of grant and expire 10 years from the date of grant.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The following table presents the number, weighted-average exercise price and weighted-average grant-date fair value of the Spin-off Date Options and options to buy Series A Common Stock granted pursuant to the LSAT 1996 Plan and the LSAT DSOP.

                                                                          WEIGHTED-   WEIGHTED-
                                                                           AVERAGE     AVERAGE
                                                              NUMBER OF   EXERCISE    GRANT-DATE
                                                               OPTIONS      PRICE     FAIR VALUE
                                                              ---------   ---------   ----------
Outstanding at January 1, 2000..............................   382,070     $ 83.32
  Exercised.................................................   (54,000)    $ 78.60
  Forfeited and cancelled...................................    (9,000)    $ 71.30
  Granted...................................................    25,000     $111.90      $87.70
                                                               -------
Outstanding at December 31, 2000............................   344,070     $ 86.45
  Exercised.................................................        --
  Forfeited and cancelled...................................        --
  Granted...................................................    15,000     $ 26.00      $22.40
                                                               -------
Outstanding at December 31, 2001............................   359,070     $ 83.94
  Exercised.................................................        --
  Forfeited and cancelled...................................        --
  Granted...................................................        --
                                                               -------
Outstanding at December 31, 2002............................   359,070     $ 83.94
                                                               =======
Exercisable at December 31, 2000............................   175,815     $ 86.50
                                                               =======
Exercisable at December 31, 2001............................   203,327     $ 85.60
                                                               =======
Exercisable at December 31, 2002............................   276,545     $ 86.78
                                                               =======

    The outstanding options at December 31, 2002, which had a weighted-average remaining contractual life of approximately five years, included 15,000 options with an exercise price of $26.00 per share and 344,070 options with exercise prices ranging from $71.25 to $119.38 per share.

    The respective estimated grant-date fair values of the options noted above are based on the Black-Scholes model and are stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of these calculations include the following: (a) a discount rate equal to the one-year Treasury Bill rate; (b) an 85% volatility rate; (c) the 10-year option term; (d) the closing price of the Series A Common Stock on the date of grant; and (e) an expected dividend rate of zero.

ON COMMAND STOCK OPTIONS

    On Command adopted the 1996 Key Employee Stock Option Plan (the "On Command 1996 Plan") under which employees may be granted incentive or non-statutory stock options for the purchase of On Command Common Stock. In addition, restricted stock purchases, performance awards, stock payment or appreciation rights or deferred stock may be granted under the On Command 1996 Plan. A total of 3,000,000 shares were initially reserved for the On Command 1996 Plan. The On Command 1996 Plan expires in 2006. In June 2000, the Board of Directors approved an amendment to the On Command 1996 Plan to increase the number of shares reserved under the On Command 1996 Plan to 5,250,000.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The exercise price of options granted is set by On Command's Board of Directors. Incentive stock options are granted at no less than fair market value on the date of grant. Options generally expire in ten years, vest over a five-year period and are exercisable in installments of 20% one year from the date of grant and 20% annually thereafter. Unvested options generally are cancelled upon termination of employment.

1997 NON-EMPLOYEE DIRECTORS STOCK PLAN

    The On Command 1997 Non-Employee Directors Stock Plan, as amended, (the "On Command Directors Plan") authorized the granting of an annual award of 400 shares of On Command Common Stock and, pursuant to an amendment adopted in 1999, a one-time non-qualified option to purchase 50,000 shares of On Command Common Stock (an "On Command Independent Director Option") to each On Command independent director. The aggregate number of shares of On Command Common Stock which may be issued upon exercise of On Command Independent Directors Options granted under the On Command Directors Plan plus the number of shares which may be awarded pursuant to the On Command Directors Plan will not exceed 696,800, subject to adjustment to reflect events such as stock dividends, stock splits, recapitalizations, mergers or reorganizations of or by On Command. Effective December 2002, On Command's Board of Directors adopted a new compensation plan for independent directors that eliminates the equity component set forth in the On Command Directors Plan. Subject to the terms and conditions of the plan, the stock options were granted at no less than fair market value on the date of grant. The options generally expire in ten years, vest over a three-year period and are exercisable in installments of 25% after the first and second years, and the remaining 50% after the third year. During 2002, no options were granted pursuant to the Directors Plan. In 2001 and 2000, options granted pursuant to the On Command Directors Plan aggregated 50,000 and 200,000, respectively.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The following is a summary of activity under the On Command 1996 Plan and the On Command Directors Plan:

                                                                            OPTIONS OUTSTANDING
                                                                           ---------------------
                                                                                        WEIGHTED
                                                               OPTIONS                  AVERAGE
                                                              AVAILABLE    NUMBER OF    EXERCISE
                                                              FOR GRANT      SHARES      PRICE
                                                              ----------   ----------   --------
Balances, January 1, 2000 (690,847 exercisable at a
  weighted-average price of $12.77).........................     436,224    2,489,079    $14.11
Granted (weighted-average fair value of $7.06)..............  (2,460,500)   2,460,500    $14.12
Increase in options authorized..............................   2,650,000           --
Exercised...................................................          --     (191,762)   $10.40
Cancelled...................................................     862,342     (862,342)   $15.25
                                                              ----------   ----------
Balances, December 31, 2000 (1,124,938 exercisable at a
  weighted-average price of $14.07).........................   1,488,066    3,895,475    $13.79
Granted (weighted-average fair value of $3.68)..............  (1,317,000)   1,317,000    $ 6.62
Exercised...................................................          --       (2,520)   $ 7.19
Cancelled...................................................   1,938,009   (1,938,009)   $13.24
                                                              ----------   ----------
Balances, December 31, 2001 (1,404,793 exercisable at a
  weighted-average price of $13.94).........................   2,109,075    3,271,946    $11.38
Granted (weighted average fair value of $3.32)..............  (1,282,000)   1,282,000    $ 4.74
Cancelled...................................................   1,213,850   (1,213,850)   $10.75
                                                              ----------   ----------
Balances, December 31, 2002 (1,187,907 exercisable at a
  weighted-average price of $12.87).........................   2,040,925    3,340,096    $ 9.06
                                                              ==========   ==========

    The following table summarizes information about On Command's fixed stock options outstanding at December 31, 2002:

                                           OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                                      -----------------------------   ----------------------------
                                        WEIGHTED
                                        AVERAGE
                          NUMBER       REMAINING        WEIGHTED        NUMBER         WEIGHTED
      RANGE OF          OUTSTANDING   CONTRACTUAL       AVERAGE       EXERCISABLE      AVERAGE
   EXERCISE PRICES      AT 12/31/02   LIFE (YEARS)   EXERCISE PRICE   AT 12/31/02   EXERCISE PRICE
---------------------   -----------   ------------   --------------   -----------   --------------
$    1.10 -   4.53         400,000        9.2            $ 2.20           38,000        $ 3.41
$    5.45 -   5.80       1,289,000        9.0            $ 5.54           89,000        $ 5.80
$    7.34 -   9.34         314,500        7.8            $ 7.65          153,500        $ 7.90
$   11.13 -  14.87         374,096        5.7            $12.74          262,957        $12.72
$   15.19 -  15.91         666,500        7.0            $15.27          351,400        $15.33
$   16.00 -  18.09         296,000        6.6            $16.03          293,050        $16.02
                         ---------                                     ---------
                         3,340,096        7.5            $ 9.06        1,187,907        $12.87
                         =========                                     =========

    The Company applies Accounting Principles Board Opinion No. 25 in accounting for its stock options, and accordingly, compensation expense has been recognized for its stock options in the accompanying financial statements using the intrinsic value method. The adjustment to stock compensation of $3,115,000 in 2000 resulted from a decrease in LSAT's liability for SARs.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

OTHER

    Effective February 1, 2001, certain key employees of the Company were granted, pursuant to the LSAT 1996 Plan, an aggregate of 21,750 restricted shares of Series A Common Stock. Such shares vest 25% on February 1, 2003, and vest an additional 25% on each of February 1, 2004, 2005 and 2006. Compensation expense with respect to the restricted shares aggregated $292,000 and $268,000 during 2002 and 2001, respectively.

(14) TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

LSAT

    In September 2000, an executive officer, who was the Company's Chief Executive Officer and President until his resignation on October 8, 2001, purchased a 1.83% common stock interest in a subsidiary of Liberty Media for $400,000. Such subsidiary owned an indirect interest in LSAT LLC. Liberty Media and the executive officer entered into a shareholders agreement in which the executive officer could require Liberty Media to purchase, after five years, all or part of his common stock interest in the subsidiary, in exchange for Liberty Media common stock, at its then fair value. In addition, Liberty Media had the right to purchase, in exchange for Liberty Media common stock, the executive officer's common stock interest for fair market value at any time. On
October 10, 2001, Liberty Media purchased the executive officer's 1.83% common stock interest in the subsidiary for $425,000.

    During 2000, a then director of the Company exercised stock options to buy 5,000 shares of Series A Common Stock of the Company. Such options had an exercise price of $65.00 per share, and the market price of Series A Common Stock at the time of such exercise was $110.00. Simultaneously with such exercise, the Company purchased from the director 2,954 shares of Series A Common Stock for an aggregate purchase price of $325,000, which represented the director's aggregate exercise price. Such shares are reflected as treasury shares in the Company's consolidated statement of stockholders' equity.

    During 2000, two executive officers of the Company, received loans in the principal amounts of $136,000 and $135,000, respectively, to be used solely for the purpose of satisfying tax liabilities related to the lapse of restrictions on shares of common stock awarded under the LSAT 1996 Plan. Through
December 31, 2001, the loans accrued interest at an annual rate of 6.41%. In addition, each of the loans originally provided for principal and interest to be payable upon the occurrence of certain events and in no event later than December 1, 2001. During the first quarter of 2002, the Company agreed to extend the maturity dates of the loans to December 31, 2003, and lower the annual interest rates of the loans to 4% per annum. Consistent with the terms of the original loans, interest payments may be deferred by the borrowers until maturity. Each loan is secured in each case by 2,500 shares of the Company's Series A Common Stock and are otherwise nonrecourse to the borrowers. As of December 31, 2002, the balances outstanding on the loans including accrued interest, were $155,000 and $154,000 respectively, and such balances were reflected as reductions of stockholders' equity in the accompanying consolidated balance sheets. Effective April 27, 2001, one of the executive officers became the President of On Command. Since that date, On Command has been responsible for 100% of such executive's compensation.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

ASCENT ENTERTAINMENT

    During the second quarter of 2001, Ascent Entertainment purchased 2,245,155 shares of common stock of On Command from On Command's former Chairman of the Board and Chief Executive Officer for aggregate cash consideration of $25,191,000. Such purchase price represents a per share price of $11.22. The closing market price for On Command common stock on the day the transaction was signed was $7.77. The Company has included the $7,746,000 difference between the aggregate market value of the shares purchased and the cash consideration paid in selling, general and administrative expenses in the accompanying consolidated statement of operations.

ON COMMAND

    On August 8, 2000, On Command issued 13,500 shares of On Command Series A Preferred Stock, to the then Chairman and Chief Executive Officer of On Command in exchange for a $21,080,000 promissory note and a $13,500 cash payment. The promissory note is secured by the Series A Preferred Stock or proceeds thereon and the former Chairman and Chief Executive Officer's personal obligations under such promissory note are limited to 25% of the principal amount of the note plus accrued interest thereon. The note, which may not be prepaid, is due and payable on August 1, 2005, and interest on the note accrues at a rate of 7% per annum, compounded quarterly.

    On Command had made arrangements for the use of an airplane owned by a limited liability company of which On Command's former Chairman of the Board and Chief Executive Officer is the sole member. When that airplane was used for purposes related to the conduct of On Command's business, On Command reimbursed the limited liability company for such use at market rates. The aggregate amount paid for this service in 2001 was approximately $190,000. This arrangement was terminated in June 2001.

    On August 3, 1998, On Command loaned a Senior Vice President of On Command $175,000 in connection with such Senior Vice President's relocation. Interest on the loan accrued at an annual interest rate of 6.34%. Interest accrued annually but was not payable by the Senior Vice President until the last payment was made on the loan in accordance with the terms of the loan agreement. All principal amounts due under the loan were to be paid in three equal payments on December 31, 2002, 2003 and 2004. As of December 31, 2002, the outstanding balance on the loan to the Senior Vice President including accrued interest, was approximately $206,000. On February 5, 2003, all amounts outstanding under this loan were repaid in full.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(15) INCOME TAXES

    LSAT and its 80%-or-more owned subsidiaries have been included in Liberty Media's consolidated tax return since April 1, 2002. As of December 31, 2002, On Command was a separate taxpayer and was not included in Liberty Media's consolidated tax return. In connection with the LSAT LLC and Ascent Entertainment Transaction, the Company and Liberty Media entered into a Tax Liability Allocation and Indemnification Agreement, and the Company assumed an intercompany income tax liability owed by Ascent Entertainment to Liberty Media. See note 4.

    Income tax benefit (expense) for 2002, 2001 and 2000 consists of:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                   AMOUNTS IN THOUSANDS
Current
  Federal...................................................  $15,228     18,596    (35,578)
  State, local and foreign..................................     (418)      (430)    (3,356)
                                                              -------     ------    -------
                                                               14,810     18,166    (38,934)
                                                              -------     ------    -------
Deferred
  Federal...................................................   17,527     20,075     59,248
  State, local and foreign..................................    3,284     (2,589)     8,136
                                                              -------     ------    -------
                                                               20,811     17,486     67,384
                                                              -------     ------    -------

Income tax benefit..........................................  $35,621     35,652     28,450
                                                              =======     ======    =======

    Income tax benefit (expense) differs from the amounts computed by applying the federal income tax rate of 35% as a result of the following:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                   AMOUNTS IN THOUSANDS
Computed "expected" tax (benefit............................  $ 95,780    223,270    50,893
State and local income taxes, net of federal income tax
  benefit...................................................    10,748      2,910     4,686
Minority interest share of losses...........................       205     12,108     5,131
Change in valuation allowance...............................   (67,388)  (189,714)  (59,221)
Foreign taxes...............................................    (3,705)      (130)     (185)
Amortization of goodwill....................................        --    (13,326)   (5,994)
Tax benefit from disposal of investment.....................        --         --    27,210
Other.......................................................       (19)       534     5,930
                                                              --------   --------   -------
                                                              $ 35,621     35,652    28,450
                                                              ========   ========   =======

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001 are presented below:

                                                             DECEMBER 31,
                                                         --------------------
                                                           2002        2001
                                                         ---------   --------
                                                         AMOUNTS IN THOUSANDS
Deferred tax assets:
  Capital and net operating loss carryforwards and tax
    credits............................................  $ 192,097    177,696
  Investments..........................................    241,620    181,261
  Future deductible amounts principally due to accruals
    deductible in later periods........................      3,582      4,921
                                                         ---------   --------
    Total deferred tax assets..........................    437,299    363,878
  Valuation allowance..................................   (414,179)  (346,791)
                                                         ---------   --------
    Net deferred tax assets............................     23,120     17,087
Deferred tax liabilities:
  Property and equipment...............................    (20,724)   (18,106)
  Intangible assets....................................     (4,931)   (24,610)
  Future taxable amounts principally due to accruals
    recognized for tax purposes........................    (12,023)    (1,540)
                                                         ---------   --------
      Net deferred tax liabilities.....................  $ (14,558)   (27,169)
                                                         =========   ========

    The valuation allowance for deferred tax assets as of December 31, 2002 and 2001 was $414,179,000 and $346,791,000, respectively. Such balances increased $67,388,000 and $189,714,000 from December 31, 2001 and 2000, respectively.

    The Company has analyzed the sources and expected reversal periods of its deferred tax assets. The Company believes that the tax benefits attributable to deductible temporary differences will be realized to the extent of future reversals of existing taxable temporary differences.

    At December 31, 2002, the Company had capital and net operating loss carry forwards for income tax purposes aggregating approximately $544,201,000 which, if not utilized to reduce taxable income in future periods, expire as follows (amounts in thousands):

2009........................................................  $ 42,971
2011........................................................  $  5,783
2012........................................................  $ 62,712
2018........................................................  $136,988
2019........................................................  $ 44,039
2020........................................................  $117,400
2021........................................................  $ 76,333
2022........................................................  $ 57,975

    Current federal and state tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize net operating loss and tax credit carryforwards may be limited as a result of such restrictions. Such a limitation could result in the expiration of carryforwards before they are utilized.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The Company and TCI entered into a tax sharing agreement (the "TCI Tax Sharing Agreement") dated June 1997, to confirm that (i) neither the Company nor any of its subsidiaries has any obligation to indemnify TCI or the TCI shareholders for any tax resulting from the Spin-off failing to qualify as a tax-free distribution pursuant to Section 355 of the Internal Revenue Code of 1986 (the "Code"); (ii) TCI is obligated to indemnify the Company and its subsidiaries for any taxes resulting from the Spin-off failing to qualify as a tax-free distribution pursuant to Section 355 of the Code; (iii) to the best knowledge of TCI, the Company's total payment obligation under the TCI Tax Sharing Agreement could not reasonably be expected to exceed $5,000,000.

(16) EMPLOYEE BENEFIT PLANS

    On Command is the sponsor of the On Command 401(k) Saving Plan, which provides employees an opportunity to create a retirement fund by contributing up to 15% of their eligible earnings in several different mutual funds. On Command, by annual resolution of On Command's Board of Directors, generally contributes up to 50% of the amount contributed by employees up to a maximum matching contribution of 4% of the participating employee's wages. Matching contributions made by On Command were approximately $798,000, $971,000 and $1,068,000 for 2002, 2001 and 2000, respectively.

    In August 1997, On Command adopted the Employee Stock Purchase Plan (the "On Command ESP Plan") which is intended to qualify under Section 423 of the Internal Revenue Code. Under the terms of the On Command ESP Plan, On Command employees can purchase On Command Common Stock at a 10% discount from the market value on the purchase date. As of December 31, 2002, all shares authorized for issuance pursuant to the On Command ESP Plan had been purchased by On Command employees.

(17) CONCENTRATION OF RISK

    The Company invests its cash in high-credit quality institutions. These instruments are short-term in nature and, therefore, bear minimal credit risk.

    On Command generates the majority of its revenue from the guest usage of proprietary video systems in various hotels located primarily throughout the United States, Canada and Mexico. On Command performs periodic credit evaluations of its installed hotel locations and generally requires no collateral while maintaining allowances for potential credit losses.

    During 2002, hotels owned, managed or franchised by Marriott
International, Inc. ("Marriott"), Hilton Hotels Corporation ("Hilton"), Six Continents Hotels, Inc. ("Six Continents"), Hyatt Hotel Corporation ("Hyatt"), and Starwood Hotels and Resorts Worldwide, Inc. ("Starwood") accounted for 30%, 16% 12%, 7% and 7%, respectively, of On Command's total net room revenue. Accordingly, hotels owned, managed or franchised by On Command's five largest hotel chain customers accounted for 72% of On Command's total net room revenue during 2002. The loss of any of these hotel chain customers, or the loss of a significant number of other hotel chain customers, could have a material adverse effect on the Company's results of operations and financial condition.

    As further discussed below, the Hilton master contract has expired, and Hilton has signed a new master contract with a competitor of On Command. In addition, On Command does not have master contracts with either Starwood or Six Continents, and the Hyatt master contract provides for the simultaneous expiration of On Command's contractual relationships with all of the individual hotels

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

that are subject to the Hyatt master contract as of December 31, 2004. At December 31, 2002, On Command provided entertainment services to approximately 178,000 rooms in hotels that are owned, managed or franchised by Starwood or Six Continents. Agreements with respect to approximately 54% of such Starwood and Six Continents rooms have already expired, or will expire by December 31, 2004. At December 31, 2002, approximately 39,000 or 61% of On Command's Starwood rooms were located in Sheraton or Four Points hotels that, depending on whether such hotels are owned, managed or franchised by Starwood, may be covered by a master contract with a competitor of On Command upon the expiration of such hotels' contracts with On Command. On Command is actively pursuing master agreements with Hyatt and Six Continents, and with Starwood with respect to the Starwood brands that are not already covered by a competitor's contract. In certain cases, On Command is also pursuing direct contractual relationships with individual hotels that are owned, managed or franchised by these hotel chains. No assurance can be given that On Command will be successful in executing master or individual hotel contracts. Due to the significant cost involved in changing the proprietary video equipment installed in hotels, On Command expects that, regardless of the expiration dates of master contracts or individual contracts with hotels, On Command will continue to be the provider of in-room entertainment services for individual hotels that are not under contract until such time as a competitor's equipment can be installed. For this and other reasons, On Command does not anticipate that it will cease earning revenue from all of its Hyatt rooms on December 31, 2004 in the event that a new master contract has not been executed by that date.

    In October 2000, Hilton announced that it would not be renewing its master contract with On Command. As a result, hotels owned, managed or franchised by Hilton are currently subject to a master contract between Hilton and a competitor of On Command. Accordingly, On Command anticipates that hotels owned by Hilton will not renew their contracts as they expire. On the other hand, hotels that are managed or franchised by Hilton are not precluded from renewing their contracts with On Command, and, although no assurance can be given, On Command anticipates that certain of those hotels will choose to renew. At December 31, 2002, On Command provided service to approximately 126,200 rooms in 534 hotels that are owned, managed or franchised by Hilton. The majority of these rooms are located in managed or franchised hotels that are not owned by Hilton. Through December 31, 2002, On Command's contracts with 71 of the aforementioned 534 hotels (20,400 rooms) had expired and service to these hotels is currently provided under monthly or other short-term renewals. On Command's individual contracts with the remaining 463 Hilton hotels (105,800 rooms) expire at various dates through 2010, with 56% of those rooms expiring by 2005. During 2002, On Command entered into new contracts, or renewed existing contracts, with respect to 7,000 rooms that were franchised by Hilton, and 2,600 rooms that were managed by Hilton. Over time, On Command anticipates that the revenue it derives from hotels that are owned, managed or franchised by Hilton will decrease. However, due to the uncertainties involved, On Command is currently unable to predict the amount and timing of the revenue decreases.

    During 2001, Marriott, Hilton and Six Continents accounted for 27%, 19% and 12%, respectively of On Command's net room revenue. During 2000, Marriott, Hilton and Six Continents accounted for 24%, 20% and 11%, respectively of On Command's net room revenue.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(18) COMMITMENTS AND CONTINGENCIES

    COMMITMENTS

    The Company leases office space and certain equipment pursuant to noncancelable operating leases. Rental expense under such agreements amounted to $3,737,000, $4,914,000 and $3,967,000 for 2002, 2001 and 2000, respectively.

    Future minimum annual payments under non-cancelable operating leases at December 31, 2002 are as follows (amounts in thousands):

YEARS ENDING DECEMBER 31:
-------------------------
  2003......................................................   $3,229
  2004......................................................    2,124
  2005......................................................      881
  2006......................................................      308
  2007 and thereafter.......................................       95
                                                               ------
  Total.....................................................   $6,637
                                                               ======

    The foregoing future minimum payment amounts include $1,590,000 of future payments provided for in certain On Command restructuring accruals. Such reserves are included in other accrued liabilities and other long term liabilities in the accompanying consolidated balance sheets.

    On Command is a party to affiliation agreements with programming suppliers. Pursuant to certain of such agreements, On Command is committed to carry such suppliers' programming on its video systems. Additionally, certain of such agreements provide for penalties and charges in the event the programming is not carried or not delivered to a contractually specified number of rooms.

    In certain cases, On Command has entered into master contracts whereby On Command has agreed to purchase televisions and/or provide other forms of capital assistance and, to a lesser extent, provide television maintenance services to hotels during the respective terms of the applicable contracts.

    In connection with the first quarter 2001 acquisition of Hotel Digital Network, Inc. ("HDN"), On Command entered into a stockholders' agreement (the "HDN Stockholders' Agreement") with the then controlling stockholder of Hotel Digital Network (the "HDN Stockholder"). The HDN Stockholders' Agreement provides the HDN Stockholder with the right during each of the 30-day periods beginning on March 1, 2003 and 2004 to require On Command to exchange shares of On Command Common Stock for all, but not less than all, of the HDN common shares held by the HDN Stockholder. On March 20, 2003, the HDN Stockholder exercised such right. The HDN Stockholders' Agreement also provides On Command with the right during the 30-day period beginning on March 1, 2006 to require the HDN Stockholder to exchange all, but not less than all, of his HDN common shares for shares of On Command Common Stock. The number of shares of On Command Common Stock to be issued in any such exchanges will be determined based on the then market value of On Command Common Stock and the then fair value of HDN common stock, each as determined in accordance with the HDN Stockholders' Agreement. At December 31, 2002, On Command held 85.9%, and the HDN Stockholder held 13.3% of the outstanding HDN common stock. Based on On Command's current assessment of values, On Command does not expect that the settlement of this obligation will have a material impact on its capitalization, financial condition or results of operations.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    CONTINGENCIES

    Liberty Media International, Inc. ("Liberty International"), a subsidiary of Liberty Media, and other investors in the Sky Latin America businesses have severally guaranteed obligations due under certain transponder agreements and equipment lease agreements through 2018. The Company has indemnified Liberty International with respect to Liberty International's obligations under these guarantees. At December 31, 2002, the portions of the remaining undiscounted obligations due under such transponder agreements and equipment lease agreements that were severally guaranteed by Liberty International aggregated approximately $107,906,000 and $7,000,000, respectively. During the fourth quarter of 2002, Globo Comunicacoes e Participacoes ("GloboPar"), an investor in three of the Sky Latin America entities, announced that it was reevaluating its capital structure. Since that time, GloboPar has not provided any funding to the three Sky Latin America entities in which it is an investor. In the case of one such entity, Sky Multi-Country Partners ("Sky Multi-Country"), the Company and the other investors in Sky Multi-Country have each entered into a Forbearance Agreement with respect to Sky Multi-Country's obligations under a Transponder Services Agreement with PamAmSat Corporation (successor-in-interest to PamAmSat International, Inc.) ("PamAmSat"). Pursuant to the Forbearance Agreement, PamAmSat will forbear from enforcing its rights under the Transponder Services Agreement through April 30, 2003, provided that it receives at least 70% of the fees due under the Transponder Services Agreement. Through March 15, 2003, the Company and the other investors in Sky Multi-Country have collectively funded at lease 70% of the fees due under the Transponder Service Agreement. At
December 31, 2002, the aggregate obligations of Sky Multi-Country that were severally guaranteed by Liberty International were $40,667,000. Sky Multi-Country funds another Sky Latin America entity in which GloboPar is an investor. At December 31, 2002, the aggregate obligations of this entity that are severally guaranteed by Liberty International were $7,000,000. In the case of Sky Brasil Servicos Limitada ("Sky Brasil"), another entity in which GloboPar is an investor, an investor other than the Company had previously agreed in July 2002 to assume up to $50,000,000 of GloboPar's funding obligations through 2003 in exchange for increased ownership and governance rights. At December 31, 2002, the aggregate obligations of Sky Brasil that are severally guaranteed by Liberty International were $41,360,000. As detailed above, the three entities in which GloboPar is an investor account for approximately $89,027,000 of the aggregate obligations guaranteed by Liberty International at December 31, 2002. To the extent that the Company or other investors do not fully assume GloboPar's funding obligations, any funding shortfall could lead to defaults under applicable transponder agreements and equipment lease agreements. With respect to the equipment lease agreements, default also includes bankruptcy, debt default, or material adverse change in the business or financial condition of any guarantor that materially adversely affects the ability of any such guarantor to perform its obligations under the guarantee. In the event any such defaults were to occur, the default provisions of the applicable agreements would determine the ultimate amount to be paid by the Company. The Company believes that the maximum amount of the Company's aggregate exposure under the default provisions of the various agreements is not in excess of the undiscounted remaining obligations guaranteed by the Company, as set forth above. The Company cannot currently predict if, and to what extent, it will be required to perform under any of such guarantees.

    On Command has received a series of letters from Acacia Media Technologies Corporation regarding a portfolio of patents owned by Acacia. Acacia has alleged that its patents cover certain activities performed by On Command and has proposed that On Command take a license under those patents. On Command is reviewing Acacia's patents and believes there are substantial arguments that Acacia's claims lack merit.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The Company has contingent liabilities related to other legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

(19) INFORMATION ABOUT OPERATING SEGMENTS

    LSAT identifies its reportable segments as those consolidated subsidiaries that represent 10% or more of its combined revenue, net earnings or loss, or total assets and those equity method affiliates whose share of earnings or losses represent 10% or more of its pre-tax earnings or loss. Subsidiaries and affiliates not meeting this threshold are aggregated together for segment reporting purposes. The segment presentation for prior periods has been conformed to the current period segment presentation.

    For the year ended December 31, 2002, LSAT had two operating segments: "On Command" and "Other." On Command provides in-room, on-demand video entertainment and information services to hotels, motels and resorts primarily in the United States and is majority owned and consolidated by LSAT. "Other" includes LSAT's non-consolidated investments, corporate and other consolidated businesses not representing separately reportable segments.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. LSAT evaluates performance based on the measures of revenue and operating cash flow. LSAT defines operating cash flow as operating income before deducting stock compensation, depreciation and amortization, and asset impairments and other charges. LSAT's definition of operating cash flow may differ from cash flow measurements provided by other public companies. LSAT believes operating cash flow is a widely used financial indicator of companies similar to LSAT and its affiliates, which should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with generally accepted accounting principles. LSAT generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    LSAT utilizes the following financial information for purposes of making decisions about allocating resources to a segment and assessing a segment's performance:

                                                              ON COMMAND    OTHER       TOTAL
                                                              ----------   --------   ---------
                                                                    AMOUNTS IN THOUSANDS
PERFORMANCE MEASURES:

Year ended December 31, 2002
  Revenue...................................................   $238,397        420      238,817
  Operating cash flow.......................................   $ 65,431     (2,378)      63,053

Year ended December 31, 2001
  Revenue...................................................   $239,409     14,978      254,387
  Operating cash flow.......................................   $ 44,131    (11,797)      32,334

Year ended December 31, 2000
  Revenue...................................................   $200,416     17,857      218,273
  Operating cash flow.......................................   $ 50,440      2,502       52,942

BALANCE SHEET INFORMATION:

As of December 31, 2002
  Total assets..............................................   $397,973    477,246      875,219
  Investments in affiliates.................................         --         --           --
As of December 31, 2001
  Total assets..............................................   $584,726    640,171    1,224,897
  Investments in affiliates.................................   $     --     12,158       12,158

    The following table provides a reconciliation of segment operating cash flow to loss before income taxes and minority interest:

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2002        2001       2000
                                                              ---------   --------   --------
                                                                   AMOUNTS IN THOUSANDS
Segment operating cash flow.................................  $  63,053     32,334     52,942
Stock compensation..........................................       (292)      (268)     3,115
Depreciation and amortization...............................   (133,400)  (172,326)  (135,312)
Asset impairments and other charges.........................     (8,850)      (709)    (1,634)
Interest expense............................................    (18,530)   (47,477)   (34,843)
Share of losses of affiliates...............................    (13,705)  (424,247)    (7,251)
Nontemporary declines in fair value of investments..........   (163,881)   (96,438)    (9,860)
Unrealized gain (losses) on financial instruments...........      2,393     38,891    (14,426)
Other, net..................................................       (611)    (2,021)   (13,218)
                                                              ---------   --------   --------
Loss before income taxes and minority interest..............  $(273,823)  (672,261)  (160,487)
                                                              =========   ========   ========

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(20) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                           1ST        2ND        3RD        4TH
                                                         QUARTER    QUARTER    QUARTER    QUARTER
                                                        ---------   --------   --------   --------
                                                                  AMOUNTS IN THOUSANDS,
                                                                 EXCEPT PER SHARE AMOUNTS
2002:
  Revenue, as reported................................  $     105    61,104     60,895
    Adjustment for related party acquisition accounted
      for similar to a pooling of interests...........     57,383        --         --
                                                        ---------   -------    -------
  Revenue, as adjusted................................  $  57,488    61,104     60,895      59,330
                                                        =========   =======    =======    ========
  Operating loss, as reported.........................  $    (941)  (21,920)   (17,600)
    Adjustment for related party acquisition accounted
      for similar to a pooling of interests...........    (20,338)       --         --
                                                        ---------   -------    -------
  Operating loss, as adjusted.........................  $ (21,279)  (21,920)   (17,600)    (18,690)
                                                        =========   =======    =======    ========

  Loss before cumulative effect of accounting change,
    as reported.......................................  $   6,314   (83,941)   (29,666)
    Adjustment for related party acquisition accounted
      for similar to a pooling of interests...........    (32,159)       --         --
                                                        ---------   -------    -------
  Loss before cumulative effect of accounting change,
    as adjusted.......................................  $ (25,845)  (83,941)   (29,666)    (98,585)
                                                        =========   =======    =======    ========
  Net loss attributable to common shareholders, as
    reported..........................................  $  (2,629)  (92,971)   (38,696)
    Adjustment for related party acquisition accounted
      for similar to a pooling of interests...........   (138,083)       --         --
                                                        ---------   -------    -------
  Net loss attributable to common shareholders, as
    adjusted..........................................  $(140,712)  (92,971)   (38,696)   (107,615)
                                                        =========   =======    =======    ========
  Basic and diluted loss per common share before
    cumulative effect of accounting change, as
    reported..........................................  $    0.84     (2.02)     (0.67)
    Adjustment for related party acquisition accounted
      for similar to a pooling of interests...........      (1.46)       --         --
                                                        ---------   -------    -------
  Basic and diluted loss per common share before
    cumulative effect of accounting change, as
    adjusted..........................................  $   (0.62)    (2.02)     (0.67)      (2.15)
                                                        =========   =======    =======    ========
  Basic and diluted loss per common share, as
    reported..........................................  $   (0.35)    (2.24)     (0.88)
    Adjustment for related party acquisition accounted
      for similar to a pooling of interests...........      (3.04)       --         --
                                                        ---------   -------    -------
  Basic and diluted loss per common share, as
    adjusted..........................................  $   (3.39)    (2.24)     (0.88)      (2.35)
                                                        =========   =======    =======    ========

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIARIES

            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                          1ST        2ND        3RD        4TH
                                                        QUARTER    QUARTER    QUARTER    QUARTER
                                                        --------   --------   --------   --------
                                                                  AMOUNTS IN THOUSANDS,
                                                                EXCEPT PER SHARE AMOUNTS
2001:
  Revenue, as reported................................  $    105        105       105         105
    Adjustment for related party acquisition accounted
      for similar to a pooling of interests...........    67,645     69,145    61,642      55,535
                                                        --------   --------   -------    --------
  Revenue, as adjusted................................  $ 67,750     69,250    61,747      55,640
                                                        ========   ========   =======    ========
  Operating loss, as reported.........................  $   (759)      (785)   (1,664)     (1,531)
    Adjustment for related party acquisition accounted
      for similar to a pooling of interests...........   (32,361)   (44,456)  (28,358)    (31,055)
                                                        --------   --------   -------    --------
  Operating loss, as adjusted.........................  $(33,120)   (45,241)  (30,022)    (32,586)
                                                        ========   ========   =======    ========
  Net loss attributable to common shareholders, as
    reported..........................................  $(12,088)   (49,203)   (9,154)    (67,975)
    Adjustment for related party acquisition accounted
      for similar to a pooling of interests...........   (55,323)  (161,784)  (26,494)   (256,362)
                                                        --------   --------   -------    --------
  Net loss attributable to common shareholders, as
    adjusted..........................................  $(67,411)  (210,987)  (35,648)   (324,337)
                                                        ========   ========   =======    ========
  Basic and diluted loss per common share, as
    reported..........................................  $  (1.65)     (6.72)    (1.22)      (9.03)
    Adjustment for related party acquisition accounted
      for similar to a pooling of interests...........       .02       1.61       .36        1.22
                                                        --------   --------   -------    --------
  Basic and diluted loss per common share, as
    adjusted..........................................  $  (1.63)     (5.11)    (0.86)      (7.81)
                                                        ========   ========   =======    ========

(21) SUBSEQUENT EVENTS

    In March 2003, the Company received proceeds of approximately $149 million upon the sale of a portion of its Sprint PCS Stock and the settlement of a portion of its interests in the Sprint PCS Stock equity collar. The Company used approximately $48 million of such proceeds to repay all amounts due under its note payable to Liberty Media. In April 2003, the Company expects to receive additional proceeds of approximately $154 million in connection with the sale of its remaining Sprint PCS Stock and the settlement of its remaining interests in the Sprint PCS Stock equity collar. The Company expects to use approximately $115 million of such proceeds to repay all amounts due under the PCS Loan Facility.

PART III.

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

    The following lists the directors and executive officers of Liberty Satellite and Technology, Inc. ("LSAT," and together with its consolidated subsidiaries, the "Company"), their birth dates, a description of their business experience and positions held with the Company, as of February 1, 2003, unless otherwise noted.

NAME                                               POSITION
----                     ------------------------------------------------------------
Alan M. Angelich .....   Has served as a director of the Company since August 2000.
Born October 22, 1943    Mr. Angelich has been the President of Janco Capital
                         Partners, Inc., an investment banking firm specializing in the telecommunications industry, since December 1995 when he co-founded the firm.

Robert R. Bennett ....   Has served as a director of the Company since August 2000.
Born April 19, 1958      Mr. Bennett has served as President and Chief Executive
                         Officer of the Company's parent, Liberty Media Corporation
                         ("Liberty Media"), since April 1997. Mr. Bennett served as
                         Executive Vice President of Tele-Communications, Inc.
                         ("TCI") (now a part of Comcast Corporation) from April 1997 to March 1999. Mr. Bennett has held various executive
                         positions since Liberty Media's inception in 1990. Mr.
                         Bennett is a director of Liberty Media, Ascent Media Group,
                         Inc. (formerly Liberty Livewire Corporation) ("Ascent
                         Media"), UnitedGlobalCom, Inc. ("UnitedGlobalCom"), USA
                         Interactive, and OpenTV Corp.

William H. Berkman .     Has served as a director of the Company since August 2000.
Born February 26, 1965   Since January 2000, Mr. Berkman has been the Managing
                         Partner of the Associated Group, LLC, the general partner of
                         Liberty Associated Partners, LP, an investment partnership specializing in the telecommunications and media industry.
                         From 1994 to January 2000, Mr. Berkman was a principal at
                         The Associated Group, Inc., a publicly traded company. Mr.
                         Berkman was also one of the founders of Teligent, Inc. and served as a member of Teligent, Inc.'s board of directors
                         from August 1996 to January 2000.

William R.               Has served as a director of the Company since April 1, 2002.
Fitzgerald .             Mr. Fitzgerald has served as Senior Vice President of
Born May 20, 1957        Liberty Media and as Chairman of the Board of Ascent Media,
                         since August 2000, and has served as Acting Chief Executive
                         Officer of Ascent Media since May 2002. Mr. Fitzgerald
                         served as Chief Operating Officer, Operations
                         Administration, of AT&T Broadband LLC (formerly TCI, and now a part of Comcast Corporation), from August 1999 to May
                         2000, and Executive Vice President and Chief Operating
                         Officer of TCI from March 1999 to August 1999. Mr.
                         Fitzgerald served as Executive Vice President and Chief
                         Operating Officer of TCI Communications, Inc. (TCI
                         Communications"), the domestic cable subsidiary of TCI, from
                         November 1998 to March 1999, and served as Executive Vice
                         President of TCI Communications from December 1997 to March
                         1999. Mr. Fitzgerald is a director of On Command Corporation
                         ("On Command"), an indirect subsidiary of the Company, and
                         Ascent Media.

                                     III-1

NAME                                               POSITION
----                     ------------------------------------------------------------
John W. Goddard ......   Has served as a director of the Company since December 1996.
Born May 4, 1941         Mr. Goddard served as President and Chief Executive Officer of the cable division of Viacom International, Inc. from
                         1980 until the division was sold in July 1996. Mr. Goddard is also a director of Cable Television Laboratories, Inc.
                         (Cablelabs), and The Deafness Research Foundation and is a
                         Trustee of the Walter Kaitz Foundation.

J. Curt Hockemeier ...   Has served as a director of the Company since August 2000.
Born May 15, 1948        Mr. Hockemeier has been President of Arbinet-thexchange, a leading online telecommunications exchange, since April
                         2000, and Chief Executive Officer since August 2000. From
                         June 1999 until April 2000, Mr. Hockemeier served as
                         Executive Vice President and Chief Operating Officer for
                         telephone operations for AT&T Broadband, LLC (formerly TCI, and now a part of Comcast Corporation) and from July 1998
                         until June 1999, he served as AT&T Local Network Services'
                         Vice President. Beginning in 1992, Mr. Hockemeier served as
                         Senior Vice President of Affiliate Services for Teleport
                         Communications Group and held other senior management
                         positions with Teleport, including Senior Vice President of
                         National Operations, until AT&T Corporation acquired
                         Teleport Communications Group in July 1998.

Gary S. Howard .......   Has served as Chairman of the Board since August 2000 and
Born February 22, 1951   has served as a director of the Company since November 1996.
                         Mr. Howard served as Chief Executive Officer of the Company from December 1996 until April 2000. From February 1995
                         through August 1997, Mr. Howard also served as President of the Company. Mr. Howard has served as the Executive Vice
                         President, Chief Operating Officer and director of Liberty
                         Media since July 1998. Mr. Howard served as Executive Vice
                         President of TCI from December 1997 to March 1999; as Chief
                         Executive Officer, Chairman of the Board and director of TV
                         Guide, Inc. from June 1997 to March 1999; and as President and Chief Executive Officer of TCI Ventures Group, LLC from
                         December 1997 to March 1999. Mr. Howard is a director of
                         Liberty Media, Ascent Media, UnitedGlobalCom, On Command and
                         SpectraSite, Inc.

Kenneth G. Carroll ...   Has served as Senior Vice President and Chief Financial
Born April 21, 1955      Officer of the Company since February 1995 and as Treasurer since August 1999. Mr. Carroll is currently the Company's
                         acting President. He has also served as Senior Vice
                         President and Chief Financial Officer of Phoenixstar, Inc.
                         (formerly known as PRIMESTAR, Inc.) since April 1998. Mr.
                         Carroll is a director of On Command.

    The directors of the Company will hold office until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualified. The executive officers named above will serve in such capacities until the next annual meeting of the Company's Board of Directors (the "LSAT Board"), or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office.

    The Company's charter provides for a Board of Directors of not less than three members. The exact number of directors is fixed by resolution of the LSAT Board.

    There are no family relations by blood, marriage or adoption, of first cousin or closer, among the above named individuals.

                                     III-2

    During the past five years, none of the persons named above has had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity.

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

    Based solely on review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, or written representations that no Forms 5 were required, the Company believes that, during the year ended December 31, 2002, its officers, directors and greater-than-ten-percent beneficial owners complied with all Section 16(a) filing requirements.

ITEM 11. EXECUTIVE COMPENSATION

    (a) SUMMARY COMPENSATION TABLE

    The following table is a summary of all forms of compensation paid by the Company to the officer named therein for services rendered in all capacities to the Company for the fiscal years ended December 31, 2002, 2001 and 2000.

                                                       ANNUAL
                                                    COMPENSATION        LONG-TERM COMPENSATION
                                                    ------------      --------------------------
                                                                                      SECURITIES          ALL
                                                                      RESTRICTED      UNDERLYING         OTHER
NAME AND PRINCIPAL POSITION                                             STOCK          OPTIONS/       COMPENSATION
WITH THE COMPANY                           YEAR        SALARY           AWARD            SARS             (4)
---------------------------------------  --------   ------------      ----------      ----------      ------------
Kenneth G. Carroll ....................    2002       $284,457         $     --             --           $17,856
  (Senior Vice President,                  2001       $278,000         $314,063(2)      15,000(3)        $17,500
  CFO, Treasurer and Acting President)     2000       $238,343(1)      $     --             --           $15,000

------------------------

(1) Mr. Carroll began receiving compensation from the Company on February 1, 2000. Accordingly, the 2000 compensation information included in the table represents eleven months of employment.

(2) Effective February 1, 2001, Mr. Carroll was granted 7,500 restricted shares of the Company's Series A common stock ("Series A Common Stock"). Such shares vested 25% on February 1, 2003, and will vest an additional 25% on February 1, 2004, 2005 and 2006.

(3) Pursuant to the Company's 1996 Stock Incentive Plan (the "LSAT 1996 Plan") and effective August 10, 2001, Mr. Carroll was granted an aggregate of 15,000 options to acquire shares of Series A Common Stock at a purchase price of $26.00.

(4) Includes LSAT contributions to the Liberty Media 401(k) Savings Plan (the "Liberty 401(k) Savings Plan") beginning in April 2000. Mr. Carroll is fully vested in such plan.

    Since April 2000, LSAT employees have been eligible to participate in the Liberty 401(k) Savings Plan. The Liberty 401(k) Savings Plan provides employees with an opportunity to save for retirement. The Liberty 401(k) Savings Plan participants may contribute up to 10% of their pre-tax compensation and/or up to 10% of their post-tax compensation. Liberty 401(k) Savings contributes a matching contribution of 100% of the participants' contributions. Participant contributions to the Liberty 401(k) Savings Plan are fully vested upon contribution.

                                     III-3

    Generally, participants acquire a vested right in Liberty 401(k) Savings Plan contributions as follows:

YEARS OF SERVICE                                      VESTING PERCENTAGE
----------------                                      ------------------
Less than 1.........................................            0%
1-2.................................................           33%
2-3.................................................           66%
3 or more...........................................          100%

    Directors who are not employees of Liberty Media are ineligible to participate in the Liberty 401(k) Savings Plan. Under the terms of the Liberty 401(k) Savings Plan, employees are eligible to participate after three months of service.

    (b) OPTION GRANTS IN LAST FISCAL YEAR

    No stock options were granted during the year ended December 31, 2002 to the named executive officer of the Company.

    (c) AGGREGATED LSAT OPTION/STOCK APPRECIATION RIGHT ("SAR") EXERCISES AND FISCAL YEAR-END LSAT

    OPTION/SAR VALUES

    The following table provides, for the executive named in the Summary Compensation Table, information on (i) the exercise during the year ended December 31, 2002, of options/SARs with respect to shares of Series A Common Stock, (ii) the number of shares of Series A Common Stock represented by unexercised options/SARs owned by him at December 31, 2002, and (iii) the value of those options/ SARs as of the same date.

                                                                               NUMBER OF
                                                                              SECURITIES       VALUE OF
                                                                              UNDERLYING      UNEXERCISED
                                                                              UNEXERCISED    IN-THE-MONEY
                                                                               OPTIONS/        OPTIONS/
                                                                                SARS AT         SARS AT
                                                                             DECEMBER 31,    DECEMBER 31,
                                                      SHARES                     2002            2002
                                                     ACQUIRED      VALUE     EXERCISABLE/    EXERCISABLE/
NAME                                                ON EXERCISE   REALIZED   UNEXERCISABLE   UNEXERCISABLE
----                                                -----------   --------   -------------   -------------
Kenneth G. Carroll
  Exercisable Series A............................         --          --       31,465               --
  Unexercisable Series A..........................         --          --       36,250               --

    (d) COMPENSATION OF DIRECTORS

    Members of the LSAT Board who are also full-time employees of the Company or Liberty Media, or any of their respective subsidiaries, do not receive any additional compensation for their services as directors. Directors who are not full-time employees of the Company or Liberty Media, or any of their respective subsidiaries, receive a retainer of $30,000 per year. Directors are generally not separately compensated for service on committees. All members of the LSAT Board are reimbursed for expenses incurred to attend any meeting of the LSAT Board or any committee thereof. In addition, the TCI Satellite
Entertainment, Inc. 1997 Nonemployee Director Stock Option Plan (the "LSAT DSOP") provides for the grant to each person that is a member of the LSAT Board and is not an employee of the Company, its subsidiaries or its affiliates, of options to purchase 5,000 shares of Series A Common Stock. Such grant of options is made at the time a person first becomes an LSAT director. The LSAT DSOP provides that the per share exercise price of each option granted under the LSAT DSOP will be equal to the fair market value of the Series A Common Stock on the date such option is granted. In

                                     III-4
general, fair market value is determined by reference to the last sale price for shares of Series A Common Stock on the date of grant.

    During the first quarter of 2002, Messrs. Allan M. Angelich, John W. Goddard and J. Curt Hockemeier, each received $7,500 for their service during the fourth quarter of 2001 on a special committee formed by the LSAT Board to review and evaluate Liberty Media's October 12, 2001 proposal to acquire all of the Company common stock not already owned by Liberty Media.

    (e) ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

    The members of the Company's compensation committee are Messrs. Alan M. Angelich, William H. Berkman and John. W. Goddard, each a director of the Company. None of the members of the compensation committee are or were officers of the Company or any of its subsidiaries or any other person that would constitute a compensation committee interlock with the Company.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    (a) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table lists stockholders (excluding any directors or officers of the Company) believed by the Company to be the beneficial owners of more than five percent of the outstanding voting securities as of December 31, 2002 based upon filings pursuant to Section 13(d) or (g) under the Securities Exchange Act of 1934, as amended. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after December 31, 2002, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Voting power in the table is computed with respect to a general election of directors. So far as is known to the Company, the persons indicated below have sole voting and investment power with respect to the shares indicated as believed to be owned by them except as otherwise stated in the notes to the table.

                                                                  NUMBER OF
                                                                    SHARES                      COMBINED
                                                                 BENEFICIALLY                    VOTING
NAME AND ADDRESS OF                                                 OWNED        PERCENT OF   POWER OF ALL
BENEFICIAL OWNER                          TITLE OF CLASS        (IN THOUSANDS)    CLASS(1)    HOLDINGS(1)
-------------------                  ------------------------   --------------   ----------   ------------
Liberty Media Corporation .........  Series B Preferred Stock          150          100.0%        97.6%(2)
  12300 Liberty Boulevard               Series A Common Stock        4,924           44.4%
  Englewood, Colorado                   Series B Common Stock       34,332(2)        98.8%(2)

Arnhold and S. Bleichroeder .......  Series B Preferred Stock           --             --            *
  Advisers, Inc. (3)                    Series A Common Stock          200            1.8%
  1345 Avenue of the Americas           Series B Common Stock           --             --
  New York, NY 10105

Michael M. Kellen (4) .............  Series B Preferred Stock           --             --            *
  1345 Avenue of the Americas           Series A Common Stock          598            5.4%
  New York, NY 10105                    Series B Common Stock           --             --

------------------------

*   Less than one percent.

                                     III-5

(1) Based on 150,000 shares of the Series B Preferred Stock ("Series B Preferred Stock"), 11,078,834 shares of Series A Common Stock and 34,765,055 shares of Series B Common Stock outstanding as of December 31, 2002.

(2) Does not include 1,696,717 shares of Series B common stock ("Series B Common Stock") issuable upon conversion of the Series B Preferred Stock.

(3) Based upon a Schedule 13D jointly filed on November 5, 2002 by Michael M. Kellen, an individual, DEF Associates N.V., a corporation incorporated in Saint Maarten under the laws of the Netherlands Antilles, Arnhold and S. Bleichroeder Holdings, Inc., a New York corporation ("A&SB Holdings"), and Arnhold and S. Bleichroeder Advisers, Inc., a New York corporation ("A&SB Advisers") and a wholly-owned subsidiary of A&SB Holdings. The foregoing persons are hereinafter referred to collectively as the A&SB Reporting Persons. DEF Associates owns 200,000 shares. Each of A&SB Advisers, by reason of its investment advisory relationship with DEF Associates, and A&SB Holdings, by reason of its controlling ownership of A&SB Advisers, may be deemed to own the 200,000 shares owned by DEF Associates. DEF Associates, A&SB Advisers and A&SB Holdings share the power to direct the vote and the disposition of 200,000 shares. While the beneficial ownership of the A&SB Reporting Persons amounts to less than five percent of the outstanding shares of Series A common stock, their beneficial ownership is related to, and reported on, the same Schedule 13D for Michael Kellen's beneficial ownership of shares of Series A common stock. For a further discussion of Mr. Kellen's relationship to the A&SB Reporting Persons, please see note (4) to this table below.

(4) Based upon the Schedule 13D jointly filed on November 5, 2002 by the A&SB Reporting Persons. A Senior Vice President and Director of A&SB Holdings, Mr. Kellen, in his individual capacity, has discretionary investment management authority with respect to certain assets of the funds advised by A&SB Advisers, including the 200,000 shares held by DEF Associates.
    Mr. Kellen, therefore, may also be deemed to beneficially own such 200,000 shares. Mr. Kellen also beneficially owns 397,740 shares of Series A common stock through certain discretionary accounts under his management.
    Mr. Kellen has the shared power to direct the vote and the disposition of 597,740 shares.

    (b) SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information with respect to the ownership by each director and each of the named executive officers of LSAT and by all directors and executive officers of LSAT as a group of shares of Series A Common Stock and Series B Common Stock. In addition, the table sets forth information with respect to the ownership of such individuals of shares of On Command common stock ("On Command Common Stock"), and of Liberty Media Series A common stock ("Liberty Media Series A Common Stock") and Liberty Media Series B common stock ("Liberty Media Series B Common Stock"). Liberty Media owns a controlling interest in LSAT, and LSAT owns a controlling interest in On Command.

                                     III-6

    The following information is given as of December 31, 2002 and, in the case of percentage ownership information, is based on 11,078,834 shares of Series A Common Stock, 34,765,055 shares of Series B Common Stock, 30,854,489 shares of On Command common stock, 2,476,953,566 shares of Liberty Media Series A Common Stock, and 212,044,128 shares of Liberty Media Series B Common Stock, outstanding on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after December 31, 2002, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Voting power in the table is computed with respect to a general election of directors. So far as is known to the Company, the persons indicated below have sole voting and investment power with respect to the shares indicated as believed to be owned by them, except as indicated in the notes to the table.

                                                            NUMBER
                                                          OF SHARES
                                                         BENEFICIALLY                  PERCENT
                                                            OWNED                         OF       VOTING
NAME                               TITLE OF CLASS       (IN THOUSANDS)                  CLASS      POWER
----                           ----------------------   --------------                 --------   --------
Directors:
  Alan M. Angelich...........  Series A                          3           (1)           *          *
                               Series B                         --                        --
                               On Command                       --                        --
                               Liberty Media Series A           40                         *          *
                               Liberty Media Series B           --                        --

  Robert R. Bennett..........  Series A                          1           (2)           *          *
                               Series B                         --                        --
                               On Command                       --                        --
                               Liberty Media Series A        3,800       (3)(4)(5)(6)      *        1.8%
                               Liberty Media Series B        7,923           (4)         3.6%

  William H. Berkman.........  Series A                          3          (1)(7)         *          *
                               Series B                         --                        --
                               On Command                       --                        --
                               Liberty Media Series A        1,382           (8)           *          *
                               Liberty Media Series B           --                        --

  William R. Fitzgerald......  Series A                         --                        --
                               Series B                         --                        --
                               On Command                       --                        --
                               Liberty Media Series A          654         (9)(10)         *          *
                               Liberty Media Series B           --                        --

                                     III-7

                                                            NUMBER
                                                          OF SHARES
                                                         BENEFICIALLY                  PERCENT
                                                            OWNED                         OF       VOTING
NAME                               TITLE OF CLASS       (IN THOUSANDS)                  CLASS      POWER
----                           ----------------------   --------------                 --------   --------
  John W. Goddard............  Series A                          5         (11)(12)        *          *
                               Series B                         --           (11)         --
                               On Command                       --                        --
                               Liberty Media Series A           83           (11)          *          *
                               Liberty Media Series B           73           (11)          *

  J. Curt Hockemeier.........  Series A                          3           (1)           *          *
                               Series B                         --                        --
                               On Command                       --                        --
                               Liberty Media Series A            2           (13)          *          *
                               Liberty Media Series B           --                        --

  Gary S. Howard.............  Series A                         58           (14)          *          *
                               Series B                         --                        --
                               On Command                        1                         *          *
                               Liberty Media Series A        5,651       (15)(16)(17)      *          *
                                                                           (18)(19)
                               Liberty Media Series B           --                        --

Named executive officer:
  Kenneth G. Carroll.........  Series A                         44           (20)          *          *
                               Series B                         --                        --
                               On Command                       --                        --
                               Liberty Media Series A           17           (21)          *          *
                               Liberty Media Series B           --                        --

All directors and executive                                    117                       1.1%         *
  officers as a group........  Series A
                               Series B                         --                        --
                               On Command                        1                         *          *
                               Liberty Media Series A       11,629                         *        2.0%
                               Liberty Media Series B        7,996                       3.6%

------------------------

  * Less than one percent.

 (1) Assumes the exercise in full of options to purchase 3,333 shares granted pursuant to the Company's Nonemployee Director Stock Option Plan, all of which are exercisable on or within 60 days after December 31, 2002.

 (2) Assumes the exercise in full of stock options granted in tandem with SARs to purchase 500 shares, all of which are exercisable on or within 60 days after December 31, 2002.

 (3) Includes 349,307 restricted shares, none of which was vested at December 31, 2002.

 (4) Assumes the exercise in full of options to purchase 25,640 shares of Liberty Media Series A Common Stock and 7,922,930 shares of Liberty Media Series B Common Stock, all of which are exercisable on or within 60 days after December 31, 2002. Mr. Bennett also has the right to convert options to purchase Liberty Media Series B Common Stock into options to purchase Liberty Media Series A Common Stock.

 (5) Includes 22,287 shares held by the Liberty 401(k) Savings Plan for the benefit of Mr. Bennett.

                                     III-8

 (6) Includes 1,246,580 shares owned by Hilltop Investments, Inc. which is jointly owned by Mr. Bennett and his wife, Mrs. Deborah Bennett.

 (7) Includes 12 shares of Series A Common Stock held by trusts for the benefit of Mr. Berkman's brother's children. Mr. Berkman is the trustee of two of the trusts.

 (8) Assumes the exercise in full of options to purchase 1,306,121 shares, all of which are exercisable on or within 60 days after December 31, 2002.

 (9) Assumes the exercise in full of options to purchase 611,274 shares, all of which are exercisable on or within 60 days after December 31, 2002.

(10) Includes 6,168 shares held by the Liberty 401(k) Savings Plan for the benefit of Mr. Fitzgerald.

(11) Includes 140 shares of Series A Common Stock, 142 shares of Series B Common Stock, 83,136 shares of Liberty Media Series A Common Stock and 72,772 shares of Liberty Media Series B Common Stock held in trusts in which Mr. Goddard is a beneficial owner.

(12) Assumes the exercise in full of options to purchase 5,000 shares granted pursuant to the Company's Nonemployee Director Stock Option Plan, all of which are exercisable on or within 60 days after December 31, 2002.

(13) Includes 1,603 shares held by a long-term 401(k) savings plan for the benefit of Mr. Hockemeier.

(14) Assumes the exercise in full of Company stock options to purchase 49,965 shares, all of which are exercisable on or within 60 days after December 31, 2002. Also includes 2,549 shares held by trusts of which Mr. Howard is beneficial owner as trustee for his children.

(15) Includes 291,089 restricted shares held by a Grantor Retained Annuity Trust, none of which were vested at December 31, 2002.

(16) Assumes the exercise in full of options to purchase 4,173,183 shares, all of which are exercisable on or within 60 days after December 31, 2002.

(17) Includes 40,623 shares held by the Liberty 401(k) Savings Plan for the benefit of Mr. Howard.

(18) Includes 314,376 shares held by a Grantor Retained Annuity Trust.

(19) Includes 12,284 shares owned directly by Mr. Howard's wife, Mrs. Leslie D. Howard, and 185,120 shares owned by Mrs. Leslie D. Howard that are held by a Grantor Retained Annuity Trust, as to which shares Mr. Howard has disclaimed beneficial ownership.

(20) Assumes the exercise in full of Company stock options to purchase 31,465 shares, all of which are exercisable on or within 60 days after December 31, 2002. Also includes 7,500 restricted shares issued in February 2001, 25% of which vest within 60 days of December 31, 2002.

(21) Includes 4,721 shares held by the Liberty 401(k) Savings Plan for the benefit of Mr. Carroll

                                     III-9

(d) SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS.

    The following table sets forth information as of December 31, 2002 with respect to securities authorized for issuance under the Company's equity compensation plans.

                                                                                           NUMBER OF
                                                                                          SECURITIES
                                                         NUMBER OF                       AVAILABLE FOR
                                                       SECURITIES TO      WEIGHTED      FUTURE ISSUANCE
                                                         BE ISSUED        AVERAGE        UNDER EQUITY
                                                       UPON EXERCISE   EXERCISE PRICE    COMPENSATION
                                                            OF               OF              PLANS
                                                        OUTSTANDING     OUTSTANDING       (EXCLUDING
                                                         OPTIONS,         OPTIONS,        SECURITIES
                                                       WARRANTS AND     WARRANTS AND     REFLECTED IN
PLAN CATEGORY                                            RIGHTS(A)         RIGHTS         COLUMN(A))
-------------                                          -------------   --------------   ---------------
Equity compensation plans approved by security
  holders:
  Liberty Satellite & Technology 1996 Incentive
    Plan:............................................     324,070          $82.55           141,680
  TCI Satellite Entertainment, Inc. 1997 Nonemployee
    Director Stock Option Plan.......................      35,000          $96.88            10,000
Equity compensation plans not approved by security
  holders--None......................................          --              --                --
                                                          -------                           -------
Total................................................     359,070          $83.94           151,680
                                                          =======          ======           =======

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    GENERAL. Liberty owns a controlling interest in the Company. For so long as Liberty continues to indirectly control more than 50% of the outstanding voting stock of the Company, it will be able, among other things, to approve any corporate action requiring stockholder approval, by a majority or plurality, including the election of directors and, amendments to the Company's Amended and Restated Certificate of Incorporation and Bylaws, without the consent of the other stockholders of the Company. In addition, through its representation on the Board of Directors, Liberty is able to influence certain decisions, including decisions with respect to the Company's dividend policy, the Company's access to capital (including the decision to incur additional indebtedness or issue additional shares of common or preferred stock), mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company and any change in control of the Company.

    DIVIDENDS ON PREFERRED STOCK HELD BY LIBERTY MEDIA. In accordance with the terms of the Series A Preferred Stock and Series B Preferred Stock, through March 31, 2003, the Company has the right to issue shares of Series A Common Stock in satisfaction of its dividend liability. During the year ended
December 31, 2002, the Company issued 4,320,277 shares of Series A Common Stock, representing a $13,500,000 dividend obligation under the terms of the Series A Preferred Stock and a $9,000,000 dividend obligation under the terms of Series B Preferred Stock. During the same period, cash dividends on the Series A Preferred Stock and Series B Preferred Stock have aggregated $4,500,000 and $3,000,000, respectively.

    PROMISSORY NOTE WITH LIBERTY MEDIA. On March 16, 2000, the Company paid Liberty Media $60,000,000 in the form of an unsecured promissory note in exchange for a 13.99% ownership interest in LSAT Astro LLC. Interest on the note accrued interest at the 3 month LIBOR plus 2% (3.74% at December 31, 2002). Interest payments were due semi-annually on the first day of March and September. As of December 31, 2002, the unpaid principal balance on the note was $48,411,000 and accrued interest under this note was $614,000. Interest expense on the note for the year ended December 31, 2002 was $1,992,000. All amounts due under this note were repaid in March 2003.

                                     III-10

    LSAT LLC AND ASCENT ENTERTAINMENT TRANSACTION. On August 16, 2001, the Company entered into two interrelated purchase agreements with Liberty Media and certain of its subsidiaries and affiliates. Both agreements were amended in November 2001 and January 2002. One agreement provided for the Company's acquisition of certain subsidiaries of Liberty Media that collectively held the aggregate 89.41% ownership interest in Liberty Satellite, LLC ("LSAT LLC") not already owned by LSAT in exchange for 25,298,379 shares of Series B Common Stock of the Company. The second purchase agreement provided for the Company's acquisition of 100% of the capital stock of Ascent Entertainment from a subsidiary of Liberty Media in exchange for 8,701,621 shares of Series B Common Stock of the Company. Ascent Entertainment's primary operating subsidiary is On Command, which provides in-room, on-demand video entertainment and information services to hotels, motels and resorts, primarily in the United States. The foregoing transaction (the "LSAT LLC and Ascent Entertainment Transaction") closed on April 1, 2002.

    Concurrently with the closing of the LSAT LLC and Ascent Entertainment Transaction, Liberty Media contributed to the Company, as part of those transactions and for no additional consideration, promissory notes issued by LSAT LLC due to subsidiaries of Liberty Media, with an aggregate principal balance of $18,552,000. Interest expense on these notes was $404,000 during the first quarter of 2002.

    REGISTRATION RIGHTS AGREEMENT BETWEEN THE COMPANY AND LIBERTY MEDIA. The Company and Liberty Media are parties to a registration rights agreement, dated as of March 16, 2000, whereby Liberty Media and its affiliates have at any time, the right to request that the Company register under the Securities Act of 1933, as amended, (the "Securities Act") any and all of the shares of Series A Common Stock and Series B Common Stock (collectively, "LSAT Common Stock") or shares of the Company's capital stock that are convertible into shares of LSAT Common Stock, owned by them, subject to the terms and conditions thereunder. Liberty Media and its affiliates also have certain "piggy-back" registration rights, whereby anytime the Company proposes to register shares of the Company's capital stock under the Securities Act, Liberty Media and its affiliates have the right to include their shares of the Company's capital stock in such registration. In general, the Company will bear the expenses incurred in connection with the registration and distribution of shares of the LSAT Common Stock owned by Liberty Media and its affiliates. The Company and Liberty Media entered into an amendment to this registration rights agreement to include thereunder the shares of Series B Common Stock that Liberty Media and its affiliates acquired as a result of the consummation of the LSAT LLC and Ascent Entertainment Transactions.

    TRANSACTION BETWEEN LSAT LLC AND LIBERTY DIGITAL. Effective September 29, 2000, LSAT LLC acquired a 1% managing common interest in a joint venture known as IB2 LLC, from a subsidiary of Liberty Digital for $652,000. Liberty Digital, an indirect wholly-owned subsidiary of Liberty Media, retained a preferred interest (the "Preferred Interest") in IB2 LLC, which owns approximately 360,000 shares of the common stock of iBEAM Broadcasting Corp. ("iBEAM"). The Preferred Interest had an initial liquidation value of $64,574,000 and is entitled to a return of 9%, compounded annually. As part of the transaction, LSAT LLC granted Liberty Digital the right to put the Preferred Interest to LSAT LLC for a purchase price equal to $26,000,000 (the value of iBEAM stock on September 29, 2000) plus a return of 9%, compounded annually (the "Put Option"). LSAT LLC has the right to call the Preferred Interest at a price equal to the initial liquidation value plus a return of 9%, compounded annually. Both the Put Option and call option are exercisable on September 29, 2008. Under certain limited circumstances, including iBEAM's bankruptcy, LSAT LLC can force Liberty Digital to exercise the Put Option prior to September 29, 2008.

    Changes in the fair market value of the Put Option subsequent to September 29, 2000 were recognized as unrealized gains and losses on financial instruments in the Company's consolidated statements of operations. During the year ended December 31, 2002, the Company recorded an unrealized loss of $2,564,000 related to the Put Option.

                                     III-11

    During the fourth quarter of 2001, iBEAM filed for bankruptcy under Chapter 11 of the Bankruptcy Code. As a result of such bankruptcy filing, the Company began carrying amount the Put Option liability at an amount ($31,052,000 at December 31, 2002), which represents the Put Option purchase price to LSAT LLC plus an accrued return to Liberty Digital of 9%, compounded annually.

    EXECUTIVE OFFICER LOANS. Messrs. Carroll and Sophinos, executive officers of the Company, received loans in the principal amounts of $136,000 and $135,000, respectively, to be used solely for the purpose of satisfying tax liabilities related to the lapse of restrictions on shares of common stock awarded under the Company's 1996 Stock Incentive Plan. Through December 31, 2001, the loans accrued interest at an annual rate of 6.41%. In addition, each of the loans originally provided for principal and interest to be payable upon the occurrence of certain events and in no event later than December 1, 2001. During the first quarter of 2002, the Company agreed to extend the maturity dates of the loans to December 31, 2003, and lower the annual interest rates of the loans to 4% per annum. Consistent with the terms of the original loans, interest payments may be deferred by the borrowers until maturity. Each loan is secured in each case by 2,500 shares of Series A Common Stock and are otherwise nonrecourse to the borrowers. As of December 31, 2002, the balances outstanding on the loans to Messrs. Carroll and Sophinos, including accrued interest, were $155,000 and $154,000 respectively. Effective April 27, 2001, Mr. Sophinos became the President of On Command. Since that date, On Command has been responsible for 100% of Mr. Sophinos' compensation.

    EXPENSE ALLOCATIONS FROM LIBERTY MEDIA. Liberty Media allocates rent, salaries, benefits and certain other general and administrative expenses to the Company. Although there is no written agreement with Liberty Media for these services, the Company believes the allocated amounts to be reasonable. The aggregate amount allocated pursuant to this arrangement was $303,000 during 2002. In addition, the Company reimburses Liberty Media for certain expenses paid by Liberty Media on behalf of the Company. Amounts owed to Liberty Media pursuant to these arrangements ($1,585,000 at December 31, 2002) are non-interest bearing and are generally paid on a monthly basis.

    ASCENT MEDIA SATELLITE SERVICES. Effective October 1, 2002, On Command entered into a short-term agreement with Ascent Media pursuant to which Ascent Media supplied On Command with uplink and satellite transport services at a cost of $120,000 through December 31, 2002. On Command had been utilizing the services to test the satellite delivery of content updates to On Command's downlink sites at various hotels. On Command has completed its testing of satellite delivery and the parties have executed a Content Preparation and Distribution Services Agreement, dated March 24, 2003, to be effective April 1, 2003, which will provide for uplink and satellite transport services for a monthly fee of approximately $36,000, subject to adjustment, for a period of five years. The long-term agreement also provides for Ascent Media to supply On Command with content preparation services at a negotiated rate for a period of five years at On Command's request. On Command is also negotiating an agreement with a wholly-owned subsidiary of Ascent Media for the installation by such subsidiary of satellite equipment at On Command's downlink sites at hotels for a set fee per installation completed.

    TAX LIABILITY ALLOCATION AND INDEMNIFICATION AGREEMENT BETWEEN LIBERTY MEDIA AND THE COMPANY. In connection with the LSAT LLC and Ascent Entertainment Transaction, the Company and Liberty Media entered into a Tax Liability Allocation and Indemnification Agreement whereby the Company will be obligated to make a cash payment to Liberty Media in each year that the Company (taken together with any of its subsidiaries) has taxable income. The amount of the payment will be equal to the amount of the taxable income of the Company and its subsidiaries (determined as if the Company and its subsidiaries filed a separate return) multiplied by the highest applicable corporate tax rate. In the event that (1) the Company and its subsidiaries, when treated as a separate group, has a net operating loss or deduction or is entitled to a tax credit for a particular year; and (2) Liberty Media is able to use such loss, deduction or credit to reduce its tax liability, the Company will be entitled to a credit against current and future payments to Liberty Media under the agreement. If the Company

                                     III-12
disaffiliates itself with Liberty Media and the members of Liberty Media's affiliated group prior to the time that the Company is able to use such credit, the Company will be entitled to a payment from Liberty Media at the earlier of the time that (1) the Company and its subsidiaries show they could have used the net operating loss or net tax credit to reduce their own separately computed tax liability or (2) the voting power of the stock of the Company held by Liberty Media and the members of its affiliated group drops below 20%.

    In addition, under the proposed Tax Liability Allocation and Indemnification Agreement, the Company will have the opportunity to participate in the defense of claims of the Internal Revenue Service that might affect its liability under the agreement, and to participate in tax refunds paid to Liberty Media where such refunds are due in part to the Company's operations.

    In connection with the LSAT LLC and Ascent Entertainment Transaction, the Company assumed an intercompany income tax liability owed by Ascent Entertainment to Liberty Media pursuant to a tax liability allocation and indemnification agreement with terms similar to the agreement describe above. At December 31, 2002, the amount owed by Ascent Entertainment to Liberty Media pursuant to this agreement was $8,409,000. Such amount, which is non-interest bearing, includes $36,568,000 that is due on demand to Liberty Media, and $28,159,000 that is payable to the Company by Liberty Media if, and to the extent, that tax benefits generated by Ascent are utilized to reduce Liberty Media's taxable income.

ITEM 14. CONTROLS AND PROCEDURES

    The Company's acting president and chief financial officer (the "Executive") conducted an evaluation of the effectiveness of the design and operation of the Company's disclosure controls and procedures, as defined in Exchange Act
Rule 13(a)-14(c), as of a date within 90 days prior to the filing of this annual report on Form 10-K. Based on this evaluation, the Executive concluded that the Company's disclosure controls and procedures were effective as of the date of that evaluation. There have been no significant changes in the Company's disclosure controls and procedures or in other factors that could significantly affect these controls subsequent to the date on which the Executive completed this evaluation.

                                     III-13

PART IV.

ITEM 15. EXHIBITS, FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) (1) FINANCIAL STATEMENTS

    Included in Part II of this Report:

                                                              PAGE NO.
                                                              --------
Independent Auditors' Report................................  II-21

Consolidated Balance Sheets, December 31, 2002 and 2001.....  II-22

Consolidated Statements of Operations, Years ended
  December 31, 2002, 2001, and 2000.........................  II-24

Consolidated Statements of Comprehensive Loss Years ended
  December 31, 2002, 2001 and 2000..........................  II-25

Consolidated Statements of Stockholders' Equity, Years ended
  December 31, 2002, 2001 and 2000..........................  II-26

Consolidated Statements of Cash Flows, Years ended
  December 31, 2002, 2001 and 2000..........................  II-28

Notes to Consolidated Financial Statements, December 31,
  2002, 2001 and 2000.......................................  II-29

(a) (2) FINANCIAL STATEMENT SCHEDULES

    Included in Part IV of this Report:

       (1) Separate Financial Statements for ASTROLINK International LLC:

CONSOLIDATED FINANCIAL STATEMENTS
  Independent Auditors' Report..............................  IV-6

  Consolidated Balance Sheets...............................  IV-7

  Consolidated Statements of Operations.....................  IV-8

  Consolidated Statements of Members' Equity................  IV-9

  Consolidated Statements of Cash Flows.....................  IV-10

  Notes to Consolidated Financial Statements................  IV-11

(a) (3) EXHIBITS

    The following exhibits are filed herewith or are incorporated by reference herein (according to the number assigned to them in Item 601 of Regulation S-K) as noted:

2--Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession:
          2.1           Reorganization Agreement dated as of December 4, 1996, among
                          Tele-Communications, Inc. ("TCI"), TCI Communications,
                          Inc. ("TCIC"), Tempo Enterprises, Inc., TCI Digital
                          Satellite Entertainment, Inc., TCI K-1, Inc. ("TCI K-1"),
                          United Artists K-1 Investments, Inc. ("UA K-1"), TCI SE
                          Partner 1, Inc. ("TCISE 1"), TCI SE Partner 2, Inc.
                          "(TCISE 2") and TCI Satellite Entertainment, Inc. (the
                          "Company").(b)

          2.2           Merger and Contribution Agreement dated as of February 6,
                          1998, among the Company, PRIMESTAR, Inc., Time Warner
                          Entertainment Company L.P. ("TWE"), Advance/ Newhouse
                          Partnership ("Newhouse"), Comcast Corporation ("Comcast"),
                          Cox Communications, Inc. ("Cox"), MediaOne of Delaware,
                          Inc. ("MediaOne") and GE American Communications, Inc.
                          ("GE Americom").(d)

          2.3           Asset Transfer Agreement dated as of February 6, 1998,
                          between the Company and PRIMESTAR, Inc.(d)

          2.4           Contribution and Exchange Agreement among TCI Satellite
                          Entertainment, Inc., Liberty LSAT, Inc. and Liberty LSAT
                          II, Inc. dated as of March 16, 2000.(a)

          2.5           Contribution Agreement by and among Liberty Media
                          Corporation, Liberty Media International, Inc., LSAT
                          Holdings, Inc., TCI Satellite Entertainment, Inc., TSAT
                          Holding 1, Inc., each of the Liberty Members signatory
                          hereto, Liberty Satellite, LLC, and LSAT Astro, LLC dated
                          March 16, 2000.(a)

          2.6           Operating Agreement of Liberty Satellite, LLC dated March
                          16, 2000.(a)

          2.7           Amended and Restated Operating Agreement of LSAT Astro LLC
                          dated March 16, 2000.(a)

 3--Articles of Incorporation and Bylaws:

          3.1           Amended and Restated Certificate of Incorporation of the
                          Company.(f)

          3.2           Certificate of Amendment of Amended and Restated Certificate
                          of Incorporation filed herewith.

          3.3           Amended and Restated Bylaws of the Company.(c)

          3.4           Certificate of Designations, Series A Preferred Stock.(a)

          3.5           Certificate of Designations, Series B Preferred Stock.(a)

 4--Instruments Defining the Rights of Security Holders:

          4.1           Specimen certificate representing shares of Series A Common
                          Stock of the Company.(c)

          4.2           Specimen certificate representing shares of Series B Common
                          Stock of the Company.(c)

 10--Material Contracts

         10.1           Amended and Restated Liberty Satellite & Technology, Inc.
                          1996 Stock Incentive Plan*.(c)

         10.2           Qualified Employee Stock Purchase Plan of the Company*.(b)

         10.3           Indemnification Agreement dated December 4, 1996, by and
                          between TCI and Gary S. Howard.(d)

         10.4           Option Agreement, dated as of December 4, 1996, by and
                          between the Company and Gary S. Howard*.(b)

         10.5           Option Agreement, dated as of December 4, 1996, by and
                          between the Company and Larry E, Romrell*.(b)

         10.6           Option Agreement, dated as of December 4, 1996, by and
                          between the Company and David P. Beddow*.(b)

         10.7           Share Purchase Agreement dated as of December 4, 1996,
                          between TCI and the Company.(b)

         10.8           Option Agreement dated as of December 4, 1996, between TCI and the Company.(b)

         10.9           TCI Satellite Entertainment, Inc. 1997 Nonemployee Director
                          Plan*.(d)

        10.10           Asset Purchase Agreement by and among Hughes Electronics
                          Corporation, PRIMESTAR, Inc., PRIMESTAR Partners L.P.,
                          Tempo Satellite, Inc. and the Stockholders of PRIMESTAR listed herein, dated as of January 22, 1999.(e)

        10.11           Asset Purchase Agreement among PRIMESTAR, Inc., PRIMESTAR
                          Partners L.P., PRIMESTAR MDU, Inc., the Stockholders of
                          PRIMESTAR, Inc. listed herein and Hughes Electronics
                          Corporation dated as of January 22, 1999.(e)

        10.12           PRIMESTAR Payment Agreement dated as of January 22, 1999
                          among TCI Satellite Entertainment, Inc., PRIMESTAR, Inc.,
                          the Funding Parties and Paragon Communications.
                          Incorporated by reference to Phoenixstar, Inc.'s Current
                          Report on Form 8-K, dated May 13, 1999. (Commission File
                          No. 0-23883).

        10.13           Promissory Note, dated March 16, 2000, between TCI Satellite
                          Entertainment, Inc. (now known as Liberty Satellite &
                          Technology, Inc.) and Liberty Media Corporation.
                          Incorporated by reference to the Company's Quarterly
                          Report on Form 10-Q for the quarter ended March 31, 2001.
                          (Commission File No. 0-21317).

        10.14           Amended and Restated Loan Agreement by and between Liberty
                          PCS Trust and DLJ Cayman Islands, LCD dated November 3,
                          2000. Incorporated by reference to the Company's Annual
                          Report on Form 10-K for the year ended December 31, 2001.
                          (Commission File No. 0-21317).

        10.15           Purchase Agreement by and among LSAT, Liberty AEG, Inc. and
                          Liberty Media dated August 16, 2001.(f)

        10.16           First Amendment to the Purchase Agreement by and among LSAT,
                          Liberty AEG, Inc. and Liberty Media dated November 30,
                          2001.(f)

        10.17           Second Amendment to the Purchase Agreement by and among
                          LSAT, Liberty AEG, Inc. and Liberty Media dated February
                          7, 2002.(f)

        10.18           LSAT LLC Purchase Agreement by and among LMC/LSAT Holdings,
                          Inc., Liberty Brazil DTH Inc., Liberty Mexico DTH Inc.,
                          Liberty Multicountry DTH, Inc., Liberty International DTH,
                          Inc., Liberty Latin Partners, Inc., LSAT and Liberty Media
                          dated August 16, 2001.(f)

        10.19           First Amendment to the LSAT LLC Purchase Agreement by and
                          among LMC/LSAT Holdings, Inc., Liberty Brazil DTH Inc.,
                          Liberty Mexico DTH Inc., Liberty Multicountry DTH, Inc.,
                          Liberty International DTH, Inc., Liberty Latin Partners,
                          Inc., LSAT and Liberty Media dated November 20, 2001.(f)

        10.20           Second Amendment to the LSAT LLC Purchase Agreement by and
                          among LMC/LSAT Holdings, Inc., Liberty Brazil DTH Inc.,
                          Liberty Mexico DTH Inc., Liberty Multicountry DTH, Inc.,
                          Liberty International DTH, Inc., Liberty Latin Partners,
                          Inc., LSAT and Liberty Media dated February 7, 2002.(f)

        10.21           Tax Liability Allocation and Indemnification Agreement dated as of April 1, 2002 between Liberty Media and LSAT filed
                          herewith.

        10.22           Subscription Agreement, dated as of December 9, 2002,
                          between Wildblue Communications, Inc. and Liberty
                          Satellite & Technology, Inc. filed herewith.

        10.23           Subscription Agreement, dated as of December 9, 2002,
                          between Wildblue Communications, Inc. and Liberty
                          Satellite & Technology, Inc. filed herewith.

        10.24           Agreement of Stockholders, dated as of December 9, 2002,
                          among Wildblue Communications, Inc. and the stockholders listed therein filed herewith.

        10.25           Supplemental Stockholders Agreement, dated as of January 31,
                          2003, between Liberty Satellite & Technology, Inc. and
                          IntelSat USA Sales Corp. filed herewith.

        10.26           Master Agreement Regarding Restructuring of ASTROLINK
                          International LLC, dated as of January 17, 2003, by and among Liberty Satellite & Technology, Inc. and the other parties named therein filed herewith.

        10.27           Contribution Agreement, dated as of January 17, 2003, by and among Liberty Satellite & Technology, Inc., Liberty Media
                          Corporation and ASTROLINK International LLC filed
                          herewith.

        10.28           Master Services Agreement, dated as of August 3, 1993, by
                          and between Marriott International, Inc., Marriott Hotel
                          Services, Inc. and On Command Video Corporation
                          (confidential treatment granted) (Incorporated by
                          reference to Exhibit 10.6 to the Registration Statement on
                          Form S-1 (File No. 33-98502) of Ascent Entertainment
                          Group, Inc.).

        10.29           Service Agreement, dated March 21, 2001, between On Command
                          Corporation and Marriott International, Inc. (composite
                          version) (confidential treatment requested) (Incorporated
                          by reference to Exhibit 10.1 to the Quarterly Report on
                          Form 10-Q for the quarter ended June 30, 2001 of On
                          Command Corporation, Commission File No. 00-21315).

        10.30           Hilton Hotels Corporation-On Command Video Agreement, dated
                          April 27, 1993, by and between Hilton Hotels Corporation
                          and On Command Video Corporation (confidential treatment
                          granted) (Incorporated by reference to Exhibit 10.4 to the
                          Registration Statement on Form S-4 (File No. 333-10407) of
                          On Command Corporation).

        10.31           Credit Agreement, dated as of July 18, 2000, by and among On
                          Command Corporation, the lenders party thereto, Toronto
                          Dominion (Texas), Inc., Fleet National Bank, Bank of
                          America, N.A., and the Bank of New York. (Incorporated by
                          reference to Exhibit 10.16 of the Annual Report on
                          Form 10-K/A for the year ended December 31, 2000 of On
                          Command Corporation).

        10.32           Amendment No. 1, dated as of March 27, 2001, to the Credit
                          Agreement, dated as of July 18, 2000, by and among On
                          Command Corporation, the lenders party thereto, Toronto
                          Dominion (Texas), Inc., Fleet National Bank, Bank of
                          America, N.A., and the Bank of New York. (Incorporated by
                          reference to Exhibit 10.17 of the Annual Report on
                          Form 10-K/A for the year ended December 31, 2000 of On
                          Command Corporation).

        10.33           Amendment No. 2 dated as of November 14, 2001, to the Credit
                          Agreement, by and among On Command Corporation, Toronto
                          Dominion (Texas), Inc. Fleet National Bank, Bank of
                          America, the Bank of New York Company and the Bank of New
                          York. (Incorporated by reference to Exhibit 10.16 of the
                          Annual Report of Form 10-K for the year ended
                          December 31, 2001 of On Command Corporation).

           21           Subsidiaries of the Registrant filed herewith.

         23.1           Consent of KPMG LLP filed herewith.

         23.2           Consent of KPMG LLP filed herewith.

         99.1           Certification pursuant to Section 906 of the Sarbanes-Oxley
                          Act of 2002 filed herewith.

------------------------

*   Indicates compensatory plan or arrangement.

(a) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (Commission File No. 0-21317).

(b) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (Commission File No. 0-21317).

(c) Incorporated by reference to the Company's Registration Statement on Form 10 filed with the Securities and Exchange Commission ("SEC") on November 15, 1996 (Registration No. 0-21317).

(d) Incorporated by reference to PRIMESTAR, Inc.'s Registration Statement on Form S-4 filed with the SEC on February 9, 1998 (Registration No. 333-45835).

(e) Incorporated by reference to the Company's Current Report on Form 8-K, dated February 1, 1999.

(f) Incorporated by reference to the Company's definitive proxy materials filed with the SEC on February 11, 2002.

(b) REPORTS ON FORM 8-K FILED DURING THE QUARTER ENDED DECEMBER 31, 2002:

                                                                      FINANCIAL
DATE OF                                                      ITEM     STATEMENTS
REPORT                                                      FILED       FILED
-------                                                    --------   ----------
November 14, 2002........................................  Item 9.    None

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Members
ASTROLINK International LLC:

    We have audited the accompanying consolidated balance sheets of ASTROLINK International LLC and subsidiaries (a development stage limited liability company) as of December 31, 2001 and 2002, and the related consolidated statements of operations, Members' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and for the period from April 22, 1999 (date of inception) through December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in notes 1 and 4 to the consolidated financial statements, during October 2001, certain of the Company's Members announced that they would not provide additional funding beyond those amounts previously committed. On January 17, 2003, one of the Company's Members reached an agreement with the other Members to acquire substantially all of the assets of the Company and all contractual claims were settled. The agreement is expected to close by October 31, 2003, and is dependent upon achieving additional financing and regulatory approval.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ASTROLINK International LLC and subsidiaries (a development stage limited liability company) as of December 31, 2001 and 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, and the period from April 22, 1999 (date of inception) through December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the consolidated financial statements, to date the Company has not generated any revenue and is dependent upon additional equity and/or debt financing or firm commitments from prospective customers to complete construction and launch of its intended satellite system, which raises substantial doubt about its ability to continue as a going concern. The Company's plans with respect to these matters are also described in note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KPMG LLP

McLean, Virginia
March 14, 2003

                          ASTROLINK INTERNATIONAL LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2002

                                                                   2001             2002
                                                              --------------   ---------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $    5,774,057           634,634
  Restricted cash...........................................       7,243,206         2,165,723
  Prepaid and other current assets..........................       8,668,636         8,786,614
                                                              --------------   ---------------
    Total current assets....................................      21,685,899        11,586,971
Value added tax receivable..................................       7,649,537         7,725,671
System under construction...................................     478,429,567       478,294,286
Property and equipment, net of accumulated depreciation and
  amortization of $4,600,605 and $11,851,183 in 2001 and
  2002, respectively........................................      46,716,019        36,872,608
Intangible assets...........................................      17,721,000        17,721,000
                                                              --------------   ---------------
                                                              $  572,202,022       552,200,536
                                                              ==============   ===============
              LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    6,669,137         5,832,509
  Accounts payable to Members...............................      41,693,433        41,693,433
  Member advances...........................................              --         2,498,557
  Accrued contract termination liabilities..................      46,653,000        46,653,000
  Accrued contract termination liabilities to Members.......     127,362,988       127,362,988
  Accrued expenses..........................................      11,975,077         4,174,253
                                                              --------------   ---------------
    Total current liabilities...............................     234,353,635       228,214,740
Deferred rent...............................................         164,024                --
                                                              --------------   ---------------
    Total liabilities.......................................     234,517,659       228,214,740
                                                              --------------   ---------------
Commitments and contingencies
Members' equity:
  Class A units--authorized 135,010,000 units; issued and
    outstanding at December 31, 2001 and 2002...............   1,336,037,500     1,336,037,500
  Class B units--authorized 7,466,391 units; no units issued
    and outstanding.........................................              --                --
  Deficit accumulated during development stage..............    (998,353,137)   (1,012,051,704)
                                                              --------------   ---------------
    Total members' equity...................................     337,684,363       323,985,796
                                                              --------------   ---------------
                                                              $  572,202,022       552,200,536
                                                              ==============   ===============

          See accompanying notes to consolidated financial statements.

                          ASTROLINK INTERNATIONAL LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      PERIOD FROM
                                                                                     APRIL 22, 1999
                                                                                      (INCEPTION)
                                                  YEAR ENDED DECEMBER 31,               THROUGH
                                         -----------------------------------------    DECEMBER 31,
                                             2000           2001          2002            2002
                                         ------------   ------------   -----------   --------------
Revenues...............................  $         --             --            --               --
Expenses:
  General and administrative...........    31,431,521     65,929,746     4,558,228      113,617,266
  Write-down of system under
    construction.......................            --    728,494,722            --      728,494,722
  Contract termination charges.........            --    174,015,988            --      174,015,988
  Depreciation and amortization........       635,810      3,894,217     8,843,636       13,585,573
                                         ------------   ------------   -----------   --------------
    Total expenses.....................    32,067,331    972,334,673    13,401,864    1,029,713,549
                                         ------------   ------------   -----------   --------------
    Loss from operations...............   (32,067,331)  (972,334,673)  (13,401,864)  (1,029,713,549)

Other income (expense)
  Interest income......................     7,818,150      8,178,576        84,566       18,043,114
  Interest expense.....................            --             --      (110,836)        (110,836)
  Loss on disposal of property and
    equipment..........................            --             --      (804,034)        (804,034)
  Unrealized foreign currency
    transaction gain...................            --             --       533,601          533,601
                                         ------------   ------------   -----------   --------------
    Total other income (expense).......     7,818,150      8,178,576      (296,703)      17,661,845
                                         ------------   ------------   -----------   --------------
    Net loss...........................  $(24,249,181)  (964,156,097)  (13,698,567)  (1,012,051,704)
                                         ============   ============   ===========   ==============

          See accompanying notes to consolidated financial statements.

                          ASTROLINK INTERNATIONAL LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

                                                                                                     DEFICIT
                                                                                                   ACCUMULATED
                                   CLASS A UNITS              CLASS B UNITS                           DURING          TOTAL
                            ----------------------------   --------------------   SUBSCRIPTIONS    DEVELOPMENT       MEMBERS'
                               UNITS          AMOUNT        UNITS      AMOUNT      RECEIVABLE         STAGE           EQUITY
                            -----------   --------------   --------   ---------   -------------   --------------   ------------
Balance at April 22, 1999
  (inception).............           --   $           --        --    $     --              --                --             --
Issuance of Class A Units
  (July 20, 1999).........   92,000,000      920,000,000        --          --    (599,840,000)               --    320,160,000
Issuance of Class A Units
  (December 13, 1999).....   43,010,000      430,100,000        --          --    (361,610,000)               --     68,490,000
Issuance costs of Class A
  Units...................           --      (14,062,500)       --          --              --                --    (14,062,500)
Net loss..................           --               --        --          --              --        (9,947,859)    (9,947,859)
                            -----------   --------------   --------   ---------   ------------    --------------   ------------
Balance at December 31,
  1999....................  135,010,000    1,336,037,500        --          --    (961,450,000)       (9,947,859)   364,639,641
Payments under
  subscriptions
  receivables.............           --               --        --          --     495,740,000                --    495,740,000
Net loss..................           --               --        --          --              --       (24,249,181)   (24,249,181)
                            -----------   --------------   --------   ---------   ------------    --------------   ------------
Balance at December 31,
  2000....................  135,010,000    1,336,037,500        --          --    (465,710,000)      (34,197,040)   836,130,460
Payments under
  subscriptions
  receivables.............           --               --        --          --     465,710,000                --    465,710,000
Net loss..................           --               --        --          --              --      (964,156,097)  (964,156,097)
                            -----------   --------------   --------   ---------   ------------    --------------   ------------
Balance at December 31,
  2001....................  135,010,000    1,336,037,500        --          --              --      (998,353,137)   337,684,363
Net loss..................           --               --        --          --              --       (13,698,567)   (13,698,567)
                            -----------   --------------   --------   ---------   ------------    --------------   ------------
Balance at December 31,
  2002....................  135,010,000   $1,336,037,500        --    $     --              --    (1,012,051,704)   323,985,796
                            ===========   ==============   ========   =========   ============    ==============   ============

          See accompanying notes to consolidated financial statements.

                          ASTROLINK INTERNATIONAL LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               PERIOD FROM
                                                                                              APRIL 22, 1999
                                                                                               (INCEPTION)
                                                           YEAR ENDED DECEMBER 31,               THROUGH
                                                  -----------------------------------------    DECEMBER 31,
                                                      2000           2001          2002            2002
                                                  ------------   ------------   -----------   --------------
Cash flows from operating activities:
  Net loss......................................  $(24,249,181)  (964,156,097)  (13,698,567)  (1,012,051,704)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization...............       635,810      3,894,217     8,843,636       13,585,573
    Loss on disposal of property and
      equipment.................................            --        150,678       804,034          954,712
    Foreign currency gain.......................            --             --      (533,601)        (533,601)
    Non-cash interest...........................            --             --       110,836          110,836
    Write-off of contributed assets.............            --             --            --          225,000
    Write-down of system under construction.....            --    728,494,722            --      728,494,722
    Changes in assets and liabilities:
      Cash reserved for trust fund establishment
        and distribution........................            --     (7,243,206)    5,077,483       (2,165,723)
      Prepaid and other current assets..........       445,177     (8,406,815)       17,303       (8,786,614)
      Accounts payable and accrued
        liabilities.............................     2,504,389    187,030,723    (8,801,476)     225,716,183
                                                  ------------   ------------   -----------   --------------
        Net cash used in operating activities...   (20,663,805)   (60,235,778)   (8,180,352)     (54,450,616)
                                                  ------------   ------------   -----------   --------------
Cash flows from investing activities:
  Value added tax receivable....................    (4,678,252)       (22,485)      457,467       (7,192,070)
  Purchases of property and equipment...........      (660,756)   (48,603,771)           --      (49,554,634)
  Proceeds from sale of property and
    equipment...................................            --             --       195,741          195,741
  Additions to system under construction........  (448,142,278)  (396,288,578)           --   (1,206,789,008)
                                                  ------------   ------------   -----------   --------------
        Net cash used in investing activities...  (453,481,286)  (444,914,834)      653,208   (1,263,339,971)
                                                  ------------   ------------   -----------   --------------
Cash flows from financing activities:
  Proceeds from Member advances.................            --             --     2,387,721        2,387,721
  Proceeds from the issuance of Class A units...   495,740,000    465,710,000            --    1,330,100,000
  Unit issuance costs...........................    (5,312,500)            --            --      (14,062,500)
                                                  ------------   ------------   -----------   --------------
        Net cash provided by financing
          activities............................   490,427,500    465,710,000     2,387,721    1,318,425,221
                                                  ------------   ------------   -----------   --------------
        Net increase (decrease) in cash and cash
          equivalents...........................    16,282,409    (39,440,612)   (5,139,423)         634,634

Cash and cash equivalents, beginning of
  period........................................    28,932,260     45,214,669     5,774,057               --
                                                  ------------   ------------   -----------   --------------
Cash and cash equivalents, end of period........  $ 45,214,669      5,774,057       634,634          634,634
                                                  ============   ============   ===========   ==============
Supplemental disclosure of noncash investing
  activities:
  Contribution of assets by Member..............  $         --             --            --       20,000,000

          See accompanying notes to consolidated financial statements.

                          ASTROLINK INTERNATIONAL LLC

                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2002

(1) NATURE OF THE BUSINESS

    ASTROLINK International LLC (the Company) was formed on April 22, 1999 in the State of Delaware as a Limited Liability Company for the purpose of engaging in one or more telecommunications businesses and all incidental activities. The Company was formed by Lockheed Martin Global Telecommunications, Inc. (LMGT) (a wholly owned subsidiary of Lockheed Martin Corporation (LMC)). The Company's initial Members were LMGT, TRW Inc. (TRW), and Telespazio, S.p.A. through Telespazio Luxembourg, S.A. (Telespazio). Liberty Media Group, through LSAT Astro LLC (LMG), became a Member in December 1999. The Company was originally formed to establish and operate a worldwide, digital, Ka-band telecommunications system consisting initially of four geosynchronous satellites and a space and ground control system to provide worldwide multimedia interactive broadband telecommunications services (the original ASTROLINK System-TM-).

    During 2001, certain of the Company's investors indicated that they would not provide additional funding to the Company beyond those amounts previously subscribed for. On January 17, 2003, one of the Company's Members reached an agreement (the Master Agreement) with the other Members in connection with the proposed restructuring of the Company. Under the Master Agreement and related agreements, the Member will acquire substantially all of the assets of the Company and all contractual claims of certain Members, affiliates of the Members and certain other parties were settled. The closing of the agreement is expected by October 31, 2003 and is dependent upon achieving additional financing and regulatory approval, see note 4.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

        The consolidated financial statements include the accounts of ASTROLINK International LLC and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated. Members are generally not liable for debts, obligations or liabilities of the Company.

    (B) DEVELOPMENT STAGE ENTERPRISE

        The Company's consolidated financial statements are presented as those of a development stage enterprise, as prescribed by Statement of Financial Accounting Standards (SFAS) No. 7, ACCOUNTING AND REPORTING BY DEVELOPMENT STAGE ENTERPRISES.

    (C) CASH AND CASH EQUIVALENTS

        The Company considers short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 2001 and 2002 consist primarily of investments in U.S. government obligations, and amounted to approximately $1,266,000 and $0, respectively. These investments are stated at amortized cost, which approximated the fair value due to the highly liquid nature and short maturities of the underlying securities.

                          ASTROLINK INTERNATIONAL LLC

                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2002

    (D) RESTRICTED CASH

        During 2001, the Company established a trust fund to pay severance to terminated employees in accordance with the Company's severance pay plans, as approved by the Company's Board of Directors. Restricted cash in the trust fund at December 31, 2001 and 2002 amounted to $7,243,206 and $2,165,723, respectively, and was comprised of money market investments.

    (E) FURNITURE AND EQUIPMENT

        Property and equipment, including equipment with an original cost of $2,054,000 contributed by LMC and LMGT in July 1999, are carried at historical cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the following estimated useful lives:

Furniture and fixtures....................  5 years
Machinery, equipment, and computer
  hardware and software...................  3 years
                                            Shorter of estimated life or remaining
Leasehold improvements....................  term

    (F) SYSTEM UNDER CONSTRUCTION

        The Company has been in the process of designing and developing its broadband telecommunications service via a Ka-band satellite telecommunications system. System under construction includes all costs incurred related to the construction of the space and ground components of the original ASTROLINK System-TM-. Depreciation expense will be recognized on a satellite-by-satellite basis as the satellites are placed into service following delivery of each satellite to its mission orbit. Depreciation expense related to the ground components will commence with the placement into service of such components. To date, no satellites have been completed and launched, nor have the ground components been completed.

    (G) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

        SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, (SFAS No. 144) provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company's financial statements.

        In accordance with SFAS No. 144, long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at

                          ASTROLINK INTERNATIONAL LLC

                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2002

    the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

        Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value.

        Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF.

    (H) INTANGIBLE ASSETS

        Intangible assets represent the contracts, agreements, and licenses related to the space component of the original ASTROLINK System-TM- which were contributed by LMGT in partial consideration for its Class A units. These intangible assets will be amortized on a straight-line basis over seven years, commencing with the placement of the satellites into service.

        In the first quarter of 2002, the Company adopted the provisions SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS (SFAS No. 142). SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144.

        Upon adoption of SFAS No. 142, the Company was also required to reassess the useful lives and residual values of all of its intangible assets, and make any necessary amortization period or impairment adjustments. Impairment is measured as the excess of carrying value over the fair value of an intangible asset with an indefinite life. The Company determined that the carrying amounts of its intangible assets were not impaired and the useful lives were appropriate upon adoption of SFAS No. 142.

    (I) FAIR VALUE OF FINANCIAL INSTRUMENTS

        SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, (SFAS No. 107) requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from these disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The carrying amounts reported in the consolidated balance sheets approximates the fair value for cash and cash equivalents, restricted cash, prepaid and other current assets, value added tax receivable, accounts payable, and accrued expenses. The accounts payable to Members, Member advances, and accrued contract terminations were settled as part of the Master Agreement.

                          ASTROLINK INTERNATIONAL LLC

                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2002

    (J) INCOME TAXES

        As a limited liability company, the Company is not subject to U.S. federal income taxes directly. Rather, each holder of Class A Units of the Company (each Member) is subject to U.S. federal income taxation based on its ratable portion of the Company's income or loss. Certain of the Company's subsidiaries are subject to tax in various jurisdictions; however, the subsidiaries had no taxable income through December 31, 2002.

    (K) UNIT-BASED COMPENSATION

        At December 31, 2002, the Company had one unit-based employee compensation plan, which is described more fully in note 10. The Company accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. No unit-based employee compensation cost is reflected in net loss, as all options granted under the plan had an exercise price equal to the estimated market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to unit-based employee compensation.

                                            2000          2001          2002
                                         -----------   -----------   ----------
Net loss, as reported..................  $24,249,181   964,156,097   13,698,567
Add: Total unit-based employee
  compensation expense determined under
  fair value based method for all
  awards...............................    1,428,907     2,946,673    1,153,371
                                         -----------   -----------   ----------
      Pro forma net loss...............  $25,678,088   967,102,770   14,851,938
                                         ===========   ===========   ==========

    (L) MANAGEMENT ESTIMATES

        The preparation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, including the recoverability of the system under construction and the amounts of contract termination liabilities, at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

    (M) FOREIGN CURRENCY

        All balance sheet accounts of foreign operations are translated into U.S. dollars at the year-end rate of exchange and statements of operations items are translated at the weighted average exchange rates for the year. Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the consolidated statements of operations.

                          ASTROLINK INTERNATIONAL LLC

                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2002

    (N) OTHER COMPREHENSIVE INCOME

        The Company has engaged in no transactions during the years ended December 31, 2000, 2001, and 2002 that would be classified as other comprehensive income.

    (O) DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        On January 1, 2001, the Company adopted SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES and SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITY, AN AMENDMENT OF SFAS 133. SFAS Nos. 133 and 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company has reviewed its contracts and has no derivative instruments and does not engage in hedging activities.

    (P) RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 2001, FASB issued SFAS No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS (SFAS No. 143). SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company is required to adopt SFAS
No. 143 on January 1, 2003. The adoption of SFAS No. 143 is not expected to have a material effect on the Company's consolidated financial statements.

    In April 2002, the FASB issued SFAS No. 145, RESCISSION OF FASB STATEMENTS NO. 4, 44 AND 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS (SFAS No. 145). SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of the Statement related to the rescission of Statement No. 4 is applied in fiscal years beginning after May 15, 2002. Earlier application of these provisions is encouraged. The provisions of the Statement related to Statement No. 13 were effective for transactions occurring after May 15, 2002, with early application encouraged. The adoption of SFAS No. 145 is not expected to have a material effect on the Company's consolidated financial statements.

    In June 2002, the FASB issued SFAS No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES (SFAS No. 146). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3, LIABILITY RECOGNITION FOR CERTAIN EMPLOYEE TERMINATION BENEFITS AND OTHER COSTS TO EXIT AN ACTIVITY. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 is not expected to have a material effect on the Company's consolidated financial statements.

                          ASTROLINK INTERNATIONAL LLC

                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2002

    In November 2002, the FASB issued Interpretation No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS TO OTHERS, AN INTERPRETATION OF FASB STATEMENTS
NO. 5, 57 AND 107 AND A RESCISSION OF FASB INTERPRETATION NO. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company's financial statements. The disclosure requirements are effective for consolidated financial statements of annual periods ending after December 15, 2002.

    In December 2002, the FASB issued SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION--TRANSITION AND DISCLOSURE, AN AMENDMENT OF FASB STATEMENT
NO. 123. This Statement amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

    In January 2003, the FASB issued Interpretation No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, AN INTERPRETATION OF ARB NO. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. For nonpublic enterprises, such as the Company, with a variable interest in a variable interest entity created before February 1, 2003, the Interpretation is applied to the enterprise no later than the end of the first annual reporting period beginning after June 15, 2003. The application of this Interpretation is not expected to have a material effect on the Company's financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective.

(3) LIQUIDITY

    To date, the Company has devoted all of its efforts to developing, constructing and marketing the original ASTROLINK System-TM-. Through
December 31, 2002, the Company has generated no revenue and has an accumulated deficit of approximately $1.0 billion. The reduced-scale operating plan discussed in note 4 will require substantial additional financing to complete the construction and launch of the two satellites and to market and distribute the satellite-based services. Management's plans are to fund the remaining satellite construction and launch and operations with equity investments from additional investors, third-party sources of financing, or firm capacity commitments from prospective customers, (see note 4(b)). Currently, economic uncertainties exist regarding the successful acquisition of additional equity or debt financing or firm commitments from prospective customers and the attainment of positive cash flows from the Company's reduced-scale operating plan. These factors individually, or in the aggregate, could have an adverse effect on the Company's financial condition and future operating results and create an uncertainty as to the Company's ability to continue as a going

                          ASTROLINK INTERNATIONAL LLC

                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2002

concern. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

(4) BUSINESS DEVELOPMENTS AND PROPOSED RECONSTITUTION OF THE COMPANY

    (A) CESSATION OF FURTHER FUNDING FROM MEMBERS, CONTRACT TERMINATIONS AND RELATED ACTIONS

    On October 25, 2001, LMGT advised the Company and publicly stated that it would not provide additional funding to the Company beyond those amounts previously subscribed for. Subsequent to that date, TRW made a similar announcement.

    As a result of these announcements, the Company terminated substantially all of its major procurement contracts for the original ASTROLINK System-TM-, including those with Members or Member-affiliates (see notes 6 and 11). The Company terminated these contracts "for convenience", which is permitted by the terms of the contracts. Also, in accordance with the terms of those contracts, the parties are to determine payments due, if any, in connection with the termination, which amounts are subject to review and, in some cases, negotiation by the parties before final settlement. As of December 31, 2001, based on termination claims received from the various contractors, Company estimates, and the terms of each contract, the Company accrued approximately $174,015,988 to recognize the estimated termination liability for these contracts. Of that amount, approximately $127,362,988 relates to contracts with Members or Member-affiliates.

    In December 2001, the Company's Board of Directors established a plan to terminate all of the Company's employees and established a trust fund to pay severance to terminated employees in accordance with the Company's severance pay plans. Restricted cash in the trust fund at December 31, 2001 and 2002 amounted to approximately $7,243,000 and $2,166,000, respectively. Through December 31, 2001 and 2002, the Company made severance payments of approximately $2,446,000 and $5,145,000, respectively, to the terminated employees. Additionally, some employees forfeited their severance rights in 2002 in the amount of $913,000 and the plan was amended in 2002 to cancel the terminations of the remaining employees, which resulted in a reduction of the accrual of approximately $1,226,000. As of December 31, 2001 and 2002, the severance accrual was approximately $7,934,000 and $680,000, respectively. Severance costs are included in general and administrative expenses in the accompanying consolidated statements of operations for the years ended December 31, 2001 and 2002.

    On March 6, 2002, the Company filed a Demand for Arbitration with the American Arbitration Association to initiate arbitration under the provisions of one of its procurement contracts with an affiliate of a Member. The Demand for Arbitration results from a dispute as to the Company's rights resulting from the termination of the contract by the Company in November 2001. In connection with the settlement of claims pursuant to the Master Agreement, this arbitration was terminated.

    (B) PROPOSED RECONSTITUTION OF THE COMPANY

    On January 22, 2003, Liberty Satellite & Technology, Inc. (Liberty Satellite), an affiliate of LMG announced that it had entered into the Master Agreement with Lockheed Martin Corporation, Northrop Grumman Space & Mission Systems Corp. (formerly TRW, Inc.) (Northrop Grumman), Telespazio S.p.A and certain of their affiliates in connection with the proposed restructuring of the Company.

                          ASTROLINK INTERNATIONAL LLC

                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2002

    Under the Master Agreement, Liberty Satellite will acquire substantially all of the assets of the Company. The Company simultaneously signed agreements with Lockheed Martin and Northrop Grumman for completion of two satellites. The parties also reached agreement on the settlement of all claims related to the previous termination of the Company's major procurement contracts and all other major third-party creditor claims. The closing of Liberty Satellite's acquisition of the Company's business is subject to regulatory approvals and other closing conditions, including Liberty Satellite obtaining satisfactory funding for the business from additional investors, third party sources of financing, or firm capacity commitments from prospective customers. Closing is expected to occur on or before October 31, 2003.

    If the closing occurs, Liberty Satellite will pay approximately $43 million in cash and will issue approximately $3 million in value of Series A common stock as total consideration for the Company's assets, including certain existing satellite and launch contracts, and the settlement of all claims against the Company. In addition, Liberty Satellite will provide additional interim funding for the Company pending the closing.

    Liberty Satellite currently plans to pursue a revised operating plan for the new Astrolink System-TM-, taking into account current financial and market factors. The revised operating plan currently envisions launching two Ka-band satellites to provide enterprise customers with virtual private networks and related advanced services, as well as their use in fulfilling the expanding needs for bandwidth by various government agencies.

    If the closing under the Master Agreement does not occur, the Company will pursue an orderly liquidation in accordance with the terms of the Master Agreement.

    Effective January 17, 2003, Northrop Grumman's Class A units were redeemed and retired by the Company under the terms of the Master Agreement for $500,000 in cash contributed by other Members and $1,000,000 in assets. Whether the closing of the Master Agreement occurs or if the Company enters a orderly liquidation, certain Members' Class A units are to be redeemed and retired under the terms of the Master Agreement.

    (C) WRITE-DOWN RELATING TO SYSTEM UNDER CONSTRUCTION ASSET

    As a result of the Company's reduced-scale operating plan, it has written down all capitalized costs except those costs necessary to support the new plan as discussed above. Charges relating to these costs were approximately $728,495,000 for the year ended December 31, 2001.

    In accordance with SFAS No. 144, the Company also assessed whether the costs incurred and capitalized associated with the current reduced-scale operating plan had been further impaired during 2002. Based on the Company's projected undiscounted cash flows from this plan, and after considering the estimated costs to complete construction and launch of the reduced-scale system as well as the risk of availability of adequate additional financing and likelihood of customer acceptance of the services from the new Astrolink System-TM-, management does not believe that the costs incurred and capitalized associated with the reduced-scale system, have been impaired as of December 31, 2002.

                          ASTROLINK INTERNATIONAL LLC

                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2002

    (D) RISKS AND UNCERTAINTIES RELATING TO THE RECONSTITUTION AND REDUCED-SCALE OPERATING PLAN

    The completion of the reconstitution is subject to numerous conditions, including obtaining adequate financing, or firm capacity commitments from prospective customers and receipt of governmental approvals, which involve substantial risks and uncertainties. In addition, the Company's development effort relating to the reduced-scale operating plan involves substantial risks and uncertainties. Future operating results will be subject to significant business, economic, regulatory, technological, and competitive uncertainties and contingencies, including the ability to obtain and maintain the necessary licenses and other approvals to operate the network and provide services. These factors individually or in the aggregate could have an adverse effect on the Company's financial condition and future operating results. In addition, the Company will require substantial additional financing before construction is completed, see note 3. Failure to obtain the required long-term financing will prevent the Company from realizing its objective of operating its Ka-band telecommunications system. There can be no assurance that the Company will be successful in its efforts to reconstitute the development, construction and implementation of the reduced-scale operating plan, or that it will be able to obtain the necessary financing to complete and operate the system even if the reconstitution plan, as described above, is implemented.

(5) MEMBERS' EQUITY

    On July 20, 1999, LMGT purchased 42,000,000 Class A units for an aggregate purchase price of $420,000,000. During 1999, 2000 and 2001, LMGT paid all amounts in accordance with this commitment.

    Also on July 20, 1999, Northrop Grumman and Telespazio each purchased 25,000,000 Class A units for a purchase price of $250,000,000. Northrop Grumman subscribed to purchase an additional 510,000 Class A units on December 13, 1999, for a purchase price of $5,100,000. During 1999, 2000, and 2001, Northrop Grumman and Telespazio each paid all amounts of their respective commitments.

    On December 31, 1999, LMG purchased 42,500,000 Class A units for an aggregate purchase price of $425,000,000. In 1999, 2000 and 2001, LMG paid all amounts in accordance with this commitment.

    On January 17, 2003, Northrop Grumman's Class A units were redeemed and retired by the Company under the terms of the Master Agreement, see note 4(b).

(6) TRANSACTIONS AND COMMITMENTS WITH MEMBERS

    (A) SATELLITE PURCHASE AND LAUNCH SERVICES CONTRACTS WITH MEMBERS

    During 1999, 2000, and 2001, the Company entered into a series of contracts with a Member and certain of its affiliates for the procurement of four satellites, launch services, and a satellite control facility with related services, training and documentation. The total original aggregate commitment under the agreements was approximately $1,826,235,000, before considering the terminations discussed in note 4. The amounts under the contracts were due partly in monthly payments and partly upon the completion of certain milestones. During the years ended December 31, 2000 and 2001, the Company paid approximately $348,521,000 and $300,942,000, respectively, to the Member under the terms of these contracts. No payment was made in 2002 due to the termination of such contracts in 2001. At

                          ASTROLINK INTERNATIONAL LLC

                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2002

December 31, 2001 and 2002, $26,771,000 was payable to the Member under the original terms of these contracts. In accordance with the terms of the Master Agreement at closing, the Company will receive a refund of $8,314,000 for its prepaid launch costs paid to an affiliate of a Member, which is included in prepaid and other current assets in the consolidated balance sheets.

    (B) GROUND SEGMENT AND TELEMETRY, TRACKING AND COMMAND PRODUCTS, AND SERVICES CONTRACTS

    On April 29, 1999, the Company entered into two contracts with a Member for obtaining certain satellite ground segment and telemetry, tracking and command products, and services. The total original aggregate commitment under these contracts, as amended, was approximately $511,500,000, before considering the terminations discussed in note 4. This amount was due upon the completion of certain milestones. During the years ended December 31, 2000 and 2001, the Company paid approximately $81,400,000 and $135,242,000, respectively, to the Member under the terms of the contracts. No payment was made in 2002 due to the termination of such contracts in 2001. At December 31, 2001 and 2002, approximately $13,001,000 was payable to the Member.

    (C) OPERATIONS AND MAINTENANCE CONTRACTS

    On July 27, 2001, the Company entered into two contracts with a Member for obtaining certain operations and maintenance services for the ASTROLINK System-TM- for 15 years. Amounts due under these contracts are billed on a time and materials basis. During the year ended December 31, 2001, the Company paid approximately $1,315,000 to the Member under the terms of the contracts. No payment was made in 2002 due to the termination of such contracts in 2001. At December 31, 2001 and 2002, approximately $776,000 was payable to the Member.

    (D) SATELLITE APPLICATIONS INTERFACE CONTRACTS

    During 1999 and 2000, the Company entered into contracts with a Member for obtaining a satellite applications interface and payload emulators. The total original commitment under the agreements was approximately $34,525,000 with an option to purchase up to $1,525,000 in additional support services, before considering the terminations discussed in note 4. The amounts were due upon the completion of certain milestones or the delivery of optional support services. During the years ended December 31, 2000 and 2001, the Company paid approximately $18,220,000 and $12,666,000, respectively, to the Member under the terms of the contracts. No payment was made in 2002 due to the termination of such contracts in 2001. At December 31, 2001 and 2002, approximately $1,146,000 was payable to the Member under the original terms of the contracts.

    (E) SETTLEMENTS OF CLAIMS UNDER PROCUREMENT CONTRACTS WITH MEMBERS

    As of January 17, 2003, all claims related to the previous termination of the Company's procurement contracts with its Members and certain of their affiliates were settled under the Master Agreement. During January 2003, the Company entered into two contracts with a Member and a Member-affiliate for the completion of two satellite payloads, two spacecraft, and provision of one launch. The total aggregate commitment under the agreements is approximately $272,000,000. The amounts under the contracts are due partly in periodic payments and partly upon completion of certain milestones.

                          ASTROLINK INTERNATIONAL LLC

                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2002

    (F) MEMBER ADVANCES

    During 2002, the Company received $2,387,721 from its Members in the form of loans bearing interest at 10%, of which $800,000 was secured by all of the assets of the Company with the exception of any work in process under any system procurement contract unless it constituted proceeds from the procurement contract. The Company incurred $110,836 in interest during 2002 under these advances.

(7) PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at December 31, 2001 and 2002:

                                                        2001          2002
                                                     -----------   -----------
Computer hardware and software.....................  $   679,239       470,768
Furniture and fixtures.............................    1,288,679        22,493
Machinery and equipment............................      418,894            --
Leasehold improvements.............................    1,261,934       720,000
Satellite equipment................................   47,667,878    47,510,530
                                                     -----------   -----------
                                                      51,316,624    48,723,791
Less accumulated depreciation and amortization.....   (4,600,605)  (11,851,183)
                                                     -----------   -----------
                                                     $46,716,019    36,872,608
                                                     ===========   ===========

    During 2002, the Company disposed of the majority of its headquarters' furniture and fixtures and leasehold improvements as a direct result of Company downsizing, resulting in a loss on disposal of approximately $804,000.

(8) EMPLOYEE BENEFIT PLAN

    On July 20, 1999, the Company adopted a profit sharing and savings plan (the
Plan) under Section 401(k) of the Internal Revenue Code. This Plan allows eligible employees to defer up to 20% of their annual compensation, subject to IRS rules and applicable limits to the Plan. During the years ended
December 31, 2000, 2001 and 2002, the Company contributed 4% of each employee's annual compensation to the Plan, which amounted to approximately $345,000, $555,000, and $93,000, respectively.

                          ASTROLINK INTERNATIONAL LLC

                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2002

(9) LEASES

    The Company has a non-cancelable operating lease for property that will expire in 2016. The future minimum lease payments under the lease as of December 31, 2002 are:

Year ending December 31:
  2003......................................................  $   96,000
  2004......................................................      96,000
  2005......................................................      96,000
  2006......................................................      96,000
  2007 and thereafter.......................................     896,000
                                                              ----------
                                                              $1,280,000
                                                              ==========

    Rent expense for the years ended December 31, 2000, 2001, and 2002 was approximately $1,545,000, $1,656,000, and $733,000, respectively.

(10) UNIT OPTIONS

    The Company has a unit option plan that provides for the granting of options to employees of the Company to purchase Class B units. The Class B units are non-voting and are convertible into any class of securities that become registered during an initial public offering. The options vest over a five-year period and expire ten years after the date of grant. As of December 31, 2001 and 2002, the Company had reserved 8,512,704 units for issuance under the option plan.

    The Company has elected to follow APB No. 25 and related interpretations in accounting for its employee unit options rather than the alternative fair value accounting method allowed by SFAS No. 123. APB No. 25 provides that compensation expense under variable plan accounting applicable to junior option plans is based upon the difference, if any, between the exercise price and the fair value of the Company's units when it becomes probable that the conversion of the non-voting units to the voting class will occur. SFAS No. 123 requires companies that continue to follow APB No. 25 to

                          ASTROLINK INTERNATIONAL LLC

                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2002

provide pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. The following table summarizes unit option activity:

                                                           CLASS B      PRICE
                                                            UNITS      PER UNIT
                                                          ----------   --------
Balance at January 1, 2000..............................          --    $ 0.00

Granted.................................................   3,932,000     10.00
Exercised...............................................          --        --
Forfeited...............................................    (419,000)    10.00
                                                          ----------
Balance at December 31, 2000............................   3,513,000    $10.00

Granted.................................................   4,350,204     10.00
Exercised...............................................          --        --
Forfeited...............................................    (641,000)    10.00
                                                          ----------
Balance at December 31, 2001............................   7,222,204    $10.00

Granted.................................................          --        --
Exercised...............................................          --        --
Forfeited...............................................  (4,655,999)    10.00
                                                          ----------
Balance at December 31, 2002............................   2,566,205    $10.00
                                                          ==========

    There were 754,700 and 610,941 options exercisable at December 31, 2001 and 2002, respectively. There were 5,946,499 units available for future grants as of December 31, 2002. The weighted average exercise price of unit options granted during the year ended December 31, 2000 and 2001 was $10.00. The weighted average remaining contractual life of the Company's unit options was approximately eight years at December 31, 2002.

    Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee unit options under the fair value method. The weighted average fair value of unit options granted during 2000 and 2001 was $2.56 and $2.00, respectively, per share using the Black-Scholes option pricing model with the following assumptions: expected dividend yield 0%, volatility 0%, average risk free interest rate 4.51%--6.01%, and expected life of five years. For purposes of the pro forma disclosures, the estimated fair value of the unit options is amortized to expense over the unit options' vesting period. Had compensation expense for the unit options granted to employees been determined based on the fair value of the related unit options at the grant dates in accordance with SFAS No. 123, the Company's net loss for the years ended December 31, 2000, 2001 and 2002 would have increased by the pro forma amount indicated below:

                                          2000           2001          2002
                                       -----------   ------------   -----------
Net loss, as reported................  $22,249,181   $964,156,097   $13,698,567
Net loss, pro forma..................   25,678,088    967,102,770    14,851,938

                          ASTROLINK INTERNATIONAL LLC

                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 2001 AND 2002

(11) OTHER CONTRACTUAL COMMITMENTS AND RELATED TERMINATIONS

    During 2000 and 2001, the Company entered into contracts with third-party contractors for the development and manufacture of end-user terminals and service provider gateway terminals. Amounts under the contracts were due upon the completion of certain milestones. As described in note 4, the Company terminated all of its construction and related contracts during 2001. During the years ended December 31, 2000 and 2001, the Company paid approximately $1,500,000 and $16,000,000, respectively, to the contractors under the terms of these contracts. At December 31, 2001 and 2002, approximately $4,675,000 was payable to the contractors under the original terms of these contracts. The Company has accrued an additional $46,653,000 related to the termination of these contracts. During January 2003, all claims from third party contractors for the development and manufacture of terminals were settled in consideration of payments made by a Member.

    As of December 31, 2002, the Company was subject to a legal proceeding and claim relating to a software license agreement that arose in the ordinary course of its operations that had not been finally adjudicated. The amount at issue in this proceeding was $1,200,000, all of which was accrued for as of December 31, 2001. As of January 17, 2003, and in connection with the Master Agreement, the dispute was settled in consideration of a payment of $350,000 by the Company to the software vendor and the proceeding was dismissed. In December 2002, the Company reduced its accrual for the settlement by $850,000, which is included in the consolidated statements of operations.

(12) VALUE ADDED TAX (VAT) REFUND DISPUTE

    In 2001, in accordance with Italian law, the Company's Italian subsidiary submitted a written request for a refund of value added tax (VAT) that has been paid to the Italian government in connection with work performed in Italy on the original Astrolink System-TM-. In 2002, the Italian VAT authority provided a partial refund of VAT of approximately $450,000 and is currently disputing the remaining refund petition of approximately $7,726,000. The Italian VAT authority has also threatened other actions against the Company in connection with the VAT refund request. The Company believes that the Italian government's position is without merit and that the collectibility of the remaining VAT receivable is probable (although the timing is uncertain). Therefore, no reserve has been established over the VAT receivable at December 31, 2002. However, there can be no assurance that the resolution of this dispute will not result in the write-off of some portion, or all, of the VAT receivable.

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                               LIBERTY SATELLITE & TECHNOLOGY, INC.

                                               By:               /s/ KENNETH G. CARROLL
                                                    ------------------------------------------------
                                                    Name: Kenneth G. Carroll
                                                    Title:  ACTING PRESIDENT, CHIEF FINANCIAL OFFICER
                                                         AND TREASURER

Dated March 28, 2003

    Pursuant to the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the date indicated:

                  SIGNATURE                                    TITLE                        DATE
                  ---------                                    -----                        ----
             /s/ GARY S. HOWARD
    ------------------------------------       Chairman of the Board and Director      March 28, 2003
               Gary S. Howard

            /s/ ALAN M. ANGELICH
    ------------------------------------       Director                                March 28, 2003
              Alan M. Angelich

            /s/ ROBERT R. BENNETT
    ------------------------------------       Director                                March 28, 2003
              Robert R. Bennett

           /s/ WILLIAM H. BERKMAN
    ------------------------------------       Director                                March 28, 2003
             William H. Berkman

          /s/ WILLIAM R. FITZGERALD
    ------------------------------------       Director                                March 28, 2003
            William R. Fitzgerald

             /s/ JOHN W. GODDARD
    ------------------------------------       Director                                March 28, 2003
               John W. Goddard

           /s/ J. CURT HOCKEMEIER
    ------------------------------------       Director                                March 28, 2003
             J. Curt Hockemeier

                                               Acting President, Chief Financial
           /s/ KENNETH G. CARROLL                Officer and Treasurer (Principal
    ------------------------------------         Executive, Financial and Accounting   March 28, 2003
             Kenneth G. Carroll                  Officer)

                                 CERTIFICATION

I, Kenneth G. Carroll, certify that:

    1. I have reviewed this annual report on Form 10-K of Liberty Satellite & Technology, Inc.;

    2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

    3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

    4. I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and I have:

        a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

        b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

        c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on my evaluation as of the Evaluation Date;

    5. I have disclosed, based on my most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

        a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

        b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

    6. I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of my most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 28, 2003

/s/ KENNETH G. CARROLL
--------------------------------------------
Kenneth G. Carroll
ACTING PRESIDENT, CHIEF FINANCIAL OFFICER AND
TREASURER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                                 F O R M 10-Q/A
                                AMENDMENT NO. 1

   /X/     QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934
           FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

                                  OR

   / /     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

            FOR THE TRANSITION PERIOD FROM               TO

                        COMMISSION FILE NUMBER: 0-21317

                      LIBERTY SATELLITE & TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

              STATE OF DELAWARE                                 84-1299995
       (State or other jurisdiction of             (I.R.S. Employer Identification No.)
       incorporation or organization)

           12300 LIBERTY BOULEVARD                                 80112
             ENGLEWOOD, COLORADO                                (Zip Code)
  (Address of principal executive offices)

            Registrant's telephone number, including area code: (720) 875-5400

    Indicate by check mark whether the Registrant is an accelerated filer as described in Rule 12(b)-2 of the Securities Exchange Act. Yes / / No /X/

    Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

    The number of shares outstanding of Liberty Satellite & Technology, Inc.'s common stock as of July 31, 2003 was:

                 Series A common stock--14,278,206 shares; and
                   Series B common stock--34,765,055 shares.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                              JUNE 30,    DECEMBER 31,
                                                                2003          2002
                                                              ---------   ------------
                                                                AMOUNTS IN THOUSANDS
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  81,741        11,571
  Restricted cash (note 6)..................................     10,990         2,690
  Trade and other receivables, net..........................     30,531        33,513
  Derivative assets (note 8)................................     37,724       317,580
  Other current assets......................................      2,106         3,629
                                                              ---------     ---------
    Total current assets....................................    163,092       368,983
                                                              ---------     ---------
Investments in available-for-sale securities and other cost
  investments, including securities pledged to creditors
  (note 6)..................................................    129,476       138,602
Investment in WildBlue Communications, Inc. (note 7)........     64,098         5,256

Property and equipment:
  Video systems.............................................    388,525       392,350
  Support equipment.........................................     13,170        12,813
                                                              ---------     ---------
                                                                401,695       405,163
  Accumulated depreciation..................................   (138,745)     (130,086)
                                                              ---------     ---------
                                                                262,950       275,077
                                                              ---------     ---------
Intangible asset subject to amortization, net of accumulated
  amortization..............................................         --        13,583
Intangible asset not subject to amortization--Goodwill......     53,371        52,272
Other assets (note 8).......................................     16,311        21,446
                                                              ---------     ---------
    Total assets............................................  $ 689,298       875,219
                                                              =========     =========

                                                                     (continued)

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

                CONDENSED CONSOLIDATED BALANCE SHEETS, CONTINUED
                                  (UNAUDITED)

                                                               JUNE 30,     DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
                                                                 AMOUNTS IN THOUSANDS
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $    40,046        48,332
  Due to parent (note 2)
    Note payable............................................           --        48,411
    Accrued interest........................................           --           614
    Other accrued expenses..................................        5,763         6,931
  Current portion of long-term debt (note 9)................      266,295       113,336
  Securities lending agreement (note 6).....................       10,990         2,690
                                                              -----------   -----------
      Total current liabilities.............................      323,094       220,314
                                                              -----------   -----------
Long-term debt (note 9).....................................           28       261,946
Put option liability due to related party (note 2)..........       32,418        31,052
Deferred tax liability......................................       10,595        14,558
Other liabilities (note 7)..................................        1,516           495
                                                              -----------   -----------
      Total liabilities.....................................      367,651       528,365
                                                              -----------   -----------
Minority interests in equity of consolidated subsidiaries...       10,007         9,854
Redeemable preferred stock..................................      212,707       202,147

Stockholders' Equity:
  Preferred stock; authorized 5,000,000 shares; issued and
    outstanding 300,000 shares in 2003 and 2002.............           --            --
  Series A common stock, $1 par value; authorized
    100,000,000 shares; issued 14,306,060 shares at June 30,
    2003 and 11,078,834 shares at December 31, 2002.........       14,306        11,079
  Series B common stock, $1 par value; authorized 70,000,000 shares; issued and outstanding 34,765,055 shares at
    June 30, 2003 and December 31, 2002.....................       34,765        34,765
  Additional paid-in capital................................    1,968,104     1,981,831
  Accumulated other comprehensive earnings..................       13,460         3,085
  Accumulated deficit.......................................   (1,931,009)   (1,895,220)
                                                              -----------   -----------
                                                                   99,626       135,540
  Series A common stock held in treasury, at cost (27,854
    shares at June 30, 2003 and December 31, 2002)..........         (378)         (378)
  Notes receivable from officers............................         (315)         (309)
                                                              -----------   -----------
    Total stockholders' equity..............................       98,933       134,853
                                                              -----------   -----------
Commitments and contingencies (notes 6, 7, 11 and 12)
                                                              $   689,298       875,219
                                                              ===========   ===========

See accompanying notes to condensed consolidated financial statements.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                           THREE MONTHS ENDED      SIX MONTHS ENDED
                                                                JUNE 30,               JUNE 30,
                                                           -------------------   --------------------
                                                             2003       2002       2003       2002
                                                           --------   --------   --------   ---------
                                                             AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
                                                                            AMOUNTS
Net revenue:
  In-room entertainment..................................  $ 59,552     60,999    116,272     118,382
  Other..................................................       105        105        210         210
                                                           --------   --------   --------   ---------
                                                             59,657     61,104    116,482     118,592
                                                           --------   --------   --------   ---------
Operating costs and expenses:
  Operating..............................................    39,289     38,553     74,682      75,280
  Selling, general and administrative (note 2)...........     7,051      6,216     13,331      12,729
  Depreciation and amortization..........................    19,444     33,553     52,014      67,268
  Asset impairments and other charges....................       931      5,821      1,256       7,650
                                                           --------   --------   --------   ---------
                                                             66,715     84,143    141,283     162,927
                                                           --------   --------   --------   ---------
      Operating loss.....................................    (7,058)   (23,039)   (24,801)    (44,335)

Other income (expense):
  Interest expense-parent (note 2).......................        --       (470)      (412)     (1,462)
  Interest expense-other.................................    (2,938)    (4,253)    (7,011)     (8,324)
  Share of losses of affiliates..........................      (208)    (1,856)      (208)     (3,358)
  Realized and unrealized gains (losses) on financial
    instruments, net (note 8)............................    (5,559)     6,563     (7,535)       (753)
  Nontemporary declines in fair values of investments
    (note 6).............................................    (4,412)   (58,948)    (4,412)    (58,948)
  Other, net.............................................       653      1,918        813         299
                                                           --------   --------   --------   ---------
                                                            (12,464)   (57,046)   (18,765)    (72,546)
                                                           --------   --------   --------   ---------
      Loss before income taxes and minority interests....   (19,522)   (80,085)   (43,566)   (116,881)
Income tax benefit (expense).............................     3,406     (3,542)     8,189       6,712
Minority interests in losses (earnings) of consolidated
  subsidiaries...........................................      (249)      (314)      (412)        383
                                                           --------   --------   --------   ---------
      Loss before cumulative effect of accounting
        change...........................................   (16,365)   (83,941)   (35,789)   (109,786)
Cumulative effect of accounting change, net of taxes.....        --         --         --    (105,837)
                                                           --------   --------   --------   ---------
      Net loss...........................................   (16,365)   (83,941)   (35,789)   (215,623)
Accretion of redeemable preferred stock..................    (1,530)    (1,530)    (3,060)     (3,060)
Dividends on redeemable preferred stock..................    (7,500)    (7,500)   (15,000)    (15,000)
                                                           --------   --------   --------   ---------
      Net loss attributable to common stockholders.......  $(25,395)   (92,971)   (53,849)   (233,683)
                                                           ========   ========   ========   =========
Basic and diluted loss per common share before cumulative
  effect of accounting change (note 4)...................  $   (.52)     (2.24)     (1.11)      (3.08)
Cumulative effect of accounting change...................        --         --         --       (2.55)
                                                           --------   --------   --------   ---------
Basic and diluted loss per common share..................  $   (.52)     (2.24)     (1.11)      (5.63)
                                                           ========   ========   ========   =========

See accompanying notes to condensed consolidated financial statements.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

            CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                  (UNAUDITED)

                                                      THREE MONTHS ENDED      SIX MONTHS ENDED
                                                           JUNE 30,               JUNE 30,
                                                      -------------------   --------------------
                                                        2003       2002       2003       2002
                                                      --------   --------   --------   ---------
                                                                 AMOUNTS IN THOUSANDS
Net loss............................................  $(16,365)   (83,941)   (35,789)   (215,623)
                                                      --------   --------   --------   ---------
Other comprehensive income (loss), net of tax:
  Unrealized holding gains (losses).................     4,696    (13,596)     6,182     (14,636)
  Reclassification of holding losses included in
    earnings........................................        91         --        503          --
  Foreign currency translation adjustments..........     1,636      1,446      3,690       1,506
                                                      --------   --------   --------   ---------
    Other comprehensive income (loss)...............     6,423    (12,150)    10,375     (13,130)
                                                      --------   --------   --------   ---------
      Comprehensive loss............................  $ (9,942)   (96,091)   (25,414)   (228,753)
                                                      ========   ========   ========   =========

See accompanying notes to condensed consolidated financial statements.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                         SIX MONTHS ENDED JUNE 30, 2003
                                  (UNAUDITED)

                                                              ACCUMULATED                               NOTES
                             COMMON STOCK       ADDITIONAL       OTHER                                RECEIVABLE       TOTAL
                          -------------------    PAID-IN     COMPREHENSIVE   ACCUMULATED   TREASURY      FROM      STOCKHOLDERS'
                          SERIES A   SERIES B    CAPITAL       EARNINGS        DEFICIT      STOCK      OFFICERS       EQUITY
                          --------   --------   ----------   -------------   -----------   --------   ----------   -------------
                                                                   AMOUNTS IN THOUSANDS
Balance at January 1,
  2003..................  $11,079     34,765    1,981,831        3,085       (1,895,220)     (378)       (309)        134,853
  Net loss..............       --         --           --           --          (35,789)       --          --         (35,789)
  Other comprehensive
    income..............       --         --           --       10,375               --        --          --          10,375
  Accretion and
    dividends on
    redeemable preferred
    stock...............       --         --      (18,060)          --               --        --          --         (18,060)
  Issuance of Series A
    common stock for
    preferred stock
    dividends...........    3,222         --        4,278           --               --        --          --           7,500
  Recognition of stock
    compensation related
    to restricted stock
    awards, net of
    taxes...............       --         --           54           --               --        --          --              54
  Accrual of interest on
    notes receivable
    from officers.......       --         --            6           --               --        --          (6)             --
  Issuance of restricted
    stock...............        5         --           (5)          --               --        --          --              --
                          -------    -------    ---------       ------       ----------      ----        ----         -------
Balance at June 30,
  2003..................  $14,306     34,765    1,968,104       13,460       (1,931,009)     (378)       (315)         98,933
                          =======    =======    =========       ======       ==========      ====        ====         =======

See accompanying notes to condensed consolidated financial statements.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                2003        2002
                                                              ---------   --------
                                                              AMOUNTS IN THOUSANDS
                                                                  (SEE NOTE 5)
Cash flows from operating activities:
  Net loss..................................................  $ (35,789)  (215,623)
    Adjustments to reconcile net loss to net cash provided
      by operating activities:
      Depreciation and amortization.........................     52,014     67,268
      Asset impairments and other charges...................      1,256      7,650
      Share of losses of affiliates.........................        208      3,358
      Realized and unrealized losses on financial
        instruments, net....................................      7,535        753
      Nontemporary declines in fair values of investments...      4,412     58,948
      Minority interests in earnings (losses) of
        consolidated subsidiaries...........................        412       (383)
      Deferred tax benefit..................................     (8,272)    (1,585)
      Cumulative effect of accounting change, net of
        taxes...............................................         --    105,837
      Other non-cash items..................................      2,186      3,375
      Changes in operating assets and liabilities:
        Receivables and prepaid expenses....................      4,862     (3,384)
        Accruals and payables...............................    (10,207)     5,791
                                                              ---------   --------
          Net cash provided by operating activities.........     18,617     32,005
                                                              ---------   --------
Cash flows from investing activities:
  Proceeds from disposition of available-for-sale security
    and related equity collar...............................    303,586         --
  Investments in and advances to affiliates and investees...    (65,931)   (23,350)
  Capital expended for equipment............................    (25,606)   (26,018)
  Other investing activities................................     (2,077)      (469)
                                                              ---------   --------
          Net cash provided (used) by investing
            activities......................................    209,972    (49,837)
                                                              ---------   --------
Cash flows from financing activities:
  Borrowings of third-party debt............................      6,000     22,000
  Repayments of third-party debt............................   (114,960)    (5,406)
  Advances and contributions from parent....................         --      6,573
  Repayments of note payable to parent......................    (48,411)    (6,573)
  Payment of deferred financing costs.......................     (1,027)        --
  Other financing activities................................        (21)        49
                                                              ---------   --------
          Net cash provided (used) by financing
            activities......................................   (158,419)    16,643
                                                              ---------   --------
          Net increase (decrease) in cash and cash
            equivalents.....................................     70,170     (1,189)
          Cash and cash equivalents:
            Beginning of period.............................     11,571     33,913
                                                              ---------   --------
            End of period...................................  $  81,741     32,724
                                                              =========   ========

See accompanying notes to condensed consolidated financial statements.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 2003
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

    The accompanying condensed consolidated financial statements include the accounts of Liberty Satellite & Technology, Inc. and those of all majority-owned or controlled subsidiaries ("LSAT" and together with its consolidated subsidiaries, the "Company"). All significant inter-company transactions have been eliminated.

    LSAT is a consolidated subsidiary of Liberty Media Corporation ("Liberty Media"). At June 30, 2003, Liberty Media owned approximately 87% of LSAT's outstanding common stock, which, when considered with LSAT redeemable preferred stock owned by Liberty Media, represented approximately 98% of LSAT's outstanding voting power. The Company's primary operating subsidiary is On Command Corporation ("On Command"), which provides in-room, on-demand video entertainment and informational services to hotels, motels and resorts. At
June 30, 2003, LSAT, indirectly controlled approximately 74% of the outstanding On Command common stock ("On Command Common Stock") and 100% of certain series of On Command's preferred stock, which ownership interests collectively represented approximately 80% of On Command's outstanding voting power.

    In addition to LSAT's indirect interests in On Command and in various investments, the Company is currently pursuing strategic opportunities worldwide relating to the business of distributing Internet and other content via satellite and related businesses.

    These interim condensed consolidated financial statements are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring accruals) have been made that are necessary to present fairly the financial position of the Company as of June 30, 2003 and the results of its operations for the three and six months ended June 30, 2003 and 2002. The results of operations for any interim period are not necessarily indicative of the results for the entire year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company's December 31, 2002 Annual Report on Form 10-K.

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    Certain prior period amounts have been reclassified for comparability with the 2003 presentation.

(2) TRANSACTIONS WITH LIBERTY MEDIA AND OTHER RELATED PARTIES

    PROPOSALS BY LIBERTY MEDIA TO ACQUIRE LSAT AND ON COMMAND PUBLICLY-HELD
     STOCK

    On April 1, 2003, the Company announced that it had received an expression of interest from Liberty Media regarding the possibility of Liberty Media acquiring all the issued and outstanding shares of LSAT that Liberty Media does not already own. As proposed by Liberty Media, LSAT stockholders would receive
0.2131 of a share of Liberty Media Series A common stock for each share of LSAT common stock held. The transaction would be taxable to LSAT stockholders.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    LSAT's Board of Directors has established a committee of independent directors to consider the proposal from Liberty Media. The committee has engaged independent legal counsel and financial advisors, and has authority, among other things, to review and evaluate the terms and conditions of the proposed transaction, to determine whether the proposed transaction is in the best interests of the Company and its public stockholders, to negotiate with Liberty Media, and to accept, reject or seek to modify the proposed transaction. Any transaction between LSAT and Liberty Media would be subject to negotiation, execution and delivery of definitive documentation relating thereto and any closing conditions provided for in such documentation.

    On April 2, 2003, On Command announced that it had received an expression of interest from Liberty Media regarding the possibility of Liberty Media acquiring all the issued and outstanding shares of On Command that Liberty Media (through its subsidiaries) does not already own. As proposed by Liberty Media, On Command stockholders would receive 0.0787 of a share of Liberty Media Series A common stock for each share of On Command Common Stock held. The transaction would be taxable to On Command stockholders.

    On Command's Board of Directors has established a committee of independent directors to consider the proposal from Liberty Media. The committee has engaged independent legal counsel and financial advisors, and has authority, among other things, to review and evaluate the terms and conditions of the proposed transaction, to determine whether the proposed transaction is in the best interests of On Command and its public stockholders, to negotiate with Liberty Media, and to accept, reject or seek to modify the proposed transaction. Any transaction between On Command and Liberty Media would be subject to negotiation, execution and delivery of definitive documentation relating thereto and any closing conditions provided for in such documentation.

    TRANSACTIONS WITH LIBERTY MEDIA AND AFFILIATES

    NOTE PAYABLE. On March 26, 2003, LSAT used a portion of the proceeds from the delivery of 2,500,000 shares of Sprint Corporation PCS Group common stock and the termination of a related equity collar to repay a note payable to Liberty Media with a principal balance of $48,411,000 and an accrued interest balance of $115,000.

    TAX LIABILITY ALLOCATION AND INDEMNIFICATION AGREEMENT. LSAT and Liberty Media have entered into a tax liability allocation and indemnification agreement whereby LSAT is obligated to make a cash payment to Liberty Media in each year that LSAT (taken together with any of its subsidiaries) has taxable income. The amount of the payment will be equal to the amount of the taxable income of LSAT and its subsidiaries (determined as if LSAT and its subsidiaries filed a separate return) multiplied by the highest applicable corporate tax rate. In the event that (1) LSAT and its subsidiaries, when treated as a separate group, have a net operating loss or deduction or are entitled to a tax credit for a particular year; and (2) Liberty Media is able to use such loss, deduction or credit to reduce its tax liability, LSAT will be entitled to a credit against current and future payments to Liberty Media under the agreement. If LSAT ceases to be affiliated with Liberty Media and the members of Liberty Media's affiliated group prior to the time that LSAT is able to use such credit, LSAT will be entitled to a payment from Liberty Media at the earlier of the time that
(1) LSAT and its subsidiaries show they could have used the net operating loss or net tax credit to reduce their own separately computed tax liability or
(2) the voting power of the stock of LSAT held by Liberty Media and the members of its affiliated group drops below 20%.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    In addition, under the tax liability allocation and indemnification agreement, LSAT will have the opportunity to participate in the defense of claims of the Internal Revenue Service that might affect its liability under the agreement, and to participate in tax refunds paid to Liberty Media where such refunds are due in part to LSAT's operations. Through June 30, 2003, the Company has recorded a $2,814,000 intercompany receivable from Liberty Media pursuant to this agreement.

    At June 30, 2003, Ascent Entertainment, Inc., a wholly-owned subsidiary of LSAT, ("Ascent Entertainment") owed Liberty Media $8,409,000 pursuant to a separate tax liability allocation and indemnification agreement. Such amount, which is non-interest bearing, represents the net effect of $36,568,000 that is due on demand to Liberty Media and $28,159,000 that is payable to the Company by Liberty Media if, and to the extent that, tax benefits generated by Ascent Entertainment are utilized to reduce Liberty Media's taxable income.

    EXPENSE ALLOCATIONS AND REIMBURSEMENTS. Liberty Media allocates rent, salaries, benefits and certain other general and administrative expenses to the Company. Although there is no written agreement with Liberty Media for these allocations, the Company believes the allocated amounts to be reasonable. The aggregate allocations from Liberty Media were $227,000 during each of the six month periods ended June 30, 2003 and 2002. In addition, the Company reimburses Liberty Media for certain expenses paid by Liberty Media on behalf of the Company. Amounts owed to Liberty Media pursuant to these arrangements ($168,000 at June 30, 2003) are non-interest bearing and are generally paid on a monthly basis.

    PUT OPTION LIABILITY. Effective September 29, 2000, Liberty Satellite LLC ("LSAT LLC"), a subsidiary of LSAT, acquired a 1% managing common interest in a joint venture ("IB2 LLC") from a subsidiary of Liberty Digital, Inc. ("Liberty Digital") for $652,000. Liberty Digital, an indirect wholly-owned subsidiary of Liberty Media, retained a preferred interest (the "Preferred Interest") in IB2 LLC, which owns approximately 360,000 shares of iBEAM Broadcasting Corp. ("iBEAM") common stock ("iBEAM Stock"). The Preferred Interest had an initial liquidation value of $64,574,000 and is entitled to a return of 9%, compounded annually. As part of the transaction, LSAT LLC granted Liberty Digital the right to put the Preferred Interest to LSAT LLC for a purchase price equal to $26,000,000 (the value of iBEAM Stock on September 29, 2000) plus a 9% return, compounded annually (the "iBEAM Put Option"). LSAT LLC has the right to call Liberty Digital's Preferred Interest at a price equal to the initial liquidation value plus a return of 9%, compounded annually. Both the iBEAM Put Option and call option are exercisable on September 29, 2008. Under certain limited circumstances, including iBEAM's bankruptcy, LSAT LLC can force Liberty Digital to exercise the iBEAM Put Option prior to September 29, 2008.

    During the fourth quarter of 2001, iBEAM filed for bankruptcy under Chapter 11 of the Bankruptcy Code. As a result of such bankruptcy filing, the Company began carrying the iBEAM Put Option liability at an amount ($32,418,000 at June 30, 2003), which represents the iBEAM Put Option purchase price to LSAT LLC plus an accrued return to Liberty Digital of 9%, compounded annually. The Company anticipates that future losses with respect to the iBEAM Put Option will be limited to Liberty Digital's 9% return on the iBEAM Put Option liability.

    Changes in the fair market value of the iBEAM Put Option subsequent to September 29, 2000 have been recognized as unrealized gains (losses) on financial instruments in the Company's condensed consolidated statements of operations. During the six months ended June 30, 2003 and 2002, the Company recorded unrealized losses of $1,367,000 and $1,254,000, respectively, related to the iBEAM Put Option.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    ASCENT MEDIA SATELLITE SERVICES.  Since October 1, 2002, Ascent Media
Group, Inc., a consolidated subsidiary of Liberty ("Ascent Media") has provided uplink and satellite transport services to the Company for a negotiated monthly fee. Beginning in April 2003, Ascent also began installing satellite equipment at On Command's downlink sites at hotels. During the six months ended June 30, 2003, Ascent Media charged the Company $217,000 for such services. The terms for the above-described services are set forth in a Content Preparation and Distribution Services Agreement that covers the five-year period beginning on April 1, 2003. Ascent Media also may supply the Company with content preparation services at a negotiated rate during the term of the agreement. No content preparation services have been provided through June 30, 2003.

    TRANSACTIONS WITH OTHER RELATED PARTIES

    PHOENIXSTAR MANAGEMENT AGREEMENT. Effective February 1, 2000, the Company entered into a management agreement with Phoenixstar, Inc. ("Phoenixstar") pursuant to which the Company is managing Phoenixstar's affairs in exchange for a monthly management fee. Prior to 1999, the Company beneficially owned 37% of Phoenixstar's outstanding shares. In connection with certain transactions that closed in 1999, the Company agreed to forgo any liquidating distribution or other payment that may be made in respect of the outstanding shares of Phoenixstar upon any dissolution and winding-up of Phoenixstar, or otherwise in respect of Phoenixstar's equity, and to transfer its shares in Phoenixstar to the other Phoenixstar stockholders. Management fees from Phoenixstar aggregated $210,000 for each of the six-month periods ended June 30, 2003 and 2002. In addition, the Company allocates certain general and administrative expenses, such as office rent and computer support to Phoenixstar. Under the current management agreement, expense allocations are limited to $5,000 per month. Such allocations aggregated $30,000 during each of the six-month periods ended
June 30, 2003 and 2002, and are reflected as a reduction of general and administrative expenses in the accompanying condensed consolidated statements of operations.

(3) RECENT ACCOUNTING PRONOUCEMENTS

    In May 2003, the Financial Accounting Standards Board issued STATEMENT
NO. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY ("Statement No. 150"). Statement No. 150 provides guidance as to whether certain financial instruments are required to be classified as liabilities, subject to its recognition and measurement provisions. Generally, Statement No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted the provisions of Statement No.150 on July 1, 2003. The adoption of Statement No. 150 is not expected to have a material effect on the Company's consolidated financial statements.

(4) LOSS PER COMMON SHARE

    The loss per common share is based on 49,043,300 and 48,581,500 weighted average shares outstanding for the three and six months ended June 30, 2003, respectively; and 41,523,600 and 41,524,200 weighted average shares outstanding for the three and six months ended June 30, 2002, respectively. Potential common shares were not included in the computation of diluted loss per share because their inclusion would have been anti-dilutive. At June 30, 2003, the number of potential common shares was approximately 2,170,000. Such potential common shares consist of stock options to acquire shares of LSAT Series A common stock ("Series A Common Stock") and securities that are convertible into 1,696,717 shares of LSAT Series B common stock ("Series B Common Stock') at

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2003. The foregoing potential common share amounts do not take into account the assumed number of shares that may be repurchased by the Company upon the exercise of stock options.

(5) SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

    Cash paid for interest was $7,538,000 and $8,333,000 for the six months ended June 30, 2003 and 2002, respectively. Cash paid for income taxes was not significant during these periods.

(6) INVESTMENT IN AVAILABLE-FOR-SALE SECURITIES AND OTHER COST INVESTMENTS

    Investments in available-for-sale securities and other cost investments are summarized as follows:

                                                              JUNE 30,   DECEMBER 31,
                                                                2003         2002
                                                              --------   ------------
                                                               AMOUNTS IN THOUSANDS
Various 10% investees that operate satellite television
  systems in Latin America ("Sky Latin America")............  $ 88,958       86,772
General Motors Corporation Class H common stock ("GM Hughes
  Stock")*..................................................    23,339       19,495
Sprint Corporation PCS Group ("Sprint PCS Group")*..........        --       22,271
XM Satellite Radio Holdings, Inc. ("XMSR")*.................    10,990        2,690
Other.......................................................     6,189        7,374
                                                              --------     --------
                                                              $129,476      138,602
                                                              ========     ========

------------------------

*   Denotes an investment carried as an available-for-sale security.

    SPRINT PCS GROUP

    The Company accounted for its investment in Sprint Corporation PCS Group common stock ("Sprint PCS Stock") as an available-for-sale security. On
March 26, 2003, the Company delivered 2,500,000 shares of Sprint PCS Stock in connection with the settlement of a portion of the Sprint PCS Stock equity collar. The Company received cash proceeds of $149,263,000 upon such settlement. On April 9, 2003, the Company delivered all of its remaining 2,584,745 shares of Sprint PCS Stock in connection with the settlement of the remaining portion of the Sprint PCS Stock equity collar and received cash proceeds of $154,323,000.

    XMSR

    LSAT LLC currently owns 1,000,000 shares or approximately 1% of the outstanding XMSR Class A common stock.

    On June 27, 2001, LSAT LLC entered into an agreement to lend 1,000,000 shares of XMSR to a third party. The obligation of such third party to return those shares to LSAT LLC is secured by cash collateral equal to 100% of the market value of that stock, which was $10,990,000 at June 30, 2003. Such cash collateral is reported as restricted cash in the accompanying condensed consolidated balance sheet. During the period of the loan, which is terminable by either party at any time, the cash collateral is to be marked-to-market daily. Interest accrues on the cash collateral for the benefit of LSAT LLC at the rate of 0.15% per annum. As of June 30, 2003, 1,000,000 shares of XMSR had been lent under this agreement. The loan has no stated maturity date.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    MAGINET CORPORATION, FORMERLY E-ROOM CORPORATION ("MAGINET")

    In connection with a first quarter 2001 acquisition of a 7.5% interest in MagiNet and the settlement of certain litigation, On Command agreed that MagiNet would have the option during the 15 day period beginning on March 1, 2003 to cause On Command to repurchase all, but not less than all, of the 275,000 shares of On Command Common Stock issued to MagiNet at a price of $15 per share. During the fourth quarter of 2002, On Command repurchased 119,500 of such shares for an aggregate price of $1,344,000 or $11.25 per share. In connection with this transaction, the parties agreed to postpone until March 1, 2004 the date on which On Command can be required to repurchase 119,500 of the remaining shares subject to repurchase. On Command is not precluded from repurchasing such shares at an earlier date. The repurchase price for such shares will be $15 per share, plus an adjustment factor calculated from March 1, 2003 to the date of repurchase, at a rate of 8% per annum. On March 1, 2003, the date on which the remaining 36,000 shares will first become subject to repurchase by On Command was postponed until March 1, 2004. The repurchase price for such shares will remain at $15 per share. Subsequent to June 30, 2003, MagiNet agreed to assign the above-described 36,000 shares to the Company in exchange for a $540,000 credit against the cost of equipment to be purchased by MagiNet from the Company through March 1, 2004. To the extent that MagiNet has not used all of such credit by March 1, 2004, the remaining credit will be settled in cash.

    NONTEMPORARY DECLINES IN FAIR VALUE OF INVESTMENTS

    During the three months ended June 30, 2003 and 2002, the Company recorded losses of $4,412,000 and $58,948,000, respectively, to reflect nontemporary declines in the value of its investment in Sky Latin America.

    UNREALIZED HOLDING GAIN AND LOSSES

    Unrealized holding gains and losses related to investments in available-for-sale securities that are included in accumulated other comprehensive earnings are summarized below. Such amounts are in addition to the unrealized gains and losses recognized in LSAT's condensed consolidated statements of operations.

                                                              JUNE 30,   DECEMBER 31,
                                                                2003         2002
                                                              --------   ------------
                                                               AMOUNTS IN THOUSANDS
Equity securities
  Fair value................................................  $40,347        48,532
                                                              =======       =======
  Gross unrealized holding gains............................  $12,476         1,517
                                                              =======       =======
  Gross unrealized holding losses...........................  $    --            --
                                                              =======       =======

(7) INVESTMENT IN WILDBLUE COMMUNICATIONS, INC.

    In December 2002, the Company announced that it had agreed to increase its investment in WildBlue Communications, Inc. ("WildBlue"). On April 21, 2003, pursuant to the terms of the new agreement, the Company invested $58 million in return for senior preferred stock and warrants of WildBlue, which increased its ownership interest from approximately 16% to approximately 32%. Concurrently, other existing and new investors invested $98 million in WildBlue for a total new investment of $156 million. As a result of this transaction, the Company began using the equity method

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

to account for its investment in WildBlue. Previously, the Company had carried such investment at cost, subject to other-than-temporary impairment. WildBlue currently expects to launch its satellite in the first half of 2004 and begin the phased introduction of broadband data services in late 2004 or early 2005.

    In connection with such additional investments in WildBlue, the Company entered into a put agreement with KPCB Holdings, Inc. ("KPCB"), one of the existing WildBlue investors that participated in the recent round of financing. Pursuant to this put agreement, KPCB has the right to sell its entire interest in WildBlue to the Company and another WildBlue investor for $10,000,000, the amount KPCB invested in WildBlue in the recent financing round. The Company and such other investor are each responsible for $5,000,000 of the aggregate $10,000,000 put obligation. The put may be exercised at any time within four years from the closing of the WildBlue transaction. The estimated fair value of the put obligation at June 30, 2003 ($1,516,000) is included in other liabilities in the accompanying condensed consolidated balance sheet.

(8) DERIVATIVE INSTRUMENTS

    The estimated fair values of the Company's derivative instruments are as follows:

           TYPE OF                        UNDERLYING            JUNE 30,   DECEMBER 31,
          DERIVATIVE                       SECURITY               2003         2002
------------------------------  ------------------------------  --------   ------------
                                                                 AMOUNTS IN THOUSANDS
Equity collar.................         Sprint PCS Stock         $     --       280,559
Equity collar.................               XMSR                 17,557        25,493
Put spread collar.............               GMH                  20,167        20,004
                                                                --------     ---------
  Total.......................                                    37,724       326,056
  Less current portion........                                   (37,724)     (317,580)
                                                                --------     ---------
Long-term derivative assets...                                  $     --         8,476
                                                                ========     =========

    Prior to the consummation of the settlement transactions described below, the Company owned, through its interest in a trust, a beneficial interest in 5,084,745 shares of Sprint PCS Stock, as well as a beneficial interest in an equity collar between the trust and a financial institution with respect to 5,084,745 shares of Sprint PCS Stock. On March 26, 2003, the Company delivered 2,500,000 shares of Sprint PCS Stock in connection with the settlement of a portion of the Sprint PCS Stock equity collar. The Company received cash proceeds of $149,263,000 upon such settlement. On April 9, 2003, the Company delivered all of its remaining 2,584,745 shares of Sprint PCS Stock in connection with the settlement of the remaining portion of the Sprint PCS Stock equity collar and received cash proceeds of $154,323,000.

    LSAT LLC has entered into a put spread collar with a financial institution with respect to the Company's shares of GM Hughes Stock. The collar
(i) provides LSAT LLC with a put option that gives it the right to require its counterparty to buy 1,821,921 shares of GM Hughes Stock from LSAT LLC in three tranches in October 2003 for a weighted average price of $26.64, and
(ii) provides the counterparty with a put option that gives it the right to require LSAT LLC to repurchase the shares of GM Hughes Stock for a weighted average price of $14.80. LSAT LLC simultaneously sold a call option giving the counterparty the right to buy the same shares of stock from LSAT LLC in three tranches in October 2003 for a weighted average price of $54.32 per share.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    LSAT LLC has entered into an equity collar with a financial institution with respect to its shares of XMSR common stock. The collar provides LSAT LLC with a put option that gives it the right to require its counterparty to buy 1,000,000 shares of XMSR common stock from LSAT LLC in three tranches in November 2003, December 2003 and February 2004 for a weighted average price of $28.55. LSAT LLC simultaneously sold a call option giving the counterparty the right to buy the same shares of stock from LSAT LLC in three tranches in November 2003, December 2003 and February 2004 for a weighted average price of $51.49 per share.

    Prior to January 1, 2003, the Company's equity collars were designated as fair value hedges. Effective December 31, 2002, the Company elected to no longer designate its equity collars as fair value hedges. Such election had no effect on the Company's financial position or results of operations on December 31, 2002. Subsequent to December 31, 2002, changes in the fair value of the Company's available-for-sale securities that previously had been reported in earnings due to the designation of equity collars as fair value hedges will be reported as a component of other comprehensive earnings on the Company's condensed consolidated balance sheet. Changes in the fair value of the equity collars will continue to be reported in earnings.

    Realized and unrealized gains (losses) on financial instruments are as follows:

                                                                      SIX MONTHS ENDED
                                                                          JUNE 30,
                                                                  ------------------------
                                                                    2003           2002
                                                                  --------      ----------
                                                                    AMOUNTS IN THOUSANDS
Change in fair value of derivatives.........................      $(6,168)         112,881
Change in fair value of Sprint PCS Stock and XMSR
  common stock..............................................           --         (112,380)
Change in fair value of iBEAM Put Option....................       (1,367)          (1,254)
                                                                  -------       ----------
                                                                  $(7,535)            (753)
                                                                  =======       ==========

(9) DEBT

    Debt is summarized as follows:

                                                              JUNE 30,    DECEMBER 31,
                                                                2003          2002
                                                              ---------   ------------
                                                                AMOUNTS IN THOUSANDS
On Command Revolving Credit Facility(a).....................  $ 265,633       261,633
PCS Loan Facility(b)........................................         --       112,503
Capital lease obligations...................................        690         1,146
                                                              ---------     ---------
                                                                266,323       375,282
Less current portion........................................   (266,295)     (113,336)
                                                              ---------     ---------
                                                              $      28       261,946
                                                              =========     =========

------------------------

    (a) On Command's revolving credit facility, as amended, (the "On Command Revolving Credit Facility") provided for aggregate borrowings of $275,000,000 at June 30, 2003. Borrowings under the On Command Revolving Credit Facility are due and payable in July 2004. On Command had $9,367,000 of remaining availability under the On Command Revolving Credit

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

       Facility at June 30, 2003. On Command's ability to draw additional funds under the On Command Revolving Credit Facility is subject to On Command's continued compliance with applicable financial covenants.

       Revolving loans extended under the On Command Revolving Credit Facility bear interest at the London Interbank Offered Rate ("LIBOR") plus a spread that may range from 1.125% to 3.50% depending on certain operating ratios of On Command (4.83% effective borrowing rate at June 30, 2003). In addition, a facility fee ranging from 0.375% to 0.50% per annum is charged on the On Command Revolving Credit Facility, depending on certain operating ratios of On Command. The On Command Revolving Credit Facility contains customary covenants and agreements, most notably the inclusion of restrictions on On Command's ability to pay dividends or make other distributions. In addition, On Command is required to maintain leverage and interest coverage ratios. On Command was in compliance with such covenants at June 30, 2003, as then in effect. Substantially all of On Command's assets are pledged as collateral for borrowings under the On Command Revolving Credit Facility.

       On March 28, 2003, On Command and its bank lenders amended the On Command Revolving Credit Facility to postpone until June 30, 2003 the step down of the leverage ratio covenant of the On Command Revolving Credit Facility from 4.25 to 3.50. On June 27, 2003, a similar amendment was executed to postpone such step down until October 1, 2003. Accordingly, the maximum leverage ratio permitted under the On Command Revolving Credit Facility at June 30, 2003 was 4.25, and On Command's actual leverage ratio was 4.20 as of such date. On Command and its bank lenders executed an Amended and Restated Credit Agreement on April 17, 2003, and an amendment thereto on June 27, 2003 (as amended, the "Amended and Restated Credit Agreement"). The effectiveness of the Amended and Restated Credit Agreement is contingent upon the contribution of $40,000,000 by Liberty Media or one of its subsidiaries (collectively, the "Liberty Media Group") to On Command to be used to repay principal due, and permanently reduce lender commitments, pursuant to the Amended and Restated Credit Agreement. However, the Liberty Media Group has no obligation to make any contribution to On Command, and there can be no assurance that any such contribution will be made or, if made, what the form or terms would be. After the proposed reduction of lender commitments, the Amended and Restated Credit Agreement would constitute a $235,000,000 senior secured credit facility, consisting of a $50,000,000 revolving credit facility and a $185,000,000 term loan facility. The term loan would be subject to scheduled amortizations commencing
       September 30, 2003, and both facilities would mature on December 31, 2007. If it does not earlier become effective, and if it is not otherwise amended, the Amended and Restated Credit Agreement will terminate on September 30, 2003.

       Although On Command is in compliance with the leverage ratio covenant of its existing On Command Revolving Credit Facility at June 30, 2003, and On Command expects to be in compliance with such covenant at September 30, 2003, On Command believes that it will be out of compliance with such covenant after September 30, 2003 if the Amended and Restated Credit Agreement does not become effective by that date. If the Amended and Restated Credit Agreement has not become effective by, or is otherwise terminated prior to, October 1, 2003, On Command anticipates that it will request a further amendment to its existing On Command Revolving Credit Facility to postpone the step down of the leverage ratio covenant. It is uncertain whether On Command's lenders would agree to such a further amendment and what terms might be imposed by the lenders in connection with such further amendment. In

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

       the event that the Amended and Restated Credit Agreement does not become effective by the date that the leverage ratio is reduced to 3.50, On Command anticipates that a default would occur under the On Command Revolving Credit Facility. Upon the occurrence of a default, if left uncured, the bank lenders would have various remedies, including terminating their revolving loan commitment, declaring all outstanding loan amounts including interest immediately due and payable, and exercising their rights against their collateral, which consists of substantially all On Command's assets. No assurance can be given that the Amended and Restated Credit Agreement will become effective. In addition, if the Amended and Restated Credit Agreement does not become effective, no assurance can be given that On Command will be able to successfully restructure or refinance its existing On Command Revolving Credit Facility on terms acceptable to On Command, or that On Command will be able to avoid a default under its existing On Command Revolving Credit Facility. In light of the uncertainties with respect to the restructuring of the On Command Revolving Credit Facility, On Command's independent auditors included an explanatory paragraph in their audit report on the December 31, 2002 consolidated financial statements of On Command stating in part that "On Command is seeking to restructure the debt facility and such restructuring is contingent on certain events, which raises substantial doubt about On Command's ability to continue as a going concern."

       The Company has classified all borrowings outstanding under the On Command Revolving Credit Facility as current liabilities in its June 30, 2003 condensed consolidated balance sheet due to the fact that an amendment was obtained from its lenders that allowed On Command to meet its leverage ratio covenant at June 30, 2003. In the absence of such amendment, On Command would not have been in compliance with the leverage ratio covenant under the On Command Revolving Credit Facility at June 30, 2003. As the amendment postponed the step down of the leverage ratio covenant for a period of less than 12 months, the Company has classified the debt as current in accordance with EMERGING ISSUES TASK FORCE ISSUE NO. 86-30, CLASSIFICATION OF OBLIGATIONS WHEN A VIOLATION IS WAIVED BY A CREDITOR, and STATEMENT OF FINANCIAL STANDARDS NO. 6, CLASSIFICATION OF SHORT-TERM OBLIGATIONS TO BE REFINANCED. Although On Command has the intent to refinance the On Command Revolving Credit Facility with long-term borrowings under the Amended and Restated Credit Agreement, On Command does not now have the unilateral ability to complete the conditions precedent to the effectiveness of the Amended and Restated Credit Agreement.

    (b) LSAT LLC's revolving credit facility, as amended, provided for maximum borrowings of $303,000,000 (the "PCS Loan Facility"). On April 9, 2003, the Company used $114,651,000 of the proceeds received from the settlement of the Sprint PCS Stock equity collar to repay all principal and accrued interest due under the PCS Loan Facility. In connection with such repayment, the PCS Loan Facility was canceled.

    The fair value of the Company's debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. Due to its variable rate nature, the fair value of the Company's debt approximated its carrying value at June 30, 2003.

(10) STOCK COMPENSATION

    The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, ("APB Opinion No. 25")

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

and related interpretations, to account for its fixed plan stock options. Under this method, compensation expense for stock options or awards that are fixed generally is required to be recognized over the vesting period only if the current market price of the underlying stock exceeds the exercise price on the date of grant. Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, ("Statement No. 123") established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by Statement No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, and has adopted the disclosure requirements of Statement No. 123, as amended by Statement of Financial Accounting Standards No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION--TRANSITION AND DISCLOSURE--AN AMENDMENT OF FASB STATEMENT
NO. 123. The following table illustrates the effects on net loss and loss per share if the Company had applied the fair value recognition provisions of Statement No. 123 to stock-based employee compensation (amounts in thousands except per share amounts).

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                                  --------------------
                                                                    2003       2002
                                                                  --------   ---------
Net loss, as reported.......................................      $(35,789)  $(215,623)
  Stock compensation expense determined under fair value
    method, net of taxes....................................        (3,442)     (3,190)
                                                                  --------   ---------
    Pro forma net loss......................................      $(39,231)  $(218,813)
                                                                  ========   =========
    Pro forma net loss applicable to common stockholders....      $(57,291)  $(236,873)
                                                                  ========   =========
Loss per share:
  Basic and diluted--as reported............................      $  (1.11)  $   (5.63)
                                                                  ========   =========
  Basic and diluted--pro forma..............................      $  (1.18)  $   (5.70)
                                                                  ========   =========

(11) SIGNIFICANT CUSTOMERS

    During the six months ended June 30, 2003, hotels owned, managed or franchised by Marriott International, Inc. ("Marriott"), Hilton Hotels Corporation ("Hilton"), InterContinental Hotel Group (formerly Six Continents Hotels, Inc.) ("InterContinental"), Hyatt Hotel Corporation ("Hyatt"), and Starwood Hotels and Resorts Worldwide, Inc. ("Starwood") accounted for 33%, 14%, 11%, 7% and 7%, respectively, of On Command's total net room revenue. Accordingly, hotels owned, managed or franchised by On Command's five largest hotel chain customers accounted for 72% of On Command's total net room revenue during the six months ended June 30, 2003. The loss of any of these hotel chain customers, or the loss of a significant number of other hotel chain customers, could have a material adverse effect on On Command's results of operations and financial condition.

    On Command's master contract with Hilton expired in April 2000, and in October 2000, Hilton announced that it would not be renewing such master contract. As a result, domestic hotels owned, managed or franchised by Hilton are currently subject to a master contract between Hilton and a competitor of On Command. Accordingly, On Command anticipates that domestic hotels owned by Hilton will not renew their contracts with On Command as they expire. However, domestic hotels that are managed or franchised by Hilton are not precluded from renewing their contracts with On Command, and, although no assurance can be given, On Command anticipates that certain of those domestic hotels will choose to renew with On Command. At June 30, 2003, On Command provided service to approximately 117,000 rooms in 506 domestic hotels that are owned, managed or franchised

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

by Hilton. The majority of these rooms are located in managed or franchised hotels that are not owned by Hilton. Through June 30, 2003, On Command's contracts with 65 of the aforementioned 506 hotels (16,000 rooms) had expired and service to these hotels is currently provided under monthly or other short-term renewals. On Command's individual contracts with the remaining 441 domestic Hilton hotels (101,000 rooms) expire at various dates through 2010, with 46% of those rooms expiring by 2005. Since January 2002, On Command has entered into new contracts, or renewed existing contracts, with respect to 9,300 domestic rooms that were franchised by Hilton, and 2,600 domestic rooms that were managed by Hilton. The net room revenue derived from domestic hotels that were owned, managed, or franchised by Hilton decreased approximately 18% during the six months ended June 30, 2003, as compared to the corresponding prior year period. Over time, On Command anticipates that the revenue it derives from hotels that are owned, managed or franchised by Hilton will continue to decrease. However, due to the uncertainties involved, On Command is currently unable to predict the amount and timing of the revenue decreases.

    On Command does not have master contracts with either Starwood or InterContinental, and On Command's master contract with Hyatt provides for the simultaneous expiration of On Command's contractual relationships with all of the individual hotels that are subject to the Hyatt master contract as of December 31, 2004. At June 30, 2003, On Command provided entertainment services to approximately 60,000 rooms in hotels that are owned, managed or franchised by Hyatt, and approximately 176,000 rooms in hotels that are owned, managed or franchised by Starwood or InterContinental. Agreements with respect to approximately 45% of such Starwood and InterContinental rooms have already expired, or will expire by December 31, 2004. At June 30, 2003, approximately 37,000 or 59% of On Command's Starwood rooms were located in Sheraton or Four Points hotels that, depending on whether such hotels are owned, managed or franchised by Starwood, may be covered by a master contract with a competitor of On Command upon the expiration of such hotels' contracts with On Command. On Command is actively pursuing master agreements with InterContinental, with Starwood with respect to the Starwood brands that are not already covered by a competitor's contract, and with Hyatt for the period after December 31, 2004.

    In certain cases, On Command is also pursuing direct contractual relationships with individual hotels that are owned, managed or franchised by these hotel chains. No assurance can be given that On Command will be successful in executing master or individual hotel contracts. However, On Command expects that, regardless of the expiration dates of master contracts or individual contracts with hotels, On Command will continue to be the provider of in-room entertainment services for individual hotels that are not under contract until such time as a competitor's equipment can be installed.

(12) COMMITMENTS AND CONTINGENCIES

    COMMITMENTS

    On Command is a party to affiliation agreements with programming suppliers. Pursuant to certain of such agreements, On Command is committed to carry such suppliers' programming on its video systems. Additionally, certain of such agreements provide for minimum payments and per room rates that escalate as the number of rooms receiving the programming decreases.

    In certain cases, On Command has entered into master contracts whereby On Command has agreed to purchase televisions and/or provide other forms of capital assistance and, to a lesser extent, provide television maintenance services to hotels during the respective terms of the applicable contracts.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    In connection with the first quarter 2001 acquisition of Hotel Digital Network, Inc. ("HDN"), On Command entered into a stockholders agreement (the "HDN Stockholders Agreement") with the then controlling stockholder of Hotel Digital Network (the "HDN Stockholder"). The HDN Stockholders Agreement provided the HDN Stockholder with the right during each of the 30-day periods beginning on March 1, 2003 and 2004 to require On Command to exchange shares of On Command Common Stock for all, but not less than all, of the HDN common shares held by the HDN Stockholder. On March 20, 2003, the HDN Stockholder exercised such right, and in May 2003, On Command acquired all of the HDN Stockholder's interests in Hotel Digital Network common stock for cash and certain other consideration, which in the aggregate was not material to On Command's financial condition. Such acquisition, which did not require the issuance of any shares of On Command Common Stock, represented the final settlement of On Command's purchase obligation under the HDN Stockholders Agreement.

    CONTINGENCIES

    Liberty Media International, Inc. ("Liberty International"), a subsidiary of Liberty Media, and other investors in the Sky Latin America businesses have severally guaranteed obligations of Sky Latin America due under certain transponder agreements and equipment lease agreements through 2018. The Company has indemnified Liberty International with respect to Liberty International's obligations under these guarantees. At June 30, 2003, the portions of the remaining undiscounted obligations due under such transponder agreements and equipment lease agreements that were severally guaranteed by Liberty International aggregated approximately $103,980,000 and $5,757,000, respectively. During the fourth quarter of 2002, Globo Comunicacoes e Participacoes ("GloboPar"), an investor in three of the Sky Latin America entities, announced that it was reevaluating its capital structure. Since that time, GloboPar has not provided any funding to the three Sky Latin America entities in which it is an investor.

    In the case of one such entity, Sky Multi-Country Partners ("Sky Multi-Country"), the Company and the other investors in Sky Multi-Country have each entered into a Forbearance Agreement with respect to Sky Multi-Country's obligations under a Transponder Services Agreement with PamAmSat Corporation (successor-in-interest to PamAmSat International, Inc.) ("PamAmSat"). Pursuant to the Forbearance Agreement, PamAmSat refrained from enforcing its rights under the Transponder Services Agreement through April 30, 2003, so long as it received at least 70% of the fees due under the Transponder Services Agreement. Through July 31, 2003, the Company and the other investors in Sky Multi-Country have collectively funded at least 70% of the fees due under the Transponder Service Agreement. The parties are currently finalizing an agreement that would extend the term of the Forbearance Agreement to October 31, 2003, subject to certain conditions. At June 30, 2003, the aggregate obligations of Sky Multi-Country that were severally guaranteed by Liberty International were $39,080,000. Sky Multi-Country partially funds another Sky Latin America entity in which GloboPar is an investor. At June 30, 2003, the aggregate obligations of this entity that are severally guaranteed by Liberty International were $5,757,000. In the case of Sky Brasil Servicos Limitada ("Sky Brasil"), another entity in which GloboPar is an investor, an investor other than the Company had previously agreed in July 2002 to assume up to $50,000,000 of GloboPar's funding obligations through 2003 in exchange for increased ownership and governance rights. At June 30, 2003, the aggregate obligations of Sky Brasil that are severally guaranteed by Liberty International were $40,040,000.

    As detailed above, the three entities in which GloboPar is an investor account for approximately $84,877,000 of the aggregate obligations guaranteed by Liberty International at June 30, 2003. To the

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

extent that the Company or other investors do not fully assume GloboPar's funding obligations, any funding shortfall could lead to defaults under applicable transponder agreements and equipment lease agreements. With respect to the equipment lease agreements, default also includes bankruptcy, debt default, or material adverse change in the business or financial condition of any guarantor that materially adversely affects the ability of any such guarantor to perform its obligations under the guarantee. In the event any such defaults were to occur, the default provisions of the applicable agreements would determine the ultimate amount to be paid by the Company. The Company believes that the maximum amount of the Company's aggregate exposure under the default provisions of the various agreements is not in excess of the undiscounted remaining obligations guaranteed by the Company, as set forth above. The Company cannot currently predict if, and to what extent, it will be required to perform under any of such guarantees.

    On Command has received a series of letters from Acacia Media Technologies Corporation ("Acacia") regarding a portfolio of patents owned by Acacia. Acacia has alleged that its patents cover certain activities performed by On Command and has proposed that On Command take a license under those patents. On Command has reviewed Acacia's patents and believes there are substantial arguments that Acacia's claims lack merit.

    The Company has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that the amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying condensed consolidated financial statements.

(13) INFORMATION ABOUT OPERATING SEGMENTS

    LSAT identifies its reportable segments as those consolidated subsidiaries that represent 10% or more of its combined revenue, net earnings or loss, or total assets. The Company's investments in equity affiliates are considered reportable segments if the Company's investment in, or share of losses of, any equity affiliate represents 10% or more of the Company's total assets or pre-tax earnings or loss, respectively. Subsidiaries and affiliates not meeting this threshold are aggregated together for segment reporting purposes. The segment presentation for prior periods has been conformed to the current period segment presentation.

    For the six months ended June 30, 2003, LSAT had two operating segments: "On Command" and "Other." On Command provides in-room, on-demand entertainment and information services to hotels, motels and resorts primarily in the United States and is majority-owned and consolidated by LSAT. "Other" includes LSAT's non-consolidated investments and corporate.

    LSAT evaluates performance and allocates resources to its subsidiaries and affiliates based in part on the measures of revenue and operating cash flow. LSAT defines operating cash flow as operating income before deducting stock compensation, depreciation and amortization, and asset impairments and other charges. LSAT's definition of operating cash flow may differ from cash flow measurements provided by other public companies. Operating cash flow should not be considered as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with generally accepted accounting principles. LSAT generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

             LIBERTY SATELLITE & TECHNOLOGY, INC. AND SUBSIDIAIRES
            (A CONSOLIDATED SUBSIDIARY OF LIBERTY MEDIA CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    LSAT utilizes the following financial information for purposes of making decisions about allocating resources to a segment and assessing a segment's performance:

                                                              ON COMMAND    OTHER      TOTAL
                                                              ----------   --------   --------
                                                                    AMOUNTS IN THOUSANDS
PERFORMANCE MEASURES:
Six months ended June 30, 2003
  Revenue...................................................   $116,272         210    116,482
  Operating cash flow (deficit).............................   $ 29,759      (1,201)    28,558

Six months ended June 30, 2002
  Revenue...................................................   $118,382         210    118,592
  Operating cash flow (deficit).............................   $ 32,133      (1,404)    30,729
BALANCE SHEET INFORMATION:
As of June 30, 2003
  Total assets..............................................   $366,454     322,844    689,298

    The following table provides a reconciliation of segment operating cash flow to loss before income taxes and minority interest:

                                                                   SIX MONTHS ENDED JUNE 30,
                                                                  ---------------------------
                                                                     2003            2002
                                                                  ----------      -----------
                                                                     AMOUNTS IN THOUSANDS
Segment operating cash flow.................................       $ 28,558           30,729
Stock compensation..........................................            (89)            (146)
Depreciation and amortization...............................        (52,014)         (67,268)
Asset impairments and other charges.........................         (1,256)          (7,650)
Interest expense............................................         (7,423)          (9,786)
Share of losses of affiliates...............................           (208)          (3,358)
Realized and unrealized losses on financial instruments,
  net.......................................................         (7,535)            (753)
Nontemporary declines in fair values of investments.........         (4,412)         (58,948)
Other, net..................................................            813              299
                                                                   --------        ---------
  Loss before income taxes and minority interests...........       $(43,566)        (116,881)
                                                                   ========        =========

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The following discussion and analysis provides information concerning the financial condition and results of operations of the Company and should be read in conjunction with the accompanying condensed consolidated financial statements of the Company, as well as the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

    Certain statements in this Quarterly Report on Form 10-Q constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements which, by definition, involve risks and uncertainties. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

    - General economic and business conditions, particularly trends in the telecommunications, travel and entertainment industries;

    - The regulatory and competitive environment of the industries in which the Company, and the entities in which it has interests, operate;

    - Uncertainties inherent in new business strategies, product launches, development plans and investments, including LSAT's recent investment in WildBlue, its proposed investment in ASTROLINK International LLC, and On Command's strategy to expand its target market to include smaller hotels;

    - Uncertainties inherent in the completion and successful launch of WildBlue's satellite;

    - Uncertainties associated with the Company's contingent obligations with respect to its investments in satellite television operators in Latin America;

    - The acquisition, development and/or financing of telecommunications networks and services;

    - Trends in hotel occupancy rates and business and leisure travel patterns, including the potential impacts that actual or threatened terrorist attacks and national security responses thereto, wars, contagious diseases such as severe acute respiratory syndrome or other events might have on such occupancy rates and travel patterns;

    - Uncertainties inherent in On Command's efforts to renew or enter into agreements on acceptable terms with its significant hotel chain customers and their owned, managed and franchised hotels;

    - On Command's ability to access quality movies, programming networks and other content on acceptable terms;

    - The potential impact that any negative publicity, lawsuits, or boycotts by opponents of mature-themed programming content distributed by On Command could have on the willingness of hotel industry participants to deliver such content to guests;

    - The potential for increased government regulation and enforcement actions, and the potential for changes in laws that would restrict or otherwise inhibit On Command's ability to make mature-themed programming content available over its video systems;

    - Uncertainties regarding the acceptance and buy rates for mature-themed programming content distributed by On Command;

    - Competitive threats posed by rapid technological changes;

    - The development, provision and marketing of On Command's new platforms and services, and customer acceptance, usage rates, and profitability of such platforms and services;

    - The development and provision of new services, such as On Command's television-based Internet service, short subject, video game and digital music products, and customer acceptance and usage rates of such services;

    - Uncertainties inherent in On Command's future operating results and capital expenditure requirements;

    - Uncertainties inherent in On Command's ability to execute planned upgrades of its video systems, including uncertainties associated with operational, economic and other factors;

    - The ability of vendors to deliver required equipment, software and services;

    - Availability of qualified personnel;

    - Uncertainties inherent in the ability of On Command to satisfy the conditions for the effectiveness of the Amended and Restated Credit Agreement (including the required $40,000,000 contribution from the Liberty Media Group) on a timely basis, and if not satisfied, the ability of On Command to restructure or refinance the On Command Revolving Credit Facility;

    - The ability of LSAT to secure long-term financing on acceptable terms; and

    - Other factors discussed in this Report.

    These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this Quarterly Report, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

MATERIAL CHANGES IN RESULTS OF OPERATIONS

    REVENUE

    IN-ROOM ENTERTAINMENT REVENUE

    On Command's in-room entertainment revenue consists primarily of fees collected from hotels for in-room services provided to hotel guests by On Command ("room revenue"). Services provided by On Command to hotel guests include pay-per-view movies and short subjects, free-to-guest programming, video games, Internet service and digital music. On Command also earns revenue from the sale of video and music systems to third parties, the sale of video equipment to hotels, and from other sources ("other entertainment revenue").

    In-room entertainment revenue, comprised of room revenue and other entertainment revenue, decreased $2,110,000 or 1.8% during the six months ended June 30, 2003, as compared to the corresponding prior year period. The decrease in net in-room entertainment revenue during the six-month 2003 period is primarily attributable to the net effect of (i) a decrease attributable to a lower volume of pay-per-view buys; (ii) an increase attributable to higher average rates for certain pay-per-view products (iii) a $2,066,000 increase in the aggregate revenue derived from short subject, digital music and television-based Internet products; (iv) a $1,395,000 increase in free-to-guest programming revenue that is primarily the result of rate increases; and (v) a $951,000 decrease in other entertainment revenue. On Command believes that the decrease in pay-per-view buys is attributable to the combined effect of (i) a decrease in buy rates for mature-themed pay-per-view products; (ii) a decrease in occupancy rates (as further discussed below); (iii) a change in occupancy mix; and (iv) a reduction in the average number of rooms served by On Command. The 4.1% decline in the average number of rooms served by On Command during the 2003 period is attributable to (i) the sale of On Command's European operations;
(ii) the loss of rooms to competitors; and (iii) the discontinuance of service to certain non-profitable hotels. In-room entertainment revenue decreased $1,447,000 or 2.4% during the three months ended June 30, 2003, as compared to the corresponding prior year period. The decrease in in-room entertainment revenue during the three-month period generally is attributable to the same factors that are described above with respect to the six-month period.

    Overall hotel occupancy rates, as reported by Smith Travel Research, declined 1.5% during the six months ended June 30, 2003, as compared to the corresponding prior year period. In addition, occupancy rates for hotels in the top 25 markets, as reported by Smith Travel Research, declined 1.7% over the same period. Since On Command derives a significant portion of its revenue from hotels located in the top 25 markets, On Command believes that the occupancy rate for this segment is the best indicator of the impact changes in hotel occupancy are having on On Command's business. Hotel occupancy rates are outside of On Command's control, and changes in hotel occupancy rates can have a significant impact on On Command's results of operations.

    During the six months ended June 30, 2003, hotels owned, managed or franchised by Marriott, Hilton, Six Continents, Hyatt, and Starwood accounted for 33%, 14%, 11%, 7% and 7%, respectively, of On Command's total net room revenue. The loss of any of these hotel chain customers, or the loss of a significant number of other hotel chain customers, could have a material adverse effect on On Command's results of operations and financial condition. For additional information concerning On Command's relationships with its significant customers, see note 11 to the accompanying condensed consolidated financial statements.

    OPERATING COSTS

    During the six months ended June 30, 2003 and 2002, the Company's operating costs were entirely comprised of On Command's in-room entertainment operating costs. In-room entertainment operating costs consist primarily of fees paid to movie and other content providers, hotel commissions, direct costs associated with On Command's television-based Internet product, costs associated with video and music systems sold to third parties, costs associated with the repair, maintenance and support of video systems and other room service equipment, and costs associated with research and development activities.

    In-room entertainment operating costs increased $736,000 or 1.9% during the three months ended June 30, 2003, and decreased $598,000 or less than 1% during the six months ended June 30, 2003, as compared to the corresponding prior year periods. Such fluctuations include (i) increases in (a) royalties associated with mature-themed pay-per-view movies, (b) duplication and distribution costs
(c) costs associated with other entertainment revenue and (d) hotel commissions; and (ii) decreases due to (a) lower occupancy costs and other cost saving measures related to On Command's field operations and (b) the sale of On Command's European operations in July 2002. The increases in mature-themed royalties are the result of an increase in the quality and quantity of mature-themed movies available through the Company's video systems due to the initiation of a new vendor relationship in March 2003 and increases in the capacity of certain of the Company's video systems. The increase in system duplication and distribution expense is due to an increase in the quantity of videocassettes duplicated and shipped and an increase in the frequency of title exchanges. The decrease in costs associated with other entertainment revenue is attributable to the combined effect of lower music and video system sales and improved margins on video system sales. Free-to-guest programming costs remained relatively constant during the 2003 and 2002 periods as higher rates from programmers were offset by cost savings resulting from the optimization of certain channel line-ups and changes in certain distribution agreements. Certain of On Command's content fees and other in-room service costs do not vary with room revenue and occupancy rates.

    On Command is a party to various agreements with programming suppliers that permit On Command to distribute movies and programming networks. On Command expects that the cost of such movies and programming networks will increase in future periods as contracts expire and renewals are negotiated. Certain of On Command's contracts with hotel customers limit the amount of any cost increases that can be passed on to any such hotels. Any cost increases that On Command is not able to pass on to its customers would result in increased pressure on On Command's operating margins.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

    Selling, general and administrative expense increased $835,000 or 13.4% and $602,000 or 4.7% during the three and six months ended June 30, 2003, respectively, as compared to the corresponding prior year periods. Such increases are attributable primarily to individually insignificant increases in various components of this line item offset in part by reductions in the amounts accrued by On Command for employee bonuses.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization decreased $14,109,000 or 42.0% and $15,254,000 or 22.7% during the three and six months ended June 30, 2003, respectively, as compared to the corresponding prior year periods. Such decreases include $13,583,000 related to the amortization of the Company's intangible asset related to On Command's hotel contracts. Such intangible asset became fully depreciated on March 31, 2003. The remaining decreases represent the net effect of reductions to On Command's depreciable asset base that were only partially offset by increases attributable to capital expenditures. The decrease in On Command's depreciable asset base is attributable to (i) assets becoming fully depreciated or amortized, and (ii) asset dispositions.

    ASSET IMPAIRMENTS AND OTHER CHARGES

    On Command recorded impairment and other charges of $1,256,000 and $7,650,000 during the six months ended June 30, 2003 and 2002, respectively. The 2002 amount includes a loss of $5,103,000 related to the July 2002 sale of On Command's European operations, and a loss of $1,411,000 relating to a transaction in which certain equipment was transferred to STSN, Inc. The 2003 charges and the remaining 2002 charges are comprised of amounts related to obsolete materials and equipment, and losses on various dispositions of property and equipment, and other assets.

    INTEREST EXPENSE

    Interest expense decreased $1,785,000 or 37.8% and $2,363,000 or 24.1% during the three and six months ended June 30, 2003, respectively, as compared to the corresponding prior year periods. The decrease in interest expense during the 2003 periods is primarily attributable to a reduction in the Company's weighted average debt balance as a result of the repayment of $163,371,000 of debt during March and April 2003. Decreases in the Company's weighted average interest rate and increases in the amortization of On Command's deferred financing fees also contributed to the variances between the 2003 and 2002 periods.

    SHARE OF LOSSES OF AFFILIATES

    During the six months ended June 30, 2003 and 2002, the Company's share of losses of affiliates aggregated $208,000 and $3,358,000, respectively. The 2003 losses relate to the Company's investment in WildBlue, and $2,711,000 of the 2002 losses relate to the Company's investment in Aerocast.com, Inc. ("Aerocast"). As the Company wrote-off its remaining investment in Aerocast during the fourth quarter of 2002, and as the Company has no obligation to make further investments in Aerocast, the Company no longer uses the equity method to account for its investment in Aerocast.

    REALIZED AND UNREALIZED LOSSES ON FINANCIAL INSTRUMENTS

    Realized and unrealized gains (losses) on financial instruments are as follows:

                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                  -----------------------
                                                                    2003          2002
                                                                  --------      ---------
                                                                   AMOUNTS IN THOUSANDS
Change in fair value of derivatives.........................      $(6,168)        112,881
Change in fair value of Sprint PCS Stock and XMSR common
  stock.....................................................           --        (112,380)
Change in fair value of iBEAM put option....................       (1,367)         (1,254)
                                                                  -------       ---------
                                                                  $(7,535)           (753)
                                                                  =======       =========

    Prior to January 1, 2003, the Company's equity collars were designated as fair value hedges. Effective December 31, 2002, the Company elected to no longer designate its equity collars as fair value hedges. Such election had no effect on the Company's financial position or results of operations on December 31, 2002. Subsequent to December 31, 2002, changes in the fair value of the Company's available-for-sale securities that previously had been reported in earnings due to the designation of equity collars as fair value hedges will be reported as a component of other comprehensive earnings on the Company's condensed consolidated balance sheet. Changes in the fair value of the equity collars will continue to be reported in earnings.

    NONTEMPORARY DECLINES IN FAIR VALUES OF INVESTMENTS

    During the three months ended June 30, 2003 and 2002, the Company recorded losses of $4,412,000 and $58,948,000, respectively, to reflect nontemporary declines in the value of its investment in Sky Latin America.

    INCOME TAXES

    The Company recognized income tax benefits of $8,189,000 and $6,712,000 during the six months ended June 30, 2003 and 2002, respectively. The 2002 benefit includes a $5,666,000 tax refund received by LSAT as a result of a change in tax law that occurred during the first quarter of 2002. Such change resulted in the elimination of restrictions on the use of net operating loss carryforwards to offset alternative minimum tax liabilities. The 2003 and 2002 income tax benefits also include deferred tax benefits associated with losses recognized by the Company. At June 30, 2003, The Company's deferred tax liability was $10,595,000. The Company is only able to recognize income tax benefits for financial reporting purposes to the extent that such benefits offset recorded income tax liabilities or the Company generates taxable income. Since April 1, 2002, the Company and its 80%-or-more owned subsidiaries have been included in Liberty Media's consolidated tax return, and the Company and Liberty Media have entered into a Tax Liability Allocation and Indemnification Agreement. For additional information, see note 2 to the accompanying condensed consolidated financial statements.

    CUMULATIVE EFFECT OF ACCOUNTING CHANGE

    Pursuant to the transitional provisions of Statement of Financial Accounting Standards No. 142, ACCOUNTING FOR GOODWILL AND OTHER INTANGIBLE ASSETS ("Statement No. 142"), the Company recorded a $105,837,000 reduction of goodwill in 2002. Such goodwill was originally recorded by Liberty Media in connection with the March 2000 Ascent Entertainment acquisition. In accordance with Statement No. 142, this goodwill reduction has been recorded as the cumulative effect of an accounting change.

MATERIAL CHANGES IN FINANCIAL CONDITION

    LSAT is a holding company that does not generate positive cash flow at the LSAT parent level. The only subsidiary of LSAT that generates significant revenue is On Command. Due to covenant restrictions contained in the On Command Revolving Credit Facility, LSAT generally is not entitled to the cash resources or cash generated by the operations of On Command. The sources of liquidity available to LSAT at the LSAT parent level are described below.

    On a consolidated basis, the Company used cash provided by operating activities of $18,617,000 and cash provided by investing activities of $209,972,000 to fund financing activities of $158,419,000 and a $70,170,000 increase in cash and cash equivalents. The Company's investing activities included $303,586,000 of proceeds received in connection with the disposition of the Company's Sprint PCS Stock and the related equity collar, as further described below.

    CORPORATE

    In March 2003, the Company settled a portion of its Sprint PCS Stock equity collar by delivering 2,500,000 shares of Sprint PCS Stock to the counterparty. In return, the Company received $149,263,000 in cash. The Company used $48,526,000 of such proceeds to repay all principal and accrued interest due under its note payable to Liberty Media. In April 2003, the Company settled the remaining portion of its Sprint PCS Stock equity collar by delivering all of its remaining 2,584,745 shares of Sprint PCS Stock to the counterparty. The Company received cash proceeds of $154,323,000 in connection with such settlement. Also in April 2003, the Company used $114,651,000 of the cash proceeds from the settlement of the Sprint PCS Stock equity collar to repay all principal and accrued interest due under the PCS Loan Facility. In connection with such repayment, the PCS Loan Facility was cancelled. The net impact of the foregoing transactions was a $140,409,000 increase to LSAT's cash and cash equivalents.

    In March 2000, the Company acquired an approximate 31.5% ownership interest in ASTROLINK International LLC ("Astrolink"). Astrolink, a developmental stage entity, was originally established to build a global telecom network using Ka-band geostationary satellites to provide broadband data communications services. Astrolink's original business plan required substantial financing. During the fourth quarter of 2001, certain of the members of Astrolink informed Astrolink that they did not intend to provide any of Astrolink's remaining required financing. In light of this decision, Astrolink and the Astrolink members considered several alternatives with respect to Astrolink's proposed business plan.

    During the second quarter of 2002, the Company signed a non-binding letter of intent with the other members of Astrolink in connection with a proposed restructuring of Astrolink. In January 2003, the Company announced that it had reached agreement with the other members of Astrolink in connection with such proposed restructuring (the "Astrolink Restructuring"). As a part of the Astrolink Restructuring, Astrolink redeemed the interest of one member in January 2003 and another member in April 2003. As a result of such redemptions, the Company's ownership interest in Astrolink has increased to 50.3%, and the ownership interest of the other remaining member has increased to 49.7%. Notwithstanding the Company's ownership interest in Astrolink, the Company does not have a controlling financial interest in Astrolink due to the significant participatory rights of the other remaining Astrolink member. Accordingly, the Company will continue to use the equity method to account for its investment in Astrolink.

    Under the agreement (the "Astrolink Restructuring Agreement"), the Company would acquire substantially all of the assets of Astrolink, subject to the closing conditions and other terms and conditions provided for therein. Astrolink simultaneously signed agreements with Lockheed Martin

Corporation and Northrop Grumman Space & Mission Systems Corp. for completion of two satellites. The parties also reached agreement on the settlement of all claims related to the previous termination of Astrolink's major procurement contracts and all other major third party creditor claims. The closing of the Company's acquisition of the Astrolink business is subject to the Company obtaining satisfactory funding for the business from additional investors, third party sources of financing, or firm capacity commitments from prospective customers. The closing is also subject to regulatory approvals and other closing conditions. Subject to the satisfaction of these closing conditions, the closing is expected to occur on or before October 31, 2003. The United States Federal Communications Commission granted its approval with respect to the the Astrolink Restructuring on May 22, 2003.

    If the closing occurs, the Company would pay approximately $43 million in cash and would issue approximately $3 million in value of Series A Common Stock as total consideration for the Astrolink assets, including certain existing satellite and launch contracts, and the settlement of all claims against Astrolink. In addition, pursuant to the Astrolink Restructing Agreement, the Company agreed to provide additional interim funding for Astrolink pending closing. If the transactions are consummated, Liberty Media would make a capital contribution to the Company in an amount equal to 10% of the estimated fair value of Liberty Media's equity holdings in the Company at the time of closing, up to a maximum commitment of $55 million, in exchange for shares of the Company's Series B Common Stock.

    The Company currently plans to pursue a revised operating plan for the new Astrolink system, taking into account financial and market factors. The revised operating plan currently contemplates launching one or two Ka-band satellites to provide enterprise customers in up to two of North America, Europe or Asia with virtual private networks and related advanced services, and to provide various government agencies with a solution to their expanding needs for bandwidth.

    If the Astrolink Restructuring is not consummated due to lack of financing or other closing conditions, the Company would receive $7.8 million in exchange for its ownership interest in Astrolink and for all notes evidencing interim loans made by the Company to Astrolink as prescribed in the Astrolink Restructuring Agreement.

    In March 2000, LSAT issued 150,000 shares of Series A 12% Cumulative Preferred Stock ("Series A Preferred Stock") and 150,000 shares of Series B 8% Cumulative Convertible Voting Preferred Stock ("Series B Preferred Stock") to Liberty Media in exchange for shares of Sprint PCS Stock. On the date of issuance, each such series of preferred stock had an aggregate stated value of $150,000,000. The Series A Preferred Stock and Series B Preferred Stock, which were each issued at a discount to their stated values, are redeemable at the option of Liberty Media on or after April 1, 2020 at a price equal to stated value plus all accrued and unpaid dividends. Subsequent to March 31, 2003, all dividends on the Series A Preferred Stock and Series B Preferred Stock, which aggregate $7,500,000 each quarter, are to be paid in cash. Accrued and unpaid dividends on the Series A Preferred Stock and Series B Preferred Stock aggregated $15,000,000 at June 30, 2003.

    Effective September 29, 2000, LSAT LLC acquired a 1% managing common interest in IB2 LLC from a subsidiary of Liberty Digital for $652,000. Liberty Digital retained a Preferred Interest in IB2 LLC, which owns approximately 360,000 shares of iBEAM Stock. The Preferred Interest had an initial liquidation value of $64,574,000 and is entitled to a return of 9%, compounded annually. As part of the transaction, LSAT LLC granted Liberty Digital the right to put the Preferred Interest to LSAT LLC for a purchase price equal to $26,000,000 (the value of iBEAM Stock on September 29, 2000) plus a 9% return, compounded annually (the "iBEAM Put Option"). LSAT LLC has the right to call Liberty Digital's Preferred Interest at a price equal to the initial liquidation value plus a return of 9%, compounded annually. Both the iBEAM Put Option and call option are exercisable on September 29, 2008. Under certain limited circumstances, including iBEAM's bankruptcy, LSAT LLC can force Liberty Digital to exercise the iBEAM Put Option prior to September 29, 2008. During the fourth quarter of 2001, iBEAM filed for bankruptcy under Chapter 11 of the Bankruptcy Code. As a result of such bankruptcy filing, the Company began carrying the iBEAM Put Option liability at an amount ($32,418,000 at June 30, 2003), which represents the iBEAM Put Option purchase price to LSAT LLC plus an accrued return to Liberty Digital of 9%, compounded annually. The Company anticipates that future losses with respect to the iBEAM Put Option will be limited to Liberty Digital's 9% return on the iBEAM Put Option liability.

    LSAT's primary sources of liquidity for the remainder of 2003 include its unrestricted cash and cash equivalent balances ($80,742,000 at June 30, 2003) and proceeds to be received during the fourth quarter of 2003 in connection with the settlement of certain derivative instruments. The Company believes that such sources of liquidity will be sufficient to fund LSAT's expected cash requirements during the remainder of 2003. LSAT's liquidity requirements during the remainder of 2003 are expected to include (i) its preferred stock dividend requirements; (ii) its capital contributions to Sky Latin America; (iii) its interim funding commitments to Astrolink; and (iv) its operating deficit. In addition, in the event the Astrolink Restructuring closes, as discussed above, the Company would be required to fund a $43 million cash investment, and Liberty Media would be required to make a capital contribution to the Company. The amount and form of any such Liberty Media capital contribution have not yet been determined. LSAT does not expect Ascent Entertainment or its principal operating subsidiary, On Command, to provide any of LSAT's financial resources during 2003. The financial resources and requirements of On Command are described below.

    ON COMMAND

    The On Command Revolving Credit Facility, as amended, provided for aggregate borrowings of $275,000,000 at June 30, 2003. Borrowings under the On Command Revolving Credit Facility are due and payable in July 2004. On Command had $9,367,000 of remaining availability under the On Command Revolving Credit Facility at June 30, 2003. On Command's ability to draw additional funds under the On Command Revolving Credit Facility is subject to On Command's continued compliance with applicable financial covenants.

    Revolving loans extended under the On Command Revolving Credit Facility bear interest at the LIBOR plus a spread that may range from 1.125% to 3.50% depending on certain operating ratios of On Command (4.83% effective borrowing rate at June 30, 2003). In addition, a facility fee ranging from 0.375% to 0.50% per annum is charged on the On Command Revolving Credit Facility, depending on certain operating ratios of On Command. The On Command Revolving Credit Facility contains customary covenants and agreements, most notably the inclusion of restrictions on On Command's ability to pay dividends or make other distributions. In addition, On Command is required to maintain leverage and interest coverage ratios. On Command was in compliance with such covenants at June 30, 2003, as then in effect. Substantially all of On Command's assets are pledged as collateral for borrowings under the On Command Revolving Credit Facility.

    On March 28, 2003, On Command and its bank lenders amended the On Command Revolving Credit Facility to postpone until June 30, 2003 the step down of the leverage ratio covenant of the On Command Revolving Credit Facility from 4.25 to
3.50. On June 27, 2003, a similar amendment was executed to postpone such step down until October 1, 2003. Accordingly, the maximum leverage ratio permitted under the On Command Revolving Credit Facility at June 30, 2003 was 4.25, and On Command's actual leverage ratio was 4.20 as of such date. On Command and its bank lenders executed an Amended and Restated Credit Agreement on April 17, 2003, and an amendment thereto on June 27, 2003. The effectiveness of the Amended and Restated Credit Agreement is contingent upon the contribution of $40,000,000 by the Liberty Media Group to On Command to be used to repay principal due, and permanently reduce lender commitments, pursuant to the Amended and Restated Credit Agreement. However, the Liberty Media Group has no obligation to make any contribution to On Command, and there can be no assurance that any such contribution will be made or, if made, what the form or terms would be. After the proposed reduction of lender commitments, the Amended and Restated Credit Agreement would constitute a $235,000,000 senior secured credit facility, consisting of a $50,000,000 revolving credit facility and a $185,000,000 term loan facility. The term loan would be subject to scheduled amortizations commencing September 30, 2003, and both facilities would mature on December 31, 2007. If it does not earlier become effective, and if it is not otherwise amended, the Amended and Restated Credit Agreement will terminate on September 30, 2003.

    Although On Command is in compliance with the leverage ratio covenant of its existing On Command Revolving Credit Facility at June 30, 2003, and On Command expects to be in compliance with such covenant at September 30, 2003, On Command believes that it will be out of compliance with such covenant after September 30, 2003 if the Amended and Restated Credit Agreement does not become effective by that date. If the Amended and Restated Credit Agreement has not become effective by, or is otherwise terminated prior to, October 1, 2003, On Command anticipates that it will request a further amendment to its existing On Command Revolving Credit Facility to postpone the step down of the leverage ratio covenant. It is uncertain if On Command's lenders would agree to such a further amendment and what terms might be imposed by the lenders in connection with such further amendment. In the event that the Amended and Restated Credit Agreement does not become effective by the date that the leverage ratio is reduced to 3.50, On Command anticipates that a default would occur under the On Command Revolving Credit Facility. Upon the occurrence of a default, if left uncured, the bank lenders would have various remedies, including terminating their revolving loan commitment, declaring all outstanding loan amounts including interest immediately due and payable, and exercising their rights against their collateral, which consists of substantially all On Command's assets. No assurance can be given that the Amended and Restated Credit Agreement will become effective. In addition, if the Amended and Restated Credit Agreement does not become effective, no assurance can be given that On Command will be able to successfully restructure or refinance its existing On Command Revolving Credit Facility on terms acceptable to On Command, or that On Command will be able to avoid a default under its existing On Command Revolving Credit Facility. In light of the uncertainties with respect to the restructuring of the On Command Revolving Credit Facility, On Command's independent auditors included an explanatory paragraph in their audit report on the December 31, 2002 consolidated financial statements of On Command stating in part that "On Command is seeking to restructure the debt facility and such restructuring is contingent on certain events, which raises substantial doubt about On Command's ability to continue as a going concern."

    The Company has classified all borrowings outstanding under the On Command Revolving Credit Facility as current liabilities in its June 30, 2003 condensed consolidated balance sheet due to the fact that an amendment was obtained from its lenders that allowed On Command to meet its leverage ratio covenant at June 30, 2003. In the absence of such amendment, On Command would not have been in compliance with the leverage ratio covenant under the On Command Revolving Credit Facility at June 30, 2003. As the amendment postponed the step down of the leverage ratio covenant for a period of less than 12 months, the Company has classified the debt as current in accordance with EMERGING ISSUES TASK FORCE ISSUE NO. 86-30, CLASSIFICATION OF OBLIGATIONS WHEN A VIOLATION IS WAIVED BY A CREDITOR, and STATEMENT OF FINANCIAL STANDARDS NO. 6, CLASSIFICATION OF SHORT-TERM OBLIGATIONS TO BE REFINANCED. Although On Command has the intent to refinance the On Command Revolving Credit Facility with long-term borrowings under the Amended and Restated Credit Agreement, On Command does not now have the unilateral ability to complete the conditions precedent to the effectiveness of the Amended and Restated Credit Agreement.

    In connection with a first quarter 2001 acquisition of a 7.5% interest in MagiNet and the settlement of certain litigation, On Command agreed that MagiNet would have the option during the 15 day period beginning on March 1, 2003 to cause On Command to repurchase all, but not less than all, of the 275,000 shares of On Command Common Stock issued to MagiNet at a price of $15 per share. During the fourth quarter of 2002, On Command repurchased 119,500 of such shares for an aggregate price of $1,344,000 or $11.25 per share. In connection with this transaction, the parties agreed to postpone until March 1, 2004 the date on which On Command can be required to repurchase 119,500 of the remaining shares subject to repurchase. On Command is not precluded from repurchasing such shares at an earlier date. The repurchase price for such shares will be $15 per share, plus an adjustment factor calculated from March 1, 2003 to the date of repurchase, at a rate of 8% per annum. On March 1, 2003, the date on which the remaining 36,000 shares will first become subject to repurchase by On Command was postponed until March 1, 2004. The repurchase price for such shares will remain at $15 per share. Subsequent to June 30, 2003, MagiNet agreed to assign the above-described 36,000 shares to the Company in exchange for a $540,000 credit against the cost of equipment to be purchased by MagiNet from the Company through March 1, 2004. To the extent that MagiNet has not used all of such credit by March 1, 2004, the remaining credit will be settled in cash.

    Historically, On Command has required external financing to fund the cost of installing and upgrading video systems in hotels. However, during 2002 On Command was able to manage its operations and capital expenditures such that On Command was able to rely on internally generated funds and existing sources of liquidity to finance its installation and upgrade activities. During 2003 and future periods, On Command intends to continue to focus its efforts on increasing revenue while containing, and wherever possible, reducing expenses and capital expenditures. On Command expects that it will be able to rely on cash provided by operations, existing availability under the On Command Revolving Credit Facility, and existing cash and cash equivalent balances to fund its capital expenditures and other anticipated liquidity requirements during 2003. To the extent that On Command was to experience a revenue shortfall or any other unfavorable variance from its 2003 operating plan, On Command would seek to reduce expenses and/or capital expenditures to compensate for any such shortfall or unfavorable variance. Accordingly, On Command believes, although no assurance can be given, that it will not require additional sources of liquidity to fund its capital expenditures and anticipated liquidity requirements during 2003. Notwithstanding the foregoing, On Command anticipates that it will require a $40,000,000 contribution from the Liberty Media Group in order to satisfy one of the conditions for the effectiveness of the Amended and Restated Credit Agreement, and that it would require additional external financing to (i) fund any significant new growth initiatives or unanticipated liquidity requirements; or (ii) refinance the On Command Revolving Credit Facility, if the Amended and Restated Credit Agreement does not become effective on a timely basis (as discussed above). No assurance can be given that On Command will not be required to seek external financing during 2003, and if external financing is required, no assurance can be given that any such financing would be available on terms acceptable to On Command or at all.

OFF-BALANCE SHEET ARRANGEMENTS

    Liberty International, a subsidiary of Liberty Media, and other investors in the Sky Latin America businesses have severally guaranteed obligations of Sky Latin America due under certain transponder agreements and equipment lease agreements through 2018. The Company has indemnified Liberty International with respect to Liberty International's obligations under these guarantees. At
June 30, 2003, the portions of the remaining undiscounted obligations due under such transponder agreements and equipment lease agreements that were severally guaranteed by Liberty International aggregated approximately $103,980,000 and $5,757,000, respectively. During the fourth quarter of 2002, GloboPar, an investor in three of the Sky Latin America entities, announced that it was reevaluating its capital structure. Since that time, GloboPar has not provided any funding to the three Sky Latin America entities in which it is an investor.

    In the case of one such entity, Sky Multi-Country, the Company and the other investors in Sky Multi-Country have each entered into a Forbearance Agreement with respect to Sky Multi-Country's obligations under a Transponder Services Agreement with PamAmSat. Pursuant to the Forbearance Agreement, PamAmSat refrained from enforcing its rights under the Transponder Services Agreement through April 30, 2003, so long as it received at least 70% of the fees due under the Transponder Services Agreement. Through July 31, 2003, the Company and the other investors in Sky Multi-Country have collectively funded at least 70% of the fees due under the Transponder Service Agreement. The parties are currently finalizing an agreement that would extend the term of the Forbearance Agreement to October 31, 2003, subject to certain conditions. At June 30, 2003, the aggregate obligations of Sky Multi-Country that were severally guaranteed by Liberty International were $39,080,000. Sky Multi-Country partially funds another Sky Latin America entity in which GloboPar is an investor. At June 30, 2003, the aggregate obligations of this entity that are severally guaranteed by Liberty International were $5,757,000. In the case of Sky Brasil, another entity in which GloboPar is an investor, an investor other than the Company had previously agreed in July 2002 to assume up to $50,000,000 of GloboPar's funding obligations through 2003 in exchange for increased ownership and governance rights. At June 30, 2003, the aggregate obligations of Sky Brasil that are severally guaranteed by Liberty International were $40,040,000.

    As detailed above, the three entities in which GloboPar is an investor account for approximately $84,877,000 of the aggregate obligations guaranteed by Liberty International at June 30, 2003. To the extent that the Company or other investors do not fully assume GloboPar's funding obligations, any funding shortfall could lead to defaults under applicable transponder agreements and equipment lease agreements. With respect to the equipment lease agreements, default also includes bankruptcy, debt default, or material adverse change in the business or financial condition of any guarantor that materially adversely affects the ability of any such guarantor to perform its obligations under the guarantee. In the event any such defaults were to occur, the default provisions of the applicable agreements would determine the ultimate amount to be paid by the Company. The Company believes that the maximum amount of the Company's aggregate exposure under the default provisions of the various agreements is not in excess of the undiscounted remaining obligations guaranteed by the Company, as set forth above. The Company cannot currently predict if, and to what extent, it will be required to perform under any of such guarantees.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    At June 30, 2003, the Company had $265,633,000 of variable-rate liabilities. Exclusive of facility fees, such liabilities had a weighted-average interest rate of 4.83% as of such date. Accordingly, the Company is exposed to interest rate risk. To date, the Company has not entered into any derivative instruments to manage its interest rate exposure. Assuming no increase or decrease in the amount outstanding, a hypothetical 100 basis point increase (or decrease) in interest rates at June 30, 2003 would increase (or decrease) the Company's annual interest expense and cash outflows by approximately $2,656,000.

    The Company is exposed to changes in stock prices primarily as a result of its holdings in publicly traded securities. The Company uses equity collars and a put spread collar to hedge market risk with respect to certain of its publicly traded securities. At June 30, 2003, the aggregate fair market value of the Company's publicly traded securities (excluding the fair value of related hedge instruments) was $40,347,000. At June 30, 2003, the fair value of the Company's equity collar was $17,557,000 and the fair value of the Company's put spread collar was $20,167,000. At June 30, 2003, the fair market value of the GM Hughes Stock that is the subject of the put spread collar was $23,339,000. Among other things, the GM Hughes Stock put spread collar (i) provides the Company with the right to require a counterparty to purchase shares of GM Hughes Stock for a weighted average price of $26.64 per share in October 2003; and (ii) provides a counterparty with the right to require the Company to repurchase shares of GM Hughes Stock for a weighted average price of $14.80 per share in October 2003. At June 30, 2003, the per share market value of GM Hughes Stock was $12.81. In addition, the Company owned $2,891,000 of publicly traded securities at June 30, 2003 that were not hedged.

    The Company uses equity collars and a put spread collar to hedge market risk with respect to certain of its publicly traded securities. Although the Company's equity collars and put spread collar provide protection against market risk, such derivative instruments may involve elements of credit risk and market risk in excess of what is recognized in the Company's condensed consolidated financial statements. The Company monitors its positions and the credit quality of counterparties, consisting primarily of major financial institutions and does not anticipate nonperformance by any counterparty.

    On Command's foreign operations are located primarily in Canada and Mexico. In addition, the Sky Latin America entities operate satellite television systems in Mexico, Brazil, Chile and Colombia. The Company has a 10% beneficial interest in each of the Sky Latin America businesses. The Company believes the risks of foreign exchange rate fluctuations on its present operations are not material to the Company's overall financial condition. However, the Company will consider using foreign currency contracts, swap arrangements, or other financial instruments designed to limit exposure to foreign exchange rate fluctuations, if deemed prudent.

ITEM 4. CONTROLS AND PROCEDURES

    In accordance with Exchange Act Rules 13a-15 and 15d-15, the Company carried out an evaluation, under the supervision and with the participation of management, including its president and chief financial officer (the "Executive"), of the effectiveness of its disclosure controls and procedures as of the end of the period covered by this report. Based on that evaluation, the Executive concluded that the Company's disclosure controls and procedures were effective as of June 30, 2003 to provide reasonable assurance that information required to be disclosed in its reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms.

    There has been no change in the Company's internal controls over financial reporting that occurred during the three months ended June 30, 2003 that has materially affected, or is reasonably likely to materially affect, its internal controls over financial reporting.

PART II--OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

    There are no material changes to pending legal proceedings to which the Company is a party or to which any of its property is subject, except as follows:

    In July 2003, Broadcast Music, Inc. ("BMI") and various other plaintiffs filed suit against On Command in the United States District Court for the Southern District of New York, Case Number 03 CV 5531, for willful copyright infringement. The plaintiffs allege that On Command has failed to obtain permission to publicly perform BMI musical works contained in the motion pictures and videos On Command transmits to hotels and motels for viewing in guest rooms on a pay-per-view basis. On Command has been in negotiations with BMI for a performance license and intends to continue such negotiations. On Command does not believe that the ultimate resolution of this matter will have a material adverse effect on its financial condition or results of operations.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

    (a) Exhibits:

       31  Rule 13a-14(a)/15d-14(a) Certification.

       32  Section 1350 Certification.

    (b) Reports on Form 8-K filed during quarter ended June 30, 2003:

     DATE FILED         ITEMS REPORTED   FINANCIAL STATEMENTS FILED
---------------------   --------------   --------------------------
April 2, 2003           Items 7 and 9         None

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                               LIBERTY SATELLITE & TECHNOLOGY, INC.

Date: August 15, 2003                          By:               /s/ KENNETH G. CARROLL
                                                    ------------------------------------------------
                                                                   Kenneth G. Carroll
                                                         President, Chief Financial Officer and
                                                       Treasurer (Principal Financial Officer and
                                                              Principal Accounting Officer)

                                   ANNEX III

                       DELAWARE APPRAISAL RIGHTS STATUTE

                                   ANNEX III

              Section 262 of the Delaware General Corporation Law

                        DELAWARE GENERAL CORPORATION LAW
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

ss.262 Appraisal rights.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
    (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    ANNEX IV

                  OPINION OF MORGAN STANLEY & CO. INCORPORATED

                                          1585 Broadway
                                          New York, NY 10036

[Morgan Stanley Logo]

                                                                 August 22, 2003

Special Committee of the Board of Directors
Liberty Satellite & Technology, Inc.
12300 Liberty Boulevard
Englewood, CO 80112

Members of the Special Committee of the Board:

We understand that Liberty Satellite & Technology, Inc. ("LSAT" or the "Company"), Liberty Media Corporation ("Liberty"), and Liberty Satellite Acquisition Co., a wholly owned subsidiary of Liberty ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated August 20, 2003 (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company (the "Merger"). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Liberty, and each outstanding share of Series A common stock of LSAT, par value $1.00 per share (the "Series A Common Stock"), and each outstanding share of Series B common stock of LSAT, par value $1.00 per share (the "Series B Common Stock" and in the aggregate with the Series A Common Stock, the "Company Common Stock"), other than shares held in treasury or by Liberty or any affiliate of Liberty or LSAT or as to which dissenters' rights have been perfected, will be converted into the right to receive 0.2750 shares (the "Exchange Ratio") of Series A common stock of Liberty, par value $0.01 per share (the "Liberty Common Stock"). We understand that Liberty presently owns approximately 87% of the Series A Common Stock and approximately 99% of the Series B Common Stock. We also understand that Liberty on March 31, 2003, proposed to acquire the outstanding common stock of On Command Corporation, a subsidiary of the Company, but that such proposal is not a condition of or conditioned on the consummation of the Merger. The terms of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than Liberty and its affiliates).

For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of LSAT and Liberty, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning LSAT and its interests in other companies including, among others, On Command Corporation and WildBlue Communications, Inc. (collectively, the "LSAT Investments") prepared by the management of LSAT and certain of the LSAT Investments;

   (iii) reviewed certain financial forecasts related to LSAT and certain of the LSAT Investments, as prepared by the managements of LSAT and certain of the LSAT Investments, respectively;

[Morgan Stanley Logo]

    (iv) discussed the past and current operations and financial condition and the prospects of LSAT and the LSAT Investments with senior executives of LSAT and certain of the LSAT Investments, respectively;

    (v) considered information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of LSAT and certain of the LSAT Investments;

    (vi) reviewed the reported prices and trading activity of the Company Common Stock, the Liberty Common Stock and certain of the LSAT Investments;

   (vii) compared the financial performance of LSAT, Liberty and, if applicable, the LSAT Investments and the prices and trading activity of the Company Common Stock, the Liberty Common Stock, and, if applicable, the common stock of certain of the LSAT Investments with that of certain comparable publicly-traded companies and their securities;

  (viii) reviewed the financial terms, to the extent publicly available, of selected minority buy-back transactions;

    (ix) participated in discussions and negotiations among representatives of LSAT and Liberty Media and their legal advisors;

    (x) reviewed the Merger Agreement and certain related documents; and

    (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements, other financial and operating data, and financial forecasts, including certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting management's best currently available estimates and judgments of the future financial performance of the Company and certain of the LSAT Investments, respectively. We have not made any independent valuation or appraisal of the assets or liabilities or technology of the Company, the LSAT Investments or Liberty, nor have we been furnished with any such appraisals. In arriving at our opinion, we have relied on publicly available information on Liberty provided by Liberty or equity research analysts who cover Liberty. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without material modification or waiver. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit interest from any party with respect to the acquisition, business combination or the extraordinary transaction involving the Company or the LSAT Investments or its or their assets.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financing services for Liberty and have received fees for the rendering of those services.

[Morgan Stanley Logo]

It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company appointed to evaluate and review the Merger and may not be used for any other purpose without our prior written consent, except that a copy of our opinion may be included in its entirety in any documents required to be filed by the Company with the Securities and Exchange Commission with respect to the Merger. This opinion is not intended to be and shall not constitute a recommendation to any holder of Company Common Stock regarding their vote on the Merger. In addition, this opinion does not in any manner address the prices at which the Liberty Common Stock or the Company Common Stock will actually trade at any time or the relative fairness of the Merger to the Series A Common Stock and the Series B Common Stock.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than Liberty and its affiliates).

                                Very truly yours,

                                MORGAN STANLEY & CO. INCORPORATED

                                By:   /s/ RICHARD BRAIL
                                      ------------------------------
                                      Richard Brail
                                      Executive Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS



    Section 145 of the Delaware General Corporation Law ("DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.



    Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or
(iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.



    Article V, Section E of the Restated Certificate of Incorporation, as amended (the "Liberty Media Charter"), of Liberty Media Corporation provides as follows:



    1. LIMITATION ON LIABILITY. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Liberty Media shall not be liable to Liberty Media or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of Liberty Media existing at the time of such repeal or modification.



    2.   INDEMNIFICATION.



           (a) RIGHT TO INDEMNIFICATION. Liberty Media shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Liberty Media or is or was serving at the request of Liberty Media as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based upon matters which antedate the adoption of Section E of the Liberty Media Charter. Liberty Media shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of Liberty Media.



           (b) PREPAYMENT OF EXPENSES. Liberty Media shall pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.



           (c) CLAIMS. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by Liberty Media, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, Liberty Media shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.



           (d) NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Liberty Media Charter, Liberty Media's Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.



           (e) OTHER INDEMNIFICATION. Liberty Media's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.



    3. AMENDMENT OR REPEAL. Any amendment, modification or repeal of the foregoing provisions of Section E of the Liberty Media Charter shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    The following exhibits are filed herewith or incorporated herein by reference:


EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
         2.1            Agreement and Plan of Merger dated as of August 26, 2003, by and among Liberty Media Corporation, Liberty Satellite
                        Acquisition Co. and Liberty Satellite & Technology, Inc.
                        (included as Annex I to this Registration Statement) (the
                        registrant agrees to furnish supplementally a copy of the
                        schedules omitted from this Exhibit 2.1 to the Securities
                        and Exchange Commission upon request).

         3.1            Restated Certificate of Incorporation of Liberty Media
                        Corporation, dated August 9, 2001 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 of
                        Liberty Media Corporation, File No. 333-55998, as filed on
                        February 21, 2001 (the "Split Off S-1 Registration
                        Statement")).

         3.2            Bylaws of Liberty Media Corporation, as adopted August 9,
                        2001 (incorporated by reference to Exhibit 3.4 to the Split
                        Off S-1 Registration Statement).

         4.1 Specimen certificates for shares of Series A common stock, par value $.01 per share, of Liberty Media Corporation
                        (incorporated by reference to Exhibit 4.1 to the Split Off
                        S-1 Registration Statement).

         5.1 Opinion of Sherman & Howard L.L.C., as to the legality of the securities being registered (filed herewith).

        23.1            Consent of KPMG LLP (filed herewith).

        23.2            Consent of KPMG Audit Plc (filed herewith).

        23.3            Consent of KPMG LLP (filed herewith).

        23.4            Consent of KPMG LLP (filed herewith).

        23.5            Consent of Sherman & Howard L.L.C. (included in Exhibit
                        5.1).

        24.1            Power of attorney (previously filed).

        99.1            Opinion of Morgan Stanley & Co. Incorporated (included as
                        Annex IV to this Registration Statement).

        99.2            Consent of Morgan Stanley & Co. Incorporated (included in
                        Exhibit 99.1).


ITEM 22. UNDERTAKINGS

    A. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    B. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

    C. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.


    D. The undersigned registrant hereby undertakes as follows:



        1. That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other Items of the applicable form.



        2. That every prospectus (i) that is filed pursuant to paragraph D.1. immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



    E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on October 6, 2003.


                                               LIBERTY MEDIA CORPORATION

                                               By:                /s/ ROBERT R. BENNETT
                                                    ------------------------------------------------
                                                                    Robert R. Bennett
                                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                  CAPACITY                      DATE
                  ---------                                  --------                      ----
                      *
    ------------------------------------       Chairman of the Board                  October 6, 2003
               John C. Malone

                      *                        President, Chief Executive Officer
    ------------------------------------         and Director                         October 6, 2003
              Robert R. Bennett                  (Principal Executive Officer)

    ------------------------------------       Executive Vice President, Chief
               Gary S. Howard                    Operating Officer and Director

                      *
    ------------------------------------       Senior Vice President and Treasurer    October 6, 2003
             David J.A. Flowers                  (Principal Financial Officer)

                      *
    ------------------------------------       Senior Vice President and Controller   October 6, 2003
            Christopher W. Shean                 (Principal Accounting Officer)

                      *
    ------------------------------------       Director                               October 6, 2003
                Paul A. Gould

                      *
    ------------------------------------       Director                               October 6, 2003
               Donne F. Fisher

                  SIGNATURE                                  CAPACITY                      DATE
                  ---------                                  --------                      ----
                      *
    ------------------------------------       Director                               October 6, 2003
               Jerome H. Kern

                      *
    ------------------------------------       Director                               October 6, 2003
               David E. Rapley

                      *
    ------------------------------------       Director                               October 6, 2003
              Larry E. Romrell

                      *
    ------------------------------------       Director                               October 6, 2003
              M. LaVoy Robison

         /s/ ELIZABETH M. MARKOWSKI
    ------------------------------------
           Elizabeth M. Markowski                                                     October 6, 2003
              ATTORNEY IN FACT